                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              AURUM SOFTWARE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                              AURUM SOFTWARE, INC.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                                  [AURUM LOGO]

                              3385 SCOTT BOULEVARD
                         SANTA CLARA, CALIFORNIA 95054

                                 JULY 28, 1997

Dear Stockholder:

     A Special Meeting of the Stockholders (the "Aurum Special Meeting") of Aurum Software, Inc., a Delaware corporation ("Aurum"), will be held at 9:00 a.m., local time, on August 26, 1997, at Aurum's principal executive offices at 2350 Mission College Boulevard, Suite 1300, Santa Clara, California 95054.

     At the Aurum Special Meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of May 13, 1997 (the "Merger Agreement"), by and among Aurum, Baan Company N.V., a Netherlands corporation ("Baan"), and Green Software Acquisition Corporation, a newly-formed, wholly-owned Delaware subsidiary of Baan ("Merger Sub"), and the transactions contemplated thereunder, including a merger (the "Merger") pursuant to which Merger Sub will be merged with and into Aurum, whereby, among other things, Aurum will survive the Merger and become a wholly-owned subsidiary of Baan.

     In connection with the Merger, each share of Aurum common stock, $.001 par value ("Aurum Common Stock"), issued and outstanding as of the time the Merger becomes effective, which will occur upon the filing of a certificate of merger with the Delaware Secretary of State or at such other time as may be agreed by Baan and Aurum (the "Effective Time"), will be automatically assigned and transferred to Baan at the Effective Time and in exchange therefor the holders of such shares of Aurum Common Stock will be entitled to receive a number of Baan Company N.V. common shares, par value NLG .01 per share ("Baan Common Shares"), equal to the Exchange Ratio (as defined below). To receive their Baan Common Shares, Aurum stockholders must, after the Merger, deliver their Aurum Common Stock certificates (or a bond in respect thereof) in the manner described in the attached Proxy Statement/Prospectus. Aurum stockholders should not send certificates at this time.

     The "Exchange Ratio" is a fraction, the numerator of which is $21.00 and the denominator of which is $59.00 (or approximately 0.3559). The Exchange Ratio was based upon the closing market price of Baan Common Shares on The Nasdaq National Market on May 9, 1997, and reflects a 27% premium over the closing price of Aurum Common Stock on that date. The Exchange Ratio is subject to adjustment in the event that the average closing sales price of Baan Common Shares over the 10 trading days prior to the closing of the Merger (the "Baan Stock Value") is less than $50.00 per share. In such event, the Exchange Ratio increases to a ratio equal to the product of the initial Exchange Ratio times a fraction, the numerator of which is $50.00 and the denominator of which is the Baan Stock Value. The Exchange Ratio does not adjust further once the Baan Stock Value reaches $40.00 or less per share. Accordingly, the maximum Exchange Ratio is approximately 0.4449. As an example, a holder of 1,000 shares of Aurum Common Stock would receive 355 Baan Common Shares at a Baan Stock Value in excess of $50.00 per share, between 355 and 444 Baan Common Shares at a Baan Stock Value between $50.00 and $40.00 per share and 444 Baan Common Shares at a Baan Stock Value of less than $40.00 per share (plus in each case cash in lieu of fractional Baan Common Shares). On July 23, 1997, the most recent practicable date prior to the printing of the Proxy Statement/Prospectus, the Baan Stock Value was $ 76.66 and the closing price per Baan Common Share was $75.75 on The Nasdaq National Market. Based on such Baan Stock Value, in the Merger a holder of 1,000 shares of Aurum Common Stock would be issued 355 Baan Common Shares (plus cash in lieu of fractional Baan Common Shares) and the aggregate number of Baan Common Shares to be issued in the Merger would be approximately 4,153,000 (based on 11,667,626 shares of Aurum Common Stock outstanding on June 30, 1997). Neither Aurum nor Baan is entitled to terminate the Merger Agreement based on the per share trading price of Baan Common Shares or of Aurum Common Stock. Aurum's stockholders are strongly encouraged to obtain current market quotations for the Baan Common Shares and shares of Aurum Common Stock. The current market quotations for the Baan Common Shares and shares of Aurum Common Stock may be obtained on the Internet at http://www.nasdaq.com.

     In addition, in connection with the Merger each option to purchase shares of Aurum Common Stock (the "Aurum Stock Options") outstanding immediately prior to the Effective Time under Aurum's 1995 Stock Option Plan and 1996 Director Stock Option Plan (collectively, the "Aurum Stock Option Plans") which has not been exercised in accordance with its terms, will be assumed or substituted in a manner consistent with applicable laws by Baan, with appropriate adjustments to be made to the number of shares issuable thereunder and the exercise price thereof based on the Exchange Ratio. Furthermore, each right to purchase shares of Aurum Common Stock pursuant to Aurum's 1996 Employee Stock Purchase Plan will be exercised automatically on a date prior to the Effective Time for that number of shares of Aurum Common Stock issuable pursuant to such right.

     Aurum's Board of Directors has received an opinion of Cowen & Company, Aurum's financial advisor, that, as of the date of and based upon and subject to certain matters stated in such opinion, the financial terms of the Merger were fair from a financial point of view to the holders of Aurum Common Stock. A copy of this opinion is attached as Appendix B to the Proxy Statement/Prospectus, which you should read carefully.

     If the requisite approval of Aurum's stockholders is received, the Merger is expected to be consummated on or before August 31, 1997.

     AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS PROVIDED FOR THEREIN, INCLUDING THE MERGER, AND HAS UNANIMOUSLY CONCLUDED THAT THEY ARE FAIR TO AND IN THE BEST INTERESTS OF AURUM AND ITS STOCKHOLDERS. YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY RECOMMENDED THAT THE STOCKHOLDERS OF AURUM APPROVE THE MERGER.

     In the material accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a Proxy Statement/Prospectus relating to the actions to be taken by stockholders at the Aurum Special Meeting and a proxy card. The Proxy Statement/Prospectus, which you should read carefully, more fully describes the terms of the Merger Agreement and the Merger and includes or incorporates by reference information about Baan and Aurum. The Merger Agreement is attached as Appendix A to the Proxy Statement/Prospectus, which you should read carefully.

     Certain stockholders of Aurum beneficially owning a majority of the outstanding shares of Aurum Common Stock have entered into stockholder voting agreements pursuant to which they have agreed to vote their shares of Aurum Common Stock in favor of the Merger Agreement and the Merger at the Aurum Special Meeting. Accordingly, the approval of the Merger and the Merger Agreement is likely assured. Notwithstanding these stockholder voting agreements, the vote of each Aurum stockholder is important and all stockholders are encouraged to vote.

     Aurum stockholders are cordially invited to attend the Aurum Special Meeting in person. However, whether or not you plan to attend the Aurum Special Meeting, please complete, sign, date and return your proxy in the enclosed envelope. If you attend the Aurum Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy card. Signed and unmarked proxy cards will be voted in favor of the Merger. It is important that your shares be represented and be voted at the Aurum Special Meeting.
                                          Sincerely,

                                          /s/ MARY E. COLEMAN
                                          -------------------------------------
                                          MARY E. COLEMAN
                                          President and Chief Executive Officer

                                  [AURUM LOGO]

                              3385 SCOTT BOULEVARD
                         SANTA CLARA, CALIFORNIA 95054

                         ------------------------------

                 NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS

                         ------------------------------

     NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders (the "Aurum Special Meeting") of Aurum Software, Inc., a Delaware corporation ("Aurum"), will be held at 9:00 a.m., local time, on August 26, 1997 at Aurum's principal executive offices at 2350 Mission College Boulevard, Suite 1300, Santa Clara, California 95054, for the following purposes:

     1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of May 13, 1997, (the "Merger Agreement"), by and among Aurum, Baan Company N.V., a Netherlands corporation ("Baan"), and Green Software Acquisition Corporation, a newly-formed, wholly-owned Delaware subsidiary of Baan ("Merger Sub"), pursuant to which Merger Sub will be merged with and into Aurum, whereby, among other things, Aurum will survive the merger and become a wholly-owned subsidiary of Baan (referred to herein as the "Merger").

     In connection with the Merger, each share of Aurum common stock, $.001 par value ("Aurum Common Stock"), issued and outstanding as of the time the Merger becomes effective, which will occur upon the filing of a certificate of merger with the Delaware Secretary of State or at such other time as may be agreed by Baan and Aurum (the "Effective Time"), will be automatically assigned and transferred to Baan at the Effective Time and in exchange therefor the holders of such shares of Aurum Common Stock will be entitled to receive a number of Baan Company N.V. common shares, par value NLG .01 per share ("Baan Common Shares"), equal to the Exchange Ratio (as defined below). To receive their Baan Common Shares, Aurum stockholders must, after the Merger, deliver their Aurum Common Stock certificates (or a bond in respect thereof) in the manner described in the attached Proxy Statement/Prospectus. Aurum stockholders should not send certificates at this time.

     The "Exchange Ratio" is a fraction, the numerator of which is $21.00 and the denominator of which is $59.00 (or approximately 0.3559). The Exchange Ratio was based upon the closing market price of Baan Common Shares on The Nasdaq National Market on May 9, 1997, and reflects a 27% premium over the closing price of Aurum Common Stock on that date. The Exchange Ratio is subject to adjustment in the event that the average closing sales price of Baan Common Shares over the 10 trading days prior to the closing of the Merger (the "Baan Stock Value") is less than $50.00 per share. In such event, the Exchange Ratio increases to a ratio equal to the product of the initial Exchange Ratio times a fraction, the numerator of which is $50.00 and the denominator of which is the Baan Stock Value. The Exchange Ratio does not adjust further once the Baan Stock Value reaches $40.00 or less per share. Accordingly, the maximum Exchange Ratio is approximately 0.4449. As an example, a holder of 1,000 shares of Aurum Common Stock would receive 355 Baan Common Shares at a Baan Stock Value in excess of $50.00 per share, between 355 and 444 Baan Common Shares at a Baan Stock Value between $50.00 per share and $40.00 and 444 Baan Common Shares at a Baan Stock Value of less than $40.00 per share (plus in each case cash in lieu of fractional Baan Common Shares). On July 23, 1997, the most recent practicable date prior to the printing of the Proxy Statement/Prospectus, the Baan Stock Value was $ 76.66 and the closing price per Baan Common Share was $75.75 on The Nasdaq National Market. Based on such Baan Stock Value, in the Merger a holder of 1,000 shares of Aurum Common Stock would be issued 355 Baan Common Shares (plus cash in lieu of fractional Baan Common Shares) and the aggregate number of Baan Common Shares to be issued in the Merger would be approximately 4,153,000 (based on 11,667,626 shares of Aurum Common Stock outstanding on June 30, 1997). Neither Aurum nor Baan is entitled to terminate the Merger Agreement based on the per share trading price of Baan Common Shares or of Aurum Common Stock. Aurum's stockholders are strongly encouraged to obtain current market quotations for the Baan Common Shares and shares of Aurum Common Stock. The current market quotations for the Baan Common Shares and shares of Aurum Common Stock may be obtained on the Internet at http://www.nasdaq.com.

     In addition, in connection with the Merger each option to purchase shares of Aurum Common Stock (the "Aurum Stock Options") outstanding immediately prior to the Effective Time under Aurum's 1995 Stock Option Plan and 1996 Director Stock Option Plan (the "Aurum Stock Option Plans") which has not been exercised in accordance with its terms, will be assumed or substituted in a manner consistent with applicable laws by Baan, with appropriate adjustments to be made to the number of shares issuable thereunder and the exercise price thereof based on the Exchange Ratio. Furthermore, each right to purchase shares of Aurum Common Stock pursuant to Aurum's 1996 Employee Stock Purchase Plan will be exercised automatically on a date prior to the Effective Time for that number of shares of Aurum Common Stock issuable pursuant to such right.

     2. To transact such other business as may properly come before the Aurum Special Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary.

     The foregoing items of business are more fully described in the Proxy Statement/Prospectus accompanying this Notice.

     Only stockholders of record of Aurum Common Stock at the close of business on June 30, 1997 are entitled to notice of, and will be entitled to vote at, the Aurum Special Meeting or any adjournment thereof. Approval of the Merger Agreement and the Merger will require the affirmative vote of the holders of a majority of the issued and outstanding shares of Aurum Common Stock.

     Certain stockholders of Aurum beneficially owning a majority of the outstanding shares of Aurum Common Stock have entered into agreements to vote their shares of Aurum Common Stock in favor of the Merger Agreement and the Merger at the Aurum Special Meeting. Accordingly, the approval of the Merger and the Merger Agreement is likely assured. Notwithstanding these stockholder voting agreements, the vote of each Aurum stockholder is important and all stockholders are encouraged to vote.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ CHRISTOPHER L. DIER
                                          ----------------------------------
                                          CHRISTOPHER L. DIER
                                          Secretary
Santa Clara, California
July 28, 1997

     TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE AURUM SPECIAL MEETING YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE AURUM SPECIAL MEETING IN PERSON. YOUR PROXY CAN BE WITHDRAWN BY YOU AT ANY TIME BEFORE IT IS VOTED. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

       DO NOT SEND ANY AURUM STOCK CERTIFICATES IN YOUR PROXY ENVELOPES.

                          BAAN COMPANY N.V. PROSPECTUS
                         ------------------------------

                      AURUM SOFTWARE, INC. PROXY STATEMENT
                         ------------------------------

    This Proxy Statement/Prospectus is furnished in connection with the solicitation by the Board of Directors of Aurum Software, Inc., a Delaware corporation ("Aurum"), of proxies from holders of its common stock, $.001 par value ("Aurum Common Stock") for use at its special meeting of stockholders to be held at 9:00 a.m., local time, on August 26, 1997 at Aurum's principal executive offices at 2350 Mission College Boulevard, Suite 1300, Santa Clara, California 95054 (together with any adjournment or postponement thereof, the "Aurum Special Meeting").

    At the Aurum Special Meeting, the holders of Aurum Common Stock will be asked to approve and adopt the Agreement and Plan of Reorganization, dated as of May 13, 1997, (the "Merger Agreement") by and among Aurum, Baan Company N.V., a Netherlands corporation ("Baan"), and Green Software Acquisition Corporation, a newly-formed, wholly-owned Delaware subsidiary of Baan ("Merger Sub"), pursuant to which Merger Sub will be merged with and into Aurum whereby, among other things, Aurum will survive the merger and become a wholly-owned subsidiary of Baan (referred to herein as the "Merger"). A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement/Prospectus.

    In connection with the Merger, each share of Aurum common stock, $.001 par value ("Aurum Common Stock"), issued and outstanding as of the time the Merger becomes effective, which will occur upon the filing of a certificate of merger with the Delaware Secretary of State or at such other time as may be agreed by Baan and Aurum (the "Effective Time"), will be automatically assigned and transferred to Baan at the Effective Time and in exchange therefor the holders of such shares of Aurum Common Stock will be entitled to receive a number of Baan Company N.V. common shares, par value NLG .01 per share ("Baan Common Shares"), equal to the Exchange Ratio (as defined below). To receive their Baan Common Shares, Aurum stockholders must, after the Merger, deliver their Aurum Common Stock certificates (or a bond in respect thereof) in the manner provided in this Proxy Statement/Prospectus. Aurum stockholders should not send certificates at this time.

    The "Exchange Ratio" is a fraction, the numerator of which is $21.00 and the denominator of which is $59.00 (or approximately 0.3559). The Exchange Ratio was based upon the closing market price of Baan Common Shares on The Nasdaq National Market on May 9, 1997, and reflects a 27% premium over the closing price of Aurum Common Stock on that date. The Exchange Ratio is subject to adjustment in the event that the average closing sales price of Baan Common Shares over the 10 trading days prior to the closing of the Merger (the "Baan Stock Value") is less than $50.00 per share. In such event, the Exchange Ratio increases to a ratio equal to the product of the initial Exchange Ratio times a fraction, the numerator of which is $50.00 and the denominator of which is the Baan Stock Value. The Exchange Ratio does not adjust further once the Baan Stock Value reaches $40.00 or less per share. Accordingly, the maximum Exchange Ratio is approximately 0.4449. As an example, a holder of 1,000 shares of Aurum Common Stock would receive 355 Baan Common Shares at a Baan Stock Value in excess of $50.00 per share, between 355 and 444 Baan Common Shares at a Baan Stock Value between $50.00 and $40.00 per share and 444 Baan Common Shares at a Baan Stock Value of less than $40.00 per share (plus in each case cash in lieu of fractional Baan Common Shares). On July 23, 1997, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus, the Baan Stock Value was $76.66 and the closing price per Baan Common Share was $75.75 on The Nasdaq National Market. Based on such Baan Stock Value, in the Merger a holder of 1,000 shares of Aurum Common Stock would be issued 355 Baan Common Shares (plus cash in lieu of fractional Baan Common Shares) and the aggregate number of Baan Common Shares to be issued in the Merger would be approximately 4,153,000 (based on 11,667,626 outstanding shares of Aurum Common Stock on June 30, 1997). Neither Aurum nor Baan is entitled to terminate the Merger Agreement based on the per share trading price of Baan Common Shares or of Aurum Common Stock. Aurum's stockholders are strongly encouraged to obtain current market quotations for the Baan Common Shares and shares of Aurum Common Stock. The current market quotations for the Baan Common Shares and shares of Aurum Common Stock may be obtained on the Internet at http://www.nasdaq.com.

    In addition, in connection with the Merger each option to purchase shares of Aurum Common Stock (the "Aurum Stock Options") outstanding immediately prior to the Effective Time under Aurum's 1995 Stock Option Plan and 1996 Director Stock Option Plan (collectively, the "Aurum Stock Option Plans") which has not been exercised in accordance with its terms, will be assumed or substituted in a manner consistent with applicable laws by Baan, with appropriate adjustments to be made to the number of shares issuable thereunder and the exercise price thereof based on the Exchange Ratio. Furthermore, each right to purchase shares of Aurum Common Stock pursuant to Aurum's 1996 Employee Stock Purchase Plan will be exercised automatically on a date prior to the Effective Time for that number of shares of Aurum Common Stock issuable pursuant to such right. Based on options to purchase shares of Aurum Common Stock outstanding as of June 30, 1997, options to purchase 1,273,097 shares of Aurum Common Stock will be assumed or substituted for options to purchase a number of Baan Common Shares determined by multiplying the number of shares of Aurum Common Stock subject to such options and the Exchange Ratio.

    Only stockholders of record of Aurum Common Stock at the close of business on June 30, 1997 are entitled to notice of, and will be entitled to vote at, the Aurum Special Meeting. Approval and adoption of the Merger Agreement and the Merger will require the affirmative vote of the holders of a majority of the issued and outstanding shares of the Aurum Common Stock. Assuming all conditions to the Merger are met or waived prior thereto, it is anticipated that the closing and the Effective Date of the Merger, if approved by Aurum's stockholders, will occur on the date of or promptly following the Aurum Special Meeting.

    This Proxy Statement/Prospectus is first being mailed to stockholders of Aurum on or about July 28, 1997.

    This Proxy Statement/Prospectus also constitutes the Prospectus of Baan under the Securities Act of 1933, as amended (the "Securities Act"), for the offer and issuance of the Baan Common Shares issuable to the Aurum stockholders in connection with the Merger. This Proxy Statement/Prospectus does not cover resales of such shares, and no person is authorized to use this Proxy Statement/Prospectus in connection with any such resale.

    THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS PROXY
STATEMENT/PROSPECTUS. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. THE STOCKHOLDERS OF AURUM ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY, PARTICULARLY THE MATTERS REFERRED TO BEGINNING ON PAGE 16 UNDER "RISK FACTORS."

    THE BAAN COMMON SHARES TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY FOREIGN OR STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY FOREIGN OR STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The date of this Proxy Statement/Prospectus is July 28, 1997.

     As the Exchange Ratio is subject to adjustment in the event that the average closing sales price of Baan Common Shares over the 10 trading days prior to the closing of the Merger (the "Baan Stock Value") is less than $50.00 per share, holders of Aurum Common Stock may not know the exact number of Baan Common Shares to be received in respect of each share of Aurum Common Stock or the value of such shares until the closing of the Merger. See "Risk
Factors -- Risks Related to the Merger -- Risks Associated with the Exchange Ratio." In this regard, the number of Baan Common Shares to be issued in the Merger is fixed in the event that the Baan Stock Value is $50.00 per share or more. As an example, a holder of 1,000 shares of Aurum Common Stock would receive 355 Baan Common Shares at a Baan Stock Value in excess of $50.00 per share, between 355 and 444 Baan Common Shares at a Baan Stock Value between $50.00 and $40.00 per share and 444 Baan Common Shares at a Baan Stock Value of less than $40.00 per share (plus in each case cash in lieu of fractional Baan Common Shares). If the Baan Stock Value decreases to between $50.00 and $40.00 per share, the number of Baan Common Shares issued in respect of each share of Aurum Common Stock would increase proportionately so that the total value of the consideration per share of Aurum Common Stock would remain unchanged at $17.80 within a Baan Stock Value range of $50.00 to $40.00 per share. However, the Exchange Ratio is not adjusted further if the Baan Stock Value is $40.00 or less per share, and accordingly the maximum Exchange Ratio is fixed at 0.4449152542. On July 23, 1997, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus, the Baan Stock Value was $76.66 and the closing price per Baan Common Share was $75.75 on The Nasdaq National Market. Based on such Baan Stock Value, in the Merger a holder of 1,000 shares of Aurum Common Stock would be issued 355 Baan Common Shares (plus cash in lieu of fractional Baan Common Shares) and the aggregate number of Baan Common Shares to be issued in the Merger would be approximately 4,153,000 (based on 11,667,626 outstanding shares of Aurum Common Stock on June 30, 1997). The trading price of Baan Common Shares is subject to volatility. See "Risk Factors -- Possible Volatility of Baan Common Share Price." Neither Aurum nor Baan is entitled to terminate the Merger Agreement based on the per share trading price of Baan Common Shares or of Aurum Common Stock. Aurum's stockholders are strongly encouraged to obtain current market quotations for the Baan Common Shares and shares of Aurum Common Stock. The current market quotations for the Baan Common Shares and shares of Aurum Common Stock may be obtained on the Internet at http://www.nasdaq.com.

     NO PERSON HAS BEEN AUTHORIZED BY BAAN OR AURUM TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BAAN OR AURUM. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS OR A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

     NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROXY STATEMENT/PROSPECTUS RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE INFORMATION CONTAINED HEREIN SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                                                       PAGE
                                                                                       ----
AVAILABLE INFORMATION................................................................     1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE......................................     1
TRADEMARKS...........................................................................     2
FORWARD LOOKING STATEMENTS...........................................................     2
ENFORCEABILITY OF CIVIL LIABILITIES..................................................     2
SUMMARY..............................................................................     4
  Introduction.......................................................................     4
  The Companies......................................................................     4
  Baan's Reasons For The Merger......................................................     5
  Aurum Board Recommendation; Aurum's Reasons for the Merger.........................     5
  Opinion of Aurum's Financial Advisor...............................................     6
  The Aurum Special Meeting..........................................................     6
  The Merger.........................................................................     6
  Certain Related Agreements.........................................................     9
  Risk Factors.......................................................................    11
  Interests of Certain Persons in the Merger.........................................    11
  Certain Federal Income Tax Considerations..........................................    11
  Governmental and Regulatory Matters................................................    11
  Accounting Treatment...............................................................    11
  Affiliates' Restrictions on Sale of Baan Common Shares.............................    12
  No Appraisal Rights................................................................    12
  Market and Price Data..............................................................    12
  Effect of Baan Stock Value and Per Baan Common Share Market Price..................    12
  Summary Historical and Unaudited Pro Forma Combined Condensed Financial
     Information.....................................................................    14
  Comparative Per Share Data.........................................................    15
RISK FACTORS.........................................................................    16
MARKET PRICE AND DIVIDENDS...........................................................    28
THE PLAN OF MERGER...................................................................    30
  Effective Time.....................................................................    30
  Manner and Basis of Transferring Shares; Assumption of Options.....................    30
  Background of the Merger...........................................................    33
  Reasons for the Merger; Aurum's Board Recommendation...............................    35
  Aurum Board Recommendation; Aurum's Reasons for the Merger.........................    35
  Opinion of Cowen & Company.........................................................    36
  Stock Ownership Following the Merger...............................................    41
  Conduct Following the Merger.......................................................    42
  Conduct of Baan's and Aurum's Business Prior to the Merger.........................    42
  No Solicitation....................................................................    44
  Conditions to the Merger...........................................................    45
  Termination of the Merger Agreement................................................    46
  Break Up Fee.......................................................................    47
  Related Agreements.................................................................    47
  Interests of Certain Persons.......................................................    49
  Certain Federal Income Tax Considerations..........................................    51
  Governmental and Regulatory Matters................................................    52
  Accounting Treatment...............................................................    53

                                                                                       PAGE
                                                                                       ----
  Affiliates' Restrictions on Sale of Baan Common Shares.............................    53
  No Appraisal Rights................................................................    53
THE AURUM SPECIAL MEETING............................................................    54
  General............................................................................    54
  Record Date and Outstanding Shares.................................................    54
  Voting of Proxies..................................................................    54
  Vote Required......................................................................    55
  Quorum; Abstentions; Broker Non-Votes..............................................    55
  Solicitation of Proxies and Expenses...............................................    55
  Appraisal Rights...................................................................    55
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS..........................    56
AURUM BUSINESS.......................................................................    59
AURUM MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF
  OPERATIONS.........................................................................    68
AURUM MANAGEMENT.....................................................................    75
  Directors and Officers.............................................................    75
  Executive Compensation.............................................................    76
  Stock Option Grants................................................................    77
  Option Exercises and Fiscal 1996 Year-End Values...................................    78
AURUM SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.................    79
CERTAIN TRANSACTIONS OF AURUM........................................................    82
DESCRIPTION OF AURUM CAPITAL STOCK...................................................    83
BAAN BUSINESS........................................................................    85
DESCRIPTION OF BAAN CAPITAL STOCK....................................................    87
SHARE CERTIFICATES AND TRANSFER......................................................    89
COMPARISON OF RIGHTS OF SHAREHOLDERS OF BAAN AND STOCKHOLDERS OF AURUM...............    91
TAXATION.............................................................................   100
LEGAL MATTERS........................................................................   103
EXPERTS..............................................................................   104
INDEX TO FINANCIAL STATEMENTS........................................................   F-1
FINANCIAL STATEMENT SCHEDULE.........................................................   S-1

APPENDICES

A     Agreement and Plan of Reorganization
B     Opinion of Cowen & Company
C     Stock Option Agreement

                             AVAILABLE INFORMATION

     Baan and Aurum are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement (as defined below), the exhibits and schedules forming a part thereof and the reports and other information filed by Baan and Aurum with the Commission in accordance with the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, certain of the documents filed by Baan and Aurum with the Commission are available through the Commission's Electronic Data Gathering and Retrieval System ("EDGAR") at http://www.sec.gov. The Baan Common Shares and the Aurum Common Stock are listed on The Nasdaq National Market and reports or other information concerning Baan and Aurum may be inspected at the offices of the National Association of Securities Dealers, Inc. located at 9513 Key West Avenue, Rockville, Maryland 20850. After the consummation of the Merger, Aurum will no longer file reports, proxy statements or other information with the Commission or The Nasdaq National Market. Instead such information will be provided, to the extent required, in filings made by Baan.

     Under the rules and regulations of the Commission, the solicitation of proxies from stockholders of Aurum to approve and adopt the Merger Agreement and the Merger constitutes an offering of Baan Common Shares to be issued in connection with the Merger. Accordingly, Baan has filed with the Commission a Registration Statement on Form F-4 under the Securities Act, with respect to such offering (the "Registration Statement"). This Proxy Statement/Prospectus constitutes the prospectus of Baan that is filed as part of the Registration Statement. Other parts of the Registration Statement are omitted from this Proxy Statement/Prospectus in accordance with the rules and regulations of the Commission. Copies of the Registration Statement, including the exhibits to the Registration Statement and other material that is not included herein, may be inspected without charge at the regional offices of the Commission referred to above, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above. The omitted portions of the Proxy Statement/Prospectus may be obtained through EDGAR at http://www.sec.gov.

     Statements made in this Proxy Statement/Prospectus concerning the contents of any contract or other document are not necessarily complete. With respect to each contract or other document filed as an exhibit to the Registration Statement, reference is hereby made to that exhibit for a more complete description of the matter involved and each such statement is hereby qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE RELATING TO BAAN WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THERE WILL BE PROVIDED WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER OF AURUM COMMON STOCK, TO WHOM A PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF ALL DOCUMENTS INCORPORATED BY REFERENCE HEREIN (EXCLUDING EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN). REQUESTS FOR SUCH DOCUMENTS SHOULD BE DIRECTED TO BAAN COMPANY N.V., VANENBURGERALLEE 13, 3882 RH PUTTEN, THE NETHERLANDS, TELEPHONE NUMBER (31) 341-375555, ATTENTION: JAN WESTERHOUD OR AT 4600 BOHANNON DRIVE, MENLO PARK, CALIFORNIA 94025, TELEPHONE NUMBER (1) 415-462-4949, ATTENTION: MARK WABSCHALL.

     Baan incorporates herein by reference Baan's Annual Report on Form 20-F for the fiscal year ended December 31, 1996; Baan's report on Form 6-K regarding its Annual General Meetings of Shareholders held on May 20, 1997; and Baan's report on Form 6-K regarding its financial results for the quarter ended March 31, 1997.

     All reports and definitive proxy or information statements filed by Baan pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the date of the Aurum Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement/Prospectus from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Proxy Statement/Prospectus.

     ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS RELATING TO BAAN AND ITS AFFILIATES HAS BEEN SUPPLIED BY BAAN, AND ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS RELATING TO AURUM AND ITS AFFILIATES HAS BEEN SUPPLIED BY AURUM.

                                   TRADEMARKS

     This Proxy Statement/Prospectus contains trademarks of Baan and Aurum and may contain trademarks of others. Aurum trademarks include without limitation Aurum(R), Aurum EventTrak, Aurum QualityTrak(R), Aurum SalesTrak(R), Aurum ServiceTrak, Aurum SupportTrak(R), Aurum TeleTrak, Aurum WebTrak, dbSync, and TeleTrak(R).

                           FORWARD LOOKING STATEMENTS

     OTHER THAN STATEMENTS OF HISTORICAL FACT, STATEMENTS MADE IN THIS PROXY STATEMENT/PROSPECTUS, INCLUDING STATEMENTS AS TO THE BENEFITS EXPECTED TO RESULT FROM THE MERGER AND AS TO FUTURE FINANCIAL PERFORMANCE AND THE ANALYSES PERFORMED BY THE FINANCIAL ADVISOR TO AURUM AND THE PROJECTIONS RELIED UPON BY SUCH FINANCIAL ADVISOR, ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN "RISK FACTORS" BEGINNING ON PAGE 16 HEREIN, WHICH AURUM STOCKHOLDERS SHOULD CAREFULLY REVIEW.

     Neither Aurum nor Baan makes any express or implied representation or warranty as to the attainability of the projected or estimated financial information referenced or set forth herein under "The Plan of Merger-Opinion of Cowen & Company" or elsewhere herein or as to the accuracy or completeness of the assumptions from which such projected or estimated information is derived. Projections or estimations of Baan and Aurum's future performance are necessarily subject to a high degree of uncertainty and may vary materially from actual results. Reference is made to the particular discussions set forth under "Risk Factors" and "Aurum Management's Discussion and Analysis of Financial Conditions and Results of Operations."

                      ENFORCEABILITY OF CIVIL LIABILITIES

     Baan is a Netherlands corporation and a substantial portion of Baan's assets are located outside the United States. In addition, members of the Management and Supervisory Boards of Baan and certain experts named herein are residents of countries other than the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against such persons, or Baan, judgments of courts of the United States predicated upon civil liabilities under the United States federal securities laws. In the absence of a treaty between the United States and The Netherlands providing for the reciprocal recognition and enforcement of judgments, U.S. judgments are not automatically enforceable in The Netherlands. However, a final judgment for the payment of money obtained in a U.S. court and not rendered by default, which is not subject to appeal or any other means of contestation and is enforceable in the United States, would in principle be upheld and be regarded by a Netherlands court of competent jurisdiction as conclusive evidence when asked to render a judgment in accordance with such final judgment by a U.S. court, without substantive re-examination or relitigation on the merits of the subject matter thereof, provided that such judgment has been rendered by a court of competent jurisdiction, in accordance with rules of proper procedure, that it has not been rendered in proceedings of a penal or revenue nature and that its content and possible enforcement are not contrary to public policy or public order of The Netherlands. Notwithstanding the foregoing, there can be no assurance that United States investors will be able to enforce against Baan, or members of the Baan Management or Supervisory Boards or certain experts named herein who are residents of The Netherlands or countries other than the United States, any judgments in civil and commercial matters, including judgments under the federal securities laws. In addition, there is doubt as to whether a Netherlands court would impose civil liability on Baan or on the members of the Management or Supervisory Boards of Baan in an original action predicated solely upon the federal securities laws of the United States brought in a court of competent jurisdiction in The Netherlands against Baan or such members.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. The summary does not contain a complete description of the terms of the Merger Agreement and the Merger and is qualified in its entirety by reference to the full text of this Proxy Statement/Prospectus and the Appendices hereto. Aurum stockholders are urged to read this Proxy Statement/Prospectus and the Appendices hereto.

     Information contained in this Proxy Statement/Prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which can be identified by the use of forward-looking terminology, such as "may," "will," "expect," "anticipate," "estimate," "project," "continue," "potential" or "opportunity" or the negative thereof or other variations thereon or comparable terminology. See "FORWARD LOOKING STATEMENTS." The matters set forth under the caption "RISK FACTORS" in this Proxy Statement/Prospectus constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

INTRODUCTION

     This Proxy Statement/Prospectus is furnished in connection with the solicitation by the Board of Directors of Aurum (the "Aurum Board") of proxies from holders of Aurum Common Stock for use at the Aurum Special Meeting. At the Aurum Special Meeting, the holders of Aurum Common Stock will be asked to approve and adopt the Merger Agreement, by and among Aurum, Baan and Merger Sub and to approve the Merger. As a result of the Merger, Aurum will become a wholly-owned subsidiary of Baan. A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement/Prospectus.

THE COMPANIES

     Baan. Baan Company N.V. is a leading provider of enterprise-wide business management software for an open systems, client/server computing environment. Companies of all sizes around the world use Baan's software to control and automate business processes, ranging from accounting, order management, and inventory procurement, to manufacturing and finished goods delivery.

     Baan Company N.V. is a Netherlands holding company with its statutory seat at Barneveld, The Netherlands, and conducts business through its domestic and international subsidiaries. Baan's business was founded in 1978 and Baan Holding B.V., the predecessor of Baan Company N.V., was incorporated in 1983. References in this Proxy Statement/Prospectus to "Baan," unless the context otherwise requires, relate to Baan Company N.V., its predecessor, Baan Holding B.V. and its subsidiaries. Baan's headquarters are located at Vanenburgerallee 13, 3882 RH Putten, The Netherlands, telephone number (31) 341-375555, and at 4600 Bohannon Drive, Menlo Park, California 94025, telephone number (1) 415-462-4949.

     Aurum. Aurum Software, Inc. is a leading provider of enterprise-wide sales and marketing information software. Aurum develops, markets and supports application software that helps to automate the sales, marketing and customer support functions of a business. Aurum products are designed to address the sales and marketing requirements of businesses ranging from medium-sized enterprises to large multinational corporations and are specifically designed to improve the operational efficiency of such companies' sales and marketing business processes.

     Aurum was initially incorporated in California in 1991 and reincorporated in Delaware in 1996. Unless the context otherwise requires, the term "Aurum" refers to Aurum Software, Inc., a Delaware corporation, its predecessor Aurum Software, Inc., a California corporation and its subsidiaries. Aurum's executive offices are currently located at 3385 Scott Boulevard, Santa Clara, California 95054. Its telephone number at that address is (1) 408-986-8100. Prior to the Aurum Special Meeting, Aurum will be relocating its executive offices to 2350 Mission College Boulevard, Suite 1300, Santa Clara, California 95054.

     Based on sales, operating and other data through June 30, 1997, Aurum believes that total revenues for the three months ended June 30, 1997 were $11.5 million, with net income and net income per share of

$502,000 and $0.04 per share, respectively, for such period. The increase in total revenues from $9.3 million for the three months ended March 31, 1997 was due primarily to increased license revenues. The increase in net income from $467,000 for the three months ended March 31, 1997 to $502,000 was due primarily to increased revenues, offset by increased expenses incurred in connection with evaluating and planning the Merger.

     Merger Sub. Merger Sub, a Delaware corporation, is a newly-formed, wholly-owned subsidiary of Baan formed solely for the purpose of the Merger. Merger Sub has no material assets or liabilities and has not engaged in any material operations since its incorporation.

BAAN'S REASONS FOR THE MERGER

     The Baan Supervisory and Management Boards have approved the Merger Agreement and have identified several potential benefits of the Merger that they believe will contribute to the success of both Aurum and Baan following the Merger. Historically, enterprise software applications have focused on the manufacturing, finance, distribution functions in the "back-office" of a business, or on the customer service, marketing and sales functions in the "front-office" of a business, with limited integration of these applications. Baan is a leading provider of back-office enterprise business software and Aurum is a leading provider of front-office enterprise customer relationship software. Baan believes that the Merger would, among other things, allow Baan and Aurum the opportunity to provide a range of software solutions which address both back-office manufacturing, distribution and finance applications and front-office sales, marketing and customer support applications. Other potential benefits include the opportunity to (i) combine UNIX- and NT-based software technologies from both companies to offer a robust technology platform for existing and future applications and (ii) leverage Baan's extensive customer base and channels of distribution in connection with the sales and marketing of Aurum's products.

AURUM BOARD RECOMMENDATION; AURUM'S REASONS FOR THE MERGER

     The Aurum Board has unanimously approved the Merger Agreement, has unanimously determined that the Merger is fair to, and in the best interests of, Aurum and its stockholders, and unanimously recommends that holders of shares of Aurum Common Stock vote FOR approval and adoption of the Merger Agreement and the Merger.

     The Aurum Board's decision to approve the Merger Agreement and the Merger was based in significant part upon its assessment of the trends developing in the enterprise application software industry, and the changes which may come about in such market as a result of increasing competition, consolidation and customer demands. The Aurum Board believes that companies which are able to provide customers a complete software solution, integrating both back-office manufacturing, distribution and finance applications, with front-office sales, marketing and customer support applications will be well positioned to compete in such markets in the long term. The Aurum Board believes a potential merger with Baan provides an opportunity for the merged companies to realize the potential competitive advantages of including Aurum's sales force automation software with Baan's enterprise application software offerings.

     Aurum also identified several other potential strategic benefits of the Merger that Aurum believes will contribute to the success of the merged companies including (i) increased leverage with Aurum's primary system integrators with the product offerings of the combined companies, (ii) the opportunity to realize synergies and cash savings associated with combining the underlying technologies of Aurum and Baan, (iii) the opportunity to increase the available sales force to market Aurum's products, (iv) the opportunity to broaden and expand Aurum's distribution channels, and (v) the opportunity to market Aurum's products to Baan's installed customer base.

     The Aurum Board also took into consideration the fact that the Baan Common Shares represent a more liquid investment followed by a much greater number of stock analysts. The Aurum Board also considered the appreciation potential of the Baan Common Shares and that the calculation of the Exchange Ratio is designed to reduce the risk to Aurum stockholders of stock price fluctuations in the trading price of the Baan Common Shares prior to consummation of the Merger. The Aurum Board also considered the opinion of its financial advisor and other potential benefits and synergies that may result from the Merger. A more complete description of the primary factors considered and relied upon by the Aurum Board in reaching its recommendation are referred to in "The Plan of Merger -- Reasons for the Merger; Aurum's Board Recommendation."

OPINION OF AURUM'S FINANCIAL ADVISOR

     Cowen & Company ("Cowen") has delivered its written opinion, dated May 12, 1997 (the "Cowen Opinion"), to the Aurum Board, stating that, as of such date and based upon and subject to certain matters stated therein, the financial terms of the Merger were fair, from a financial point of view, to the holders of Aurum Common Stock. The full text of the Cowen Opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the Cowen Opinion, is attached as Appendix B to this Proxy Statement/Prospectus and is incorporated herein by reference. AURUM STOCKHOLDERS ARE URGED TO READ, AND SHOULD READ, THE COWEN OPINION IN ITS ENTIRETY. See "The Plan of Merger -- Cowen Opinion."

THE AURUM SPECIAL MEETING

     Date, Time and Place. The Aurum Special Meeting will be held on August 26, 1997 at 9:00 a.m. local time at Aurum's principal executive offices located at 2350 Mission College Boulevard, Suite 1300, Santa Clara, California 95054. At the Aurum Special Meeting, stockholders of record of Aurum, as of the close of business on June 30, 1997 (the "Aurum Record Date") will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and the Merger.

     Record Date; Shares Entitled to Vote. Holders of record of Aurum Common Stock at the close of business on the Aurum Record Date are entitled to notice of and to vote at the Aurum Special Meeting. At the close of business on the Aurum Record Date, there were a total of 11,667,626 shares of Aurum Common Stock outstanding, each of which will be entitled to one vote on each matter to be acted upon.

     Quorum. The required quorum for the transaction of business at the Aurum Special Meeting is a majority of the shares of Aurum Common Stock issued and outstanding on the Aurum Record Date. Abstentions and broker non-votes each will be included in determining the number of shares present for purposes of determining the presence of the quorum.

     Vote Required. Pursuant to the Delaware General Corporation Law ("DGCL"), the Restated Certificate of Incorporation of Aurum (the "Aurum Certificate of Incorporation") and the Bylaws of Aurum (the "Aurum Bylaws"), approval of the Merger Agreement and the Merger requires the affirmative vote of at least a majority of the outstanding shares of Aurum Common Stock entitled to vote at the Aurum Special Meeting. Abstentions and broker non-votes will have the same effect as a vote against the Merger. In connection with the execution of the Merger Agreement, certain stockholders of Aurum beneficially owning a majority of the outstanding shares of Aurum Common Stock have agreed to vote their shares in favor of the Merger Agreement and the Merger at the Aurum Special Meeting. See "The Plan of Merger -- Related Agreements -- Stockholder Voting Agreements" and "The Aurum Special Meeting."

THE MERGER

  Terms of the Merger; Exchange Ratio

     At the Effective Time (as defined below) of the Merger, Merger Sub will merge with and into Aurum and Baan will become the owner of all of the outstanding capital stock of Aurum. As a result of the Merger, each outstanding share of Aurum Common Stock, other than shares held in the treasury of Aurum, will be automatically assigned and transferred to Baan at the Effective Time without any further action required on the part of Aurum or the individual stockholders of Aurum or Baan, and in exchange therefor the holders of such shares of Aurum Common Stock will be entitled to receive for each share of Aurum Common Stock a number of Baan Common Shares equal to the Exchange Ratio (as defined below). To receive their Baan Common Shares, Aurum stockholders must after the Merger deliver their Aurum Common Stock certificates (or a bond in respect thereof) in the manner provided in this Proxy Statement/Prospectus. AURUM STOCKHOLDERS SHOULD NOT SEND CERTIFICATES AT THIS TIME. The "Exchange Ratio" is a fraction, the numerator of which is $21.00 and the denominator of which is $59.00 (or 0.3559322034), subject to adjustment as described herein. The denominator in the initial Exchange Ratio ($59.00) corresponds to the closing market price for Baan Common Shares on May 9, 1997, and the numerator in the initial Exchange Ratio ($21.00) corresponds to a 27% premium over the $16.50 closing market price for Aurum Common Stock on May 9, 1997, in each case on The Nasdaq National Market on May 9, 1997. The Exchange Ratio is subject to adjustment in the event that the average closing sales price of Baan Common Shares over the 10 trading days prior to the Closing Date (as defined below) (the "Baan Stock Value") is less than $50.00 per share. In such event, the Exchange Rate increases to a ratio equal to the product of the initial Exchange Ratio times a fraction, the numerator of which is $50.00 and the denominator of which is the Baan Stock Value. The Exchange Ratio does not adjust further in the event that the Baan Stock Value reaches $40.00 or less per share, and accordingly, the maximum Exchange Ratio is 0.4449152542.

     As the Exchange Ratio is subject to adjustment based on the determination of the Baan Stock Value, holders of Aurum Common Stock may not know the exact number of Baan Common Shares to be received in respect of each share of Aurum Common Stock or the value of such shares until the Closing Date. Assuming all conditions to the Merger are met or waived prior thereto, it is anticipated that the Closing Date and the Effective Date of the Merger, if the Merger is approved by Aurum's stockholders, will occur on the date of or promptly following the Aurum Special Meeting. Based on 11,667,626 outstanding shares of Aurum Common Stock at June 30, 1997, at the minimum Exchange Ratio of 0.3559322034 the holders of Aurum Common Stock would receive an aggregate of approximately 4,153,000 Baan Common shares in the Merger, and at the maximum Exchange Ratio of 0.4449152542, the holders of Aurum Common Stock would receive an aggregate of approximately 5,191,000 Baan Common Shares. As an example, a holder of 1,000 shares of Aurum Common Stock would receive 355 Baan Common Shares at a Baan Stock Value in excess of $50.00 per share, between 355 and 444 Baan Common Shares at a Baan Stock Value between $50.00 and $40.00 per share and 444 Baan Common Shares at a Baan Stock Value of less than $40.00 per share (plus in each case cash in lieu if fractional Baan Common Shares). Neither Aurum nor Baan is entitled to terminate the Merger Agreement based on the per share trading price of Baan Common Shares or of Aurum Common Stock. On July 23, 1997, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus, the Baan Stock Value was $76.66. Based on this Baan Stock Value, in the Merger a holder of 1,000 shares Aurum Common Stock would be issued 355 Baan Common Shares (plus cash in lieu of fractional Baan Common Shares) and the aggregate number of Baan Common Shares to be issued to Aurum stockholders in the Merger would be approximately 4,153,000 (based on the outstanding shares of Aurum Common Stock on June 30, 1997). Aurum's stockholders are strongly encouraged to obtain current market quotations for the Baan Common Shares and shares of Aurum Common Stock. The current market quotations for the Baan Common Shares and shares of Aurum Common Stock may be obtained on the Internet at http://www.nasdaq.com. See "Risk Factors -- Risks Related to the Merger -- Risks Associated with the Exchange Ratio."

     No fractional shares will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Aurum Common Stock who would otherwise be entitled to a fraction of a Baan Common Share (after aggregating all fractional shares of Baan Common Shares to be received by such holder) will receive from Baan an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of one Baan Common Share for the five (5) most recent trading days ending on the trading day immediately prior to the Effective Time, as reported on The Nasdaq National Market. See "The Plan of Merger -- Manner and Basis of Transferring Shares."

     At the Effective Time, each outstanding option to purchase Aurum Common Stock under the Aurum Stock Option Plans will be assumed or substituted by Baan, with appropriate adjustments to be made to the number of shares issuable thereunder and the exercise price thereof based on the Exchange Ratio. As of June 30, 1997 there were outstanding options to purchase 1,273,097 shares of Aurum Common Stock. In addition, each right to purchase shares of Aurum Common Stock pursuant to Aurum's 1996 Employee Stock Purchase Plan will be exercised automatically on a date prior to the Effective Time for that number of shares of Aurum Common Stock issuable pursuant to such right.

  Effective Time of the Merger

     The Merger will become effective upon the filing of a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware or at such later time as may be agreed in writing by Baan, Aurum and Merger Sub and specified in the Certificate of Merger (the "Effective Time"). Assuming all conditions to the Merger are met or waived prior thereto, it is anticipated that the Closing Date of the Merger (the "Closing Date") and Effective Time will be on or promptly following August 26, 1997, the date of the Aurum Special Meeting. See "The Plan of Merger -- Effective Time."

  Transfer of Aurum Stock Certificates

     Promptly after the Effective Time, Baan, acting through J.P. Morgan as its exchange agent (the "Exchange Agent"), will deliver to each Aurum stockholder of record (as of the Effective Time) a letter of transmittal with instructions to be used by such stockholder in transferring their Aurum Common Stock certificates. CERTIFICATES SHOULD NOT BE SURRENDERED BY THE HOLDERS OF AURUM COMMON STOCK UNTIL SUCH HOLDERS RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT. OPTION AGREEMENTS NEED NOT BE SURRENDERED. See "The Plan of Merger -- Manner and Basis of Transferring Shares."

  Form S-8 Registration Statement

     No later than five days after the Closing Date, Baan will file a registration statement on Form S-8 for the Baan Common Shares issuable with respect to the Aurum Stock Options assumed or substituted by Baan pursuant to the Merger Agreement. See "The Plan of Merger -- Manner and Basis of Transferring Shares."

  Stock Ownership Following the Merger

     Based on 11,667,626 outstanding shares of Aurum Common Stock at June 30, 1997, at the minimum Exchange Ratio of 0.3559322034 the holders of Aurum Common Stock would receive an aggregate of approximately 4,153,000 Baan Common Shares in the Merger, and at the maximum Exchange Ratio of 0.4449152542, the holders of Aurum Common Stock would receive an aggregate of approximately 5,191,000 Baan Common Shares. Such share amounts would represent approximately 4% and 5% of Baan's outstanding capital stock, respectively. On July 23, 1997, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus, the Baan Stock Value was $76.66. Based on this Baan Stock Value, the aggregate number of Baan Common Shares to be issued to Aurum stockholders in the Merger would be approximately 4,153,000 (based on the outstanding Shares of Aurum Common Stock on June 30, 1997). The foregoing numbers of shares and percentages are subject to change in the event that the capitalization of either Baan or Aurum changes or the Baan Stock Value changes, in each case, subsequent to June 30, 1997 and prior to the Effective Time. See "The Plan of Merger -- Stock Ownership Following the Merger." In addition, Aurum's stockholders are strongly encouraged to obtain current market quotations for the Baan Common Shares and shares of Aurum Common Stock. The current market quotations for the Baan Common Shares and shares of Aurum Common Stock may be obtained on the Internet at http://www.nasdaq.com.

  Conduct Following the Merger

     Upon consummation of the Merger, Merger Sub will cease to exist as a corporation, and all of the business, assets, liabilities and obligations of Merger Sub will be merged into Aurum, with Aurum remaining as the surviving corporation. Following the Merger, Aurum will become a wholly-owned subsidiary of Baan. It is expected that the business operations of Aurum and Baan's subsidiary Antalys, Inc. will be combined following the Merger. Furthermore, stockholders of Aurum will become shareholders of Baan, and their rights as shareholders will be governed by the Baan Articles of Association and the laws of The Netherlands. See "Risk Factors -- Risks Related to the
Merger -- Integration of Aurum into Baan Business," "-- Netherlands Law Implications" and "Comparison of Rights of Shareholders of Baan and Stockholders of Aurum."

  Conduct of Business Prior to the Merger

     Pursuant to the Merger Agreement, until the earlier of the termination of the Merger Agreement pursuant to its terms or the Effective Time, each of Aurum and Baan have agreed, except (i) as otherwise contemplated by the Merger Agreement or (ii) to the extent that the other party shall otherwise consent in writing, to carry on its business in the usual, regular and ordinary course, in substantially the same manner as conducted prior to execution of the Merger Agreement, to pay its debts or perform its other obligations when due and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its business relationships. In addition, without the prior consent of Baan, Aurum is not permitted to perform or engage in certain activities in the conduct of business. See "The Plan of Merger -- Conduct of Baan's and Aurum's Business Prior to the Merger."

  No Solicitation

     Under the terms of the Merger Agreement, Aurum has agreed that it will not engage in certain activities relating to, or which could result in, a proposal to be acquired by a third party except under certain limited circumstances related to the performance by the Aurum Board of its fiduciary obligations under Delaware law. See "The Plan of Merger -- No Solicitation."

  Termination; Fee

     The Merger Agreement may be terminated under certain circumstances. Furthermore, Aurum has agreed to pay to Baan the sum of $2.5 million if: (i) the Merger Agreement is terminated by either Aurum or Baan in the event that the required approval of the Merger Agreement and the Merger by the Aurum stockholders shall not have been obtained (in the absence of Baan having suffered any change, event or effect which constitutes a material adverse effect, as defined); (ii) the Merger Agreement is terminated by Baan because the Aurum Board accepts or recommends an alternative proposal to the stockholders of Aurum, or the Aurum Board withholds, withdraws or modifies in a manner adverse to Baan its recommendation in favor of adoption and approval of the Merger Agreement and the Merger (in each case, in the absence of Baan having suffered any change, event or effect which constitutes a material adverse effect); or
(iii) the Merger Agreement is terminated by Baan as a result of uncured breaches by Aurum of certain representations, warranties, covenants or agreements set forth in the Merger Agreement. See "The Plan of Merger -- Termination of the Merger Agreement" and "-- Break Up Fee."

  Conditions to the Merger

     Consummation of the Merger is subject to certain conditions, including: (i) approval by the stockholders of Aurum of the Merger and Merger Agreement; (ii) declaration by the SEC of the effectiveness of the Registration Statement and no issuance of any stop order relating thereto; (iii) absence of any law or order prohibiting consummation of the Merger; (iv) receipt by Baan and Aurum of tax opinions that the Merger will constitute a reorganization within the meaning of
Section 368(a) of the United States Internal Revenue Code of 1986 (the "Code");
(v) receipt by Baan and Aurum of letters from their independent accountants reaffirming the accountants' concurrence with Baan management's and Aurum management's conclusions as to the appropriateness of pooling-of-interests accounting for the Merger under Accounting Principles Board No. 16 ("APB 16");
(vi) the accuracy of the representations and warranties given by each party in the Merger Agreement; (vii) performance of all covenants required by the Merger Agreement; and (viii) the absence of any change, event or effect which could have a material adverse effect (as defined) with regard to either Baan or Aurum. See "The Plan of Merger -- Conditions to the Merger."

CERTAIN RELATED AGREEMENTS

  Stock Option Agreement

     As an inducement to Baan to enter into the Merger Agreement, Aurum entered into a stock option agreement (the "Stock Option Agreement"), a copy of which is attached as Appendix C to this Proxy

Statement/Prospectus. Pursuant to the Stock Option Agreement, Aurum has granted to Baan the right, subject to certain conditions, to acquire up to a number of shares of Aurum Common Stock equal to 19.9% of the issued and outstanding shares of Aurum Common Stock on the occurrence of certain events. See "The Plan of Merger -- Related Agreements -- Stock Option Agreement."

  Affiliate Agreements

     Each of the members of the Aurum Board, certain officers of Aurum and certain stockholders of Aurum have entered into agreements restricting sales, dispositions or other transactions reducing their risk of investment in the shares of Aurum Common Stock held by them prior to the Merger and the Baan Common Shares received by them in the Merger, so as to comply with the requirements of applicable federal securities laws and to help ensure that the Merger will be treated as a tax free reorganization and as a pooling-of-interests for accounting and financial reporting purposes. See "The Plan of Merger -- Related Agreements -- Affiliate Agreements."

  Stockholder Voting Agreements

     Certain stockholders of Aurum beneficially owning a majority of the outstanding shares of Aurum Common Stock have entered into agreements to vote their shares of Aurum Common Stock in favor of the Merger Agreement and the Merger at the Aurum Special Meeting. Accordingly, the approval of the Merger and the Merger Agreement is likely assured. See "The Plan of Merger -- Related Agreements -- Stockholder Voting Agreements."

  Employment and Non-Competition Agreements

     Each of Mary Coleman, Aurum's Chief Executive Officer and President, and certain other key Aurum officers and employees (including Aurum's Chief Financial Officer, Vice President of Marketing and Chief Technology Officer) will enter into an Employment Agreement with Aurum, as a condition to the Merger, to be effective immediately following the Merger. See "The Plan of Merger -- Interests of Certain Parties." In addition, each of Mary Coleman and certain Aurum founders, as a condition to the Merger, will enter into a Non-Competition Agreement with Baan which will provide that, during the period beginning on the Effective Date and ending two years thereafter (or, in the case of Mary Coleman, three years thereafter), the employee will not, directly or indirectly: (i) participate or engage in the design, development, manufacture, production, marketing, sale or servicing of any product, or the provision of any service, that directly or indirectly relates to or competes with any of Aurum's products or services in existence or under development as of the Effective Time of the Merger; (ii) induce or attempt to induce any employee of Aurum or Baan to perform work or services for any other person other than Aurum or Baan; or (iii) permit the name of the employee to be used in connection with any business competitive with Aurum's business, in each case in certain geographic areas. See "The Plan of Merger -- Interests of Certain Persons," "-- Conditions to the Merger" and "Related Agreements -- NonCompetition Agreements."

RISK FACTORS

     See "Risk Factors" for a discussion of certain factors pertaining to the Merger and the businesses of Baan and Aurum. Risks related to the Merger, include (i) integration of Aurum into Baan's businesses, (ii) risks associated with the Exchange Ratio, (iii) dependence on key Aurum personnel, (iv) substantial expenses resulting from the Merger, and (v) Netherlands law implications. Risks relating to Baan and Aurum include the operating history and limited profitability of such companies; variability of quarterly operating results and seasonality of Baan's and Aurum's operating results; Baan North American operations; Aurum international operations; management of growth; control by existing Baan shareholders; possible volatility of Baan Common Share price; foreign personal holding company tax risk; enforceability of United States judgments against Netherlands corporations, directors and officers; and other matters related to Dutch companies.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Aurum Board with respect to the Merger Agreement, holders of Aurum Common Stock should be aware that members of the Aurum Board and the executive officers of Aurum have certain interests in the Merger that are in addition to the interests of holders of Aurum Common Stock generally. These interests include certain employment arrangements with Baan, the lapsing of repurchase restrictions on certain shares of restricted Aurum Common Stock, the acceleration of the vesting of certain options to acquire Aurum Common Stock, and certain rights to indemnification. See "The Plan of Merger -- Interests of Certain Persons."

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The Merger is intended to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), in which case no gain or loss generally should be recognized by the holders of shares of Aurum Common Stock on the exchange of their shares of Aurum Common Stock solely for Baan Common Shares pursuant to the Merger. As a condition to the consummation of the Merger, Baan and Aurum will have received an opinion from their respective tax counsel that the Merger will constitute a reorganization under Section 368(a) of the Code. However, all Aurum stockholders are urged to consult their own tax advisors. See "The Plan of Merger -- Certain Federal Income Tax Considerations" and "-- Conditions to the Merger."

GOVERNMENTAL AND REGULATORY MATTERS

     Consummation of the Merger is subject to compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The notifications required under the HSR Act have been furnished to the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and the specified waiting period under the HSR Act for the Merger has been terminated. In addition, in connection with the consummation of the Merger, certain notification requirements under antitrust laws in certain foreign countries must be complied with. The Merger must also satisfy the requirements of federal, certain state and Netherlands securities laws. See "The Plan of Merger -- Governmental and Regulatory Matters."

ACCOUNTING TREATMENT

     The Merger is intended to qualify as a pooling of interests for financial reporting purposes in accordance with U.S. generally accepted accounting principles. Consummation of the Merger is conditioned upon Baan and Aurum having received letters from each of Moret Ernst & Young Accountants and Coopers & Lybrand L.L.P., their respective independent public accountants, each dated within two (2) business days prior to the Effective Time, regarding those firms' concurrence with Baan's management's and Aurum's management's conclusions as to the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16. See "The Plan of
Merger -- Accounting Treatment" and "-- Conditions to the Merger."

AFFILIATES' RESTRICTIONS ON SALE OF BAAN COMMON SHARES

     The Baan Common Shares to be issued in the Merger will have been registered under the Securities Act by a Registration Statement on Form F-4, thereby allowing those shares to be traded without restriction by all former holders of Aurum Common Stock who (i) are not deemed to be "affiliates" of Aurum at the time of the Aurum Special Meeting (as "affiliates" is defined for purposes of Rule 145 under the Securities Act) and (ii) who do not become "affiliates" of Baan after the Merger.

     The Merger Agreement requires Aurum to use its reasonable best efforts to cause its affiliates to enter into agreements not to make any public sale of any Baan Common Shares received upon consummation of the Merger, except in compliance with Rule 145 under the Securities Act. See "The Plan of
Merger -- Related Agreements -- Affiliates Agreements." In general, Rule 145, as currently in effect, imposes restrictions on the manner in which such affiliates may make resales of Baan Common Shares and also on the number of shares of Baan Common Shares that such affiliates, and others (including persons with whom the affiliates act in concert), may sell within any three-month period. These restrictions will generally apply for at least a period of one year after the Merger (or longer if the person is an affiliate of Baan).

NO APPRAISAL RIGHTS

     Aurum stockholders are not entitled to appraisal rights under the DGCL in connection with the Merger. See "The Plan of Merger -- No Appraisal Rights." Accordingly, stockholders who do not wish to receive Baan Common Shares in exchange for their shares of Aurum Common Stock must liquidate their investment by selling their Aurum Common Stock prior to the consummation of the Merger.

MARKET AND PRICE DATA

     Baan Common Shares are traded on The Nasdaq National Market under the symbol "BAANF" and are traded on the Amsterdam Stock Exchange under the symbol "BAAN." On May 12, 1997, the last trading day before the execution of the Merger Agreement, the closing price of a Baan Common Share as reported on The Nasdaq National Market was $62.125 per share and on July 23, 1997, the closing price of a Baan Common Share as reported on The Nasdaq National Market was $75.75 per share. There can be no assurance as to the actual price of Baan Common Shares prior to, at or any time following the Effective Time of the Merger. Holders of Aurum Common Stock are urged to obtain current market quotations prior to voting on the Merger.

     Aurum Common Stock is traded on The Nasdaq National Market under the symbol "AURM." On May 12, 1997, the last day before the execution of the Merger Agreement, the closing price of Aurum Common Stock as reported on The Nasdaq National Market was $16.625 per share and on July 23, 1997, the closing price of Aurum Common Stock as reported on The Nasdaq National Market was $26.25 per share. Following the Merger, Aurum Common Stock will no longer be publicly traded. See "Risk Factors -- Possible Volatility of Baan Common Share Price" and "Comparison of Rights of Shareholders of Baan and Aurum."

     Aurum stockholders are strongly encouraged to obtain current market prices for the Baan Common Shares and the Aurum Common Stock. The current market prices for Baan Common Shares and shares of Aurum Common Stock may be obtained on the Internet at http://www.nasdaq.com.

EFFECT OF BAAN STOCK VALUE AND PER BAAN COMMON SHARE MARKET PRICE

     As described above, the Exchange Ratio is subject to adjustment in the event that the Baan Stock Value (the average closing sales price of a Baan Common Share over the 10 trading days prior to the closing of the Merger) is less than $50.00. Accordingly, the value of the consideration received by Aurum stockholders in the Merger will vary depending on the market price per Baan Common Share on The Nasdaq National Market during the price measurement period and the resulting number of Baan Common Shares to be issued in the Merger. The table below illustrates the Exchange Ratio determined at various illustrative Baan Stock Values, and the value per share of Aurum Common Stock of the Baan Common shares to be received in the

Merger and the approximate total number of Baan Common Shares to be issued in the Merger, at each such Baan Stock Value. As illustrated by the table, in the event the Baan Stock Value is between $40.00 and $50.00 per share, the value received for each share of Aurum Common Stock remains constant at $17.80. In the event the Baan Stock Value is less than $40.00 per share, the value received for each share of Aurum Common Stock declines. In the event the Baan Stock Value is greater than $50.00 per share, the value received for each share of Aurum Common Stock will increase. Although the Baan Stock Value is currently significantly greater than $50.00 per share, the trading price of the Baan Common Shares is subject to fluctuation. See "Risk Factors -- Possible Volatility of Baan Common Share Price."

                                                                                                  APPROXIMATE
                                                                                                 TOTAL NUMBER
                                                                             VALUE FOR EACH     OF BAAN COMMON
                                          ILLUSTRATIVE       EXCHANGE        SHARE OF AURUM      SHARES ISSUED
                                        BAAN STOCK VALUE      RATIO         COMMON STOCK(1)    IN THE MERGER(2)
                                        ----------------   ------------     ----------------   -----------------
                                             $76.66(a)     0.3559322034(3)       $27.29            4,153,000
                                             $70.00        0.3559322034(3)       $24.92            4,153,000
Exchange Ratio fixed at minimum;             $65.00        0.3559322034(3)       $23.14            4,153,000
value variable                               $59.00        0.3559322034(3)       $21.00            4,153,000
                                             $55.00        0.3559322034(3)       $19.58            4,153,000
                                             $50.00        0.3559322034(4)       $17.80            4,153,000

Exchange Ratio variable; value fixed         $45.00        0.3954802200(4)       $17.80            4,614,000
                                             $40.00        0.4449152542(4)       $17.80            5,191,000

Exchange Ratio fixed at maximum;             $37.50        0.4449152542(5)       $16.68            5,191,000
value variable                               $35.00        0.4449152542(5)       $15.72            5,191,000

---------------

(a) Baan Stock Value if the Closing had occurred on July 23, 1997, the most recent practicable date prior to the printing of this Proxy
    Statement/Prospectus.

(1) The value of each share of Aurum Common Stock is calculated by multiplying the illustrative Baan Stock Value by the corresponding Exchange Ratio.

(2) Based on 11,667,626 shares of Aurum Common Stock outstanding as of June 30, 1997.

(3) Represents ($21.00/$59.00).

(4) Represents ($21.00/$59.00) x ($50.00/the illustrative Baan Stock Value).

(5) Represents the Exchange Ratio determined by the formula in footnote (4) at an illustrative Baan Stock Value of $40.00.

    SUMMARY HISTORICAL AND UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
                                  INFORMATION

     The following table sets forth certain selected historical financial information for Baan and Aurum and selected unaudited pro forma financial information after giving effect to the Merger as a "pooling of interests" for accounting purposes, assuming the Merger had occurred at the beginning of the periods presented. The pro forma combined condensed statement of operations information is presented without giving effect to anticipated transaction costs associated with combining the operations of the two companies. Baan and Aurum selected historical financial information at and for each of the years in the five year period ended December 31, 1996 is derived from the respective historical financial statements of Baan and Aurum, as audited, in the case of Baan, by Moret Ernst & Young Accountants, independent accountants, and, in the case of Aurum, Coopers & Lybrand, L.L.P., independent accountants, and should be read in conjunction with such financial statements and the notes thereto incorporated by reference herein or included elsewhere herein. The Baan and Aurum selected historical financial information at and for the three month periods ended March 31, 1997 and 1996 are derived from the respective unaudited condensed historical financial statements of Baan and Aurum, which are also incorporated by reference herein or included elsewhere herein and, in the opinion of management of Baan and Aurum, respectively, include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information for such periods. The unaudited results of operations for the three months ended March 31, 1997 are not indicative of the results of operations for the 1997 year or for any other period. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or the financial condition that would have been reported had the Merger been consummated as of the beginning of the earliest period presented or that may be reported by Baan in the future.

                                                                                                           AS OF OR FOR THE
                                                                                                          THREE MONTHS ENDED
                                                          AS OF OR FOR THE YEAR ENDED DECEMBER 31,            MARCH 31,
                                                     --------------------------------------------------   ------------------
                                                      1992      1993       1994       1995       1996      1996       1997
                                                     -------   -------   --------   --------   --------   -------   --------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
BAAN -- HISTORICAL
Statement of Operations Data:
  Net revenues.....................................  $46,810   $63,426   $122,924   $216,210   $387,958   $77,926   $123,872
  Income (loss) from operations....................    5,746    (1,962)     5,336     23,481     59,500     6,976     20,140
  Net income (loss)................................    6,849    (2,129)     1,198     15,279     36,333     4,331     12,317
  Net income (loss) per share......................  $  0.10   $ (0.03)  $   0.02   $   0.17   $   0.38   $  0.05   $   0.13
  Shares used in computing per share amounts.......   67,510    75,470     79,388     89,044     94,707    93,504     97,672
Balance Sheet Data:
  Working capital..................................  $ 6,880   $ 2,577   $  5,286   $ 71,740   $260,507             $295,915
  Total assets.....................................   29,947    47,273     77,587    186,621    440,692              506,786
  Long-term debt, less current portion.............    5,055     4,682      2,005      1,714    176,223              200,986
  Total shareholders' equity.......................    8,906    14,794     27,811    114,120    156,007              171,090
AURUM -- HISTORICAL
Statement of Operations Data:
  Net revenues.....................................  $ 3,180   $ 4,901   $  5,912   $ 10,475   $ 27,584   $ 4,883   $  9,345
  Income (loss) from operations....................     (610)   (4,258)    (4,305)    (4,358)        82      (650)       234
  Net income (loss)................................     (624)   (4,262)    (4,388)    (4,452)       279      (663)       467
  Net income (loss) per share......................  $ (0.31)  $ (2.02)  $  (2.18)  $  (1.44)  $   0.03   $ (0.17)  $   0.04
  Shares used in computing per share amounts.......    2,007     2,115      2,010      3,092      9,948     3,959     11,969
Balance Sheet Data:
  Working capital (deficit)........................  $  (900)  $ 3,348   $  1,034   $  2,205   $ 44,356             $ 43,451
  Total assets.....................................    1,169     6,188      5,744      9,795     56,281               58,490
  Long-term debt, less current portion.............       --       341        370        237        451                  336
  Total stockholders' equity (net capital
    deficiency)....................................     (452)   (4,706)    (9,080)   (13,528)    47,009               47,472
UNAUDITED PRO FORMA COMBINED
Statement of Operations Data:
  Net revenues.....................................                      $128,836   $226,685   $415,542   $82,809   $133,217
  Income from operations...........................                         1,031     19,123     59,582     6,326     20,374
  Net income (loss)................................                        (3,190)    10,827     36,612     3,668     13,067
  Net income (loss) per share......................                      $  (0.04)  $   0.12   $   0.37   $  0.04   $   0.13
  Shares used in computing per share amounts(1)....                        79,339     91,433     98,248    96,618    101,932
Balance Sheet Data:
  Working capital..................................                                                                 $335,119
  Total assets.....................................                                                                  565,209
  Long-term debt, less current portion.............                                                                  200,986
  Total shareholders' equity (2)...................                                                                  213,965

---------------
(1) Assumes the issuance of 0.3559322 of a Baan Common Share for each then outstanding share of Aurum Common Stock. Use of the maximum Exchange Ratio of 0.4449153 per share of Aurum Common Stock would have no impact upon the pro forma combined net income (loss) per share amounts in these periods.

(2) Total pro forma shareholders' equity at March 31, 1997 reflects $8.0 million in estimated charges to operations expected to be incurred in connection with the Merger, including $5.5 million in direct transaction costs and $2.5 million in additional anticipated costs associated with integrating the two companies.

                           COMPARATIVE PER SHARE DATA

     The following table sets forth certain historical per share data of Baan and Aurum and selected unaudited pro forma financial information after giving effect to the Merger on a pooling-of-interests basis assuming the issuance of
0.3559322 of a Baan Common Share (0.4449153 for maximum Exchange Ratio purposes) for each outstanding share of Aurum Common Stock and assuming the Merger had occurred at the beginning of the periods presented. The actual number of Baan Common Shares to be exchanged for all of the outstanding Aurum Common Stock will be determined at the Effective Time based on the Exchange Ratio at the Effective Time. The following data should be read in conjunction with the Summary Historical and Unaudited Pro Forma Condensed Combined Financial Information, the Unaudited Pro Forma Combined Condensed Financial Statements and the separate historical financial statements of Baan and Aurum included elsewhere herein or incorporated herein by reference. The unaudited pro forma combined per share data are not necessarily indicative of the operating results that would have been achieved had the Merger been consummated as of the beginning of the earliest period presented and should not be construed as representative of future operations or financial position of Baan. No cash dividends have ever been declared or paid on Baan Common Shares or Aurum Common Stock.

                                                                                  AS OF OR FOR THE
                                                 AS OF OR FOR THE YEAR ENDED        THREE MONTHS
                                                         DECEMBER 31,             ENDED MARCH 31,
                                                 ----------------------------     ----------------
                                                  1994        1995      1996       1996      1997
                                                 -------     ------     -----     ------     -----
BAAN -- HISTORICAL
  Net income per share.........................  $  0.02     $ 0.17     $0.38     $ 0.05     $0.13
  Unaudited book value per share(1)............                          1.74                 1.88
AURUM -- HISTORICAL
  Net income (loss) per share..................  $ (2.18)    $(1.44)    $0.03     $(0.17)    $0.04
  Unaudited book value per share(1)............                          4.06                 4.10
Unaudited pro forma combined net income (loss)
  per share:
     Per Baan share............................  $ (0.04)    $ 0.12     $0.37     $ 0.04     $0.13
     Equivalent per Aurum share(3).............    (0.01)      0.04      0.13       0.01      0.05
     Equivalent per Aurum share -- maximum
       exchange ratio(4).......................    (0.02)      0.05      0.13       0.02      0.06
                                                  ------     ------     -----     ------     -----
Unaudited pro forma combined book value per
  share:
     Per Baan share(1)(2)......................                         $2.11                $2.25
     Per Baan share -- maximum exchange ratio
       (4).....................................                          2.09                 2.23
     Equivalent per Aurum share(1)(2)(3).......                          0.75                 0.80
     Equivalent per Aurum share -- maximum
       exchange ratio(4).......................                          0.93                 0.99

---------------

(1) Historical book value per share is computed by dividing shareholders' equity by the number of common shares outstanding at the end of each period. Baan pro forma combined book value per share is computed by dividing pro forma shareholders' equity by the pro forma number of Baan Common Shares which would have been outstanding had the Merger been consummated as of each balance sheet date.

(2) Pro forma book value reflects $8.0 million in estimated charges to operations expected to be incurred in connection with the Merger, including $5.5 million in direct transaction costs and $2.5 million in additional anticipated costs associated with integrating the two companies.

(3) Aurum equivalent pro forma combined amounts are calculated by multiplying the Baan pro forma combined per share amounts by an assumed Exchange Ratio of 0.3559322.

(4) Equivalent per Aurum share -- maximum exchange ratio assumes an Exchange Ratio of 0.4449153.

                                  RISK FACTORS

     The following factors should be considered carefully by each Aurum stockholder in connection with voting upon the Merger and the Merger Agreement and the transactions contemplated thereby. The following discussion contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which can be identified by the use of forward-looking terminology, such as "may," "will," "expect," "anticipate," "estimate," "project" or "continue," "potential" or "opportunity" or the negative thereof or other variations thereon or comparable terminology. See "FORWARD LOOKING STATEMENTS." The matters set forth below constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

RISKS RELATED TO THE MERGER

     Integration of Aurum into Baan's Businesses. Although Aurum will continue to operate independently as a wholly-owned subsidiary of Baan after the Merger, the Merger involves a significant amount of integration of two companies that have previously operated independently. Among the factors considered by the Board of Supervisory Directors and the Board of Managing Directors of Baan and the Aurum Board in connection with their respective approval of the Merger Agreement and the Merger were the perceived opportunities for broadened product offerings and marketing efficiencies that could result from the Merger. No assurance can be given that difficulties will not be encountered in integrating certain products, technologies or operations of Aurum with Baan or that the benefits expected from such integration will be realized or that Aurum employee morale will not be adversely affected by the integration process. There can be no assurance that either company will retain its key personnel, that the engineering teams of Baan and Aurum will successfully cooperate and realize any technological benefits or that Baan or Aurum will realize any of the other anticipated benefits of the Merger. In addition, the public announcement of the Merger and the consummation of the Merger could result in the cancellation, termination or nonrenewal of arrangements with Aurum by suppliers, distributors or customers of Aurum or the loss of certain key Aurum employees, or the termination of negotiations or delays in ordering by prospective customers of Aurum as a result of uncertainties that may be perceived as a result of the Merger. For example, customers or potential customers of Aurum who utilize back-office enterprise software marketed by competitors of Baan could terminate or delay orders with Aurum due to perceived uncertainties over Aurum's continued commitment to providing products and enhancements or support services for Aurum products which are used in conjunction with a competing back-office enterprise software. In fact, Aurum believes it has experienced some delays in product orders due to the announcement of the Merger. Any significant amount of cancellations, terminations, delays or nonrenewals of arrangements with Aurum or loss of key employees or termination of negotiations or delays in ordering could have a material adverse effect on the business, operating results or financial condition of Aurum, particularly in the quarter ended June 30, 1997 and other near-term quarters.

     The risks and difficulties associated with integrating Aurum with Baan will be increased as a result of Baan's recent acquisition of Antalys, which following the Merger is expected to be combined with Aurum. Although Baan believes that Antalys' sales force configurator software products are complementary to Aurum's software products, the integration of Aurum with Baan (including Antalys) will also require the integration of Aurum's software product offerings and coordination of Aurum's research and development and sales and marketing efforts with those of Baan's (including Antalys'). The difficulties of such assimilation may be increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining three different corporate cultures. In addition, the process of integrating Aurum with Baan (including Antalys) will require substantial attention from management and could cause the interruption of, or a loss of momentum in, the business activities of Baan or Aurum.

     Aurum recently entered into a supply arrangement with a competitor of Antalys to provide Aurum with software products that compete with Antalys' software products. In connection with this supply arrangement, Aurum made a $1.4 million equity investment in the Antalys competitor and has made significant royalty advances to such competitor. Under the terms of their arrangement, the competitor may terminate its relationship with Aurum as a result of the acquisition of control of Aurum pursuant to the proposed Merger. If the arrangement is terminated, although Aurum will be entitled to have its initial $1.4 million investment returned, Aurum will likely incur a significant charge to its earnings related to the write-off of the royalties advanced to such competitor. In any event, until Antalys' and Aurum's competing software offerings are consolidated or reconciled, there could be uncertainty in the marketplace which could result in cancellations, terminations or delays of orders from customers.

     Risks Associated with Exchange Ratio. As a result of the Merger, each share of Aurum Common Stock will represent the right to receive a number of Baan Common Shares equal to the Exchange Ratio. The Exchange Ratio is initially fixed at 0.3559322034 but is subject to adjustment in the event that the Baan Stock Value is less than $50.00 but greater than $40.00 per share. In such event, the Exchange Rate increases to a ratio equal to the product of the initial Exchange Ratio times a fraction, the numerator of which is $50.00 and the denominator of which is the Baan Stock Value, with the result that the value received for each share of Aurum Common Stock will remain constant at $17.80. The Exchange Ratio does not adjust further once the Baan Stock Value reaches $40.00 or less per share, and accordingly, the maximum Exchange Ratio is fixed at 0.4449152542. Therefore, any further decrease in the Baan Stock Value will not affect the Exchange Ratio but will reduce the value for each share of Aurum Common Stock. In addition, the Exchange Ratio is not subject to adjustment in the event that the Baan Stock Value is between $59.00 and $50.00 per share. The specific value of the consideration to be received by Aurum stockholders in the Merger will depend on the market price of Baan Common Shares at the Effective Time. In the event that the market price of Baan Common Shares decreases or increases prior to the Effective Time, the market value at the Effective Time of the Baan Common Shares to be received by Aurum stockholders in the Merger will be affected. In particular, in the event that the Baan Stock Value falls below $59.00 but above $50.00 per share the value of the consideration to be received by the Aurum stockholders will decrease. Furthermore, in the event that the Baan Stock Value falls below $40.00 per share the value of the consideration to be received by Aurum stockholders will decrease further. (Between $50.00 and $40.00, the exchange ratio adjusts so that the value received by the Aurum stockholders is fixed, as described more fully elsewhere herein). The Merger Agreement is not subject to termination in the event the Baan Stock Value increases or declines to any particular price. The market prices of Baan Common Shares and Aurum Common Stock as of a recent date are set forth herein under "Summary -- Market and Price Data" and "Market Price and Dividends." Aurum stockholders are advised to obtain recent market quotations for Baan Common Shares and Aurum Common Stock. The Baan Common Shares and the Aurum Common Stock historically have been subject to substantial price volatility. No assurance can be given as to the market prices of Baan Common Shares or Aurum Common Stock at any time before the Effective Time or as to the market price of the Baan Common Shares at any time thereafter. See "Summary -- Market and Price Data" and "Market Price and Dividends."

     Dependence on Key Aurum Personnel. Aurum's success depends to a significant extent upon a limited number of members of Aurum's senior management and other key Aurum employees. Aurum's future performance will also depend in significant part upon the continued service of its key technical, sales and senior management personnel following the Merger. Of the foregoing individuals, only Aurum's Chief Executive Officer and certain other individuals will be bound by an employment agreement, which employment will nonetheless be at-will. Only certain of these individuals (including Aurum's Chief Executive Officer) will be bound by non-competition agreements. In addition, in connection with agreements previously entered into with Aurum, based on holdings as of June 30, 1997, the repurchase restrictions on 185,240 shares of restricted Aurum Common Stock held by Ms. Coleman will lapse and options held by Ms. Coleman in respect of 100,000 shares of Aurum Common Stock will vest and become immediately exercisable in connection with the Merger. Similarly, based on holdings as of June 30, 1997, the restrictions on 26,250 shares of restricted Aurum Common Stock held by Christopher Dier, Aurum's Chief Financial Officer, will lapse and options held by Mr. Dier in respect of 85,224 shares of Aurum Common Stock will vest and become immediately exercisable in connection with the Merger. The loss of the services of one or more of Aurum's executive officers or key employees or the decision of one or more of such officers or key employees to join a competitor or otherwise compete directly or indirectly with Aurum could have a material adverse effect on Aurum's business, operating results and financial condition. See "The Plan of Merger -- Related Agreements -- Non-Competition Agreements" and "-- Interests of Certain Persons" and "Aurum Management."

     Substantial Expenses Resulting from the Merger. The negotiation and implementation of the Merger will result in aggregate pre-tax expenses to Baan and Aurum of approximately $6.0 million to $10.0 million. The anticipated charge, before estimated tax benefits, relates to direct transaction costs and costs associated with integrating the operations of the two companies. There can be no assurance that the companies' estimate is correct or that unanticipated contingencies will not occur that will substantially increase the costs of combining the operations of the two companies. In any event, costs associated with the Merger will negatively impact results of operations in the quarter ending September 30, 1997 and may affect subsequent quarters.

     Netherlands Law Implications. As a result of the Merger, stockholders of Aurum will become shareholders of Baan, and their rights will be governed by Netherlands law and the Articles of Association of Baan which differ in certain material respects from the Restated Certificate of Incorporation of Aurum and Aurum's by-laws. See "Risk Factors -- Other Matters Related to Dutch Companies" and "Comparison of Rights of Shareholders of Baan and Stockholders of Aurum."

OPERATING HISTORY; LIMITED PROFITABILITY

     Baan has experienced substantial revenue growth in recent years, but its profitability, as a percentage of net revenues, has varied widely on a quarterly and annual basis. Baan was not profitable in 1993, and was only slightly profitable in 1994 due largely to recognition of $14.8 million in software license revenues from one large customer contract. Absent such contract, Baan would not have been profitable in 1994. Due to Baan's limited operating history on a significant international scale, the rate of growth of Baan's business and the variability of operating results in past periods, there can be no assurance that Baan's revenues will continue at the current level or will grow, or that Baan will be able to sustain profitability on a quarterly or annual basis. During 1996, Baan has experienced increases in accounts receivable as revenues have increased. Accounts receivable days sales outstanding (the ratio of the quarter-end accounts receivable balance to quarterly revenues, multiplied by 90) were 104 and 109 days as of December 31, 1995 and 1996, respectively. These increases in accounts receivable, together with increased investments by Baan in infrastructure and expansion of operations, have impacted cash flow from operations. Although Baan has in recent periods generated cash from operations, there can be no assurance that cash flow from operations in future periods will not be further impacted.

     Aurum was incorporated in October 1991 and did not begin shipping its software products until January 1992. Although Aurum has experienced significant growth in revenues during the past two years, Aurum does not believe that prior growth rates are sustainable or indicative of future operating results. Aurum has incurred losses in each year since inception and, as of March 31, 1997, had an accumulated deficit of $12.9 million. Aurum's limited operating history makes the prediction of future operating results difficult, if not impossible. Although Aurum achieved limited profitability during the last three quarters of 1996, for the full year ended 1996 and the first quarter of 1997, there can be no assurance that Aurum will be able to sustain profitability on a quarterly or annual basis. See "Aurum Selected Financial Data" and "Aurum Management's Discussion and Analysis of Financial Condition and Results of Operations."

VARIABILITY OF QUARTERLY OPERATING RESULTS; SEASONALITY

     Each of Baan's and Aurum's operating results have been subject to significant fluctuations, particularly on a quarterly basis, and Baan's operating results could fluctuate significantly quarter to quarter after the Merger.

     Baan's net revenues and operating results can vary, sometimes substantially, from quarter to quarter. Baan's license revenues have in recent periods increased as a percentage of total net revenues. License revenues increased from 49% of total net revenues in 1994 to 52%, 58% and 62% of total net revenues in 1995, 1996 and the three month period ended March 31, 1997, respectively. Baan's revenues in general, and in particular its license revenues, are relatively difficult to forecast due to a number of reasons, including (i) the relatively long sales cycles for Baan's products, (ii) the size and timing of individual license transactions, (iii) the timing of the introduction of new products or product enhancements by Baan or its competitors,
(iv) the potential for delay or deferral of customer implementations of Baan's software, (v) changes in customer budgets, and (vi) seasonality of technology purchases and other general economic conditions. In the last three years, and particularly in its U.S. operations, Baan has made significant changes in its business focus, including greater emphasis on sales to larger customers. As a result, Baan has realized an increasingly high portion of total net revenues from individually large licenses which could contribute to greater quarterly variability. While Baan believes that its allowance for doubtful accounts as of March 31, 1997 remains adequate, a significant portion of Baan's accounts receivable at such date are derived from sales of large licenses, often to new customers with which Baan does not have a payment history. Accordingly, there can be no assurances that the allowance will be adequate to cover any receivables which are later determined to be uncollectible, particularly if one or more large receivables becomes uncollectible.

     Baan's software products generally are shipped as orders are received. As a result, license revenues in any quarter are substantially dependent on orders booked and shipped in that quarter. Because Baan's operating expenses are based on anticipated revenue levels and because a high percentage of Baan's expenses are relatively fixed, a delay in the recognition of revenue from a limited number of license transactions could cause significant variations in operating results from quarter to quarter and could result in losses. Baan plans to increase expenditures in order to fund continued build-up of international operations, greater levels of research and development, a larger direct sales and marketing staff, development of new distribution and resale channels, and broader customer support capability, although annual expenditures will depend upon ongoing results and evolving business needs. To the extent such expenses precede or are not subsequently followed by increased revenues, Baan's operating results would be materially adversely affected.

     Baan believes that fourth quarter revenues have historically been positively impacted by year-end capital purchases by larger corporate customers. This seasonality, which Baan believes is common in the computer software industry, is likely to increase as Baan focuses on larger corporate accounts, and typically result in first quarter revenues in any year being lower than revenues in the immediately preceding fourth quarter.

     Baan's operating results may also be affected following the Merger by risks and uncertainties associated with Aurum's business. Aurum's quarterly results have varied significantly in the past and may vary significantly in the future, depending on a number of factors, many of which are beyond Aurum's control. These factors include, among others, the ability of Aurum to develop, introduce and market new and enhanced versions of its software on a timely basis, the demand for Aurum's software, the size, timing and contractual terms of significant orders, the timing and significance of software product enhancements and new software product announcements by Aurum or its competitors, budgeting cycles of Aurum's potential customers, customer order deferrals in anticipation of enhancements of new software products, the cancellations of licenses or maintenance agreements, software defects and other product quality problems, and general domestic and international economic and political trends. Moreover, the timing of revenue recognition can be affected by many factors, including the timing of contract execution and delivery and customer acceptance, if applicable. In part because of lengthy sales and implementation cycles, the timing between initial customer contact and fulfillment of criteria for revenue recognition can be lengthy and unpredictable, and revenues in any given period may be adversely affected as a result of such unpredictability. Aurum has limited backlog. As a result, software revenues in any quarter are substantially dependent on orders booked and shipped in that quarter, cannot be accurately predicted, and may vary significantly. Aurum has also experienced seasonality in its business, in part due to customer buying patterns. In recent years, Aurum has generally had stronger demand for its software products in the quarters ending in June and December and weaker demand in the quarters ending in March and September. See "Aurum Management's Discussion and Analysis of Financial Condition and Results of Operations."

BAAN NORTH AMERICAN OPERATIONS

     Baan commenced its investment program in North America in 1993 and has a limited number of operational installations of its products at customer sites in North America. Accordingly, Baan has only a limited number of reference customer sites in North America. Many of these customers continue to implement Baan's products, and some of these customers are in the early stage of implementation. If Baan were to experience significant implementation problems at these or other reference sites in North America (or elsewhere), it could significantly impact future sales and operating results in North America (and elsewhere). In addition, in order to support the anticipated growth of Baan's business in the North American market, Baan continues to incur significant costs to build corporate infrastructure ahead of anticipated revenues. This includes developing experienced resources, through both internal hiring and establishing relationships with third party implementation providers, that are necessary to support customer installations of Baan's software and provide other customer services. The number of Baan employees in North America has grown from 168 at December 31, 1993 to 180 at December 31, 1994, 309 at December 31, 1995 and 637 at December 31, 1996 and 699 at March 31, 1997, respectively. In addition, Baan's operating expenses (exclusive of general corporate expenses) in North America have increased from $13.1 million for the year ended December 31, 1993 to $29.2 million, $44.7 million, $102.7 million and $34.0 million for the years ended December 31, 1994, 1995, 1996 and for the three months ended March 31, 1997, respectively. As a result of this expansion, Baan must continue to implement and improve its operational and financial control systems and to expand, train and manage its employee base and relationships with third party implementation providers, in order to provide high-quality training, product implementation and other customer services. These factors have placed, and are expected to continue to place (particularly in the light of the acquisition of Antalys and the proposed acquisition of Aurum, both of which are based in North America), a significant strain on Baan's management and operations. There can be no assurance that Baan's North American operations will continue to experience growth or that Baan will be able to manage effectively an increased level of operations in North America. Any failure to expand in North American markets or inability to manage such activities effectively would have a material adverse effect on Baan's results of operations.

AURUM INTERNATIONAL OPERATIONS

     Aurum believes that its continued growth and profitability as a wholly-owned subsidiary of Baan will require expanded distribution for its products, particularly internationally. In North America, Aurum has sold its products primarily through its direct sales organization and has supported its customers with its technical and customer support staff. International sales have been insignificant to date, however Aurum intends to expand its international operations and enter additional international markets by marketing through Baan's distribution network, establishing partnerships with other international distributors and, as appropriate, in selected countries, through expansion of Aurum's direct sales capabilities. Continued expansion, domestically and internationally, will require significant investments of management attention and financial resources, which could adversely affect Aurum's operating margins and earnings, if any. Aurum's growth to date has challenged Aurum's personnel and management resources. Aurum's ability to achieve international revenue growth in the future will depend in part on its ability to establish productive relationships with qualified distributors in Europe and the Pacific Rim. The competition for qualified international distributors is intense, however. Aurum has in the past experienced difficulty in obtaining qualified distributors and there can be no assurance that Aurum can attract and retain qualified distributors after the consummation of the Merger.

MANAGEMENT OF GROWTH

     Baan's business has grown rapidly in the last five years, with total net revenues increasing from $46.8 million in 1992 to $388.0 million in 1996 and $123.9 million in the three months ended March 31, 1997. The growth of Baan's business and expansion of Baan's customer base has placed a significant strain on Baan's management and operations. Baan's recent expansion has resulted in substantial growth in the number of its employees, the scope of its operating and financial systems and the geographic area of its operations, resulting in increased responsibility for both existing and new management personnel. Baan's ability to support the growth of its business will be substantially dependent upon having in place highly trained internal and third party resources to conduct pre-sales activity, product implementation, training and other customer support services.

     Aurum's business has also grown rapidly in recent periods, with revenues increasing from $5.9 million in 1994 to $10.5 million in 1995 and $27.6 million in 1996. At the same time, Aurum has experienced significant growth in the number of employees, in the geographic scope of its operations as well as its target customers, and in the scope of the operating and financial systems required to support a growing organization. In order to manage future growth and the integration with Antalys, Aurum will be required to integrate additional general and administrative personnel and to augment or replace its existing financial and management systems. Such integration with Antalys may result in disruption of operations and impact financial results.

     Baan and Aurum's future operating results will depend on the ability of their officers and other key employees to continue to implement and improve operational, customer support and financial control systems, to expand, train and manage its employee base and to work effectively with third party implementation providers. There can be no assurance that Baan or Aurum will be able to manage its recent or any future expansion successfully, and any inability to do so would have a material adverse effect on Baan or Aurum's results of operations.

BAAN CONVERTIBLE SUBORDINATED NOTES; LEVERAGE

     In December 1996 and January 1997, Baan incurred $200 million of indebtedness through the sale of 4.5% convertible subordinated notes due 2001. As a result of this indebtedness, Baan's principal and interest obligations increased substantially. The degree to which Baan is leveraged could materially adversely affect Baan's ability to obtain additional financing for working capital, acquisitions or other purposes and could make it more vulnerable to industry downturns and competitive pressures. Baan's ability to meet its debt service obligations will be dependent upon Baan's future performance, which will be subject to financial, business and other factors affecting the operations of Baan, many of which are beyond its control.

COMPETITION

     Baan Software Products. The information management application software market is highly competitive, is changing rapidly, and is significantly affected by new product introductions and other market activities of industry participants. Baan's products are targeted at the emerging market for open systems, client/server, Enterprise Resource Planning ("ERP") software solutions, and Baan's current and prospective competitors offer a variety of products and solutions to address this market. Baan's primary competition comes from a large number of independent software vendors and other sources including SAP AG ("SAP"), Oracle Corporation ("Oracle"), System Software Associates, Inc. ("SSA"), and PeopleSoft, Inc. ("PeopleSoft"). In addition, Baan faces indirect competition from suppliers of custom-developed business application software that have focused mainly on proprietary mainframe and minicomputer-based systems with highly customized software, such as the systems consulting groups of major accounting firms and systems integrators. Baan also faces indirect competition from systems developed by the internal MIS departments of large organizations.

     Many of Baan's competitors have longer operating histories, significantly greater financial, technical, marketing and other resources than Baan, greater name recognition, and a larger installed base of customers. In addition, certain competitors, including SAP, Oracle and PeopleSoft, have well-established relationships with customers of Baan. Further, because Baan's products run on relational database management systems (RDBMS) and Oracle has the largest market share for RDBMS software, Oracle may have a competitive advantage in selling its application products to its RDBMS customer base. Baan may also face market resistance from the large installed base of legacy systems because of the reluctance of these customers to commit the time and effort necessary to convert to an open systems-based client/server software solution. Furthermore, as the client/server computing market develops, companies with significantly greater resources than Baan could attempt to increase their presence in this market by acquiring or forming strategic alliances with competitors of Baan.

     Baan relies on a number of systems consulting and systems integration firms for implementation and other customer support services, as well as recommendations of its products during the evaluation stage of the purchase process. Although Baan seeks to maintain close relationships with these third party implementation providers, many of these third parties have similar, and often more established, relationships with Baan's principal competitors. If Baan is unable to develop and retain effective, long-term relationships with these third parties, it would adversely affect Baan's competitive position. Further, there can be no assurance that these third parties, many of which have significantly greater financial, technical and marketing resources than Baan, will not market software products in competition with Baan in the future or will not otherwise reduce or discontinue their relationships with or support of Baan and its products.

     Baan believes that its success has been due in part to its focus on the client/server architecture of its software products. Certain of Baan's competitors currently offer products using client/server architecture, and

Baan believes that many of its other competitors are actively developing client/server-based products, including certain large, well-established software companies that have announced their intent to introduce client/server ERP products. As a result, competition (including price competition) is likely to increase substantially, which could result in price reductions and loss of market share. There can be no assurance that Baan will be able to compete successfully with existing or new competitors or that competition will not have a material adverse effect on Baan's business.

     Aurum Software Products. The market for Aurum's client/server applications is highly competitive, fragmented and subject to rapid technological change and frequent new product introductions and enhancements. Aurum has a large number of competitors which range from internally developed custom application development efforts to packaged application vendors. Aurum offers a suite of applications which can be used as part of an integrated customer management application suite or on a stand-alone basis. Aurum competes with packaged application vendors that provide tactical departmental solutions in specific market segments as well as with competitors that provide a broader suite of integrated customer management applications. Many of these competitors have longer operating histories, significantly greater financial, technical, product development, marketing and other resources, greater name recognition or a larger installed base of customers than Aurum. As a result, these competitors may be able to respond more quickly to new or emerging technologies and to changes in customer requirements or to devote greater resources to the development, promotion and sale of their products than can Aurum.

     Aurum's principal competitors in the sales force automation market include Brock Control Systems, Inc., Metropolis Software, Inc. (recently acquired by Clarify Inc.), SalesBook Systems, Sales Kit Software Corporation, SaleSoft, Inc., Saratoga Systems, Inc. and Siebel Systems, Inc. Aurum also depends for the marketing and implementation of its products upon a number of third party systems integrators, including Cambridge Technology Partners, Deloitte & Touche LLP, IBM and KPMG Peat Marwick LLP. Many of these firms also have established relationships with Aurum's competitors. There can be no assurance that these third parties, many of which have significantly greater financial resources than Aurum, will not in the future compete directly with Aurum or otherwise discontinue their support of Aurum's products. Aurum also faces competition from customer support application vendors, which are attempting to expand from their customer support market into the sales automation area either through internal product development or through acquisitions. These customer support competitors include Astea International, Inc., Clarify Inc., Scopus Technology, Inc. and The Vantive Corporation. Over time, Aurum expects large enterprise software vendors such as Oracle and SAP to extend their enterprise application suites by offering sales force automation, telemarketing and customer support, with the appropriate integration to leading financial, order entry and manufacturing applications. In addition, because the barriers to entry in the software market are relatively low, additional competitors may emerge as the sales and marketing software market continues to develop and expand. It is also possible that acquisitions of competitors by large software companies or alliances among competitors could occur. Aurum expects that significant consolidation in its industry will occur over the next few years and increased competition from new entrants or through strategic acquisitions or alliances could result in price erosion, reduced gross margins or loss of market share, any of which could have a material adverse effect on Aurum's contribution to Baan's business, operating results and financial condition.

RAPID TECHNOLOGICAL CHANGE AND NEW PRODUCTS

     The market for Baan's ERP software products and Aurum's sales and marketing software is characterized by rapid technological advances, evolving industry standards in computer hardware and software technology, changes in customer requirements, and frequent new product introductions and enhancements. The introduction of products embodying new technologies or new industry standards can render existing products obsolete and unmarketable. The future success of Baan will depend upon its ability to continue to enhance its current product lines and to develop, integrate and introduce new products, including Aurum's and Antalys' software offerings, that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance. In particular, Baan must continue to anticipate and respond adequately to advances in RDBMS software and desktop computer operating systems such as Microsoft Windows and successor operating systems. There can be no assurance that Baan will be successful in developing and marketing, on a timely and cost-effective basis, fully functional product enhancements or new products that respond to technological advances by others, or that Baan and Aurum's new products will achieve market acceptance.

     Historically, Baan has issued significant new releases of its software products approximately every two years with interim releases on a more frequent basis. As a result of the complexities inherent in both the RDBMS and client/server environments and the broad functionality and performance demanded by customers for ERP products, major new product enhancements and new products can require long development and testing periods to achieve market acceptance. Baan has on occasion experienced delays in the scheduled introduction of new and enhanced products. In addition, software programs as complex as those offered by Baan may contain undetected errors or "bugs" when first introduced or as new versions are released that, despite testing by Baan, are discovered only after a product has been installed and used by customers. For example, Version 3.0 contained certain identified software errors which required correction in Version 3.1. There can be no assurance that Baan's most recent software release, BAAN IV, or future releases of Baan's products will not contain further software errors. Any such errors could impair the market acceptance of these products and adversely affect operating results. Problems encountered by customers installing and implementing new releases or with the performance of Baan's products could also have a material adverse effect on Baan's business and operating results. Customers have only recently commenced implementation of the BAAN IV version of Baan's software. If Baan were to experience delays in the introduction of new and enhanced products, or if customers were to experience significant problems with the implementation and installation of new releases or were to be dissatisfied with product functionality or performance, it could materially adversely affect Baan's business and operating results.

     The success of Aurum's products may depend, in part, on Aurum's ability to introduce products which are compatible with the Internet and on the broad acceptance of the Internet and World Wide Web as a viable commercial marketplace. It is difficult to predict with any assurance whether the Internet will prove to be a viable commercial marketplace or whether the demand for Internet-related products and services will increase or decrease in the future. There can be no assurance that Aurum will be successful in developing and marketing enhancements to its products that respond to technological developments, evolving industry standards or changing customer requirements, or that Aurum will not experience difficulties that could delay or prevent the successful development, introduction and sale of such enhancements or that such enhancements will adequately meet the requirements of the marketplace and achieve any significant degree of market acceptance. If release dates of any future product enhancements or new products are delayed or if these products or enhancements fail to achieve market acceptance when released, Aurum's business, operating results and financial condition could be materially and adversely affected. In addition, the introduction or announcement of new product offerings or enhancements by Aurum or Aurum's competitors or major hardware, systems or software vendors may cause customers to defer or forgo purchases of Aurum's products, which could have a material adverse effect on Aurum's business, operating results and financial condition. See "Aurum Business -- Strategy,"
"-- Software Products," "-- Product Architecture" and "-- Research and Development."

INTERNATIONAL OPERATIONS AND CURRENCY FLUCTUATIONS

     Baan's products are currently marketed in the United States, The Netherlands, Germany and 56 other countries. Sales in the United States, The Netherlands and Germany accounted for 31%, 15% and 12%, respectively, of Baan's net revenues in the three months ended March 31, 1997. Baan's operations are subject to risks inherent in international business activities, including, in particular, general economic conditions in each country, overlap of different tax structures, management of an organization spread over various countries, unexpected changes in regulatory requirements, compliance with a variety of foreign laws and regulations, and longer accounts receivable payment cycles in certain countries. Other risks associated with international operations include import and export licensing requirements, trade restrictions and changes in tariff and freight rates.

     A significant portion of Baan's business is conducted in currencies other than the U.S. dollar (the currency in which its financial statements are stated), primarily the Dutch guilder and the German mark.

Baan has historically recorded a majority of its expenses in guilders, especially research and development expenses, and a substantial majority of its revenues has been denominated in guilders, marks and, more recently, U.S. dollars. As a result, appreciation in the value of the guilder relative to the value of the U.S. dollar could adversely affect operating results. Foreign currency transaction gains and losses arising from normal business operations are credited to or charged against earnings in the period incurred. As a result, fluctuations in the value of the currencies in which Baan conducts its business relative to the U.S. dollar have caused and will continue to cause foreign currency transaction gains and losses. In 1994, Baan incurred $1.9 million in foreign currency transaction losses. At the end of 1994, Baan reevaluated its currency management process, and established programs to reduce its foreign currency exposure. Baan incurred a foreign currency transaction net loss of $253,000 and $170,000 for the years ended December 31, 1995 and 1996, respectively. Starting in the fourth quarter of 1995, Baan established controls regarding the use of derivative financial instruments, which it uses primarily to offset the effects of exchange rate changes on intracompany cash flow exposures denominated in foreign currencies. These exposures include firm trade accounts, royalties, service fees and loans. Baan continues to evaluate its currency management policies. Notwithstanding the measures Baan has adopted, due to the number of currencies involved, the constantly changing currency exposures and the substantial volatility of currency exchange rates, there can be no assurance that Baan will not continue to experience currency losses in the future, nor can Baan predict the effect of exchange rate fluctuations upon future operating results.

RELIANCE ON CERTAIN RELATIONSHIPS -- BAAN

     Baan relies on a number of consulting and systems integration firms to enhance its marketing, sales and customer support efforts, particularly with respect to implementation and support of its products as well as lead generation and assistance in the sales process. As Baan continues to implement its strategy of focusing on the licensing of its core software products, Baan will remain dependent upon third party implementation providers for product implementation, customization, customer support services and end user training. Many such firms have similar, and often more established, relationships with Baan's principal competitors. There can be no assurance that these third party implementation providers will provide the level and quality of service required to meet the needs of Baan's customers, that Baan will be able to maintain an effective, long term relationship with these third parties, or that these parties will continue to meet the needs of Baan's customers. If Baan is unable to develop and maintain effective, long-term relationships with these third parties, or if these parties fail to meet the needs of Baan's customers, Baan's business would be adversely affected. Although Baan has agreements with certain of these providers, these agreements are generally terminable by the third party providers at any time and do not impose specific obligations on the part of the third party providers. Further, there can be no assurance that these third party implementation providers, many of which have significantly greater financial, technical, personnel and marketing resources than Baan, will not market software products in competition with Baan in the future or will not otherwise reduce or discontinue their relationships with or support of Baan and its products.

RELIANCE ON CERTAIN RELATIONSHIPS -- AURUM

     Aurum incorporates into its products certain software and other technologies licensed to it by third-party developers. Among the principal developers of these licensed technologies are Business Objects, Inc., which licenses an On-Line Analytical Processing ("OLAP") tool that enables the analysis of sales and customer data at both the server and client sites of a user's network; Centura Corporation, which licenses a SQL-based laptop database that is used principally in Aurum's SalesTrak product; and First Floor Software, Inc., which licenses an intelligent agent that monitors changes in sales and customer data accessed through the World Wide Web. Aurum's license agreements with Business Objects and Centura expire in March 2000 and December 1997, respectively. The license agreement with First Floor, which is being renegotiated, expires in June 1997. There can be no assurance that any of these agreements will be renewed following expiration. Because Aurum's products incorporate software developed and maintained by third parties, Aurum is to a certain extent dependent upon such third parties' abilities to maintain or enhance their current products, to develop new products on a timely and cost-effective basis and to respond to emerging industry standards and other technological changes. In the event that Aurum's agreements with its third-party vendors should fail to be renewed or the products licensed from such vendors should fail to address the requirements of Aurum's software products, Aurum would be required to find alternative software products or technologies of equal performance or functionality. There can be no assurance that Aurum would be able to replace such functionality provided by the third-party software currently offered in conjunction with Aurum's products in the event that such software becomes obsolete or incompatible with future versions of Aurum's products or is otherwise not adequately maintained or updated. The absence of or any significant delay in the replacement of that functionality could have a material adverse effect on Aurum's business, operating results and financial condition.

DEPENDENCE ON KEY PERSONNEL

     Baan's success depends to a significant extent upon a limited number of members of senior management of Baan and other key employees of Baan. Baan does not maintain key man life insurance on any personnel. The loss of the service of one or more key employees could have a material adverse effect on Baan. In addition, Baan (which after the Merger would include Aurum) believes that its future success will depend on its ability to attract and retain highly skilled technical, management, sales and marketing personnel. Competition for such personnel in the computer software industry is intense. There can be no assurance that Baan will be successful in attracting and retaining such personnel, and the failure to attract and retain such personnel could have a material adverse effect on Baan's business.

ABILITY TO ENFORCE INTELLECTUAL PROPERTY RIGHTS

     Baan and Aurum rely on a combination of the protections provided under applicable copyright, trademark and trade secret laws, as well as on confidentiality procedures and licensing arrangements, to establish and protect their rights in their software. Despite Baan and Aurum's efforts, it may be possible for unauthorized third parties to copy certain portions of Baan and Aurum's products or to reverse engineer or obtain and use information that Baan or Aurum regards as proprietary. In addition, the laws of certain countries do not protect Baan or Aurum's proprietary rights to the same extent as do the laws of the United States or The Netherlands. Accordingly, there can be no assurance that Baan or Aurum will be able to protect their proprietary software against unauthorized third party copying or use, which could adversely affect Baan and Aurum's competitive position.

     Aurum submitted a patent application for its dbSync technology in August 1996, and such application is still pending. There can be no assurance that any patent covering Aurum's inventions will issue or that any patent, if issued, will provide sufficiently broad protection or will prove enforceable in actions against alleged infringers. Despite precautions taken by Aurum, it may be possible for unauthorized third parties to copy aspects of its products or future products or to obtain and use information that Aurum regards as proprietary. In particular, Aurum provides its licensees with access to its data model and other proprietary information underlying its licensed applications. Aurum also makes source code available for certain of Aurum's products and occasionally enters into source code escrow agreements also with certain customers for the balance of the source code. There can be no assurance that Aurum's means of protecting its proprietary rights will be adequate or that Aurum's competitors will not independently develop similar or superior technology or design around any patents owned by Aurum.

     Baan and Aurum, from time to time, receive notices from third parties claiming infringement by Baan or Aurum's products of third party proprietary rights. There can be no assurance that legal action claiming patent or other intellectual property infringement will not be commenced against Baan or Aurum, or that Baan or Aurum would necessarily prevail in such litigation given the complex technical issues and inherent uncertainties in intellectual property litigation; and in the event a claim against Baan or Aurum was successful and Baan or Aurum could not obtain a license on acceptable terms or develop or license a substitute technology, Baan or Aurum's business and operating results would be materially adversely affected. Baan and Aurum expect that software products will increasingly be subject to such claims as the number of products and competitors in the enterprise application software industry segment grows and the functionality of products overlap. Any such claim, with or without merit, could be time-consuming, result in costly litigation and require Baan or Aurum to enter into royalty and licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable by Baan, or at all. In the event of a successful claim against Baan or Aurum and the failure of Baan or Aurum to develop or license a substitute technology, Baan or Aurum's business and operating results would be materially adversely effected.

CONTROL BY EXISTING BAAN SHAREHOLDERS

     Baan Investment B.V. owns approximately 43% of Baan's outstanding Common Shares as of March 31, 1997. Jan Baan and J.G. Paul Baan, by virtue of their positions as managing directors of Baan Investment B.V. and the control they exercise over the entities that own and control the shares of Baan Investment B.V., effectively have the power to vote the Baan Common Shares owned by Baan Investment B.V. Messrs. Baan and Baan will therefore also have the effective power to influence significantly the outcome of matters submitted for shareholder action, including the appointment of members of Baan's Management and Supervisory Boards and the approval of significant change in control transactions, and may be deemed to have control over the management and affairs of Baan. This significant equity interest in Baan may have the effect of making certain transactions more difficult absent the support of Jan Baan and J.G. Paul Baan, and may have the effect of delaying or preventing a change in control of Baan.

POSSIBLE VOLATILITY OF BAAN COMMON SHARE PRICE

     The market price of Baan Common Shares has experienced significant fluctuations and may continue to fluctuate significantly. The market price of the Common Shares may be significantly affected by factors such as the announcement of new products or product enhancements by Baan, Aurum or their competitors, technological innovation by Baan, Aurum or their competitors, quarterly variations in Baan's results of operations, changes in earnings estimates by market analysts, general market conditions or market conditions specific to particular industries, and political conditions. In particular, the stock prices for many companies in the technology and emerging growth sector have experienced wide fluctuations which have often been unrelated to the operating performance of such companies. Such fluctuations may adversely affect the market price of the Baan Common Shares.

FOREIGN PERSONAL HOLDING COMPANY TAX RISK

     Baan or certain of its subsidiaries may in the future be characterized as a foreign personal holding company ("FPHC") if: (i) Jan Baan or J.G. Paul Baan or a member of either of their families were to become a U.S. resident or citizen, or to marry a U.S. resident or citizen and (ii) more than 60% of the gross income of Baan or a subsidiary were considered foreign personal holding company income. If such treatment were to occur, U.S. residents, citizens, corporations and other persons subject to U.S. taxation on the basis of net income who hold Baan Common Shares would be required to include in their gross income as a dividend their pro rata portion of any undistributed income of Baan or a subsidiary so classified as a FPHC, even if no cash dividend were actually paid. Although neither Baan nor any subsidiary is currently a FPHC, Baan can give no assurances that changes in ownership of the shares currently held by Baan Investment B.V., or changes in ownership or residency of Jan Baan or J.G. Paul Baan or members of either of their families, will not cause Baan to be treated as a FPHC, nor is Baan undertaking any obligation to determine or disclose at any time in the future its status as a FPHC. See "Taxation -- United States Federal Income Taxation -- Foreign Personal Holding Companies."

ENFORCEABILITY OF UNITED STATES JUDGMENTS AGAINST NETHERLANDS CORPORATIONS, DIRECTORS AND OFFICERS

     Judgments of United States courts, including judgments against Baan, its directors or its officers predicated on the civil liability provisions of the federal securities laws of the United States, are not directly enforceable in The Netherlands. See "Enforceability of Civil Liabilities."

OTHER MATTERS RELATED TO DUTCH COMPANIES

     As a Netherlands "naamloze vennootschap" (N.V.), Baan is subject to certain requirements not generally applicable to corporations organized in United States jurisdictions. Among other things, the issuance of shares by Baan must be submitted for resolution of the general meeting of shareholders, except to the extent such authority to issue shares has been delegated by the general meeting of shareholders to another corporate body. The issuance of shares by Baan is generally subject to shareholder preemptive rights, except to the extent that such preemptive rights have been excluded or limited by the general meeting of shareholders (subject to a qualified majority of two-thirds of the votes if less than 50% of the outstanding share capital is present or represented) or, in case the authority to issue shares has been delegated to another corporate body that has also been empowered by the general meeting of shareholders to exclude or limit such preemptive rights, by such corporate body. In this regard, the general meeting of shareholders has authorized the Management Board of Baan, upon approval by the Supervisory Board, to issue any authorized and unissued shares of Baan at any time up to and including April 30, 2002, and has authorized the Management Board, upon approval by the Supervisory Board, to exclude or limit shareholder preemptive rights with respect to any issuance of such shares up to and including such date. Such authorizations may be renewed by the general meeting of shareholders from time to time, or by Baan's Articles of Association pursuant to an amendment to that effect, for up to five years at a time. This authorization would also permit the issuance of shares in an acquisition, provided that shareholder approval is required in connection with a statutory merger (except that, in certain limited circumstances, the board of management of a surviving company may resolve to legally merge Baan). Shareholders do not have preemptive rights with respect to shares which are issued against payment other than in cash, shares which are issued to employees of Baan or of a group company or shares which are issued to someone exercising a previously acquired right to subscribe for shares. In addition, certain major corporate decisions are subject to prior advice by the Works Councils established at Baan Development B.V. and/or Baan Nederland B.V., two Dutch subsidiaries of Baan. Furthermore, certain decisions that may have an impact on the remuneration or fringe benefits of employees may be subject to approval of the Work Councils. Furthermore, in case of a change of control, directly or indirectly, in the activities of a company or part of a company, in which a hundred employees or more are employed, certain notifications requirements pursuant to the Dutch Merger Code may have to be observed. In addition, certain major corporate decisions are subject to prior approval or advice by the Works Council established at Baan Development B.V. and Baan Nederland B.V., two Dutch subsidiaries of Baan.

                           MARKET PRICE AND DIVIDENDS

BAAN

     Baan Common Shares are quoted on The Nasdaq National Market under the symbol "BAANF" and on the Official Market of the Amsterdam Stock Exchange under the symbol "BAAN." The following table sets forth the quarterly high and low closing prices for the Baan Common Shares as reported by The Nasdaq National Market and the Amsterdam Stock Exchange since the Baan Company Shares began trading on The Nasdaq National Market on May 19, 1995 and on the Official Market of the Amsterdam Stock Exchange on May 23, 1995. Prior to such dates there was no established public trading market for the Baan Common Shares.

                                                      NASDAQ
                                                     NATIONAL
                                                      MARKET           AMSTERDAM STOCK EXCHANGE
                                                  --------------       ------------------------
                                                  HIGH       LOW          HIGH          LOW
                                                  ----       ---       ----------    ----------
Fiscal 1995:
  Second Quarter (From May 19, 1995)............  $15 7/16   $111/8     NLG 23.95     NLG 17.25
  Third Quarter.................................   24 3/16    147/8         39.15         25.75
  Fourth Quarter................................   23 1/16    1729/32       37.60         28.25
Fiscal 1996:
  First Quarter.................................   30 11/16   2011/32       51.40         33.45
  Second Quarter................................   37 11/16   255/16        66.80         42.50
  Third Quarter.................................   36         263/4         62.80         45.90
  Fourth Quarter................................   40 1/8     311/4         69.90         56.50
Fiscal 1997:
  First Quarter.................................   50 3/8     347/8         95.40         61.00
  Second Quarter................................   69 3/4     425/8        139.00         77.00
  Third Quarter (through July 23, 1997).........   81         695/16       170.00        133.00

     On June 30, 1997 the exchange rate of Dutch guilders into U.S. dollars (the New York foreign exchange selling rate as of such date) was NLG 1.9641/$1.

AURUM

     Aurum Common Stock is quoted on The Nasdaq National Market under the symbol "AURM." The following table sets forth the quarterly high and low closing sales prices for Aurum's Common Stock as reported by The Nasdaq National Market since Aurum Common Stock began trading on The Nasdaq National Market on October 29, 1996. Prior to such date, there was no established public trading market for Aurum Common Stock.

                                                                       HIGH       LOW
                                                                       ----       ---
        Fiscal 1996:
          Fourth Quarter (From October 29, 1996).....................  $42 1/2    $19
        Fiscal 1997:
          First Quarter..............................................   26 1/4     131/4
          Second Quarter.............................................   24  1/8    10 1/8
          Third Quarter (through July 23, 1997)......................   26  3/4    23 1/8

RECENT SHARE PRICES

     On May 12, 1997, the last trading day prior to the public announcement of the proposed Merger, the per share closing sale price of Baan Common Shares and Aurum Common Stock as reported by The Nasdaq National Market, were $62.125 and $16.625, respectively. On July 23, 1997, the latest practicable date trading day prior to the printing of this Proxy Statement/Prospectus, the closing per share sale prices of Baan Common Shares and Aurum Common Stock, as reported by The Nasdaq National Market were $75.75 and $26.25, respectively. Aurum stockholders are strongly encouraged to obtain current market prices for the Baan

Common Shares and the Aurum Common Stock. The current market prices for Baan Common Shares and shares of Aurum Common Stock may be obtained on the Internet at http://www.nasdaq.com.

AURUM STOCKHOLDERS

     As of June 30, 1997, Aurum had issued and outstanding 11,667,626 shares of its Common Stock held by 157 stockholders of record. Aurum estimates that there are approximately 1,200 beneficial stockholders.

DIVIDENDS

     No cash dividends have been paid on the Baan Shares or Aurum Shares. Baan intends to retain all available funds and any future earnings for use in the operation of its business and does not anticipate paying any cash dividends in the foreseeable future.

                               THE PLAN OF MERGER

     The following is a brief summary of the material provisions of the Merger Agreement, a copy of which is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated herein by reference. This summary is qualified in its entirety by reference to the full and complete text of the Merger Agreement.

EFFECTIVE TIME

     Subject to the provisions of the Merger Agreement, Baan, Aurum and Merger Sub shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware law as soon as practicable on or after the Closing Date. The closing of the Merger (the "Closing") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in the Merger Agreement, or at such other time, date and location as the parties thereto agree in writing. The Closing is anticipated to occur on or before August 31, 1997.

MANNER AND BASIS OF TRANSFERRING SHARES; ASSUMPTION OF OPTIONS

     At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Aurum or any of their security holders, each share of Aurum Common Stock issued and outstanding immediately prior to the Effective Time, (other than any shares of Aurum Common Stock to be transferred to Baan as provided below) will be automatically assigned and transferred to Baan at the Effective Time without any further action required on the part of Aurum or the individual stockholders of Aurum or shareholders of Baan, and in exchange therefor the holder thereof will be entitled to receive a number of Baan Common Shares equal to the Exchange Ratio, upon surrender of the certificate representing such share of Aurum Common Stock in the manner provided below (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required)).

     The "Exchange Ratio" is initially fixed at 0.3559322034 (representing a fraction, the numerator of which is $21.00, appropriately adjusted for any Aurum Recapitalization, as defined below, and the denominator of which is $59.00 appropriately adjusted for any Baan Recapitalization, as defined below (the "Initial Exchange Ratio")), and is subject to adjustment as provided below. Notwithstanding any failure of any holder of Aurum Common Stock to surrender the certificate representing such shares for exchange in the manner provided below, immediately following the Effective Time, Aurum shall be entitled to effect a transfer to Baan, on the books, records and stock ledger of Aurum of all shares of Common Stock of Aurum issued and outstanding immediately prior to the Effective Time, and in connection therewith to cancel on such books, records and ledger all certificates theretofore representing such shares and to issue a new certificate or certificates therefor in the name of and to Baan.

     The Exchange Ratio is equal to the Initial Exchange Ratio defined above for so long as the average closing price per share of the Baan Common Shares on The Nasdaq National Market over the ten consecutive trading days ending on the trading day immediately preceding the Closing Date (the "Baan Stock Value") is more than $50.00 per share. In the event the Baan Stock Value is less than $50.00 and more than $40.00 per share (in each case, as appropriately adjusted for any Baan Recapitalization) the Exchange Ratio adjusts proportionately to maintain the value of the Baan Common Shares issuable in respect of a share of Aurum Common Stock. Within such $50.00 to $40.00 range, the Exchange Ratio shall be equal to the product of (i) The Initial Exchange Ratio, times (ii) a fraction, the numerator of which is $50.00 (appropriately adjusted for any Baan Recapitalization) and the denominator of which shall be the Baan Stock Value. If the Baan Stock Value (calculated with reference to the scheduled Closing) is $40.00 or less per share (appropriately adjusted for any Baan Recapitalization), the Exchange Ratio is again fixed, at a value of 0.4449152542 (appropriately adjusted for any Aurum Recapitalization or Baan Recapitalization).

     As a result of the foregoing Exchange Ratio calculation, for a Baan Stock Value in excess of $50.00, the Exchange Ratio is at 0.3559322034. If the Baan Stock Value decreases to between $50.00 and $40.00 per share, the number of Baan Common Shares issued in respect of each share of Aurum Common Stock would increase proportionately so that the total value of the consideration per share of Aurum Common Stock would remain unchanged at $17.80 within a Baan Stock Value range of $50.00 to $40.00 per share. The Exchange Ratio is not adjusted further if the Baan Stock Value is $40.00 or less per share, and accordingly the maximum Exchange Ratio is fixed at 0.4449152542. Thus, for any decrease in the Baan Stock Value below $40.00 per share, the aggregate dollar value of the Baan Common Shares issuable in respect of each share of Aurum Common Stock will decrease. On the other hand, the Exchange Ratio is not adjusted in the event that the Baan Stock Value increases above $59.00 per share (at July 23, 1997, the Baan Stock Value was $76.66), so that the total dollar value of consideration received in the Merger in respect of each share of Aurum Common Stock increases. The Exchange Ratio is not subject to adjustment based on the per share trading price of Aurum Common Stock. As an example, a holder of 1,000 shares of Aurum Common Stock would receive 355 Baan Common Shares at a Baan Stock Value in excess of $50.00 per share, between 355 and 444 Baan Common Shares at a Baan Stock Value between $50.00 and $40.00 per share and 444 Baan Common Shares at a Baan Stock Value of less than $40.00 per share (plus in each case cash in lieu of fractional Baan Common Shares). In addition, based on 11,667,626 shares of Aurum Common Stock outstanding on June 30, 1997, the approximate minimum and maximum number of Baan Common Shares to be issued to Aurum stockholders in the Merger is 4,153,000 and 5,191,000, respectively.

     Neither Aurum nor Baan is entitled to terminate the Merger Agreement based on the per share trading price of Baan Common Shares of Aurum Common Stock.

     As the Exchange Ratio is subject to adjustment as described above, holders of Aurum Common Stock may not know the exact number of Baan Common shares to be received in respect of each share of Aurum Common Stock or the value of such shares until the Closing Date. In addition, the trading price of Baan Common Shares is subject to volatility. See "Risk Factors -- Possible Volatility of Baan Common Share Price." Assuming all conditions to the Merger are met or waived prior thereto, it is anticipated that the Closing Date and the Effective Date of the Merger, if the Merger is approved by Aurum's stockholders, will occur on the date of or promptly following the Aurum Special Meeting.

     On July 23, 1997, the most recent practicable date prior to the printing of this Proxy Statement/ Prospectus, the Baan Stock Value was $76.66 and the closing price per Baan Common Share on The Nasdaq National Market was $75.75. Based on such Baan Stock Value, in the Merger a holder of 1,000 shares of Aurum Common Stock would be issued 355 Baan Common Shares (plus cash in lieu of fractional Baan Common Shares) and the aggregate number of Baan Common Shares to be issued in the Merger would be approximately 4,153,000 (based on 11,667,626 outstanding shares of Aurum Common Stock on June 30, 1997). Aurum's stockholders are strongly encouraged to obtain current market quotations for the Baan Common Shares and shares of Aurum Common Stock. The current market quotations for the Baan Common Shares and the Aurum Common Stock may be obtained on the Internet at http://www.nasdaq.com.

     The table below illustrates the Exchange Ratio determined at various illustrative Baan Stock Values, and the value per share of Aurum Common Stock of the Baan Common Shares to be received in the Merger and the approximate total number of Baan Common Shares to be issued in the Merger, at each such Baan Stock Value.

                                                                                                  APPROXIMATE
                                                                                                 TOTAL NUMBER
                                                                                                    OF BAAN
                                                                             VALUE FOR EACH         COMMON
                                          ILLUSTRATIVE       EXCHANGE        SHARE OF AURUM      SHARES ISSUED
                                        BAAN STOCK VALUE      RATIO         COMMON STOCK(1)    IN THE MERGER(2)
                                        ----------------   ------------     ----------------   -----------------
                                             $76.66(a)     0.3559322034(3)       $27.29            4,153,000
                                             $70.00        0.3559322034(3)       $24.92            4,153,000
Exchange Ratio fixed at minimum; value       $65.00        0.3559322034(3)       $23.14            4,153,000
variable                                     $59.00        0.3559322034(3)       $21.00            4,153,000
                                             $55.00        0.3559322034(3)       $19.58            4,153,000

                                             $50.00        0.3559322034(4)       $17.80            4,153,000
Exchange Ratio variable; value fixed         $45.00        0.3954802200(4)       $17.80            4,614,000
                                             $40.00        0.4449152542(4)       $17.80            5,191,000

Exchange Ratio fixed at maximum; value       $37.50        0.4449152542(5)       $16.68            5,191,000
  variable                                   $35.00        0.4449152542(5)       $15.72            5,191,000

---------------

(a) Baan Stock Value if the Closing had occurred on July 23, 1997, the most recent practicable date prior to the printing of this Proxy
    Statement/Prospectus.

(1) The value of each share of Aurum Common Stock is calculated by multiplying the illustrative Baan Stock Value by the corresponding Exchange Ratio.

(2) Based on 11,667,626 shares of Aurum Common Stock outstanding as of June 30, 1997.

(3) Represents ($21.00/$59.00).

(4) Represents ($21.00/$59.00) x ($50.00/the illustrative Baan Stock Value).

(5) Represents the Exchange Ratio determined by the formula in footnote 4 at an illustrative Baan Stock Value of $40.00.

     An "Aurum Recapitalization" means any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Aurum Common Stock), reorganization, recapitalization or other like change with respect to Aurum Common Stock occurring after the date of the Merger Agreement and prior to the Effective Time. A "Baan Recapitalization" means any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Baan Common Shares), reorganization, recapitalization or other like change with respect to Baan Common Shares occurring after the date of the Merger Agreement and prior to the Effective Time.

     No fractional shares will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Aurum Common Stock who would otherwise be entitled to a fraction of a share of Baan Common Shares (after aggregating all fractional shares of Baan Common Shares to be received by such holder) will receive from Baan an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of one Baan Common Share for the five (5) most recent days that Baan Common Shares have traded ending on the trading day immediately prior to the Effective Time, as reported on The Nasdaq National Market.

     Each share of Aurum Common Stock held by Aurum or owned by Merger Sub, Baan or any direct or indirect wholly owned subsidiary of Aurum or of Baan immediately prior to the Effective Time shall be transferred to Baan.

     At the Effective Time, all options to purchase Aurum Common Stock then outstanding under the Aurum Stock Option Plans (as defined in the Merger Agreement) shall be assumed by Baan or at Baan's discretion otherwise substituted in a manner consistent with applicable laws. At the Effective Time, each Aurum stock option so assumed or substituted will continue to have, and be subject to, the same terms and conditions set forth in the applicable Aurum Stock Option Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights), except that (i) each such Aurum stock option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Baan Common Shares equal to the product of the number of shares of Aurum Common Stock that were issuable upon exercise of such Aurum stock option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded to the nearest whole number of Baan Common Shares, and (ii) the per share exercise price for the Baan Common Shares issuable upon exercise of such assumed Aurum Stock Option will be equal to the quotient determined by dividing the exercise price per share of Aurum Common Stock at which such Aurum stock option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Based upon 1,273,097 Aurum Stock Options outstanding on June 30, 1997 and such Baan Stock Value, Aurum Stock Options will be assumed or substituted for options to purchase approximately 453,136 Baan Common Shares. At the Effective Time, in accordance with the terms of Aurum's 1996 Employee Stock Purchase Plan (the "Aurum Employee Stock Purchase Plan"), all offering periods then in progress shall terminate on a date prior to the Effective Time (the "New Exercise Date") and all options to purchase shares of Aurum Common Stock under the Aurum Employee Stock Purchase Plan shall be exercised automatically on the New Exercise Date.

     No later than five days after the Closing, Baan will file a registration statement on Form S-8 to register the Baan Common Shares issuable with respect to the Aurum stock options assumed or substituted by Baan pursuant to the Merger Agreement.

     At or promptly after the Effective Time, Baan, acting through the Exchange Agent, will deliver to each Aurum stockholder of record as of such date a letter of transmittal with instructions to be used by such stockholder in surrendering certificates which, prior to the Merger, represented shares of Aurum Common Stock and which, pursuant to the Merger, will be exchanged for Baan Common Shares. CERTIFICATES SHOULD NOT BE SURRENDERED BY THE HOLDERS OF AURUM COMMON STOCK UNTIL SUCH HOLDERS RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

BACKGROUND OF THE MERGER

     Historically, enterprise software applications have focused on the manufacturing, finance and distribution functions in the "back-office" of a business, or on the customer service, marketing and sales functions in the "front-office" of a business, with limited integration of these applications. Baan is a leading provider of back-office enterprise business software and Aurum is leading provider of front-office enterprise customer relationship software. In November 1996, as an initial step in addressing the benefits to be realized through the integration of back-office and front-office applications, Baan acquired Antalys. Antalys, now a wholly-owned subsidiary of Baan, provides software that enables a company's sales force to accurately and rapidly configure and price products and services. Baan believes that the Merger would, among other things, allow Baan and Aurum the opportunity to provide a range of software solutions which address both back-office and front-office applications.

     Over the past several months, representatives of Aurum and Antalys have from time to time had conversations concerning the possibility of a combination of Aurum and Antalys. All such conversations were exploratory in nature, and did not progress beyond the preliminary stage. The last discussions were held in the fall of 1996.

     In November 1996, Baan acquired Antalys.

     Between January and early April 1997, Mr. David Weidner, the Chief Executive Officer of Antalys, contacted Ms. Mary Coleman, the Chief Executive Officer of Aurum, on several occasions to discuss a potential business partnership or merger between Baan and Aurum.

     In February 1997, Mr. Weidner discussed with Ms. Amal Johnson, Executive Vice President of Baan, and other senior representatives of Baan, the nature of the previous conversations between representatives of Antalys and Aurum and the possibility and strategic benefits of a combination of Baan and Aurum.

     During February and March 1997, representatives from Cowen met with representatives from Aurum to discuss potential strategic opportunities between Aurum and various Customer Interaction Software Companies and Enterprise Resource Planning companies. During March, at the request of Aurum, Cowen approached several ERP companies, including Baan, to discuss the effects of a strategic merger with Aurum.

     On April 14, 1997, Ms. Johnson met with Mr. Weidner and Ms. Coleman, and indicated that Baan had an interest in potentially acquiring a sales force automation software company such as Aurum. However, due to Baan's focus on other activities and the integration of operations resulting from Baan's other acquisitions, it was suggested by Baan that any such acquisition would not occur, if at all, until the end of 1997.

     On April 23, 1997, Mr. Weidner contacted Ms. Coleman at an industry trade show to discuss establishing a cooperative working relationship between Baan and Aurum, and to possibly expedite a proposed merger discussion with Baan.

     On April 23, 1997, Mr. Weidner met with Tom Tinsley, President and Chief Operating Officer of Baan, and Jan Baan, a founder of Baan, to discuss a possible merger with Aurum.

     On April 30, 1997, Ms. Johnson, Mr. Tinsley, and Messrs. Jan and Paul Baan, founders of Baan, met with Ms. Coleman to discuss a potential business partnership or merger of Baan and Aurum.

     On May 5, 1997, Ms. Johnson from Baan met Ms. Coleman from Aurum and indicated Baan's interest in exploring business options with Aurum.

     On May 6, 1997, Ms. Coleman discussed the potential merger with Baan with the Aurum Board and she received the Aurum Board's approval to proceed with further discussions with Baan.

     On May 6, 1997, Milo Nadir, Baan's U.S. Director of Product Development, visited Aurum's headquarters to conduct technical evaluation, and Ms. Coleman met with technical personnel of Antalys to view a product demonstration and to discuss possible means for integrating Aurum's sales force automation products with Antalys' sales configurator products.

     On May 7, 1997, Aurum and Baan executed a mutual nondisclosure agreement and representatives of the two companies met together with their legal and financial advisors to conduct due diligence and discuss the terms of a possible merger.

     From May 6 through May 9, 1997, representatives of the two companies met together with their legal and financial advisors to further discuss proposed merger terms. Matters covered included the structure of the transaction, the value of the Baan Common Shares to be received by the Aurum stockholders in the merger, the terms of the Stock Option, termination rights, the amount of the break-up fee and the circumstances under which the break-up fee would be payable. During these discussions, Baan indicated to Aurum that it desired a fixed exchange ratio pursuant to which the number of Baan Common Shares to be received in exchange for each share of Aurum Common Stock in the merger would be fixed, and that it was willing to issue to Aurum stockholders Baan Common Shares having a value of $20.00 per share (based on such fixed exchange ratio and Baan's per share market price at that time).

     On May 9, 1997, the Aurum Board met together with Aurum's legal and financial advisors and with Aurum senior management representatives to review the discussions. After evaluating the possible terms of a merger transaction and conferring with legal counsel as to various aspects thereof, the Aurum Board directed Aurum's management to determine the principal financial and other terms upon which a merger might be structured. In particular, the Aurum Board indicated that any proposal from Baan should be at a higher price and should provide protection to Aurum's stockholders in the event of a significant decline in the market price of Baan Common Shares.

     From May 9 through May 12, 1997, representatives of Baan and Aurum met together with their legal and financial advisors to continue due diligence and to negotiate the definitive agreement providing for the Merger.

During this period, several conversations were held among Aurum's senior management, legal and financial advisors and individual directors of Aurum concerning the status of negotiations and the definitive terms of the Merger. During these negotiations, it was agreed (based on Baan's $59.00 per share stock price on May 9, 1997) that Aurum stockholders would receive Baan Common Shares having a value of $21.00 per share in the Merger and that the exchange ratio in the Merger would be adjusted at the effective time of the Merger in the event that the market price for Baan's Common Shares subsequently declined below $50.00 per share, with a fixed exchange ratio applying in the event that the market price of Baan Common Shares was $40.00 or less per share at such time.

     On May 12, 1997, the Board of Supervisory Directors and the Board of Managing Directors of Baan approved the terms of the Merger, and the Board of Directors of Aurum approved the terms of the Merger.

     On May 13, 1997, Baan and Aurum executed the Merger Agreement and certain related agreements and issued a joint news release announcing the Merger.

REASONS FOR THE MERGER; AURUM'S BOARD RECOMMENDATION

  Baan's Reasons for the Merger

     The Board of Supervisory Directors and the Board of Managing Directors of Baan have approved the Merger Agreement and have identified several potential benefits of the Merger that they believe will contribute to the success of the combined companies. These potential benefits include the opportunity to (i) provide a range of software solutions that offer both back-office and front-office solutions, (ii) combine UNIX- and NT-based software technologies from both companies to offer a robust technology platform for existing and future applications; and (iii) leverage Baan's extensive customer base and channels of distribution in connection with the sales and marketing of Aurum's products.

AURUM BOARD RECOMMENDATION; AURUM'S REASONS FOR THE MERGER

     The Aurum Board has unanimously approved the Merger Agreement, has unanimously determined that the Merger is fair to, and in the best interests of Aurum and its stockholders, and unanimously recommends that holders of shares of Aurum Common Stock vote FOR approval and adoption of the Merger Agreement and the Merger.

     The Aurum Board's decision to approve the Merger Agreement and the Merger was based in significant part upon its assessment of the trends developing in the enterprise application software industry, and the changes which may come about in such market as a result of increasing competition, consolidation and customer demands. The Aurum Board believes that companies which are able to provide customers with a complete software solution, integrating both back-office manufacturing, distribution and finance applications with front-office sales, marketing and customer support applications, will be better-positioned to compete in such environment in the long term. The Aurum Board believes that ERP companies such as Baan, Oracle, PeopleSoft and SAP, entities which have much greater resources than Aurum, intend to broaden their product offerings by entering the sales force automation market and thereby positioning themselves to offer such a complete integrated front-office and back-office solution. Baan was viewed by the Aurum Board as a well-managed company, with very high quality products. A potential merger with Baan was also considered to be complementary with Aurum's long term objectives and provides an opportunity to offer a complete solution through the combination of Aurum's sales force automation and customer support technologies and Baan's technology.

     In addition to the foregoing, Aurum identified several other potential strategic benefits of the Merger that Aurum believes will contribute to the success of the Merger. These potential benefits include:

          (i) the potential to provide a broader and more complete product offering of the merged companies will provide an opportunity for increased leverage with Aurum's primary system integration partners, certain Big Six system integration partners, who are also primary partners of Baan;

          (ii) the potential realization of synergies and cost savings associated with combining the underlying technologies of Aurum and Baan;

          (iii) the opportunity to greatly increase the available sales force to market Aurum's products by marketing such products through Baan's extensive sales force;

          (iv) the opportunity to broaden and expand Aurum's international distribution channels by using Baan's extensive sales and distribution presence in Europe; and

          (v) the opportunity to market Aurum's products to Baan's larger installed base of customers.

     Aurum further evaluated the merits of an investment in the Baan Common Shares and concluded that the Baan Common Shares have appreciation potential in the long term and represent a more liquid investment than the Aurum Common Stock and is followed by a much greater number of stock analysts. In this regard, the Aurum Board considered the fact that the Exchange Ratio is designed to partially reduce the risk to Aurum stockholders from stock price fluctuations in the trading price of the Baan Common Shares prior to consummation of the Merger.

     In the course of its deliberations, the Aurum Board reviewed with Aurum's management a number of other factors relevant to the Merger. In particular, the Aurum Board considered, among other things: (i) the proposed terms of the Merger, (ii) the likelihood of realizing superior benefits through alternative business strategies; (iii) information concerning Aurum's and Baan's respective businesses, historical financial performances, operations and products, including public SEC and analysts' reports and the due diligence reports from Aurum's management and financial advisors; (iv) comparative stock prices of Aurum and Baan; (v) comparative volatility and trading volumes of the two companies' stock; (vi) an analysis of the relative value that Aurum might contribute to the future business and prospects of Baan following the Merger;
(vii) the compatibility of the management and businesses of Aurum and Baan; and
(viii) the detailed financial analysis presented by Cowen, including the opinion of Cowen that the financial terms of the Merger were fair from a financial point of view to the stockholders of Aurum, as of the date of such opinion.

     The Aurum Board also considered certain risks arising in connection with the Merger, including (i) the potential disruption of Aurum's business that might result from employee and customer uncertainty and lack of focus following announcement of the Merger in connection with integrating the operations of Aurum and Baan; (ii) the possibility that the Merger might not be consummated;
(iii) the effects of the public announcement of the Merger on Aurum's sales and operating results; (iv) the effects on Aurum's ability to attract and retain key management, marketing and technical personnel and the progress of certain of its development projects; (v) the risk that the announcement of the Merger could result in decisions by customers to cancel or delay purchases of products of Aurum or Baan; (vi) the risk that Baan's stock price might decline substantially prior to the closing, thus reducing the value per share to be received by Aurum's stockholders in the Merger; (vii) the risk associated with attempting to integrate Baan's Antalys product with Aurum's products; (viii) the risk that the other benefits sought to be achieved by the Merger will not be achieved; and
(ix) other risks described under the caption "Risk Factors." In the view of the Aurum Board, these considerations were not sufficient, either individually or in the aggregate, to outweigh the advantages of the proposed merger in the manner in which it was proposed.

     The foregoing discussion of the information and factors considered by the Aurum Board is not intended to be exhaustive but is believed to include all material factors considered by the Aurum Board. In view of the wide variety of factors, both positive and negative, considered by the Aurum Board, the Aurum Board did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered. After taking into consideration all of the factors set forth above, the Aurum Board continues to believe that the Merger is in the best interests of Aurum and its stockholders and continues to recommend approval and adoption of the Merger Agreement and the Merger.

OPINION OF COWEN & COMPANY

     Pursuant to an engagement letter dated May 6, 1997 (the "Cowen Engagement Letter"), Cowen has acted as financial advisor to the Aurum Board in connection with the Merger. As part of this assignment,

Cowen was asked to render an opinion to the Aurum Board as to the fairness, from a financial point of view, to the holders of Aurum Common Stock of the financial terms of the Merger.

     On May 12, 1997, Cowen delivered certain written analyses and its oral opinion to the Aurum Board, subsequently confirmed in writing as of the same date, to the effect that, as of such date, the financial terms of the Merger were fair, from a financial point of view, to the holders of Aurum Common Stock. THE FULL TEXT OF THE WRITTEN OPINION OF COWEN, DATED MAY 12, 1997, IS ATTACHED HERETO AS APPENDIX B AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF AURUM COMMON STOCK ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY COWEN. THIS SUMMARY OF THE WRITTEN OPINION OF COWEN SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. COWEN'S ANALYSES AND OPINION WERE PREPARED FOR AND ADDRESSED TO THE AURUM BOARD AND ARE DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE FINANCIAL TERMS OF THE MERGER AND DO NOT CONSTITUTE AN OPINION AS TO THE MERITS OF THE MERGER OR A RECOMMENDATION TO ANY HOLDERS OF AURUM COMMON STOCK AS TO HOW TO VOTE AT THE AURUM SPECIAL MEETING.

     Cowen was selected by the Aurum Board as its financial advisor, and to render an opinion to the Aurum Board, because Cowen is a nationally recognized investment banking firm and certain principals of Cowen have substantial experience in transactions similar to the Merger and are familiar with Aurum and its businesses. As part of its investment banking business, Cowen is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, and valuations for corporate and other purposes. Cowen acted as a co-manager in the initial public offering of Aurum, which was declared effective on October 29, 1996, for which Cowen received a customary fee. Cowen also acted as a co-manager of the initial public offering and a follow-on public offering of Baan which were declared effective on May 19, 1995 and March 1, 1996, respectively, for which Cowen received a customary fee. In addition, in the ordinary course of its business, Cowen and its affiliates trade the equity securities of Aurum and Baan for their own account and for the accounts of their customers, and accordingly may at any time hold a long or short position in such securities.

     In arriving at its opinion, Cowen (a) reviewed Aurum's financial statements for the fiscal years ended December 31, 1995 and December 31, 1996 and for the three month periods ended March 31, 1996 and March 31, 1997 and certain publicly available filings with the Securities and Exchange Commission, (b) reviewed Baan's financial statements for the fiscal years ended December 31, 1995 and December 31, 1996 and for the three month periods ended March 31, 1996 and March 31, 1997 and certain publicly available filings with the Securities and Exchange Commission, (c) reviewed First Call consensus earnings per share estimates of financial institutions and financial projections from Cowen equity research analysts for calendar years 1997 and 1998 relating to Aurum, (d) reviewed First Call consensus earnings per share estimates of financial institutions and financial projections from Cowen equity research analysts for calendar years 1997 and 1998 relating to Baan (such estimates and projections, together with the estimates and projections relating to Aurum, the "Third-Party Estimates"),
(e) held meetings and discussions with management and senior personnel of Aurum to discuss the business, operations, historical financial results and future prospects of Aurum and the combined company, (f) conducted a conference call with management of Baan to discuss the business operations of Baan, the historical financial results of Baan and future strategies and initiatives of Baan, and (g) reviewed a summary of the terms of the Merger Agreement provided to Cowen by counsel to Baan. In addition, Cowen (i) compared certain financial and stock market information regarding Aurum and Baan with similar information regarding certain other companies which Cowen deemed relevant, (ii) considered the financial terms, to the extent publicly available, of selected recent business transactions which Cowen deemed to be comparable in whole or in part to the Merger, (iii) analyzed the Third-Party Estimates for the cash flows generated by Aurum on a stand-alone basis to determine the present value of the discounted cash flows, (iv) analyzed the potential pro forma financial effects of the Merger, and (v) reviewed historical market prices and trading volumes of Aurum Common Stock from October 29, 1996 to May 9, 1997, and of Baan Common Shares from May 19, 1995 to May 9, 1997, and compared those trading histories with those of other companies which Cowen deemed relevant. Cowen also reviewed other publicly available information and conducted such other studies, analyses, inquiries and investigations as it deemed appropriate. Cowen was not requested to, and did not, solicit third party indications of interest in a merger with, or acquisition of, Aurum.

     Cowen assumed and relied, without independent verification, upon the accuracy and completeness of the financial and other information that was available to it from public sources, that was provided to it by Aurum or its representatives, or that was otherwise reviewed by it. With respect to the Third-Party Estimates, the management of Aurum confirmed to Cowen that such estimates and projections appeared reasonable. Cowen also assumed, with the consent of the Aurum Board, that the Third Party Estimates were reasonably prepared and provided a reasonable basis for Cowen's opinion. Upon the advice of Aurum management, and with the consent of the Aurum Board, Cowen relied upon the Third-Party Estimates in performing its analyses. Because projections and estimates, such as those included in the Third-Party Estimates, are inherently subject to uncertainty, none of Aurum, Baan, Cowen or any other person assumes responsibility for their accuracy or attainability. Neither the management of Aurum nor the management of Baan provided Cowen with financial projections. Cowen did not make any independent valuation or appraisal of the assets or liabilities of Aurum or Baan, nor was Cowen furnished with any such appraisals. Cowen made no independent investigations of any legal matters affecting Aurum or Baan. Cowen did not express any opinion as to what the value of the Baan Common Shares actually will be when issued to holders of Aurum Common Stock, or the prices at which the Baan Common Shares will trade subsequent to the Merger. Cowen's opinion was necessarily based on economic, market, financial and other conditions as in effect on, and the information made available to it as of, May 9, 1997 (the last trading day prior to the issuance of the Cowen Opinion). It should be understood that, although developments subsequent to May 9, 1997 may affect its opinion, Cowen does not have any obligation to update, revise or reaffirm its opinion.

     The following is a summary of certain financial analyses performed by Cowen to arrive at its opinion. Cowen performed certain procedures, including each of the financial analyses described below, and reviewed with the management of Aurum the assumptions on which such analyses were based and other factors, including the historical financial results of Aurum and Baan and the Third-Party Estimates. No limitations were imposed by the Aurum Board with respect to the investigations made or procedures followed by Cowen in rendering its opinion.

     Analysis of Certain Transactions. Cowen reviewed the financial terms, to the extent publicly available, of thirty-five selected transactions (collectively, the "Selected Public Software Transactions") involving the acquisition of public companies in the software industry, which were announced or completed since May 31, 1990. Cowen also separately reviewed the financial terms, to the extent publicly available, of a second group of ten selected transactions (which included one of the Selected Public Software Transactions and nine non-publicly traded company transactions) involving the acquisition of companies in the Customer Fulfillment Software ("CFS") industry (the "Selected CFS Transactions" and, together with the Selected Public Software Transactions, the "Selected Transactions") since August 9, 1995.

     Cowen reviewed the market capitalization of common stock plus total debt less cash and equivalents ("Enterprise Value") paid in the Selected Transactions as a multiple of latest reported twelve month ("LTM") revenues, earnings before interest expense, income taxes, depreciation and amortization ("EBITDA") and earnings before interest expense and income taxes ("EBIT"), and also examined the multiples of equity value paid to LTM earnings. In addition, Cowen reviewed the premium of the offer price over the trading prices one trading day and four weeks prior to the announcement date of the Selected Transactions.

     Such analyses indicated that, (i) on the basis of the Enterprise Value paid, the Selected Public Software Transactions had a median valuation of 2.85 times LTM revenues, 22.1 times LTM EBITDA and 31.0 times LTM EBIT, and the Selected CFS Transactions had a median valuation of 1.7 times LTM revenues and
46.4 times LTM EBITDA, and did not have a meaningful median valuation in terms of LTM EBIT; (ii) on the basis of equity value paid, the Selected Public Software Transactions had a median valuation of 28.1 times LTM earnings while the Selected CFS Transactions did not have a meaningful median valuation in terms of LTM earnings; and (iii) the median premiums by which offer prices exceeded the closing stock prices one trading day and four weeks prior to the announcement date of the Selected Public Software Transactions were 36.7% and 47.3%, respectively.

     The corresponding multiples of LTM revenues, EBITDA, and EBIT for Aurum implied by Baan's offer on the basis of Enterprise Value are 6.56 times, 88.6 times and 217.6 times, respectively. The corresponding multiple of LTM earnings implied by Baan's offer on the basis of equity value is 179.5 times. In addition, Baan's offer represents premiums of 27.3% and 32.3%, respectively, over the Aurum Common Stock closing price one trading day and four weeks prior to May 9, 1997.

     Although the Selected Transactions were used for comparison purposes, none of such transactions is directly comparable to the Merger, and none of the companies in such transactions is directly comparable to Aurum or Baan. Accordingly, an analysis of the results of such a comparison is not purely mathematical but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or Aurum to which they are being compared.

     Analysis of Certain Publicly Traded Companies. To provide contextual data and comparative market information, Cowen compared selected historical operating and financial data and ratios for Aurum to the corresponding data and ratios of nine public Customer Interaction Software ("CIS") companies (the "Selected CIS Companies") whose securities are publicly traded and which Cowen deemed to be relevant to its analysis with respect to Aurum. These companies included: Astea International, Inc.; Brock International, Inc.; Clarify, Inc.; Pegasystems, Inc.; Remedy Corporation; Scopus Technology, Inc.; Siebel Systems, Inc.; Software Artistry, Inc. and Vantive Corporation. Additionally, Cowen reviewed other selected CIS companies with certain operations deemed to be relevant to its analysis with respect to Aurum (the "Selected Other CIS Companies" and, together with the Selected CIS Companies, the "Selected Companies"). These companies included: Applix, Inc.; Data Systems & Software, Inc.; Datawatch Corp.; Inference Corp. and McAfee Associates, Inc. Such data and ratios included the Enterprise Value of such Selected Companies as multiples of revenues, EBITDA and EBIT for the LTM period. Cowen also examined the ratios of the current prices of the Selected Companies to the LTM earnings per share ("EPS"), estimated calendar year 1997 EPS (as estimated by First Call) and estimated calendar year 1998 EPS (as estimated by First Call) for these companies.

     Such analysis indicated that (i) on the basis of the Enterprise Value paid, the Selected CIS Companies had a median valuation of 8.11 times LTM revenues,
37.9 times LTM EBITDA and 38.4 times LTM EBIT, and the Selected Other CIS Companies had a median valuation of 0.56 times LTM revenues, 5.9 times LTM EBITDA and 11.7 times LTM EBIT, respectively; and (ii) on a basis of price per share, the Selected CIS Companies had a median valuation of 58.1 times LTM EPS,
46.3 times estimated calendar year 1997 EPS and 31.3 times estimated calendar year 1998 EPS, and the Selected Other CIS Companies had a median valuation of
13.7 times LTM EPS, 27.3 times estimated calendar year 1997 EPS and 20.4 times estimated calendar year 1998 EPS.

     The corresponding multiples of LTM revenues, EBITDA and EBIT for Aurum implied by Baan's offer on the basis of Enterprise Value are 6.56 times, 88.6 times and 217.6 times, respectively. The corresponding multiples of the LTM EPS and estimated EPS for the 1997 and 1998 calendar years for Aurum implied by Baan's offer on the basis of equity value are 89.9 times, 67.7 times and 34.4 times, respectively.

     Although the Selected Companies were used for analysis purposes, none of such companies is directly comparable to Aurum. Accordingly, such an analysis is not purely mathematical but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected Companies and other factors that could affect the public trading value of the Selected Companies or Aurum to which they are being compared.

     Pro Forma Earnings Analysis. Cowen analyzed the potential effect of the Merger on the projected combined income statement of Aurum and Baan for Baan's calendar years ending December 31, 1997 and 1998. This analysis was based on:
(i) the Third-Party Estimates for earnings of Aurum and Baan; and (ii) Baan's prevailing market price of $59.00 per share as of May 9, 1997. This analysis concluded that the

Merger could increase Baan's projected EPS for the year ending December 31, 1997 by approximately $0.01 and could increase Baan's projected EPS for the year ending December 31, 1998 by approximately $0.03. Cowen's pro forma earnings analysis excluded the possible effect of cost savings and synergies in the Merger, as no such information was provided to Cowen.

     Exchange Ratio Analysis. Cowen reviewed the ratios of the closing stock prices per share of Aurum Common Stock to those of Baan Common Shares over certain periods ending May 9, 1997. Cowen noted that the average of the ratios of the closing stock prices of Aurum Common Stock and Baan Common Shares for such periods were 0.471 times for the previous six months, 0.296 times for the previous three months and 0.270 times for the previous one month. Cowen also noted that the ratio of the closing market prices of Aurum Common Stock and Baan Common Shares on May 9, 1997 of $16.50 and $59.00, respectively, was approximately 0.275 times.

     Contribution Analysis. Cowen analyzed the respective financial and other contributions of Aurum and Baan to the combined company's revenues, EBIT and net income for calendar years 1996 and, based upon the Third-Party Estimates, 1997 and 1998. This analysis showed that Aurum would contribute to the combined company 6.9%, 6.8% and 7.2% of revenues, 1.3%, 3.5% and 5.6% of EBIT, and 3.1%,
4.9% and 6.6% of net income, in each case for calendar years 1996, 1997 and 1998, respectively.

     Discounted Cash Flow Analysis. Cowen estimated the range of values for Aurum Common Stock based upon the discounted present value of the projected after-tax free cash flows of Aurum for the years ended December 31, 1997 and December 31, 1998, and of the terminal value of Aurum at December 31, 1998, based upon multiples of projected calendar year 1998 revenue, in each case based upon the Third-Party Estimates and discussions held with the management of Aurum. After-tax free cash flow was calculated by taking projected EBIT and subtracting from such amount projected taxes, capital expenditures, changes in working capital and changes in other assets and liabilities. In performing this analysis, Cowen utilized discount rates ranging from 17.9% to 25%, which were selected based on the actual weighted average cost of capital of Aurum and the estimated industry weighted average cost of capital. Cowen utilized terminal multiples of revenues ranging from 3.0 times to 5.0 times, which represented the general range of revenue multiples for the Selected Transactions. Utilizing this methodology, Aurum's value per share ranged from $16.71 to $23.39 per share. Because of the limited number of years for which projected financial information from the Third-Party Estimates for Aurum was available, and because the discounted terminal value accounted for such a high percentage of the discounted present value of Aurum, Cowen did not ascribe significance to this analysis in reaching its opinion.

     Stock Trading History. Cowen reviewed the historical market prices and trading volumes of Aurum Common Stock from October 29, 1996 (the date of Aurum's initial public offering) to May 9, 1997, and of Baan Common Shares from May 19, 1995 (the date of Baan's initial public offering) to May 9, 1997. Cowen also compared Aurum's and Baan's closing stock prices with an index of the Selected Companies and an index of Enterprise Resource Planning companies (including Computer Associates International, Inc.; Informix Corporation; JBA Holdings PLC; Oracle Corporation; PeopleSoft, Inc.; Ross Systems, Inc.; SAP AG, and System Software Associates, Inc.), respectively. This information was presented solely to provide the Aurum Board with background information regarding the stock prices of Aurum and Baan over the periods indicated. Cowen noted that over the indicated periods the high and low prices for shares of Aurum Common Stock were $42.50 and $9.25, respectively, and the high and low prices for Baan Common Shares were $59.00 and $11.13, respectively, and that the average daily trading volume of Aurum's shares traded was approximately 148,341 shares.

     The summary set forth above does not purport to be a complete description of the analyses performed by Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, Cowen believes, and has advised the Aurum Board, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Aurum and Baan. These analyses performed by Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty and none of Aurum, Baan, Cowen or any other person assumes responsibility for their accuracy. As mentioned above, the analyses supplied by Cowen and its opinion were among several factors taken into consideration by the Aurum Board in making its determination to enter into the Merger Agreement. See "Reasons for the Merger; Aurum's Board Recommendation." The analyses of Cowen and its opinion should not be considered as determinative of the decision of the Aurum Board to enter into the Merger Agreement.

     Pursuant to the Cowen Engagement Letter, Aurum has agreed to pay certain fees to Cowen for its financial advisory services provided in connection with the Merger. Aurum has paid Cowen a non-refundable retainer fee of $25,000. If the Merger is consummated, Cowen will be entitled to receive a transaction fee in an amount currently estimated, based on the three month weighted average outstanding shares of Aurum Common Stock and Aurum's net debt, in each case as of March 31, 1997, and a $59.75 price for Baan Common Stock as of June 13, 1997, to be approximately $1.6 million (against which transaction fee the retainer fee will be credited). Additionally, Aurum has agreed to reimburse Cowen for its out-of-pocket expenses (including the reasonable fees and expenses of its counsel) incurred or accrued during the period of, and in connection with, Cowen's engagement, without regard as to whether the Merger is consummated. Aurum has also agreed to indemnify Cowen against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of services performed by Cowen as financial advisor to the Aurum Board in connection with the Merger, unless it is finally judicially determined that such liabilities arose out of Cowen's gross negligence or willful misconduct. The terms of the fee arrangement with Cowen, which are customary in transactions of this nature, were negotiated at arm's length between Aurum and Cowen, and the Aurum Board was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to Cowen is contingent upon consummation of the Merger.

STOCK OWNERSHIP FOLLOWING THE MERGER

     Based on 11,667,626 outstanding shares of Aurum Common Stock at June 30, 1997, at the minimum Exchange Ratio of 0.3559322034 the holders of Aurum Common Stock would receive an aggregate of approximately 4,153,000 Baan Common Shares in the Merger, and at the maximum Exchange Ratio of 0.4449152542, the holders of Aurum Common Stock would receive an aggregate of approximately 5,191,000 Baan Common Shares. Such share amounts would represent approximately 4% and 5% of Baan's outstanding capital stock, respectively. On July 23, 1997, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus, the Baan Stock Value was $76.66. Based on this Baan Stock Value, the aggregate number of Baan Common Shares to be issued to Aurum stockholders in the Merger would be approximately 4,153,000 (based on the outstanding shares of Aurum Common Stock on June 30, 1997). Based upon 1,273,097 Aurum Stock Options outstanding on June 30, 1997 and such Baan Stock Value, Aurum Stock Options will be assumed or substituted for options to purchase approximately 453,136 Baan Common Shares. The foregoing numbers of shares and percentages are subject to change in the event that the capitalization of either Baan or Aurum changes or the Baan Stock Value changes, in each case, subsequent to June 30, 1997 and prior to the Effective Time. In addition, Aurum's stockholders are strongly encouraged to obtain current market quotations for the Baan Common Shares and shares of Aurum Common Stock. The current market quotations for the Baan Common Shares and shares of Aurum Common Stock may be obtained on the Internet at http://www.nasdaq.com.

CONDUCT FOLLOWING THE MERGER

     Once the Merger is consummated, Merger Sub will cease to exist as a corporation, and all of the business, assets, liabilities and obligations of Merger Sub will be merged into Aurum with Aurum remaining as the surviving corporation. Following the Merger, Aurum will continue to operate independently as a wholly owned subsidiary of Baan. It is expected that the business operations of Aurum and Baan's subsidiary Antalys, Inc. will be merged following the Merger. The stockholders of Aurum will become shareholders of Baan, and their rights as shareholders will be governed by the Baan Articles of Association and the laws of The Netherlands.

     Pursuant to the Merger Agreement, the Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time will become the Certificate of Incorporation of the surviving corporation and the Bylaws of Merger Sub will become the Bylaws of the surviving corporation. At the Effective Time, the Board of Directors of the surviving corporation will consist of the directors who were serving as directors of Merger Sub immediately prior to the Effective Time. The officers of Aurum immediately prior to the Effective Time will remain as officers of the surviving corporation, until their successors are duly elected or appointed or qualified.

CONDUCT OF BAAN'S AND AURUM'S BUSINESS PRIOR TO THE MERGER

     Pursuant to the Merger Agreement, until the earlier of the termination of the Merger Agreement pursuant to its terms or the Effective Time, Aurum (and each of its subsidiaries) and Baan agree, except (i) as otherwise contemplated by the Merger Agreement, or (ii) to the extent that the other party shall otherwise consent in writing, to carry on its business in the usual, regular and ordinary course, in substantially the same manner as conducted prior to the execution of the Merger Agreement, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. Baan has agreed to cause its material subsidiaries to act in accordance with the foregoing provisions.

     In addition, notwithstanding the above described provisions, without the prior consent of Baan, Aurum shall not do any of the following, nor shall Aurum permit its subsidiaries to do any of the following:

          (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans;

          (b) Grant any severance or termination pay to any officer or employee except payments in amounts consistent with policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date of the Merger and as previously disclosed in writing to Baan, or adopt any new severance plan;

          (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Aurum intellectual property (other than in the ordinary course of business and in the best interests of Aurum), or enter into grants of future patent rights, other than licenses in the ordinary course of business and consistent with past practice;

          (d) Declare or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

          (e) Repurchase or otherwise acquire, directly or indirectly, any shares of capital stock, or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to repurchase any such shares, warrants, options or convertible securities, except for the repurchase at cost of unvested shares held by Aurum employees on the termination of their employment;

          (f) Issue, deliver, sell, authorize or propose the issuance, delivery or sale of, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance of (i) shares of Aurum Common Stock pursuant to the exercise of stock options therefor outstanding as of the date of the Merger Agreement or granted as described in clause (iv) below of this paragraph, (ii) shares of Aurum Common Stock issuable to participants in the Aurum Employee Stock Purchase Plan, consistent with past practice, and the terms thereof, (iii) shares of the Aurum Common Stock issuable pursuant to the Stock Option Agreement, and (iv) options to purchase Aurum Common Stock granted at fair market value, consistent with past practices and in accordance with the Aurum Stock Option Plans and Aurum's option grant guidelines;

          (g) Cause, permit or propose any amendments to any charter document or bylaw (or similar governing instruments of any subsidiaries);

          (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Aurum or enter into any material joint ventures, strategic partnerships or alliances;

          (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Aurum, except in the ordinary course of business consistent with past practice;

          (j) Incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of Aurum or guarantee any debt securities of others;

          (k) Adopt or amend any employee benefit or employee stock purchase or employee option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee other than in the ordinary course of business consistent with past practice, or increase the salaries or wage rates of its officers or employees other than in the ordinary course of business, consistent with past practice;

          (l) Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any such payment, discharge or satisfaction in the ordinary course of business;

          (m) Make any grant of exclusive rights to any third party;

          (n) Enter into any material partnership arrangements, joint development agreements or strategic alliances, agreements to create standards or agreements with "Standards" bodies;

          (o) Take any action that would be reasonably likely to interfere with Baan's ability to account for the Merger as a pooling of interests; or

          (p) Agree in writing or otherwise to take any of the actions described in (a) through (o) above.

     The prior consent of Baan will be deemed to have been received if, prior to the taking of any of the above described actions, such action shall have been discussed with Amal Johnson, Baan's Executive Vice President, and she shall have received such additional information as she may have reasonably requested and shall have not objected to the taking of the proposed action.

     Until the earlier of the termination of the Merger Agreement pursuant to its terms or the Effective Time, Baan shall not acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, any direct competitor of Aurum in the United States if such acquisition would have a reasonable likelihood of preventing or materially delaying the consummation of the transactions contemplated by the Merger Agreement or would result in a material adverse effect on Aurum or Baan.

     Prior to the Effective Time, without the prior written consent of Baan, Aurum has agreed not to adopt a shareholders rights plan.

     Until the earlier of the termination of the Merger Agreement pursuant to its terms or the Effective Time, neither Baan nor Aurum is required to take any action pursuant to the above described provisions that would cause a violation of the HSR Act.

NO SOLICITATION

     Subject to the provisions of the Merger Agreement summarized in the next following paragraph, from and after the date of the Merger Agreement until the earlier of the Effective Time or termination of the Merger Agreement pursuant to its terms, Aurum and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, (i) solicit or knowingly encourage submission of, any Acquisition Proposal (as defined below) by any person, entity or group (other than Baan and its affiliates, agents and representatives), or (ii) participate in any discussions or negotiations with, or disclose any non-public information concerning Aurum or any of its subsidiaries to, or afford any access to the properties, books or records of Aurum or any of its subsidiaries to, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than Baan and its affiliates, agents and representatives), in connection with any Acquisition Proposal with respect to Aurum. For the purposes of the Merger Agreement, an "Acquisition Proposal" means any proposal or offer relating to (i) any merger, consolidation, sale or license of substantial assets or similar transactions involving Aurum or any of its subsidiaries (other than sales or licenses of assets or inventory in the ordinary course of business or as permitted under the terms of the Merger Agreement), (ii) sale by Aurum of any shares of capital stock of Aurum (including without limitation by way of a tender offer or an exchange offer) except as expressly permitted under the Merger Agreement, (iii) the acquisition by any person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, 10% or more of the then outstanding shares of capital stock of Aurum (except for acquisitions for passive investment purposes of not more than 15% of the then outstanding shares of capital stock of Aurum only in circumstances where the person or group qualifies for and files a Schedule 13G with respect thereto and does not become obligated to file a Schedule 13D); or
(iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. Under the terms of the Merger Agreement, Aurum has agreed to (i) cease any and all existing activities, discussions or negotiations with any parties with respect to any of the foregoing; (ii) notify Baan as promptly as practicable if it receives any proposal or written inquiry or written request for information in connection with an Acquisition Proposal or potential Acquisition Proposal; and (iii) as promptly as practicable, notify Baan of the significant terms and conditions of any such Acquisition Proposal. In addition, subject to the other provisions of the Merger Agreement summarized herein, until the earlier of the Effective Time or termination of the Merger Agreement pursuant to its terms, Aurum and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than Baan); provided, however, that the Aurum Board may take and disclose to Aurum's stockholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

     Notwithstanding the provisions described above, prior to the Effective Time Aurum may, to the extent the Aurum Board determines in good faith, after consultation with outside legal counsel, that the Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and furnish information to, any person, entity or group after such person, entity or group has delivered to Aurum in writing an unsolicited bona fide Acquisition Proposal which the Aurum Board in its good faith reasonable judgment determines, after consultation with its independent legal and financial advisors, would result in a transaction more favorable than the Merger to the stockholders of Aurum (an "Aurum Alternative Proposal"). In addition, in connection with a possible Acquisition Proposal, Aurum may refer any third party to the section of the Merger Agreement summarized herein or make a copy of such section available to a third party. In the event Aurum receives an Aurum Alternative Proposal, nothing contained in the Merger Agreement (but subject to the terms thereof) will prevent the Aurum Board from recommending such Aurum Alternative Proposal to its stockholders, if the Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law; in such case, the Aurum Board may withdraw, modify or refrain from making its recommendation concerning the Merger, and, to the extent it does so, Aurum may refrain from soliciting proxies and taking such other action necessary to secure the vote of its stockholders as may be required by the Merger Agreement; provided, however, that Aurum has agreed to (i) provide at least forty-eight (48) hours prior notice of any Aurum Board meeting at which it is reasonably expected to contemplate an Aurum Alternative Proposal and (ii) not recommend to its stockholders a Aurum Alternative Proposal for a period of not less than 5 business days after Baan's receipt of a copy of such Aurum Alternative Proposal (or a description of the significant terms and conditions thereof, if not in writing); and provided further, that nothing contained in the Merger Agreement limits Aurum's obligation to hold and convene the Aurum Stockholders' Meeting (regardless of whether the recommendation of the Aurum Board shall have been withdrawn, modified or not yet made) or to provide the Aurum stockholders with material information relating to such meeting.

     Notwithstanding the above described provisions, Aurum will not provide any non-public information to a third party unless: (i) Aurum provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of confidential information at least as restrictive as the terms in a certain confidentiality agreement between Aurum and Baan; (ii) such non-public information has been previously delivered to Baan; and (iii) Aurum advises Baan in writing of such disclosure, including the party to whom disclosed.

CONDITIONS TO THE MERGER

     The respective obligations of each party to the Merger Agreement to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions: (i) approval of the Merger Agreement and the Merger by the stockholders of Aurum shall have been obtained; (ii) the SEC shall have declared the Registration Statement effective and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus shall have been initiated or threatened in writing by the SEC; (iii) no governmental entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger and all waiting periods under the HSR Act relating to the transactions contemplated by the Merger Agreement will have expired or terminated early; (iv) Baan and Aurum shall each have received written opinions from legal counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; provided, however, that if the legal counsel to either Baan or Aurum does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party; and (v) the Baan Common Shares issuable to the stockholders of Aurum pursuant to the Merger Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on The Nasdaq National Market and on the Amsterdam Stock Exchange.

     In addition, the obligation of Aurum to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Aurum: (i) the representations and warranties of Baan and Merger Sub contained in the Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and on and as of the Effective Time except for changes contemplated by the Merger Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, and except in such cases (other than the representation with respect to Baan's and Merger Sub's capitalization) where the failure to be so true and correct would not have a material adverse effect on Baan; (ii) Baan and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by them on or prior to the Effective Time; and (iii) no event or condition which could have a material adverse effect with respect to Baan shall have occurred since the date of the Merger Agreement.

     Further, the obligations of Baan and Merger Sub to consummate and effect the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Baan: (i) subject to a specified materiality threshold specified in the Merger Agreement, the representations and warranties of Aurum contained in the Merger Agreement shall be true and correct in all material respects on the date of the Merger Agreement and on and as of the Effective Time except for changes contemplated by the Merger Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except in such cases (other than certain specified representations) where the failure to be so true and correct would not have a material adverse effect on Aurum; (ii) Aurum shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time; (iii) no material adverse effect (as defined in the Merger Agreement) with respect to Aurum shall have occurred since the date of the Merger Agreement; (iv) employment and non-competition agreements in the specified forms shall have been entered into by certain key officers and employees of Aurum and such agreements shall be in full force and effect; (v) each of Baan and Aurum shall have received letters from each of Moret Ernst & Young Accountants and Coopers & Lybrand L.L.P., each dated within two (2) business days prior to the Effective Time, regarding those firms' concurrence with Baan management's and Aurum management's conclusions as to the appropriateness of pooling of interest accounting for the Merger under Accounting Principles Board Opinion No. 16, if the Merger is consummated in accordance with the Merger Agreement; and (vi) Aurum shall have obtained required material consents under certain agreements to which Aurum is a party.

TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of the Merger by the stockholders of Aurum: (i) by mutual written consent duly authorized by the Boards of Directors of Baan and Aurum; (ii) by either Aurum or Baan if the Merger shall not have been consummated by October 14, 1997 for any reason; provided, however, that (A) if the failure of the Merger to occur prior to such date shall have resulted solely from the failure to obtain any necessary governmental approval, clearance or consent (including termination or waiver of all HSR waiting periods and clearance of the Registration Statement by the SEC) such date for termination shall be automatically extended to the date upon which such governmental approval, clearance or consent is obtained (but not beyond December 13, 1997) and (B) the right to terminate the Merger Agreement under this provision is not available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of the Merger Agreement; (iii) by either Aurum or Baan if a governmental entity shall have issued an order, decree or ruling or taken any other action which has the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable; (iv) by either Aurum or Baan if the required approval of the Merger Agreement and the Merger by the Aurum stockholders shall not have been obtained at a meeting of the Aurum stockholders duly convened therefor or at any adjournment thereof (provided that the right to terminate the Merger Agreement shall not be available to Aurum where the failure to obtain Aurum stockholder approval shall have been caused by the action or failure to act of Aurum in breach of the Merger Agreement); (v) by Baan, if the Aurum Board accepts or recommends a Aurum Alternative Proposal to the stockholders of Aurum, or if the Aurum Board shall have withheld, withdrawn or modified in a manner adverse to Baan its recommendation in favor of adoption and approval of the Merger Agreement and approval of the Merger; (vi) by Aurum upon certain breaches of any representation, warranty, covenant or agreement on the part of Baan set forth in the Merger Agreement, or if any representation or warranty of Baan shall become untrue (provided that if such inaccuracy in Baan's representations and warranties or breach by Baan is curable by Baan through the exercise of its commercially reasonable efforts, then Aurum may only terminate the Merger Agreement if the breach is not cured within ten (10) days following the date of written notice from Aurum of such breach, provided that Baan continues to exercise such commercially reasonable efforts to cure such breach); or (vii) by Baan upon certain breaches of any representation, warranty, covenant or agreement on the part of Aurum set forth in the Merger Agreement, or if any representation or warranty of Aurum shall become untrue (provided that if such inaccuracy in Aurum's representations and warranties or breach by Aurum is curable by Aurum through the exercise of its commercially reasonable efforts, then Baan may only terminate the Merger Agreement if the breach is not cured within ten (10) days following the date of written notice from Baan of such breach, provided that Aurum continues to exercise such commercially reasonable efforts to cure such breach).

BREAK UP FEE

     Aurum has agreed to pay to Baan the sum of $2,500,000 if:

          (a) the Merger Agreement is terminated by either Aurum or Baan in the event that the required approval of the Merger Agreement and the Merger by the Aurum stockholders shall not have been obtained at a meeting of the Aurum stockholders duly convened therefor or at any adjournment thereof (in the absence of Baan having suffered an event which constitutes a material adverse effect, as defined);

          (b) the Merger Agreement is terminated by Baan because the Aurum Board accepts or recommends an Aurum Alternative Proposal to the stockholders of Aurum, or the Aurum Board withholds, withdraws or modifies in a manner adverse to Baan its recommendation in favor of adoption and approval of the Merger Agreement and the Merger (in each case in the absence of Baan having suffered an event which constitutes a material adverse effect); or

          (c) the Merger Agreement is terminated by Baan in connection with uncured breaches by Aurum of certain representations, warranties, covenants or agreements set forth in the Merger Agreement.

     Except as set forth above, Baan and Aurum have agreed that all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses whether or not the Merger is consummated, except that Baan and Aurum will share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in connection with the printing and filing of this Proxy Statement/Prospectus, the Registration Statement of which this Proxy Statement/Prospectus forms part and any amendments or supplements thereto.

RELATED AGREEMENTS

Stock Option Agreement

     As an inducement to Baan to enter into the Merger Agreement, Aurum entered into the Stock Option Agreement. A copy of the Stock Option Agreement is attached as Appendix C to this Proxy Statement/Prospectus. Pursuant to the Stock Option Agreement, Aurum granted to Baan an irrevocable option (the "Option") to acquire up to a number of shares of Aurum Common Stock equal to 19.9% of the issued and outstanding shares as of the first date, if any, upon which an Exercise Event (as defined below) shall occur (the "Option Shares"), in the manner set forth below (i) by paying cash at a price of $21.00 per share (the "Exercise Price") and/or, at Baan's election, (ii) by exchanging therefor Baan Common Shares at a rate for each Option Share, of a number of Baan Common Shares equal to the Exercise Price divided by the average closing sale prices during the previous 30 trading days of Baan Common Shares on the Nasdaq National Market immediately preceding the date of the closing of the particular Option exercise.

     The Option may be exercised in whole or in part, at any time or from time to time following the occurrence of an Exercise Event. An "Exercise Event" shall have occurred upon the occurrence of both:

(i) the individuals or entities entering into Stockholder Voting Agreements and providing the related proxies on the date of the Stock Option Agreement having ceased to own, in the aggregate, at least a majority of the capital stock of Aurum or (ii) any of such Stockholder Voting Agreements or the related proxies having been declared invalid or unenforceable and (x) the earlier of the consummation of, or the record date, if any, for a meeting of Aurum's stockholders with regard to an Acquisition Proposal with respect to Aurum with any party other than Baan (or an affiliate of Baan) if the Aurum Board shall have withheld, withdrawn, or modified in a manner adverse to Baan its recommendation in favor of adoption and approval of the Merger Agreement and approval of the Merger (and at that time there shall not have occurred a material adverse effect on Baan) after receipt of and in connection with an Acquisition Proposal with respect to Aurum, (y) the commencement of a tender or exchange offer for 20% or more of any class of Aurum's capital stock (and/or during any time which such tender or exchange offer remains open or has been consummated), or (z) a termination of the Merger Agreement by Baan (1) because the Aurum Board accepts or recommends a Aurum Alternative Proposal to the stockholders of Aurum, or the Aurum Board withholds, withdraws or modifies in a manner adverse to Baan its recommendation in favor of adoption and approval of the Merger Agreement and the Merger (in each case in the absence of Baan having suffered an event which constitutes a material adverse effect) or (2) in connection with uncured breaches by Aurum of certain representations, warranties, covenants or agreements set forth in the Merger Agreement.

     The Option shall terminate upon the earlier of (i) the Effective Time and
(ii) 12 months following the termination of the Merger Agreement in accordance with its terms if an Exercise Event shall have occurred on or prior to the date of such termination, and (iii) the date on which the Merger Agreement is terminated in accordance with its terms if no Exercise Event shall have occurred on or prior to such date; provided, however, that if the Option is exercisable but cannot be exercised by reason of any applicable government order or because the waiting period related to the issuance of the Option Shares under the HSR Act shall not have expired or been terminated, then the Option shall not terminate until the tenth business day after such impediment to exercise shall have been removed or shall have become final and not subject to appeal. Notwithstanding the above described provisions, the Option may not be exercised if (i) Baan shall have breached in any material respect any of its covenants or agreements contained in the Merger Agreement or (ii) the representations and warranties of Baan contained in the Merger Agreement shall not have been true and correct in all material respects on and as of the date when made.

     If Baan shall have exercised the Option, Baan may thereafter deliver to Aurum a written notice (a "Put Notice"), at any time during which Baan may exercise the Option, specifying that it wishes to sell (as specified in such Put Notice) all or a portion of the Option Shares acquired as a result of such exercise at the price, and in the form, described below. At any closing in respect of a Put Notice, (i) Baan shall surrender to Aurum the certificates evidencing the Option Shares to be purchased by Aurum at such Put closing and
(ii) Aurum shall deliver to Baan a proportionate amount of the aggregate consideration paid by Baan in connection with any exercise of the Option. In addition, the consideration to be paid by Aurum to Baan at any Put closing shall be in the form that is proportionate to the form previously paid by Baan to Aurum. By way of example only, if (x) one third of the aggregate Option Shares shall have been acquired for cash and two-thirds shall have been acquired for Baan Common Shares, then (y) the consideration to be paid by Aurum to Baan at such Put closing shall consist of one-third cash and two-thirds Baan Common Shares.

     The Stock Option Agreement provides for the grant of certain registration rights to Baan with respect to the Option Shares.

Affiliate Agreements

     Each of the members of the Aurum Board, certain officers of Aurum and certain stockholders of Aurum have entered into agreements restricting sales, dispositions or other transactions reducing their risk of investment with respect to the shares of Aurum Common Stock held by them prior to the Merger and the Baan Common Shares to be received by them in the Merger so as to comply with the requirements of applicable federal securities and tax laws and to help ensure that the Merger will be treated as a pooling-of-interests for accounting and financial reporting purposes. Pursuant to such agreements, such directors, officers and stockholders have also acknowledged the resale restrictions imposed by Rule 145 under the Securities Act on Baan Common Shares to be received by them in the Merger and have made certain representations pertaining to the "continuity of interest" requirements so as to qualify the Merger as a reorganization within the meaning of Section 368(a) of the Code.

Stockholder Voting Agreements

     Certain stockholders of Aurum have each entered into a Stockholder Voting Agreement with Baan pursuant to which such holders have agreed to vote their shares of Aurum Common Stock (representing a majority of the votes entitled to be cast by holders of Aurum Common Stock as of June 30, 1997) in favor of approval and adoption of the Merger Agreement and the Merger and any matter that could reasonably be expected to facilitate the Merger. Contemporaneously with the execution of such Stockholder Voting Agreements, such stockholders executed and delivered to Baan an irrevocable proxy granting Baan the authority to vote their shares for the Merger.

Non-Competition Agreements

     Mary Coleman, Aurum's Chief Executive Officer, and certain Aurum founders, as a condition to the Merger will enter into a Non-Competition Agreement with Baan providing that, during the period beginning on the Effective Date and ending two years thereafter (or, in the case of Mary Coleman, three years thereafter), such employee will not, directly or indirectly, either as an individual or as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, shareholder, investor, lender, or in any other capacity whatsoever, of any person, firm, corporation, partnership or other entity or in any other capacity directly or indirectly: (i) participate or engage in the design, development, manufacture, production, marketing, sale or servicing of any product, or the provision of any service, that directly or indirectly relates to or competes with any of Aurum's products or services in existence or under development at the Effective Time; (ii) induce or attempt to induce any person who at the time of such inducement is an employee of Aurum or Baan to perform work or services for any other person other than Aurum or Baan; or (iii) permit the name of the Employee to be used in connection with any business competitive with Aurum's business of the development, manufacturing, distribution and selling of sales force automation software and the provision of services in relation to the same, in each case in certain geographic areas.

INTERESTS OF CERTAIN PERSONS

     In considering the recommendation of the Aurum Board with respect to the Merger Agreement, holders of Aurum Common Stock should be aware that members of the Aurum Board and the executive officers of Aurum have certain interests in the Merger that are in addition to the interests of holders of Aurum Common Stock generally. These interests include certain employment arrangements with Baan, the lapse of certain restrictions with respect to shares of Aurum Common Stock held by such persons, the acceleration of the vesting of certain options to acquire Aurum Common Stock and certain rights to indemnification.

  Employment Agreements

     In connection with the anticipated Merger, Mary Coleman and certain other key Aurum officers or employees (including Aurum's Vice President of Marketing and Chief Technology Officer) will, as a condition to the Merger, enter into an Employment Agreement with Aurum effective upon the Merger. These Employment Agreements will provide for, among other things, continued employment at Aurum following the Merger at the specified positions and at salary levels consistent with the current salaries received by such employees. In addition, each such employee will be eligible to receive an additional year-end bonus from Baan of $50,000 (or, in the case of Ms. Coleman, $125,000) upon achievement of certain financial objectives. Although each Employment Agreement provide for a term of one year (or, in the case of Ms. Coleman, three years), employment under these agreements may nonetheless be at-will under law. The success of Aurum following the Merger will depend, in part, upon the continued employment of these and other key officers and employees of Aurum. See "Risk Factors -- Risks Associated with the Merger -- Dependence on Key Aurum Personnel."

  Aurum Options

     In connection with agreements previously entered into with Aurum, based on holdings as of June 30, 1997, the repurchase restriction on 185,240 shares of restricted Aurum Common Stock held by Ms. Coleman will lapse and options held by Ms. Coleman in respect of 100,000 shares of Aurum Common Stock will vest and become immediately exercisable in connection with the Merger. Similarly, based on holdings as of June 30, 1997, the repurchase restrictions on 26,250 shares of restricted Aurum Common Stock held by Christopher Dier, Aurum's Chief Financial Officer, will lapse and options held by Mr. Dier in respect of 85,224 shares of Aurum Common Stock will vest and become immediately exercisable in connection with the merger, depending on the ultimate determination of Mr. Dier's responsibilities. The weighted average purchase price/exercise price of such restricted shares and options as of June 30, 1997 was $6.42 for Ms. Coleman and $7.75 for Mr. Dier. In light of the difference between such purchase/exercise prices and the Exchange Ratio and the lapsing of the restrictions on their restricted Aurum Common Stock and the ability to immediately exercise their options, Ms. Coleman and Mr. Dier will receive a significant benefit from the Merger.

  Indemnification and Insurance

     The Merger Agreement provides that, from and after the Effective Time, Baan shall cause the surviving corporation in the Merger to fulfill and honor in all respects the obligations of Aurum pursuant to any indemnification agreements between Aurum and its directors and officers existing prior to the date of the Merger Agreement whether or not such persons continue in their position with the surviving corporation following the Effective Time. The Certificate of Incorporation and By-laws of the surviving corporation in the Merger will contain provisions providing for indemnification and the limitation of liability which are substantially equivalent to those set forth in Aurum's Certificate of Incorporation and By-laws, which provisions will not be amended, repealed or otherwise modified from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Aurum, unless such modification is required by law.

     After the Effective Time, the surviving corporation in the Merger will to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director or officer of Aurum or any Aurum subsidiary (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal administrative or investigative, to the extent arising out of or pertaining to any action or omission in his or her capacity as a director or officer of Aurum or any Aurum subsidiary arising out of or pertaining to the transactions contemplated by the Merger Agreement for a period of six years after the date of the Merger Agreement. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (a) any counsel retained for the defense of the Indemnified Parties for any period after the Effective Time will be reasonably satisfactory to the Indemnified Parties,
(b) after the Effective Time, the surviving corporation will pay the reasonable fees and expenses of such counsel promptly after statements therefor are received, and (c) the surviving corporation will cooperate in the defense of any such matter; provided, however, that the surviving corporation will not be liable for any settlement effected without its written consent (which consent will not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims will continue until the disposition of any and all such claims. The Indemnified Parties as a group may be defended by only one law firm (in addition to local counsel) with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

     Baan will or will cause the surviving corporation in the Merger to maintain in effect directors' and officers' liability insurance covering those persons who are currently covered by Aurum's directors' and officers' liability insurance policy, to the extent and in such amounts that Baan provides such coverage to its directors and officers.

     The surviving corporation in the Merger shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Parties in enforcing the indemnity and other obligations provided for above. The indemnification provisions described above will survive any termination of the Merger Agreement and the consummation of the Merger at the Effective Time, are intended to benefit Aurum, the surviving corporation and the Indemnified Parties, and will be binding on all successors and assigns of the surviving corporation.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes the material federal income tax considerations relevant to the transfer of shares of Aurum Common Stock for Baan Common Shares pursuant to the Merger that are generally applicable to holders of Aurum Common Stock. This discussion is based on currently existing provisions of the Code, existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Baan, Aurum or Aurum's stockholders as described herein.

     Aurum stockholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular Aurum stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Code, who are foreign persons, who do not hold their Aurum Common Stock as capital assets or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In particular, this discussion does not address the tax consequences to an Aurum stockholder owning at least 5% of either the total voting power or the total value of the Baan Ordinary Shares after the Merger (determined after taking into account ownership under the attribution rules of the Code). In addition, the following discussion does not address the tax consequences of the Merger under foreign, state or local laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the Merger (whether or not any such transactions are undertaken in connection with the Merger), including without limitation any transaction in which shares of Aurum Common Stock are acquired or Baan Common Shares are disposed of, or the tax consequences of the assumption by Baan of the Aurum options. Accordingly, AURUM STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

     The Merger is intended to constitute a "reorganization" within the meaning of the Code (a "Reorganization"), in which case, subject to the limitations and qualifications referred to herein, the Merger will generally result in the following federal income tax consequences:

          (a) No gain or loss will be recognized by holders of Aurum Common Stock solely as a result of the transfer of their shares of Aurum Common Stock for Baan Common Shares in the Merger (except to the extent of cash received in lieu of fractional shares).

          (b) The aggregate tax basis of the Baan Common Shares received by Aurum stockholders in the Merger (including any fractional share of Baan Ordinary Shares not actually received) will be the same as the aggregate tax basis of the Aurum Common Stock surrendered in exchange therefor.

          (c) The holding period of the Baan Common Shares received by each Aurum stockholder in the Merger will include the period for which the Aurum Common Stock surrendered in exchange therefor was considered to be held, provided that the Aurum Common Stock so surrendered is held as a capital asset at the time of the Merger.

          (d) Cash payments received by holders of Aurum Common Stock in lieu of a fractional share will be treated as if a fractional share of Baan Ordinary Shares had been issued in the Merger and then redeemed by Baan. An Aurum stockholder receiving such cash will recognize gain or loss upon such payment, measured by the difference (if any) between the amount of cash received and the basis in such fractional share. The gain or loss should be capital gain or loss provided that such share of Aurum Common Stock was held as a capital asset at the Effective Time.

          (e) Neither Baan nor Aurum will recognize any gain solely as a result of the Merger.

     The parties are not requesting a ruling from the Internal Revenue Service ("IRS") in connection with the Merger. The obligations of each of Baan and Aurum to effect the Merger are contingent on receipt of an opinion from their respective counsel (Wilson Sonsini Goodrich & Rosati and Fenwick & West LLP, respectively), to the effect that, for federal income tax purposes, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. These opinions, which are collectively referred to herein as the "Tax Opinions," will neither bind the IRS nor preclude the IRS from adopting a contrary position. In addition, the Tax Opinions will be subject to certain assumptions and qualifications and will be based on the truth and accuracy of certain representations made by Baan, Merger Sub and Aurum, including representations in certificates delivered to counsel by the respective managements of Baan, Merger Sub and Aurum. Of particular importance are those assumptions and representations relating to the "continuity of interest" requirement.

     To satisfy the continuity of interest requirement, Aurum stockholders must not, pursuant to a plan or intent existing at or prior to the Merger, dispose of or transfer so much of either (i) their Aurum Common Stock in anticipation of the Merger or (ii) the Baan Common Shares to be received in the Merger (collectively, "Planned Dispositions"), such that Aurum stockholders, as a group, would no longer have a significant equity interest in the Aurum business being conducted after the Merger. Aurum stockholders will generally be regarded as having a significant equity interest as long as the number of Baan Common Shares received in the Merger less the number of shares subject to Planned Dispositions (if any) represents, in the aggregate, a substantial portion of the entire consideration received by the Aurum stockholders in the Merger. No assurance can be made that the continuity of interest requirement will be satisfied, and if such requirement is not satisfied, that the Merger would not be treated as a Reorganization. The Tax Opinions rely in part on representations from Baan and Aurum relating to the continuity of interest requirement.

     A successful IRS challenge to the Reorganization status of the Merger (as a result of a failure to satisfy the continuity of interest requirement or otherwise) would result in Aurum stockholders recognizing taxable gain or loss with respect to each share of Aurum Common Stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the Effective Time, of the Baan Common Shares received in exchange therefor. In such event, a stockholder's aggregate basis in the Baan Common Shares so received would equal its fair market value, and the stockholder's holding period for such stock would begin the day after the Merger.

     The termination of Aurum's repurchase option with respect to certain shares of Aurum Common Stock owned by Mary Coleman and the acceleration of exercisability of options held by Mary Coleman constitute an "excess parachute payment" pursuant to Section 280G of the Code. The excess-parachute payment also creates a potential loss of deduction for Aurum that is not expected to exceed $741,083. See "-- Interests of Certain Persons -- Aurum Option."

GOVERNMENTAL AND REGULATORY MATTERS

     Under the HSR Act, and the rules promulgated thereunder by the FTC, the Merger cannot be consummated until notifications have been given to the FTC and the Antitrust Division and the specified waiting period has expired or terminated early. All required filings under the HSR Act have been made and the applicable waiting period has been terminated early. In addition, in connection with the consummation of the Merger, certain notification and waiting period requirements under antitrust laws in certain foreign countries will be complied with. At any time before or after consummation of the Merger, and notwithstanding the expiration of the applicable waiting periods under the HSR Act and other applicable antitrust laws, the Antitrust Division, the FTC or any state or foreign governmental authority could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger, seeking divestiture of Aurum or businesses of Baan or Aurum by Baan or seeking to impose conditions on the combined companies with respect to the business of the combined companies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

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

ACCOUNTING TREATMENT

     The Merger is intended to qualify as a pooling of interests for financial reporting purposes in accordance with generally accepted accounting principles. This accounting method would permit the recorded assets and liabilities of Aurum to be carried forward to the consolidated financial statements of Baan at their recorded historical amounts. No recognition of goodwill in the combination is required of either party to the Merger. The obligations of Baan and Merger Sub to consummate and effect the Merger are subject to each of Baan and Aurum having received letters from each of Moret Ernst & Young and Coopers & Lybrand L.L.P., each dated within two (2) business days prior to the Effective Time, regarding those firms' concurrence with Baan's managements' and Aurum's management's conclusions as to the appropriateness of pooling of interests accounting for the Merger under APB 16. To support the treatment of the Merger as a pooling of interests, certain affiliates of Aurum have entered into agreements imposing certain resale restrictions on their stock. See "The Plan of Merger -- Affiliate Agreements."

AFFILIATES' RESTRICTIONS ON SALE OF BAAN COMMON SHARES

     The Baan Common Shares to be issued in the Merger will have been registered under the Securities Act by a Registration Statement on Form F-4, thereby allowing those shares to be traded without restriction by all former holders of Aurum Common Stock who (i) are not deemed to be "affiliates" of Aurum at the time of the Aurum Special Meeting (as "affiliates" is defined for purposes of Rule 145 under the Securities Act) and (ii) who do not become "affiliates" of Baan after the Merger.

     The Merger Agreement requires Aurum to use its reasonable best efforts to cause its affiliates to enter into agreements not to make any public sale of any Baan Common Shares received upon consummation of the Merger, except in compliance with Rule 145 under the Securities Act. See "-- Related Agreements -- Affiliates Agreements" above. In general, Rule 145, as currently in effect, imposes restrictions on the manner in which such affiliates may make resales of Baan Common Shares and also on the number of shares of Baan Common Shares that such affiliates, and others (including persons with whom the affiliates act in concert), may sell within any three-month period. These restrictions will generally apply for at least a period of one year after the Merger (or longer if the person is an affiliate of Baan).

NO APPRAISAL RIGHTS

     Aurum stockholders are not entitled to appraisal rights under the DGCL in connection with the Merger. Accordingly, stockholders who do not wish to receive Baan Common Shares in exchange for their shares of Aurum Common Stock must liquidate their investment by selling their Aurum Common Stock prior to the consummation of the Merger.

                           THE AURUM SPECIAL MEETING
GENERAL

     This Proxy Statement/Prospectus is being furnished to the holders of Aurum Common Stock as part of the solicitation of proxies by the Aurum Board for use at the Aurum Special Meeting to be held August 26, 1997 at 9:00 a.m., local time, at Aurum's principal executive offices at 2350 Mission College Boulevard, Santa Clara, California 95054 and at any adjournments or postponements thereof. This Proxy Statement/Prospectus, and the accompanying Proxy Card, are first being mailed to holders of Aurum Common Stock on or about July 28, 1997.

     The purpose of the Aurum Special Meeting is to consider and vote upon a proposal to approve and adopt the Merger and the Merger Agreement, which sets forth the terms and conditions of the Merger and the transactions contemplated thereby. The Merger Agreement is attached hereto as Appendix A. See "The Plan of Merger."

     On July 23, 1997, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus, the Baan Stock Value was $76.66 and the closing price per Baan Common Share on The Nasdaq National Market was $75.75. Based on such Baan Stock Value, in the Merger a holder of 1,000 shares Aurum Common Stock would be issued 355 Baan Common Shares (plus cash in lieu of fractional Baan Common Shares). Aurum's stockholders are strongly encouraged to obtain current market quotations for the Baan Common Shares and shares of Aurum Common Stock. The current market quotations for the Baan Common Shares and shares of Aurum Common Stock may be obtained on the Internet at http://www.nasdaq.com. If the Merger is completed, Aurum stockholders will no longer hold any interest in Aurum other than through their interest in shares of Baan Common Shares. Consummation of the Merger is subject to a number of conditions, including the receipt of required regulatory and Aurum stockholder approval.

RECORD DATE AND OUTSTANDING SHARES

     Only holders of record of Aurum Common Stock at the close of business on June 30, 1997 are entitled to notice of and to vote at the Aurum Special Meeting. As of the close of business on the Aurum Record Date, there were shares of Aurum Common Stock outstanding and entitled to vote, held of record by stockholders (although Aurum has been informed that there are in excess of beneficial owners). Each Aurum stockholder is entitled to one vote for each share of Aurum Common Stock held as of the Aurum Record Date.

VOTING OF PROXIES

     The Aurum Proxy Card accompanying this Proxy Statement/Prospectus is solicited on behalf of the Aurum Board for use at the Aurum Special Meeting. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to Aurum. All proxies that are properly executed and received by Aurum prior to the vote at the Aurum Special Meeting, and that are not revoked, will be voted at the Aurum Special Meeting in accordance with the instructions indicated thereon. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. The Aurum Board does not presently intend to bring any other business before the Aurum Special Meeting other than the specific proposal referred to in this Proxy Statement/Prospectus and specified in the Notice of the Aurum Special Meeting. So far as is known to the Aurum Board, no other matters are to be brought before the Aurum Special Meeting. As to any business that may properly come before the Aurum Special Meeting, including, among other things, consideration of any motion made for adjournment of the Aurum Special Meeting (including, without limitation, for purposes of soliciting additional votes for approval and adoption of the Merger Agreement), however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies. An Aurum stockholder who has given a proxy may revoke it at any time before it is exercised at the Aurum Special Meeting, by (i) filing a written notice of revocation with, or delivering a duly executed proxy bearing a later date, to, Christopher Dier, Secretary, Aurum Software, Inc., 3385 Scott Boulevard, Santa Clara, California 95054, or (ii) attending the Aurum Special Meeting and voting in person (although attendance at the Aurum Special Meeting will not, by itself, revoke a proxy). Please note, however, that if a stockholder's shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Aurum Special Meeting, the stockholder must bring to the Aurum Special Meeting a letter from the broker, bank or other nominee confirming that stockholder's beneficial ownership of the shares.

VOTE REQUIRED

     Pursuant to the DGCL and the Aurum Restated Certificate of Incorporation and the Aurum Bylaws, approval and adoption of the Merger Agreement and the Merger requires the affirmative vote of the holders of at least a majority of the outstanding shares of Aurum Common Stock entitled to vote at the Aurum Special Meeting. SINCE THE REQUIRED VOTE OF THE AURUM STOCKHOLDERS IS BASED UPON THE NUMBER OF OUTSTANDING SHARES OF AURUM COMMON STOCK, RATHER THAN UPON THE SHARES ACTUALLY VOTED IN PERSON OR BY PROXY AT THE AURUM SPECIAL MEETING, THE FAILURE BY THE HOLDER OF ANY SUCH SHARES TO SUBMIT A PROXY OR TO VOTE IN PERSON AT THE AURUM SPECIAL MEETING (INCLUDING ABSTENTIONS AND "BROKER NON-VOTES") WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

     THE MATTERS TO BE CONSIDERED AT THE AURUM SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF AURUM. ACCORDINGLY, STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

     Certain stockholders of Aurum beneficially owning a majority of the outstanding shares of Aurum Common Stock have entered into agreements to vote their shares of Aurum Common Stock in favor of the Merger Agreement and the Merger at the Aurum Special Meeting. Accordingly, the approval of the Merger and the Merger Agreement is likely assured. Notwithstanding these stockholder voting agreements, the vote of each Aurum stockholder is important and all stockholders are encouraged to vote. See "The Plan of Merger-- Related Agreements--Stockholder Voting Agreements."

QUORUM; ABSTENTIONS; BROKER NON-VOTES

     A majority, or 5,833,813 of the shares of Aurum Common Stock on the Aurum Record Date, present in person or represented by proxy, will constitute a quorum for the transaction of business. If an executed Aurum proxy is returned and the stockholder has specifically abstained from voting on any matter, the shares represented by such proxy will be considered present at the Aurum Special Meeting for purposes of determining a quorum. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on the Merger Agreement and the Merger, such shares will be considered present at the meeting for purposes of determining a quorum. Since the required vote of the Aurum stockholders is based upon the number of outstanding shares of Aurum Common Stock, abstentions and broker non-votes will have the same effect as a vote against approval and adoption of the Merger Agreement and the Merger.

SOLICITATION OF PROXIES AND EXPENSES

     Aurum will bear the cost of the solicitation of proxies in the enclosed form from its stockholders. In addition to solicitation by mail, the directors, officers and employees of Aurum may solicit proxies from stockholders by telephone, telegram, letter, facsimile or in person. Following the original mailing of the proxies and other soliciting materials, Aurum will request that brokers, custodians, nominees and other record holders forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Aurum Common Stock and request authority for the exercise of proxies. In such cases, Aurum, upon the request of the record holders, will reimburse such record holders for their reasonable expenses.

APPRAISAL RIGHTS

     Aurum stockholders are not entitled to appraisal rights under the DGCL in connection with the Merger. See "The Plan of Merger -- No Appraisal Rights." Accordingly, stockholders who do not wish to receive Baan Common Shares in exchange for their shares of Aurum Common Stock must liquidate their investment by selling their Aurum Common Stock prior to the consummation of the Merger.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed financial information assumes a business combination between Baan and Aurum, is accounted for as a pooling of interests and is based on the respective historical consolidated financial statements and the notes thereto, which in the case of Aurum are included in this Proxy Statement/Prospectus and in the case of Baan are incorporated by reference in this Proxy Statement/Prospectus. The pro forma combined condensed balance sheet combines Baan's March 31, 1997 consolidated balance sheet with Aurum's March 31, 1997 balance sheet. The pro forma statements of operations combine Baan's and Aurum's historical results for each of the periods indicated below.

     The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had occurred during the periods presented, nor is it necessarily indicative of future operating results or financial positions.

     These pro forma financial statements are based on, and should be read in conjunction with, the historical consolidated financial statements, and the related notes thereto, of Baan and Aurum included or incorporated by reference in this Proxy Statement/Prospectus.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 MARCH 31, 1997
                       AFTER GIVING EFFECT TO THE MERGER
                                 (IN THOUSANDS)

                                                                                                         PRO FORMA      PRO FORMA
                                                                                BAAN        AURUM       ADJUSTMENTS     COMBINED
                                                                              --------     --------     -----------     ---------
                                        ASSETS
Current assets:
  Cash and cash equivalents...............................................    $199,172     $ 42,085                     $241,257
  Marketable securities...................................................      38,990           --                       38,990
  Accounts receivable, net................................................     170,567       10,735                      181,302
  Other current assets....................................................      16,402        1,313       $   283         17,998
                                                                              --------      -------       -------       --------
    Total current assets..................................................     425,131       54,133           283        479,547

Property and equipment, at cost...........................................      56,562        6,759          (100)        63,221
Less accumulated depreciation and amortization............................     (22,663)      (3,093)                     (25,756)
                                                                              --------      -------       -------       --------
Net property and equipment................................................      33,899        3,666          (100)        37,465

Software development costs, net...........................................      17,361           --                       17,361
Intangible assets, net....................................................      22,384           --                       22,384
Other non current assets..................................................       8,011          691          (250)         8,452
                                                                              --------      -------       -------       --------
    Total assets..........................................................    $506,786     $ 58,490       $   (67)      $565,209
                                                                              ========      =======       =======       ========
                         LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings from banks........................................    $     38     $     --                     $     38
  Accounts payable........................................................      31,180          998                       32,178
  Income taxes payable....................................................      24,675          230        (3,120)        21,785
  Accrued and other current liabilities...................................      47,498        4,865         7,650         60,013
  Deferred revenue........................................................      25,205        4,024                       29,229
  Current portion of capital leases.......................................          --          403                          403
  Current portion of long-term debt.......................................         620          162                          782
                                                                              --------      -------       -------       --------
    Total current liabilities.............................................     129,216       10,682         4,530        144,428

Long-term debt............................................................     200,986           --                      200,986
Long-term lease obligation................................................          --          336                          336
Other long-term liabilities...............................................       5,494           --                        5,494
Shareholders' equity:
  Common shares...........................................................         529           12            10            551
  Additional paid-in capital..............................................     103,004       61,565           (10)       164,559
  Notes receivable from shareholders......................................          --       (1,125)                      (1,125)
  Deferred compensation...................................................        (425)          --                         (425)
  Retained earnings (deficit).............................................      70,975      (12,980)       (8,000)        53,398
                                                                                                            3,120
                                                                                                              283

  Accumulated translation adjustment......................................      (2,993)          --                       (2,993)
                                                                              --------      -------       -------       --------
    Total shareholders' equity............................................     171,090       47,472        (4,597)       213,965
                                                                              --------      -------       -------       --------
                                                                              $506,786     $ 58,490       $   (67)      $565,209
                                                                              ========      =======       =======       ========

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                               BAAN COMPANY N.V.

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                       AFTER GIVING EFFECT TO THE MERGER
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                               THREE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,                MARCH 31,
                                       ----------------------------------     --------------------
                                         1994         1995         1996        1996         1997
                                       --------     --------     --------     -------     --------
Net revenues:
  License revenue..................    $ 63,704     $118,894     $240,667     $42,937     $ 83,441
  Maintenance and service
     revenue.......................      48,762       84,434      163,580      34,809       49,459
  Hardware and other revenue.......      16,370       23,357       11,295       5,063          317
                                       --------     --------     --------     -------     --------
     Total net revenues............     128,836      226,685      415,542      82,809      133,217
Costs and expenses:
  Cost of license revenue..........       3,397        6,678       14,442       3,200        5,733
  Cost of maintenance and service
     revenue.......................      37,702       68,174      134,851      29,811       37,844
  Cost of hardware and other
     revenue.......................      13,229       18,714        8,895       3,938          165
  Sales and marketing..............      45,097       63,803      111,103      22,130       37,253
  Research and development.........      10,233       21,004       45,843       8,378       19,167
  General and administrative.......      11,803       24,488       34,701       7,583       11,233
  Amortization of intangible
     assets........................       2,172        4,701        6,125       1,443        1,448
  Non-recurring operating
     expenses......................       4,172           --           --          --           --
                                       --------     --------     --------     -------     --------
          Total costs and
            expenses...............     127,805      207,562      355,960      76,483      112,843
Income from operations.............       1,031       19,123       59,582       6,326       20,374
Interest income (expense), net.....      (1,192)         522          285         110          524
Other income, net..................         118        1,071           --          --           --
                                       --------     --------     --------     -------     --------
Income (loss) before income taxes
  and minority interest............         (43)      20,716       59,867       6,436       20,898
Provision for income taxes.........       2,171        9,817       23,255       2,768        7,831
Minority interest in earnings of
  consolidated subsidiaries........        (976)         (72)          --          --           --
                                       --------     --------     --------     -------     --------
Net income (loss)..................    $ (3,190)    $ 10,827     $ 36,612     $ 3,668     $ 13,067
                                       ========     ========     ========     =======     ========
Net income (loss) per share........    $  (0.04)    $   0.12     $   0.37     $  0.04     $   0.13
Shares used in computing per share
  amounts..........................      79,339       91,433       98,248      96,618      101,932

   See accompanying notes to unaudited pro forma condensed combined financial statements.

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     (1) The pro forma combined condensed financial statements reflect the issuance of 0.3559322 Baan Common Shares for each outstanding share of Aurum Common Stock. Use of the maximum Exchange Ratio of 0.4449153 per share of Aurum Common Stock would have no impact upon the pro forma combined net income (loss) per share amounts in these periods.

     (2) The combined company expects to incur charges to operations currently estimated to be between $6 million and $10 million primarily in the quarter in which the Merger is consummated to reflect direct transaction costs of between $5.5 million and $7.5 million and additional anticipated costs of approximately $2.5 million associated with integrating the two companies. Costs of integrating the companies are expected to include asset writedowns and alterations of distributor arrangements attributable to the Merger. An estimated charge of $8 million, representing the midpoint of the estimated range (with an associated tax benefit of $3.1 million), is reflected in the pro forma condensed combined balance sheet as a reduction to retained earnings and an increase to accrued liabilities. The estimated charge is not reflected in the pro forma condensed combined statement of operations data. The amount of this charge is a preliminary estimate and therefore is subject to change.

     (3) There were no material transactions between Baan and Aurum during any period presented. The unaudited pro forma combined condensed statements of operations reflect a conforming reclassification adjustment of $87,000 and $125,000 for 1994 and 1995, respectively from general and administrative expenses to sales and marketing. No such conforming adjustment was required for the other periods shown. No additional conforming adjustments were required. The three month period ended March 31, 1997 includes an income tax expense reduction of $283,000 to reflect the partial tax benefiting of Aurum's cumulative tax losses.

                                 AURUM BUSINESS

     The following discussion contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or anticipated results, including those set forth under "Risk Factors" in the "Aurum Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this Proxy Statement/Prospectus. The following discussion and analysis should be read in conjunction with "Selected Financial Data" and Aurum's Financial Statements and Notes thereto included elsewhere in this Proxy Statement/Prospectus.

THE COMPANY

     Aurum Software, Inc. is a leading provider of enterprise-wide sales and marketing information software. Aurum develops, markets and supports application software that helps to automate the sales, marketing and customer support functions of a business. Aurum's products are based on advanced client/server and Internet/Intranet technologies. They are designed to address the sales and marketing requirements of businesses ranging from medium-sized enterprises to large multinational corporations and specifically to improve the operational efficiency of such companies' sales and marketing business processes. Aurum has deployed its applications in a diverse set of industries, including financial services, chemicals, high technology, health care, information services, manufacturing, publishing, telecommunications and utilities.

     Aurum was initially incorporated in California in 1991 and reincorporated in Delaware in 1996. Unless the context otherwise requires, the term "Aurum" refers to Aurum Software, Inc., a Delaware corporation and its predecessor Aurum Software, Inc., a California corporation. Aurum currently maintains its executive offices at 3385 Scott Boulevard, Santa Clara, California 95054. Its telephone number at that address is (408) 986-8100. Aurum is relocating its executive offices to 2350 Mission College Boulevard, Suite 1300, Santa Clara, California 95054 prior to the holding of the Aurum Special Meeting.

     The market for Aurum's products has developed in recent years as businesses have sought new ways to improve organizational and operational efficiency and as advanced client/server technologies have permitted user-friendly, enterprise-wide automation solutions. In an effort to improve administrative efficiency and reduce costs, many companies have already applied such technologies to automate "back office" operations, including manufacturing, finance, order entry and human resources. The automation of these back office operations has not, however, addressed the competitive challenges associated with "front office" sales and marketing functions. Automation solutions for front office functions have been slower to develop, in part due to the complex dynamics and highly individualized nature of sales and marketing business processes within organizations. Companies are, however, increasingly focusing on their front office sales and marketing operations as the next major business function to be automated and are recognizing the importance of integrating front office and back office applications. Aurum believes that many companies are now looking for packaged sales and marketing application software capable of mapping to their specific business processes, supporting multi-tiered distribution channels, interfacing with back office applications, adapting to emerging technologies such as the Internet and providing scalable synchronization capabilities to coordinate customer information among geographically dispersed and mobile users.

     Aurum offers the Aurum Customer Enterprise, a suite of software applications intended to address the functional needs of sales, marketing and support organizations involved in the management of customer relationships. Its client/server and Internet-enabled applications manage information describing sales opportunities, customer relationships, forecasts and quoting, sales methodologies, sales cycles and customer support. Aurum Customer Enterprise is designed to enable a multi-tier team selling model by permitting a company's sales force, marketing staff and administrative and operations personnel to share information relating to customers and prospective customers as well as information relating to products, pricing, forecasts, competitive intelligence, sales metrics and optimal selling practices. Aurum's applications are intended to provide better customer support by providing current information on customer issues to all members of the sales and support team. In addition, Aurum provides technical support to its customers, including business consulting, requirements definition, installation, training and customer support.

     Aurum believes that the determining factors in its ability to achieve broad market acceptance of its products will include the functionality of its software, the ability of its software to integrate with other enterprise applications, its database synchronization technology and the ability of its products to scale to the growth requirements of large multinational organizations. In that regard, Aurum has focused its strategy on maintaining and enhancing its technological position, including the integration of Internet and corporate-based Intranets into its products, as well as on improving its ability to deploy its products rapidly in large-scale implementations. In addition, Aurum has established a number of strategic business and technology partnerships with industry leaders in consulting services and implementation as well as strategic technology partnerships with other technology companies. Aurum intends to continue to work with these firms and companies to address new markets and initiatives. Finally, Aurum is also seeking to extend distribution of its products in North America through its direct sales force and internationally by adding additional distributors and, where appropriate, by employing a direct sales force.

SOFTWARE PRODUCTS

     The Aurum Customer Enterprise application suite utilizes common administrative modules and a central customer database that contains key information about active and historical marketing campaigns, customer contacts and relationships, account strategy, task and activity history, the account sales team and the business accomplishments necessary to move each customer to the next phase in the sales process. Aurum's software makes customer support histories available to a company's sales force and can also supply relevant financial, order history and shipment data when its sales and marketing applications are linked to other enterprise applications.

     Aurum's applications operate on a UNIX or NT based server with an Oracle, Sybase, Informix or Microsoft SQL Server database accessed through Windows 3.1, Windows NT or Windows 95 clients. In addition, mobile, detached users may operate on a laptop database and perform on-demand real-time database synchronization to a corporate or local database server using Aurum's dbSync product through a LAN/WAN, dial-up, RAS, XcelleNet, wireless or Internet connection. These applications may be used individually or as part of an integrated customer management solution.

  Business Applications

     Aurum SalesTrak. SalesTrak is an enterprise-wide sales force automation application designed to enable mobile and connected sales professionals to manage leads, opportunities, customer relationships, contact information, account activities, calendars, literature fulfillment, price lists, quotes and forecasts. To support team selling, SalesTrak helps the mobile sales professional manage all of the key milestone events and assign team responsibilities during the sales cycle, including key contact information, account information, account strategy, key influencers and team tasks.

     Aurum TeleTrak. TeleTrak is a telemarketing/telesales application designed to improve call center performance and enhance productivity in both inbound and outbound operations. Customer inquiries enter the process through toll-free telephone calls, the Internet, targeted marketing campaigns or seminars and may be followed up by the pre-assigned or next available telemarketing representative who will "work" the contact through a series of strictly or loosely defined accomplishments to the pre-qualified phase. Activities can include lead generation, call scripting, activity management, follow up contact, literature fulfillment, quotes, order generation and forecasting.

     Aurum SupportTrak. SupportTrak is a call management application for customer support call centers. SupportTrak handles customer support calls through the Web, telephone call, e-mail or facsimile through call resolution. It also provides call routing or dispatch capabilities, call management, activity tracking, calendaring, information bulletin and literature fulfillment.

     Aurum Management Information System. The Management Information System includes Aurum Explorer and Aurum Reporter and provides a comprehensive approach to utilizing Aurum's customer information system as a data warehouse. It combines On-Line Analytical Processing ("OLAP") technology with the Aurum Customer Enterprise and enables a variety of functions from ad-hoc reporting to on-line analytical processing and drill down analysis of the customer data. The Management Information System includes an Aurum-specific customer object repository, a set of 35 predefined analyses and templates and end-user tools for drill down and ad hoc analysis.

  Enabling Technology

     Aurum dbSync. Aurum's dbSync technology employs a real-time scanning approach to provide scalable database synchronization designed to facilitate the timely exchange of information among sales team members with efficient updates because only net changes and additions are exchanged. Its design offers collision detection and error recovery capabilities and transport independence with support for multiple communications links including dial-up, LAN, WAN, RAS, XcelleNet, wireless and the Internet. dbSync is designed to support server-to-server synchronization so that smaller regional SalesTrak servers can be placed in foreign countries. dbSync also provides Electronic Software Distribution which can be used to distribute the latest release of SalesTrak or other Windows applications electronically to mobile users. The Electronic Software Distribution feature also supports the transfer of marketing encyclopedia files from Aurum's Intranet-based marketing encyclopedia system.

     Aurum EventTrak. EventTrak is an escalation and workflow engine designed to facilitate the mapping of an individual company's business process by defining key business rules for escalation and notification of events and issues. This module enables a user to set up pre-defined events and business processes for handling specific customer processes such as a type of service call, a literature fulfillment request or an information inquiry through telemarketing.

     Aurum CTITrak. CTITrak is a computer telephony interface that connects Aurum's applications with automatic call distributors ("ACD"), interactive voice response ("IVR"), dialers and other telephony equipment. In connection with an incoming customer call, CTITrak enables a company representative to access and retrieve all data related to the calling customer from the sales and marketing database and forward both the data and the call directly to the call center representative.

  Internet/Intranet Applications

     Aurum WebTrak. WebTrak is an Internet-enabled application that provides an interface to Aurum's sales and marketing applications from the World Wide Web. WebTrak enables the publishing of Aurum database application forms on a Web server HTML home page. These forms can be directly accessed by a prospect or customer to indicate their interest in a specific product, to register for a seminar or to place an order directly. Once the data is entered on the Web server, WebTrak captures this information and transfers it to the sales and marketing database where it can be acted upon further with the aid of intelligent agents. In addition, customer profile information is captured in the Aurum customer database, enabling a company to understand and better market to Internet visitors.

     Aurum Smart Encyclopedia. The Smart Encyclopedia provides complete product, competitive, industry and technical information and a set of monitoring agents that can actively alert a representative to new information that affects the sales cycle or existing customer relationships. This system enables marketing and sales professionals to subscribe to product, company, technical and competitive information from other Web sites on the Internet and from their corporate Intranet server.

     The Smart Encyclopedia contains intelligent agents which actively monitor Internet Web sites and the Intranet marketing encyclopedia content for net changes. Mobile representatives have the ability to periodically connect to the corporate Intranet through the dbSync process to update the information stored on their notebook computers and to download new information.

PRODUCT ARCHITECTURE

     Aurum's software is developed using technologies such as 3-Tier client/server component architecture, modern graphical user-interface designs, object-oriented rapid application development tools, relationship modeling tools, commercial relational databases and Web-centric development tools. In addition, Aurum's software products employ a database synchronization technology with a scalable architecture.

     Aurum Customer Enterprise Server. The customer management database serves as the foundation of all Aurum's applications and contains information such as leads, companies, contacts, tasks, sales cycle phases, price books, support information, telemarketing scripts, campaign data and other related customer information. The common database is a normalized schema that is optimized for scalability. Data stored in the common database is distributed to mobile users through Aurum's database synchronization technology. The common database schema is extensible and configurable to model a company's business requirements.

     Adaptable and Configurable Development Environment. Aurum uses an object-oriented rapid application development environment so the software can be configured to support changing field names, field labels and changes in the user interface and layout forms. The class library objects contain key components and business processes which can be adapted to match a company's sales and marketing process. This approach enables customers to prototype, model and implement their specific business processes and also gives them the ability to change their processes over time as business needs change.

     3-Tier Client/Server Architecture. Aurum developed a 3-Tier client/server adaptable architecture that conceptually consists of a visual layer, business layer and transaction layer. The architecture employs Microsoft technology for ease of use and industry compatibility and Aurum technology for high performance and remote user support. The visual layer, which is the sales user component, provides a Windows interface and permits the user to prioritize information views. The business layer allows managers to adapt and implement management decisions and business process rules across the enterprise. The transaction layer serves as the repository of customer data and access point to other enterprise databases and is designed to manage the connections between the client and server to optimize performance and scalability to support a large number of clients. Each layer is designed to support upgrades of user-defined content to newer versions of Aurum products.

     Database Synchronization. Aurum's database synchronization provides on-demand database synchronization, heterogeneous database synchronization, complex data distribution models (team selling support and other applicationspecific logic), customizable business objects (business rules reside in the database), high performance extraction of net data changes, collision handling, full extensibility and customization, support for electronic software distribution, transport independence (works over WAN, LAN, XcelleNet, dial-up and the Internet) and full recoverability if the communications session fails.

SALES AND MARKETING

     In North America, Aurum markets its software primarily through its direct sales organization. To support its sales efforts, Aurum conducts an active set of marketing programs including public relations, advertising, direct mail, seminars, trade shows, and ongoing customer communications including a user group council. As of March 31, 1997, Aurum's sales and marketing organization consisted of 60 full time employees.

     Aurum's direct sales force employs a consultative sales process, working closely with customers to understand and define their needs to determine how they are best addressed by both Aurum's product offerings and complementary technology and services offered by Aurum's strategic and technology partners. Because the implementation of sales and marketing applications is typically mission-critical, Aurum's sales and marketing efforts are generally directed to the senior management of a prospective customer.

     The direct sales force works closely with strategic systems integration, technology and sales methodology partners to identify specific customer opportunities and requirements. Aurum believes that joint marketing activities conducted with these partners will assist it to increase market coverage and acceptance of Aurum's products. These activities include jointly conducted seminars, trade shows and conferences. A key part of Aurum's strategy is to expand and enhance these marketing efforts with leading systems integration partners.

     Outside North America, Aurum has historically marketed its software through key distribution organizations. In March 1997, Aurum acquired all the outstanding shares of Aurum Software UK Limited, an English corporation, which had previously acted as a distributor for Aurum in the United Kingdom. Aurum is now marketing and selling its products in the United Kingdom through a direct sales force employed by its new subsidiary. Aurum also has established distributor agreements in place with Aurum France, GE Information Services, Inc. and IBM EMEA (Europe, Middle East, and Africa). In addition to marketing and selling Aurum's software, these distributors provide technical support as well as educational and consulting services.

     Aurum intends to continue to grow its direct sales force in North America and to pursue international distribution primarily through key distribution agreements and, in selected countries where management determines it to be appropriate, through a direct sales force. Aurum's existing direct sales forces in the United States and the United Kingdom are relatively small, however. Aurum's ability to achieve revenue growth in the future will depend in large part on its success in recruiting and training sufficient direct sales, technical, and customer support personnel, in developing distribution relationships with third party distributors outside the United States, and establishing and maintaining relationships with its strategic partners. Any failure by Aurum to expand its direct sales force or other distribution channels, or to expand its technical and customer support staff, could materially and adversely affect Aurum's business, operating results and financial condition. Competition for suitable distribution partners is intense in many markets outside North America. For example, Aurum has identified the Pacific Rim as an important international market for Aurum's products but has not yet entered into any distribution partnerships. There can be no assurance that Aurum will be successful in attracting and retaining qualified international distributors or that it will be successful in implementing direct sales programs in selected international markets. If Aurum is unable to obtain qualified international distribution partners or is otherwise unable to penetrate strategically important international markets, Aurum's business, operating results and financial condition could be materially and adversely affected.

     In addition, although Aurum believes that its continued growth and profitability will require expansion of its international operations, international expansion poses a number of risks. Specifically, international expansion will require significant investments of management attention and financial resources, which could adversely affect Aurum's operating margins and earnings, if any. Although international revenues comprised less than 5% of total revenues in the year ended December 31, 1996 and were insignificant in the quarter ended March 31, 1997, in the event that international revenues increase in the future as a percentage of Aurum's total revenues, Aurum's business, operating results or financial condition could be materially and adversely affected by risks inherent in conducting business internationally, including changes in foreign currency exchange rates, longer payment cycles, greater difficulty in accounts receivable collection, difficulties in managing and staffing international operations, seasonality in various parts of the world, including the slow-down in European business activity during Aurum's third fiscal quarter, cultural differences in the conduct of business, tariffs, duties, price controls or other restrictions on foreign currencies, trade barriers and other factors.

RESEARCH AND DEVELOPMENT

     As of March 31, 1997, there were 40 full time employees on Aurum's product development staff. Aurum's research and development expenditures in 1994, 1995 and 1996 were $2.2, $2.3 and $3.7 million, respectively, and represented 38%, 22% and 13% of revenues in the respective periods. Research and development expenses increased from $626,000 for the three months ended March 31, 1996 to $1.7 million for the three months ended March 31, 1997. Research and development expenses constituted 13% and 19% of total revenues for the three months ended March 31, 1996 and 1997, respectively.

     Aurum's growth and future financial performance will depend in part upon its ability to enhance existing applications, develop and introduce new applications that keep pace with technological advances, meet changing customer requirements, respond to competitive products and achieve market acceptance. As a result, Aurum expects that it will continue to commit substantial resources to product development in the future. To date, Aurum's development efforts have not resulted in any capitalized software development costs.

     Aurum works closely with its customers and prospects to determine their requirements and to design enhancements and new products to meet their needs. Aurum's current development initiatives include feature and function enhancement of existing products, the development of new complementary products and the development of integrated packages of its products tailored to the requirements of certain market segments. Aurum plans to enhance its current product line, including new Internet/Intranet capabilities as well as support for additional hardware and relational database platforms. There can be no assurance, however, that such enhancements will result in increased sales or market acceptance of Aurum's products.

     The client/server and Internet application software market is subject to rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards that may render existing products and services obsolete. As a result, Aurum's position in its existing markets or other markets that it may enter could be eroded rapidly by product advancements. The life cycles of Aurum's products are difficult to estimate. Aurum's product development efforts are expected to require, from time to time, substantial investments by Aurum in product development and testing. There can be no assurance that Aurum will have sufficient resources to make the necessary investments. Aurum has in the past experienced development delays, and there can be no assurance that Aurum will not experience delays in the future. There can be no assurance that Aurum will be successful in developing and marketing enhancements to its products that respond to technological developments, evolving industry standards or changing customer requirements, or that Aurum will not experience difficulties that could delay or prevent the successful development, introduction and sale of such enhancements or that such enhancements will adequately meet the requirements of the marketplace and achieve any significant degree of market acceptance. If release dates of any future product enhancements or new products are delayed or if these products or enhancements fail to achieve market acceptance when released, Aurum's business, operating results and financial condition could be materially and adversely affected.

     Software products as complex as those offered by Aurum frequently contain errors or failures, especially when first introduced or when new versions or enhancements are released. Although Aurum conducts extensive product testing during product development, Aurum has at times been forced to delay commercial release of software until problems were corrected and, in some cases, has provided enhancements to correct errors in released software. Aurum could, in the future, lose revenues as a result of software errors or defects. There can be no assurance that, despite testing by Aurum and by current and potential customers, errors will not be found in software or releases after commencement of commercial shipments, resulting in loss or delay of revenue or delay in market acceptance, diversion of development resources, damage to Aurum's reputation, or increased service and warranty costs, any of which could have a material adverse effect upon Aurum's business, operating results and financial condition.

CONSULTING SERVICES, TRAINING AND SUPPORT

     Aurum devotes substantial resources to providing technical support to its customers, including business consulting, requirements definition, installation, consulting, training and customer support. Aurum has developed a comprehensive methodology for implementation of its sales and marketing applications. This methodology is used by its own consulting organization and is also available for license by its systems integration partners. Systems integration partners include Cambridge Technology Partners, Deloitte & Touche LLP, GE Information Services, Inc., IBM, KPMG Peat Marwick LLP and Technology Solutions Corporation. As of March 31, 1997, Aurum employed 69 full time employees in its consulting services, training and customer support organization. Aurum provides the following services:

     Consulting Services. Aurum provides a range of professional services for its customers including business consulting, project management, requirements definition, installation and implementation, consulting, and roll out and deployment. Consulting services costs are based on a time and materials basis and are charged separately from the software license and maintenance agreement.

     Aurum has an active certification program in place for training and supporting large systems integration partners. Aurum expects that over time, the large systems integrators will perform more of the consulting

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

associated with the implementation of Aurum's products as they complete more engagements and increase the number of experienced consultants that have been trained and certified on Aurum's technology.

     Support. Aurum's customer service organization provides post-sales support, including information and assistance on installation, operation and administration of Aurum's products. Aurum offers telephone support during business hours and 24-hour on-call support. Initial product license fees do not cover software maintenance. Customers are entitled to receive software updates, maintenance releases and technical support for an annual license fee which is a percentage of Aurum's list price for the software licenses.

     Training. Aurum offers end user and technical training programs for its customers and partners. Aurum also offers customized training courses to meet the specific needs of its customers. Fees are based on a per class basis, per student basis or on a train the trainer basis. Aurum offers training at customer sites as well as at its offices in Santa Clara, California. In addition, customers may choose to receive training from selected systems integration partners.

COMPETITION

     The market for Aurum's client/server applications is highly competitive, fragmented and subject to rapid technological change and frequent new product introductions and enhancements. Aurum has a large number of competitors which range from internally developed custom application development efforts to packaged application vendors. Aurum offers a suite of applications which can be used as part of an integrated customer management application suite or can be used on a stand-alone basis. Aurum competes with packaged application vendors that provide tactical departmental solutions in specific market segments as well as with competitors that provide a broader suite of integrated customer management applications. Many of these competitors have longer operating histories, significantly greater financial, technical, product development, marketing and other resources, greater name recognition or a larger installed base of customers than Aurum. As a result, these competitors may be able to respond more quickly to new or emerging technologies and to changes in customer requirements or to devote greater resources to the development, promotion and sale of their products than can Aurum.

     Aurum's principal competitors in the sales force automation market include Brock Control Systems, Inc., Clarify Inc., Onyx Software Corporation, SalesBook Systems, SalesKit Software Corporation, SaleSoft, Inc., Saratoga Systems, Inc. and Siebel Systems, Inc. Aurum also depends for the marketing and implementation of its products upon a number of third party systems integrators, including Cambridge Technology Partners, Deloitte & Touche LLP, GE Information Services, Inc., IBM and KPMG Peat Marwick LLP. Many of these firms also have established relationships with Aurum's competitors. There can be no assurance that these third parties, many of which have significantly greater financial resources than Aurum, will not in the future compete directly with Aurum or otherwise discontinue their support of Aurum's products. Aurum also faces competition from customer support application vendors which are attempting to expand from their customer support market into the sales automation area either through internal product development or through acquisitions. These customer support competitors include Astea International, Inc., Clarify Inc., Scopus Technology, Inc. and The Vantive Corporation. Over time, Aurum expects large enterprise software vendors such as Baan, Oracle Corporation and SAP AG to extend their enterprise application suites by offering sales force automation, telemarketing and customer support, with the appropriate integration to leading financial, order entry and manufacturing applications. In addition, because the barriers to entry in the software market are relatively low, additional competitors may emerge as the sales and marketing software market continues to develop and expand. It is also possible that acquisitions of competitors by large software companies or alliances among competitors could occur. Aurum expects that significant consolidation in its industry will occur over the next few years and increased competition from new entrants or through strategic acquisitions or alliances could result in price erosion, reduced gross margins or loss of market share, any of which could have a material adverse effect on Aurum's business, operating results and financial condition.

     Aurum believes that it competes favorably in its marketplace based upon its breadth and depth of application functionality, its architecture and database synchronization technology, the scalability of its technology to handle users on a global basis, its Internet and Intranet capabilities, the ease of adapting its applications with its object oriented rapid application development tools and its ability to get large customers into production quickly through its own consulting services organization as well as through its partnerships with large systems integrators. Although Aurum believes that it currently competes favorably with respect to such factors, there can be no assurance that Aurum will be able to compete successfully against current and future competitors, especially those with greater financial, marketing, service, support, technical and other resources than Aurum, or that competitive pressures will not materially and adversely affect Aurum's business, operating results and financial condition.

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

     Aurum relies primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. Aurum seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. Aurum submitted a patent application for its dbSync technology in August 1996, and such application is still pending. There can be no assurance that any patent covering Aurum's inventions will issue or that any patent, if issued, will provide sufficiently broad protection or will prove enforceable in actions against alleged infringers. Despite precautions taken by Aurum, it may be possible for unauthorized third parties to copy aspects of its products or future products or to obtain and use information that Aurum regards as proprietary. In particular, Aurum provides its licensees with access to its data model and other proprietary information underlying its licensed applications. Aurum makes source code available for certain of Aurum's products and occasionally enters into source code escrow agreements with certain customers for the balance of the source code. There can be no assurance that Aurum's means of protecting its proprietary rights will be adequate or that Aurum's competitors will not independently develop similar or superior technology or design around any patents owned by Aurum. Litigation may be necessary in the future to enforce Aurum's intellectual property rights, to protect Aurum's trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on Aurum's business, operating results and financial condition.

     Policing unauthorized use of Aurum's products is difficult and, while Aurum is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect Aurum's proprietary rights to the same extent as do the laws of the United States. Aurum is not aware that any of its product offerings infringe the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by Aurum with respect to current or future products. Aurum expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in Aurum's industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require Aurum to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to Aurum or at all, which could have a material adverse effect on Aurum's business, operating results and financial condition.

     Aurum also relies on certain technology which it licenses from third parties, including software which is integrated with internally developed software and used in Aurum's products to perform key business functions. Among the principal developers of these licensed technologies are Business Objects, Inc., which licenses an On-Line Analytical Processing ("OLAP") tool that enables the analysis of sales and customer data at both the server and client sites of a user's network; Centura Corporation, which licenses a SQL-based laptop database that is used principally in Aurum's SalesTrak product; and First Floor Software, Inc., which licenses an intelligent agent that monitors changes in sales and customer data accessed through the World Wide Web. Aurum's license agreements with Business Objects, Centura and First Floor expire in March 2000, December 1997 and June 1997, respectively. A renewed license agreement with First Floor is currently being negotiated, although there can be no assurance that this agreement or any of the other above-mentioned agreements will be renewed following expiration. Because Aurum's products incorporate software developed and maintained by third parties, Aurum is to a certain extent dependent upon such third parties' ability to maintain or enhance their current products, to develop new products on a timely and cost-effective basis and to

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

respond to emerging industry standards and other technological changes. In the event that Aurum's agreements with its third-party vendors should fail to be renewed or the products licensed from such vendors should fail to address the requirements of Aurum's software products, Aurum would be required to find alternative software products or technologies of equal performance or functionality. There can be no assurance that Aurum would be able to replace such functionality provided by the thirdparty software currently offered in conjunction with Aurum's products in the event that such software becomes obsolete or incompatible with future versions of Aurum's products or is otherwise not adequately maintained or updated. The absence of or any significant delay in the replacement of that functionality could have a material adverse effect on Aurum's business, operating results and financial condition.

EMPLOYEES

     As of March 31, 1997, Aurum had a total of 186 full time employees, all of whom were based in the United States, except one in the United Kingdom engaged in sales. Of the total, 60 were engaged in sales and marketing, 69 in consulting services, training and support, 40 in engineering and 17 in administration and finance. Aurum's future performance depends in significant part on the continued service of its key technical and senior management personnel and on its continuing ability to identify, attract and retain highly qualified technical, sales and management personnel. Competition for such personnel is intense and there can be no assurance that Aurum will be able to retain its key technical and senior management personnel or that it will be able to identify, attract and retain qualified technical, sales and management personnel in the future. None of Aurum's employees is represented by a labor union. Aurum has not experienced any work stoppages and considers its relations with its employees to be good.

PROPERTIES

     Aurum's principal administrative, sales, marketing and support functions are located at its leased headquarters facility in Santa Clara, California. Aurum currently occupies 18,000 square feet of space at this facility, and the lease will expire in July 1997. In addition, Aurum also leases 10,225 square feet at a nearby facility, which houses Aurum's research and development staff. The lease for this facility expires in November 1999. Aurum also leases domestic sales and support offices in the metropolitan areas of Atlanta, Chicago, Dallas and Seattle and in Salem, New Hampshire. In addition, Aurum's subsidiary in the United Kingdom, which Aurum acquired in March 1997, leases space for a sales and support office in Cambridgeshire, England.

     In January 1997, Aurum signed a lease for 38,288 square feet of space in Santa Clara, California. Aurum intends to relocate its headquarters staff to this new facility in July 1997, upon the expiration of its existing lease. The lease for Aurum's new headquarters facility expires in February 2003.

LEGAL PROCEEDINGS

     From time to time, Aurum is party to various legal proceedings or claims, either asserted or unasserted, which arise in the ordinary course of business. Management has reviewed pending legal matters and believes that the resolution of such matters will not have a significant adverse effect on Aurum's financial condition or results of operations.

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                 AURUM MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

     The following discussion contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or anticipated results, including those set forth under "Risk Factors" in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this Proxy Statement/Prospectus. The following discussion and analysis should be read in conjunction with "Summary Historical and Unaudited Pro Forma Combined Condensed Financial Information" and Aurum's Financial Statements and Notes thereto included elsewhere in this Proxy Statement/Prospectus.

OVERVIEW

     Aurum, which commenced operations in 1991, develops application software for automating enterprise-wide sales, marketing and customer support functions of businesses. From its inception through 1991, Aurum was engaged principally in research and development and in developing custom software products. Aurum commenced commercial shipments of its TeleTrak and SupportTrak software products in 1992 and delivered consulting services for implementation of its products. Aurum's SalesTrak software product began commercial shipment in September 1994.

     Since the introduction of SalesTrak, Aurum's total revenues have grown rapidly, increasing from $5.9 million in 1994 to $10.5 million in 1995 and $27.6 million in 1996. License revenues have increased from $3.4 million in 1994 to $5.9 million in 1995 and $16.4 million in 1996, while service revenues grew from $2.6 million in 1994 to $4.5 million in 1995 and $11.1 million in 1996. Service revenues include revenues from consulting services. Aurum realized operating losses from 1992 through 1995 and achieved limited profitability in 1996. The losses from 1992 through 1994 primarily reflect Aurum's investment in research and development, in particular the transition of its products from an early character-based technology to a Windows user interface-based technology. In addition, in 1993 and 1994, Aurum made a substantial investment in the development of its SalesTrak software product and database synchronization technology. The losses in 1995 primarily reflect Aurum's continued investment in research and development of its software and an increased investment in sales and marketing to increase revenues and expand market share.

     Aurum has experienced significant fluctuations in its gross margins due principally to changes in the mix of license and service revenues and in the costs associated with each type of revenue. Aurum's margins have been favorably impacted in part by an improvement in the mix of license revenues to service revenues, and in more recent periods by the reduced cost of license revenues due to the reduction in the sales of third party database applications and the reduced cost of service revenues resulting from Aurum's decreased use of outside contractors. Aurum's gross margins may continue to vary significantly in the future.

     Aurum derives revenues principally from licensing its software and providing technical product support and consulting services to its customers. License revenues for Aurum's products consist of server fees for one or more servers and software license fees based on the number of named users. Aurum also derives license revenues from sublicensing third party software products. License revenues are recognized upon execution of a license agreement and delivery of software if there are no significant post-delivery vendor obligations and collection of the receivable is deemed probable. If significant post-delivery obligations exist or if a product is subject to customer acceptance, revenues are deferred until no significant obligations remain or acceptance has occurred. Revenues from services consist primarily of consulting services, including implementation and adaptation of licensed software and training, maintenance and support. Consulting and training revenues are generally recognized as services are performed, except for revenues from certain fixed-price contracts or milestone deliverables, which are recognized on a percentage-of-completion basis or upon milestone delivery. Maintenance revenues are recognized ratably over the term of the maintenance period, which is typically one year. For all periods presented, Aurum has recognized revenue in accordance with the Statement of Position 91-1 on "Software Revenue Recognition" dated December 12, 1991, issued by the American Institute of Certified Public Accountants.

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

     Based on sales, operating and other data through June 30, 1997, Aurum believes that total revenues for the three months ended June 30, 1997 were $11.5 million, with net income and net income per share of $502,000 and $0.04 per share, respectively, for such period. The increase in total revenues from $9.3 million for the three months ended March 31, 1997 was due primarily to increased license revenues. The increase in net income from $467,000 for the three months ended March 31, 1997 to $502,000 was due primarily to increased revenues, offset by increased expenses incurred in connection with evaluating and planning the Merger.

     The following table sets forth for the periods indicated the percentage of total revenues represented by Aurum's statement of operations:

                                                       YEARS ENDED              THREE MONTHS ENDED
                                                      DECEMBER 31,                  MARCH 31,
                                               ---------------------------      ------------------
                                               1996       1995       1994       1997         1996
                                               -----      -----      -----      -----        -----
STATEMENT OF OPERATIONS DATA:
Revenues:
  Licenses...................................   60.0%      56.6%      56.8%      65.0%        58.8%
  Services...................................   40.0       43.4       43.2       35.0         41.2
                                               -----      -----      -----      -----        -----
          Total revenues.....................  100.0      100.0      100.0      100.0        100.0
Cost of Revenues:
  Licenses...................................    5.0        9.3        6.2        4.7          8.3
  Services...................................   34.8       37.4       43.7       27.7         40.7
                                               -----      -----      -----      -----        -----
          Total cost of revenues.............   39.8       46.7       49.9       32.4         49.0
                                               -----      -----      -----      -----        -----
Gross profit.................................   60.2       53.3       50.1       67.6         51.0
                                               -----      -----      -----      -----        -----
Operating expenses:
  Sales and marketing........................   40.5       63.3       54.8       38.2         45.1
  Research and development...................   13.4       21.8       38.0       18.6         12.8
  General and administrative.................    6.0        9.8       30.1        8.3          6.4
                                               -----      -----      -----      -----        -----
          Total operating expenses...........   59.9       94.9      122.9       65.1         64.3
                                               -----      -----      -----      -----        -----
Income (loss) from operations................    0.3      (41.6)     (72.8)       2.5        (13.3)
Other income, (expense) net..................    1.6        0.6        0.1        5.4          0.2
Interest expense.............................   (0.8)      (1.5)      (1.5)      (0.3)        (0.5)
                                               -----      -----      -----      -----        -----
Income (loss) before taxes...................    1.1      (42.5)     (74.2)       7.6        (13.6)
Provision for income taxes...................    0.1         --         --        2.6           --
                                               -----      -----      -----      -----        -----
Net income (loss)............................    1.0%     (42.5)%    (74.2)%      5.0%       (13.6)%
                                               =====      =====      =====      =====        =====

RESULTS OF OPERATIONS -- THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 1996

     Revenues

     Total revenues increased 91% from $4.9 million for the three months ended March 31,1996 to $9.3 million for the three months ended March 31, 1997. The increase was due to significant growth in license revenues and growth in service revenues.

     Licenses. License revenues increased 111% from $2.9 million for the three months ended March 31, 1996 to $6.1 million for the three months ended March 31, 1997. As a percentage of total revenues, license revenues increased to 65% in the first quarter of 1997 from 59% in the first quarter of 1996. The increases in license revenues in absolute dollars and as a percentage of total revenues were due to increased market acceptance of Aurum's Windows-based products, expansion of Aurum's product line, and the expansion of Aurum's direct sales force from 28 employees at March 31, 1996 to 51 at March 31, 1997.

     Services. Service revenues increased 63% from $2.0 million for the three months ended March 31, 1996 to $3.3 million for the three months ended March 31, 1997. As a percentage of total revenues, service revenues decreased slightly from 41% to 35% for the three month periods ended March 31, 1996 and 1997, respectively. The dollar increase in service revenues was primarily due to increased demand for consulting and systems integration services arising from a larger installed customer base. The decrease as a percentage of total revenues was attributable to the higher growth rate of license revenues relative to service revenues. Aurum continues its strategy of using third-party integration partners, which is intended to allow Aurum more time to focus on license sales, which have higher margins.

     Costs of Revenues

     Cost of Licenses. Cost of licenses consists primarily of license fees and royalties paid to third party software providers and, to a lesser extent, product media, product duplication and shipping. Cost of license revenues increased from $407,000 for the three months ended March 31, 1996 to $440,000 for the three months ended March 31, 1997. As a percentage of total revenues, cost of licenses decreased from 8% for the three months ended March 31, 1996 to 5% for the three months ended March 31, 1997. As a percentage of total license revenues, cost of licenses also decreased from 14% for the three months ended March 31, 1996 to 7% for the three months ended March 31, 1997. The decrease in cost of licenses as a percentage of total revenues and total license revenues was attributable primarily to the significant period-to-period growth in license revenues and, with respect to cost of licenses as a percentage of total revenues, also to growth in total services revenues. In addition, relative to the growth in total license revenues, cost of license revenues did not increase substantially in dollar terms and decreased as a percentage of total revenues and total license revenues due to the reduction in sales of third party database applications and higher volume pricing discounts from third party software providers.

     Cost of Services. Cost of services consists primarily of personnel-related costs incurred in providing consulting services, training and maintenance to customers. Costs of services increased from $2.0 million for the three months ended March 31,1996 to $2.6 million for the three months ended March 31, 1997. As a percentage of total revenues, cost of services decreased from 41% for the three months ended March 31, 1996 to 28% for the three months ended March 31, 1997. As a percentage of total service revenues, cost of services also decreased from 99% for the three months ended March 31, 1996 to 79% for the three months ended March 31, 1997. The decrease in cost of services as a percentage of total revenues was due to a higher revenue base and as a percentage of total service revenues to economies of scale and a higher service revenue base. In addition, cost of services for the three months ended March 31, 1996 reflects the costs associated with the implementation of a Consulting Development Program. Aurum did not have such a program during the three months ended March 31, 1997.

     Operating Expenses

     Sales and Marketing. Sales and marketing expenses include salaries, commissions, advertising, direct mail, seminars, public relations, trade shows, travel and other related selling and marketing expenses. Sales and marketing expenses increased from $2.2 million for the three months ended March 31, 1996 to $3.6 million for the three months ended March 31, 1997. Sales and marketing expenses constituted 45% and 38% of total revenues for the three months ended March 31, 1996 and 1997, respectively. The dollar increase in sales and marketing expenses reflected the expansion of Aurum's direct sales force and increased expenses associated with a higher level of marketing activity by Aurum. The decrease in sales and marketing expense as a percent of total revenues was due primarily to a higher revenue base and economies of scale.

     Research and Development. Research and development expenses relate primarily to engineering personnel. Costs related to research and development of products are charged to research and development expenses as incurred. Research and development expenses increased from $626,000 for the three months ended March 31, 1996 to $1.7 million for the three months ended March 31, 1997. Research and development expenses constituted 13% and 19% of total revenues for the three months ended March 31, 1996 and 1997, respectively. Both the dollar increase and the increase in research and development expense as a percentage of total revenues were due primarily to increased investment in new product development accompanied by an increase in personnel.

     General and Administrative. General and administrative expenses include personnel costs for administration, finance, human resources and general management in addition to legal and accounting expenses and other professional services. General and administrative expenses increased from $313,000 for the three months ended March 31, 1996 to $778,000 for the three months ended March 31, 1997. General and administrative expenses constituted 6% and 8% of total revenues for the three months ended March 31, 1996 and 1997, respectively. The dollar increase in general and administrative expenses and the increase as a percentage of total revenues were attributable primarily to increased expenses associated with becoming a publicly traded company in October 1996.

     Other Income. Other income, net, consists primarily of interest income offset by expenses relating to sales taxes and other fees and licenses. Other income increased from $12,000 for the three months ended March 31, 1996 to $505,000 for the three months ended March 31, 1997. Other income constituted less than 1% and 5% of the total revenues for the three months ended March 31, 1996 and 1997, respectively. The dollar increase in other income and the percentage increase as a percentage of total revenues were attributable to interest income of $527,000 arising from investment of the proceeds of Aurum's initial public offering in short-term highly liquid investments.

     Provision for Income Taxes. Income taxes have been provided for at an effective rate of approximately 34% which consists primarily of federal and state taxes. Aurum accounts for income taxes under the liability method. Aurum has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets. Management evaluates, on a quarterly basis, the recoverability of the deferred tax assets and the level of the valuation allowance. The ultimate realization of these deferred tax assets is dependent on Aurum's ability to generate taxable income in the future.

RESULTS OF OPERATIONS -- COMPARISON OF 1994, 1995 AND 1996

     Revenues

     Aurum's revenues are derived primarily from fees for software licenses and to a lesser extent from services. Total revenues were $5.9 million, $10.5 million and $27.6 million in 1994, 1995 and 1996, respectively, representing year-to-year increases of 77% between 1994 and 1995 and 163% between 1995 and 1996. Aurum believes that the substantial revenue increases from 1994 through 1996 reflect increasing market acceptance of its software products, particularly SalesTrak, which began commercial shipment in late 1994. Since the beginning of 1995, a majority of Aurum's license and service revenues have come from SalesTrak. There can be no assurances that Aurum will be able to maintain the rates of revenue growth that it has experienced in recent periods.

     Licenses. License revenues were $3.4 million, $5.9 million and $16.4 million in 1994, 1995 and 1996, respectively, representing 57%, 57% and 60% of total revenues in the respective periods. The increase in license fees in each period was due to increased market acceptance of Aurum's Windows-based products, the introduction of SalesTrak and the expansion of Aurum's direct sales force.

     Services. Service revenues were $2.6 million, $4.5 million and $11.1 million in 1994, 1995 and 1996, respectively, representing 43%, 43% and 40% of total revenues in the respective periods. The dollar increase in service revenues is primarily the result of an increase in demand for consulting and systems integration services and, to a lesser extent, from an increase in maintenance revenues from a larger installed base. The 3% decrease from 1995 to 1996 reflects Aurum's strategy to use third-party integration partners, allowing Aurum to focus on higher margin license sales.

     Cost of Revenues

     Cost of Licenses. Cost of licenses consists primarily of license fees and royalties paid to third party software providers and, to a lesser extent, product media, product duplication and shipping. Cost of licenses was $365,000, $979,000 and $1.4 million in 1994, 1995 and 1996, respectively, representing 11%, 17% and 8% of related license revenues and 6%, 9% and 5% of total revenues for each year, respectively. The increase in the dollar amount of the cost of licenses in each successive year reflects the higher volume of applications sold each year. Cost of licenses increased as a percentage of related revenues from 1994 to 1995 due to higher third party database sales which have a lower product margin than Aurum's applications. Cost of licenses decreased as a percentage of related revenues from 1995 to 1996 due primarily to the reduction in the sales of third party database applications and higher volume pricing discounts from third party software providers.

     Cost of Services. Cost of services consists primarily of personnel-related costs incurred in providing consulting services, training and maintenance to customers. Cost of services was $2.6 million, $3.9 million and $9.6 million in 1994, 1995 and 1996, respectively, representing 101%, 86% and 86% of related service revenues and 44%, 37% and 35% of total revenues for each year, respectively. The increase in the dollar amount of cost of services in each successive year reflects the higher volumes of services and maintenance provided each year. Cost of services decreased as a percentage of related service revenues from 1994 to 1996 due to economies of scale and a higher revenue base.

     Operating Expenses

     Sales and Marketing. Sales and marketing expenses include salaries, commissions, advertising, direct mail, seminars, public relations, trade shows, travel and other related selling and marketing expenses. Sales and marketing expenses were $3.2 million, $6.6 million and $11.2 million in 1994, 1995 and 1996, respectively, representing 55%, 63% and 41% of total revenues for each year, respectively. The dollar increase in sales and marketing expenses reflects the expansion of Aurum's direct sales force and an associated increase in marketing expenses over each of the respective years. The increase in sales and marketing expenses as a percentage of total revenues from 1994 to 1995 was principally due to a significant increase in the number of sales and marketing personnel in 1995. The decline in sales and marketing expenses as a percentage of total revenues from 1995 to 1996 was due to the increase in Aurum's total revenues and economies of scale.

     Research and Development. Research and development expenses relate primarily to engineering personnel. Costs related to research and development of products are charged to research and development expenses as incurred. Research and development expenses were $2.2 million, $2.3 million and $3.7 million in 1994, 1995 and 1996, respectively, representing 38%, 22% and 13% of total revenues for each year, respectively. The dollar increase in research and development expenses from 1995 to 1996 is attributable to an increase in research and development personnel and related expenses. Research and development expenses have decreased as a percentage of total revenues in each period from 1994 to 1996 as Aurum's total revenues have increased at a faster rate.

     General and Administrative. General and administrative expenses include personnel costs for administration, finance, human resources and general management in addition to legal and accounting expenses and other professional services. General and administrative expenses were $1.8 million, $1.0 million and $1.7 million in 1994, 1995 and 1996, respectively, representing 30%, 10% and 6% of total revenues for each year, respectively. The dollar decrease in general and administrative expenses from 1994 to 1995 was primarily due to increased economies of scale and improved operational efficiencies resulting principally from better receivables collections and the reallocation of certain corporate overhead expenses to other operating departments within Aurum. The dollar increase from 1995 to 1996 was due primarily to expansion of Aurum's general and administrative staff and associated expenses necessary to manage and support Aurum's growth, including personnel expansion and increased expenses associated with becoming a publicly traded company. General and administrative expenses have decreased as a percentage of total revenues from 1994 to 1996 primarily due to increasing revenues over the relevant periods and economies of scale.

     Provision for Income Taxes. Provision for income taxes in 1996 represents federal alternative minimum and state minimum taxes. There was no income tax provision from 1994 to 1995 due to operating losses in those periods. As of December 31, 1996, Aurum, had for federal and state purposes, net operating loss carry-forwards of approximately $9.9 million and $4.0 million, respectively, and research and development credits of $270,000 and $220,000, respectively. These federal and state carryforwards and research and development credits expire in the years 2007 through 2010 and 1997 through 2000, respectively. Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of the net operating losses and credits before utilization. See Note 10 of Notes to Financial Statements.

IMPACT OF INFLATION

     The effect of inflation on Aurum's financial position has not been significant to date.

LIQUIDITY AND CAPITAL RESOURCES

     From inception until its initial public offering in October 1996, which resulted in net proceeds of $41.9 million, Aurum financed its operations and met its capital expenditure requirements primarily through private placements of equity securities, capital lease lines and bank borrowings.

     Aurum's operating activities used cash of $4.2 million, $4.1 million and $4.6 million in 1994, 1995 and 1996, respectively. Accounts receivable increased $8.6 million from 1995 to 1996 due primarily to increased sales volume. Accrued compensation and other liabilities increased from $2.2 million from 1995 to 1996 due primarily to increases in bonuses, commissions and other compensation-related expenses attributable to an increase in headcount and revenues.

     Investing activities consisted primarily of purchases of property and equipment. Aurum used approximately $427,000, $933,000 and $2.6 million, in 1994, 1995 and 1996, respectively for personal computers and for furniture and other office equipment. Aurum expects that the rate of purchases of property and equipment will increase in the future as a function of replacement cycles and as Aurum's employee base grows. As of December 31, 1996, Aurum's principal commitments consisted primarily of lease lines of credit for equipment and software purchases and leases for office facilities. See Notes 5 and 6 of Notes to Financial Statements.

     Financing activities provided net cash of $2.8 million, $5.4 million and $43.2 million in 1994, 1995 and 1996, respectively, due to $2.5 million, $6.0 million and $1.5 million in net proceeds from the issuance of convertible Preferred Stock in 1994, 1995 and 1996, respectively, and $41.9 million in net proceeds from the issuance of Common Stock in November 1996 in connection with Aurum's initial public offering. Borrowings under the bank line of credit contributed $950,000 and $2.5 million in cash in 1994 and 1996, respectively, but were offset by repayment of the same credit line in amounts of $350,000, $600,000 and $2.5 million in 1994, 1995 and 1996, respectively. Aurum received $456,000 in 1995 and $2.0 million in 1996 from equipment lease lines, which were offset by $224,000, $431,000 and $1.6 million in 1994, 1995 and 1996, respectively, due to the retirement of lease obligations.

     Aurum's operating activities used net cash of $195,000 and generated net cash of $4.4 million for the three months ended March 31, 1996 and 1997, respectively. Investing activities used net cash of $511,000 and $1.0 million for the three months ended March 31, 1996 and 1997, respectively, primarily for the acquisition of property and equipment and, during the three months ended March 31, 1997, for the acquisition of Aurum U.K. and advances to Aurum U.K. during such period. Financing activities provided net cash of $1.3 million and used net cash of $204,000 for the three months ended March 31, 1996 and 1997, respectively. Net cash provided in the three month period ended March 31, 1996 was primarily due to proceeds from the sale of preferred stock. Net cash used in the three month period ended March 31, 1997 was primarily for repayments of notes payable and capital lease obligations.

     At March 31, 1997, Aurum had $42.1 million in cash and cash equivalents and $43.5 million of working capital. Aurum also has available a $3.0 million bank line of credit, which is collateralized by the assets of Aurum and requires that certain financial covenants be maintained. The line of credit also contains a restrictive covenant that limits Aurum's ability to pay cash dividends or make stock repurchases in excess of $350,000 without the prior written consent of the lender. The line of credit expires on July 14, 1997 and bears interest at the lender's prime rate. As of March 31, 1997, there were no amounts outstanding under the line of credit agreement.

     Aurum believes that existing cash balances, cash available under its line of credit and cash from operations will be sufficient to meet its working capital and capital expenditure requirements for at least the next 12 months. Although operating activities may provide cash in certain periods, to the extent that Aurum experiences growth in the future, Aurum anticipates that its operating and investing activities may use cash. Consequently, any such growth may require Aurum to obtain additional equity or debt financing. There can be no assurances that any necessary additional financing will be available to Aurum on commercially reasonable terms, if at all.

                                AURUM MANAGEMENT

DIRECTORS AND OFFICERS

     The following table sets forth information as of June 30, 1997 regarding the directors and executive officers of Aurum who will become officers of Aurum upon consummation of the Merger, along with information regarding the current executive officers of Aurum. Each of the current officers and employees of Aurum will be employed in the Aurum division of Baan following the Merger.

         NAME             AGE                  CURRENT POSITION WITH AURUM
----------------------    ---     ------------------------------------------------------
Mary E. Coleman           42      President, Chief Executive Officer and Director
David D. Buchanan         44      Executive Vice President and Director
Susan K. Buchanan         45      Executive Vice President
Timothy E. Campbell       35      Vice President, Client Services
Christopher L. Dier       44      Vice President, Finance, Chief Financial Officer and
                                  Secretary
Mark Hamilton             39      Vice President, Marketing
Tuoc V. Luong             35      Vice President, Engineering
James W. Thanos           48      Vice President, Worldwide Operations

     Mary E. Coleman has served as Aurum's President and Chief Executive Officer and as a Director of Aurum since November 1994. From May 1993 to November 1994, Ms. Coleman served as Aurum's Vice President of Marketing and from January 1994 to September 1994 as Vice President of Engineering. From March 1992 until April 1993, she served as Vice President of Marketing for Radius, Inc., a manufacturer of peripherals for Apple Macintosh computers. From October 1990 until March 1992, Ms. Coleman was Vice President of Marketing at McData Corporation, a data center network switch supplier.

     David D. Buchanan, a co-founder of Aurum, has served as Executive Vice President and as a Director of Aurum since January 1993. From January 1992 until January 1993, Mr. Buchanan served as Chairman of Aurum's Board of Directors. From 1984 until founding Aurum in 1991, Mr. Buchanan served in various management positions at Ungerman-Bass Networks, Inc. and Proteon, Inc., both networking companies. Mr. Buchanan is married to Susan K. Buchanan, an Executive Vice President of Aurum.

     Susan K. Buchanan, a co-founder of Aurum, has served as Executive Vice President since January 1993. From January 1992 until January 1993, she served as a director of Aurum and from January 1992 until June 1992 as Aurum's Chief Financial Officer and Secretary. From October 1986 until October 1991, she served as a district sales manager for Unify Corporation, a supplier of application development products for client/server environments. Ms. Buchanan is married to David D. Buchanan, an Executive Vice President and Director of Aurum.

     Timothy E. Campbell has served as Aurum's Vice President of Client Services since September 1995. From January 1988 to September 1995, Mr. Campbell served in engineering, consulting and management roles at Electronic Data Systems Corporation, a provider of information services.

     Christopher L. Dier has served as Aurum's Vice President, Finance, Chief Financial Officer and Secretary since July 1996. From 1990 to July 1996, Mr. Dier served as Chief Financial Officer of VERITAS Software Corporation, a storage management software company.

     Mark Hamilton has served as Aurum's Vice President, Marketing since April 1997. From October 1995 until April 1997, Mr. Hamilton served as Director, Marketing Communications, for Siebel Systems, Inc., a sales force automation software company. From April 1991 to October 1995, Mr. Hamilton served in various marketing positions at Frame Technology Corporation, most recently as Director of Strategic Marketing Programs.

     Tuoc V. Luong has served as Aurum's Vice President of Engineering since January 1996. From March 1992 to January 1996, Mr. Luong served as a Vice President of Borland International Inc., a manufacturer of systems and applications software products, where he was responsible for development of Borland's Delphi client/server software product line. From February 1990 to February 1992, Mr. Luong served as Director of Advanced Technology at Pyramid Technology Corp., a manufacturer of open systems servers.

     James W. Thanos has served as Aurum's Vice President of Worldwide Operations since January 1995. From May 1994 to December 1994, Mr. Thanos served as Vice President of Sales for Digital Tools, Inc., a provider of project management software. From January 1993 to April 1994, Mr. Thanos served as Vice President of Sales for Harvest Software, Inc., a facsimile forms company. From December 1988 to January 1993, Mr. Thanos served as Vice President of Worldwide Operations at Metaphor Computer Systems, Inc., a provider of decision support software.

EXECUTIVE COMPENSATION

     The following table summarizes the total compensation awarded to, earned by, or paid for services rendered to Aurum in all capacities during each of the fiscal years ended December 31, 1995 and 1996, respectively, by Aurum's Chief Executive Officer and the four other most highly compensated executive officers and one other person who would have been one of the most highly compensated executive officers had such person been serving as an executive officer at the end of 1996 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                                                                        AWARDS
                                                                ANNUAL               ------------
                                                            COMPENSATION(1)           SECURITIES
                                                         ---------------------        UNDERLYING
                                                          SALARY       BONUS           OPTIONS
      NAME AND PRINCIPAL POSITION        FISCAL YEAR       ($)          ($)              (#)
---------------------------------------  -----------     --------     --------       ------------
Mary E. Coleman                              1996        $202,706     $ 75,000(5)       148,578
  President and Chief Executive Officer      1995         174,996       47,665(5)       309,469

Susan K. Buchanan                            1996          96,000      318,384(6)            --
  Executive Vice President                   1995          96,000      219,379(6)       174,091

James W. Thanos                              1996         152,167      132,932(7)        30,947
  Vice President, Worldwide Operations       1995         130,000       98,693(7)       123,788

Tuoc V. Luong(2)                             1996         161,325       45,826(8)       156,530
  Vice President, Engineering                1995              --           --               --

Charles J. Donchess(3)                       1996         129,609       52,150               --
  Former Vice President, Marketing           1995          94,052       24,973(9)        92,841

Timothy E. Campbell(4)                       1996         112,496       43,102(10)       42,500
  Vice President, Client Services            1995          25,385           --           50,000

---------------

 (1) Other than salary and bonus described herein, Aurum did not pay the persons named in the Summary Compensation Table any compensation in excess of 10% of such executive officer's salary and bonus.

 (2) Mr. Luong became Aurum's Vice President, Engineering in January 1996.

 (3) Mr. Donchess resigned as the Company's Vice President, Marketing effective in December 1996.

 (4) Mr. Campbell became Aurum's Vice President, Client Services in September 1995.

 (5) Bonus compensation for fiscal 1996 includes $28,125 earned in fiscal 1996 but paid in fiscal 1997. Bonus compensation for fiscal 1995 includes $10,625 earned in fiscal 1995 but paid in fiscal 1996.

 (6) All bonus compensation consists of sales commissions. Includes for fiscal 1996 $131,538 earned in fiscal 1996 but paid in fiscal 1997. Includes for fiscal 1995 $32,911 earned in fiscal 1995 but paid in fiscal 1996.

 (7) Bonus compensation for fiscal 1996 includes $51,932 earned in fiscal 1996 but paid in fiscal 1997. Bonus compensation for fiscal 1995 includes $22,500 earned in fiscal 1995 but paid in fiscal 1996.

 (8) Includes $37,500 of deferred compensation.

 (9) Includes $15,859 earned in fiscal 1995 but paid in fiscal 1996.

(10) Includes $8,406 earned in fiscal 1996 but paid in fiscal 1997.

STOCK OPTION GRANTS

     The following table provides information relating to stock options awarded to each of the Named Executive Officers during the fiscal year ended December 31, 1996. All such options were awarded under Aurum's 1995 Stock Plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE
                             -------------------------------------------------------    VALUE AT ASSUMED
                             NUMBER OF                                                ANNUAL RATES OF STOCK
                             SECURITIES   PERCENT OF TOTAL                             PRICE APPRECIATION
                             UNDERLYING   OPTIONS GRANTED     EXERCISE                 FOR OPTION TERM(1)
                              OPTIONS       TO EMPLOYEES      PRICE PER    EXPIRATION ---------------------
            NAME              GRANTED      IN FISCAL 1996    SHARE(2)(3)     DATE      5%($)        10%($)
---------------------------- ----------   ----------------   -----------   ---------  --------     --------
Mary E. Coleman.............    98,578           8.5%           $0.32        2/02/06  $ 19,838     $ 50,275
                                50,000           4.3%            6.00        6/06/06   188,668      478,123
Susan K. Buchanan...........        --            --               --             --        --           --
James W. Thanos.............    30,947           2.7%            0.32        2/02/06     6,228       15,783
Tuoc V. Luong...............   156,530          13.6%            0.32        2/02/06    31,501       79,830
Charles J. Donchess(4)......    43,750           3.8%            0.32        2/02/06     3,302        8,367
                                13,410           1.2%            6.00        6/06/06    50,601      128,233
Timothy E. Campbell.........    10,000           0.9%            0.32        2/02/06     2,012        5,100
                                12,500           1.1%            6.00        6/06/06    47,167      119,531
                                20,000           1.8%            9.00       10/15/06   113,201      286,874

---------------

(1) Potential realizable value is based on the assumption that the Common Stock of Aurum appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the ten year option term. These rates of annual stock price appreciation are mandated by the Securities and Exchange Commission and do not represent Aurum's estimate or projection of future Common Stock prices.

(2) Options were granted under Aurum's 1995 Stock Plan at an exercise price per share equal to the fair market value of Aurum's Common Stock on the date of grant. Twenty five percent (25%) of the shares issuable upon exercise of options granted under Aurum's 1995 Stock Plan become vested on the first anniversary of the date of grant and vest at the rate of 1/48th of the shares for each month thereafter.

(3) Exercise price may be paid in cash, check, promissory note, by delivery of already-owned shares of Aurum's Common Stock subject to certain conditions, or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to Aurum, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

(4) Mr. Donchess resigned as Aurum's Vice President, Marketing effective in December 1996. All options granted to Mr. Donchess during fiscal 1996 were unvested and terminated on the effective date of his resignation.

OPTION EXERCISES AND FISCAL 1996 YEAR-END VALUES

     The following table sets forth certain information regarding the exercise of stock options by Aurum's Chief Executive Officer and each of Aurum's five most highly compensated executive officers who served as officers of Aurum during the fiscal year ended December 31, 1996 (the "Named Executive Officers") during the fiscal year ended December 31, 1996 and stock options held as of December 31, 1996 by the Named Executive Officers.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                      NUMBER OF SECURITIES
                                                     UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                       SHARES                              OPTIONS AT                   IN-THE-MONEY OPTIONS
                      ACQUIRED        VALUE           DECEMBER 31, 1996(2)            AT FISCAL YEAR-END($)(1)
                     ON EXERCISE     REALIZED     -----------------------------     -----------------------------
      NAME             (#)(2)        ($)(2)(3)    EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-----------------    -----------     --------     -----------     -------------     -----------     -------------
Mary E. Coleman..      148,578       $     --       $    --         $      --        $      --        $      --
Susan K.               174,091                           --                                 --               --
  Buchanan.......                      34,818
James W. Thanos..      154,655         24,758            --                --               --               --
Tuoc V. Luong....      156,630             --            --                --               --               --
Charles J.              32,881                           --                --               --               --
  Donchess(4)....                     867,401
Timothy E.              50,000                       32,500                --          496,563               --
  Campbell.......                          --

---------------

(1) Amounts reflecting gains on outstanding stock options are based on the closing price of Aurum's Common Stock on December 31, 1996 of 23.125.

(2) Options granted under Aurum's 1995 Stock Plan as in effect prior to the effectiveness of the registration statement covering Aurum's initial public offering were exercisable immediately upon grant and prior to full vesting, subject to the optionee's entering a restricted stock purchase agreement with Aurum with respect to any unvested shares. Under such agreement, the optionee grants Aurum an option to repurchase any unvested shares at their original purchase price in the event the optionee's employment or consulting relationship with Aurum should terminate. The 1995 Stock Plan was amended in connection with the initial public offering such that subsequent grants do not include an early exercise provision.

(3) Based on the fair market value of Aurum's Common Stock on the date of exercise minus the exercise price. For options exercised prior to Aurum's initial public offering in October 1996, fair market value was determined in good faith by Aurum's Board of Directors. For options exercised after October 1996, fair market value was determined based on the closing price of Aurum's Common Stock on the Nasdaq National Market.

(4) Mr. Donchess resigned as Aurum's Vice President, Marketing effective in December 1996. In connection with his resignation, Mr. Donchess exercised vested options to acquire 32,881 shares of Common Stock at an exercise price of $0.12 per share. The fair market value of Aurum's Common Stock on the date of exercise was $26.50. All unvested options held by Mr. Donchess terminated in connection with his resignation, and Mr. Donchess held no outstanding options at December 31, 1996.

      AURUM SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of Aurum's Common Stock as of June 30, 1997 by (i) each person or entity who is known by Aurum to own beneficially 5% or more of Aurum's outstanding Common Stock; (ii) each current director of Aurum; (iii) the Named Executive Officers; and (iv) all directors and current executive officers of Aurum as a group.

                                                                   SHARES BENEFICIALLY
                                                                         OWNED(2)
             DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL          ----------------------
                           STOCKHOLDERS (1)                        NUMBER       PERCENT
        ------------------------------------------------------    ---------     --------
        PRINCIPAL STOCKHOLDERS:
        Morgan Stanley Venture Partners II, L.P. (3)..........    2,275,593       19.5%
        1221 Avenue of the Americas
        New York, New York 10004
        Vertex Management, Inc. (4)...........................    1,323,895       11.3%
        Three Lagoon Drive, Suite 220
        Redwood City, California 94065
        Amerindo Investment Advisors Inc. (5).................      952,000        8.2%
        One Embarcadero Center, Suite 2300
        San Francisco, California 94111
        BankAmerica Corporation (6)...........................      949,366        8.1%
        555 California Street
        San Francisco, California 94104
        DIRECTORS AND NAMED EXECUTIVE OFFICERS:
        David D. Buchanan (7).................................      638,467        5.5%
        Susan K. Buchanan (8).................................      638,467        5.5%
        Timothy E. Campbell (9)...............................       84,337          *
        Mary E. Coleman (10)..................................      459,759        4.0%
        Charles J. Donchess (11)..............................       32,881          *
        Mark Hamilton (12)....................................           --         --
        Tuoc V. Luong (13)....................................      157,992        1.4%
        James W. Thanos (14)..................................      156,572        1.3%
        Mark Leslie (15)......................................       29,043          *
        Robert J. Loarie (16).................................    2,275,593       19.5%
        Robert M. Obuch (17)..................................      949,366        8.1%
        Jeffrey T. Webber (18)................................       23,627          *
        Charles C. Wu (19)....................................    1,325,770       11.4%
        All current executive officers and directors as a
          group (12 persons)(20)..............................    6,366,466       54.6%

---------------

  *  Less than 1%.

 (1) The persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable, and to the information contained in the footnotes to this table. Unless otherwise indicated, the address for each listed stockholder is c/o Aurum Software, Inc., 3385 Scott Boulevard, Santa Clara, California 95054.

 (2) Applicable percentage ownership is based on 11,667,626 shares of Common Stock outstanding as of June 30, 1997 and, in the case of officers and directors, applicable options. Shares of Common Stock subject to options that are exercisable within 60 days of June 30, 1997 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing any other person's percentage ownership.

 (3) Based on a filing with the Securities and Exchange Commission dated February 14, 1997, indicating beneficial ownership as of December 31, 1996. Represents shares held by Morgan Stanley Venture

     Capital Fund II, L.P., Morgan Stanley Capital Investors, L.P., and Morgan Stanley Venture Capital Fund II, C.V. (collectively, the "Morgan Funds").

 (4) Based on a filing with the Securities and Exchange Commission dated February 19, 1997, indicating beneficial ownership as of December 31, 1996. Represents shares held by Vertex Investments (II) Ltd. ("Vertex II") and Vertex Investments Pte. Ltd. ("Vertex Pte."), each of which are affiliated with Vertex Management, Inc.

 (5) Based on a filing with the Securities and Exchange Commission dated February 21, 1997, indicating beneficial ownership as of February 14, 1997.

 (6) Based on a filing with the Securities and Exchange Commission dated February 11, 1997, indicating beneficial ownership as of December 31, 1996. Represents shares held by BankAmerica Ventures ("BA Ventures"), a venture capital investment affiliate of BankAmerica Corporation, and shares held by BA Ventures Partners I ("BA Partners"), an investment general partnership comprised of certain employees of BA Ventures.

 (7) Includes 174,091 shares of Common Stock held by Mr. Buchanan individually and 464,376 shares of Common Stock held by The Buchanan Family 1991 Trust, for which Mr. Buchanan serves as co-trustee. Excludes 174,091 shares held by Mr. Buchanan's wife as separate property and for which Mr. Buchanan disclaims beneficial ownership.

 (8) Includes 174,091 shares of Common Stock held by Ms. Buchanan individually and 464,376 shares of Common Stock held by The Buchanan Family 1991 Trust, for which Ms. Buchanan serves as co-trustee. Excludes 174,091 shares held by Ms. Buchanan's husband as separate property and for which Ms. Buchanan disclaims beneficial ownership.

 (9) Includes 32,500 shares of Common Stock issuable upon exercise of outstanding options, of which no shares were vested as of June 30, 1997. Such options may be exercised in full prior to complete vesting subject to Mr. Campbell's entering a restricted stock purchase agreement granting Aurum an option to repurchase such shares at their original purchase price in the event of a termination of Mr. Campbell's employment with Aurum. Also includes 28,750 unvested shares of Common Stock subject to Aurum's repurchase option as of June 30, 1997 in the event of a termination of Mr. Campbell's employment with Aurum.

(10) Includes 185,240 unvested shares of Common Stock subject to Aurum's repurchase option as of June 30, 1997 in the event of a termination of Ms. Coleman's employment with Aurum.

(11) Mr. Donchess resigned as an executive officer of Aurum effective in December 1997.

(12) Mr. Hamilton became the Company's Vice President, Marketing in April 1997.

(13) Includes 101,092 unvested shares of Common Stock subject to Aurum's repurchase option as of June 30, 1997 in the event of a termination of Mr. Luong's employment with Aurum.

(14) Includes 68,985 unvested shares of Common Stock subject to Aurum's repurchase option as of June 30, 1997 in the event of a termination of Mr. Thanos' employment with Aurum.

(15) Includes 18,750 shares of Common Stock issuable upon exercise of an outstanding option, of which 5,469 shares were vested as of June 30, 1997. Mr. Leslie's option may be exercised in full prior to complete vesting subject to his entering a restricted stock purchase agreement granting Aurum an option to repurchase such shares at their original purchase price in the event of a termination of Mr. Leslie's membership on Aurum's Board of Directors.

(16) Represents shares held by the Morgan Funds. Mr. Loarie is a director of Aurum, a principal of Morgan Stanley & Co. Incorporated, a general partner of Morgan Stanley Venture Partners II, L.P., and a Vice President and a director of its general partner. Mr. Loarie disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

(17) Represents shares held by BA Ventures and shares held by BA Partners. Mr. Obuch is a Principal of BA Ventures, a general partner of BA Partners, and a director of Aurum. Mr. Obuch disclaims beneficial ownership of all shares held by BA Ventures and all shares held by BA Partners except to the extent of his proportionate general partnership interest in BA Partners.

(18) Includes 13,281 unvested shares of Common Stock as of June 30, 1997 subject to Aurum's repurchase option in the event of a termination of Mr. Webber's membership on Aurum's Board of Directors.

(19) Includes shares held by Vertex II and shares held by Vertex Pte. Vertex II and Vertex Pte. are investment affiliates of Vertex Management, Inc., a venture capital investment firm. Mr. Wu is a Vice President of Vertex Management, Inc. and a director of Aurum. Mr. Wu disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

(20) Includes 116,474 shares immediately issuable upon exercise of outstanding options under Aurum's 1995 Stock Plan, of which 111,005 shares were not vested as of June 30, 1997. Includes 397,348 unvested shares that were subject to repurchase options in favor of Aurum as of June 30, 1997.

                         CERTAIN TRANSACTIONS OF AURUM

     Aurum's 1995 Stock Plan, as in effect prior to certain amendments effective upon the completion of Aurum's initial public offering in October 1996, permitted holders of outstanding options to exercise such options prior to complete vesting, subject to their entering into a restricted stock purchase agreement granting Aurum an option to repurchase any unvested shares at their original purchase price in the event of a termination of such optionee's employment or consulting relationship with Aurum. Effective with the initial public offering, the 1995 Stock Plan was amended such that subsequent option grants will not contain an early exercise feature.

     In September 1995, February 1996, and July 1996, Aurum loaned Mary E. Coleman, Aurum's President and Chief Executive Officer, an aggregate amount of $368,691 in connection with the purchase of Common Stock under the 1995 Stock Plan, evidenced by three promissory notes. Each of the notes bears interest at the rate of 8% per annum. At December 31, 1996, the outstanding principal amounts of the three notes were $37,136, $31,555, and $300,000, respectively. Such notes become due and payable in September 2000, February 2001, and July 2001, respectively. In the event that Ms. Coleman ceases to be employed by Aurum prior to maturity of the notes, such notes shall, at the option of Aurum, become immediately due and payable.

     In July 1996 and August 1996, Aurum loaned to Christopher L. Dier, Aurum's Vice President, Finance and Chief Financial Officer, an aggregate amount of $157,500 in connection with the purchase of Common Stock under the 1995 Stock Plan, evidenced by two promissory notes. Both notes bear interest at the rate of 8% per annum. At December 31, 1996, the outstanding principal amounts of the two notes were $120,000 and $37,500, respectively, and they become due and payable in July 2000 and August 2000, respectively. In the event that Mr. Dier ceases to be employed by Aurum prior to maturity of the notes, such notes shall, at the option of Aurum, become immediately due and payable.

     In September 1996, Aurum loaned to Jeffrey T. Webber, a member of Aurum's Board of Directors, an aggregate amount of $112,500 in connection with the purchase of Common Stock under the 1995 Stock Plan, evidenced by a promissory note. The note bears interest at the rate of 8% per annum. At December 31, 1996, the outstanding principal amount of such note was $112,500, and it becomes due and payable in September 2000. In the event that Mr. Webber ceases to be a member of Aurum's Board of Directors prior to maturity of the note, such note shall, at the option of Aurum, become immediately due and payable.

                       DESCRIPTION OF AURUM CAPITAL STOCK

     As of June 30, 1997 the authorized capital stock of Aurum consisted of 25,000,000 shares of Aurum Common Stock, $0.001 par value, and 5,000,000 shares of undesignated Preferred Stock, $0.001 par value, of which 11,667,626 shares of Aurum Common Stock were issued and outstanding and no shares of Preferred Stock were issued and outstanding.

     The following description of Aurum's capital stock does not purport to be complete and is subject to and qualified in its entirety by Aurum's Restated Certificate of Incorporation and Bylaws, which are included as exhibits to the Registration Statement of which this Prospectus forms a part, and by the provisions of applicable Delaware law.

     The Restated Certificate of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of Aurum unless such takeover or change in control is approved by the Board of Directors.

AURUM COMMON STOCK

     Holders of Aurum Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of Aurum Common Stock do not have cumulative voting rights, and, therefore, holders of a majority of the shares voting for the election of directors can elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors.

     Holders of Aurum Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the terms of any existing or future agreements between Aurum and its debtholders. Aurum has never declared or paid cash dividends on its capital stock, expects to retain future earnings, if any, for use in the operation and expansion of its business, and does not anticipate paying any cash dividends in the foreseeable future. In addition, Aurum's bank line of credit agreement contains a restrictive covenant that limits Aurum's ability to pay cash dividends or make stock repurchases without the prior written consent of the lender. See "Dividend Policy." In the event of the liquidation, dissolution or winding up of Aurum, the holders of Aurum Common Stock are entitled to share ratably in all assets legally available for distribution after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding.

PREFERRED STOCK

     Aurum is authorized to issue 5,000,000 shares of undesignated Preferred Stock. The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series, or the designation of such series, without any further vote or action by Aurum's stockholders. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of Aurum without further action by the stockholders and may adversely affect the market price of, and the voting and other rights of, the holders of Aurum Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Aurum Common Stock, including the loss of voting control to others. Aurum has no current plans to issue any shares of Preferred Stock.

ANTITAKEOVER EFFECTS OF PROVISIONS OF CERTIFICATE OF INCORPORATION AND BYLAWS

     Aurum's Certificate of Incorporation provides that all stockholder actions must be effected at a duly called annual or special meeting and may not be effected by written consent. The Certificate of Incorporation eliminates the right of Aurum's stockholders to vote cumulatively in the election of directors (except to the extent that cumulative voting may be required by the California corporate law). Stockholders entitled to vote in the election of directors are able to cast one vote per share, regardless of the number of directors to be elected. Aurum's Bylaws provide that, except as otherwise required by law, special meetings of the stockholders can only be called pursuant to a resolution adopted by a majority of the Board of Directors, by the chief executive officer of Aurum, or by stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at such meeting. In addition, Aurum's Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the Board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to Aurum's Secretary of the stockholder's intention to bring such business before the meeting.

     The foregoing provisions of Aurum's Certificate of Incorporation and Bylaws are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions which may involve an actual or threatened change of control of Aurum. Such provisions are designed to reduce the vulnerability of Aurum to an unsolicited acquisition proposal and, accordingly, could discourage potential acquisition proposals and could delay or prevent a change in control of Aurum. Such provisions are also intended to discourage certain tactics that may be used in proxy fights but could, however, have the effect of discouraging others from making tender offers for Aurum's shares and, consequently, may also inhibit fluctuations in the market price of Aurum's shares that could result from actual or rumored takeover attempts. These provisions may also have the effect of preventing changes in the management of Aurum.

EFFECT OF DELAWARE ANTITAKEOVER STATUTE

     Aurum is subject to Section 203 of the DGCL (the "Antitakeover Law"), which regulates corporate acquisitions. The Antitakeover Law prevents certain Delaware corporations, including those whose securities are listed for trading on the Nasdaq National Market, from engaging, under certain circumstances, in a "business combination" with any "interested stockholder" for three years following the date that such stockholder became an interested stockholder. For purposes of the Antitakeover Law, a "business combination" includes, among other things, a merger or consolidation involving Aurum and the interested stockholder and the sale of more than ten percent (10%) of Aurum's assets. In general, the Antitakeover Law defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of Aurum and any entity or person affiliated with or controlling or controlled by such entity or person. A Delaware corporation may "opt out" of the Antitakeover Law with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of Aurum's outstanding voting shares. Aurum has not "opted out" of the provisions of the Antitakeover Law.

                                 BAAN BUSINESS

     Baan is a leading provider of business management software for an open systems, client/server computing environment. Companies of all sizes around the world use Baan's software to control and automate business processes, ranging from accounting, order management, and inventory procurement, to manufacturing and finished-goods delivery. Baan's software is targeted to companies needing to respond quickly to today's competitive global marketplace.

     Baan's products are targeted at organizations focused on increasing their market advantage by continually improving business processes. While its products have the functional depth for many market segments, Baan has optimized its products, services, and marketing efforts for key players and their entire supply/demand chain in four industries: automotive; electronics; process; and project-based industries, including heavy equipment manufacturing, project services, and aerospace and defense. Baan selected these markets based on three factors: well defined supply and demand chains; a focus on industry best practices; and market dynamics that require continuous assessment and re-assessment of business processes and the underlying information technology
(IT) infrastructure. Baan actively works with industry leaders in each market sector to help insure that Baan offers a highly competitive product which closely meets that industry's unique requirements.

     The cornerstone of Baan's strategy is to deliver scalable, flexible solutions, which can be rapidly implemented and deliver a clear return on investment. To do this, Baan focuses on intuitive, graphical business modeling as a starting point for software implementation. As a result, Baan's software typically can be configured and implemented in as short a time period as three to twelve months, which Baan believes provides it with a competitive advantage. In addition, ongoing adjustments can be made to the system in response to changing market demands and changes in production and operational processes -- a capability which Baan calls "Dynamic Enterprise Modeling." According to leading market analysts such as Aberdeen Group, Advanced Manufacturing Research, Forrester Research, Gartner Group, and Patricia Seybold Group, rapid implementation and capabilities for ongoing system re-configuration are critical differentiators for Baan's market space.

     In addition, Baan's software is flexible and can be successfully used in a variety of business, computing, and manufacturing environments. It offers functionality for a broad range of manufacturing practices: from make-to-stock to engineer-to-order manufacturing; single or multi-site environments located in one or multiple countries; support for an individual assembler or an entire supply chain; and large or small computing environments running on a broad range of platforms.

     Supported by a decentralized research and development organization, Baan has adopted a strategy of periodically reinventing its products -- rather than increasing the complexity of its software by adding layers of code as upgrades are developed. Baan believes this enables the consistent delivery of state-of-the-art solutions meeting the requirements of the "extended enterprise." Baan commenced shipment of its first information systems in The Netherlands in 1982, and since that time has introduced several new generations of products. Today, Baan is shipping BAAN IV, consisting of Baan Applications, Orgware and Baan Tools.

     - Baan Applications includes more than 100 integrated software modules for seven broad areas: manufacturing, constraint planning, distribution and transportation, finance, service management, project management, and process manufacturing.

     - Orgware is a set of tools, templates, and methodologies for business modeling and rapid software implementation. Orgware is the linchpin in Baan's vision for delivering Dynamic Enterprise Modeling, which the Company believes to be a key competitive differentiator.

     - Baan Tools is a fourth generation language (4GL) software development toolset used by Baan, its implementation providers, and end user customers to develop and modify Baan Applications.

     Over the past several years, Baan has significantly expanded its sales and service presence in North American, Latin American and certain European and Far Eastern markets. Baan's net revenues have grown from $122.9 million in 1994 to $388.0 million in 1996. Baan's overall number of employees has more than doubled from 943 persons at December 31, 1994 to 2,679 at March 31, 1997.

     Baan manages its business operations through corporate headquarters in Putten, The Netherlands and Menlo Park, California, as well as through regional sales and operational offices. Products are sold and supported through both direct and indirect channels in 59 countries. To augment its own offerings and infrastructure, Baan has partnered with leading technology and service providers. This includes implementation and value-added resale partners, such as Compuware Corporation, Origin International, IBM Global Services, and KPMG Peat Marwick, and technology partnerships with Digital Equipment Corporation, IBM, Compaq Computer Corporation, Hewlett-Packard Company, Informix Software Inc., Intel Corporation, Microsoft Corporation, and Sun Microsystems, Inc. In 1996, Baan acquired Berclain Group Inc. ("Berclain"), a provider of manufacturing synchronization and scheduling software used to synchronize manufacturing across the supply chain, and Antalys which provides software that enables a company's sales force to accurately and rapidly configure and price products and services.

     Baan has licensed more than 3,500 system installations to date to more than 2,200 customers worldwide within its targeted markets. Customers include Asea Brown Boveri Group, The Boeing Company, British Aerospace Limited, Ford Motor Company, Fujitsu-ICL Systems, Inc., George Weston Foods Ltd., Hitachi Ltd., Levi Strauss Europe, Mercedes Benz US International, Inc., Northern Telecom Limited, Noranda Aluminum, Inc., Solectron Corporation, Oki Electric Industry Co. Ltd., Philips Medical Systems Nederland B.V., and Snap-on Incorporated.

     Baan Company N.V. is a Netherlands holding company with its statutory seat at Barneveld, The Netherlands, and conducts business through its domestic and international subsidiaries. Baan's business was founded in 1978 and Baan Holding B.V., the predecessor of Baan Company N.V., was incorporated in 1983. References in this Proxy Statement/Prospectus to "Baan," unless the context otherwise requires, relate to Baan Company N.V., its predecessor, Baan Holding B.V. and its subsidiaries. Baan's headquarters are located at Vanenburgerallee 13, 3882 RH Putten, The Netherlands, telephone number (31) 341-375555, and at 4600 Bohannon Drive, Menlo Park, California 94025, telephone number (1) 415-462-4949. For a further discussion of Baan's business please refer to the Baan documents incorporated by reference to this Registration Statement. See "Incorporation of Certain Documents by Reference."

                       DESCRIPTION OF BAAN CAPITAL STOCK

GENERAL

     Set forth below is a summary of certain information concerning Baan's share capital, and a brief description of certain provisions contained in the Articles of Association of Baan. The summaries and descriptions below do not purport to be complete statements of these provisions and are qualified in their entirety by reference to the Articles of Association of Baan.

     The authorized share capital of Baan consists of 350,000,000 Common Shares (with a nominal value of NLG 0.01 each). The Baan Common Shares held by a shareholder may be in bearer form ("Bearer Shares") or registered form ("Registered Shares"), at the request of the shareholder. The Baan Common Shares issued to the Aurum stockholders in the Merger will be Registered Shares.

BAAN COMMON SHARES

     On May 31, 1997, there were approximately 91,350,460 Baan Common Shares outstanding. Each shareholder is entitled to one vote for each Common Share held on every matter submitted to a vote of shareholders. The shareholders, at a general meeting of shareholders, may decide upon a distribution of Baan's annual profits to all shareholders out of nonreserved profits insofar as permitted by Netherlands law. In the event of the dissolution of Baan, holders of Baan Common Shares are entitled to receive, on a pro rata basis, all remaining liquidation proceeds of Baan available for distribution to the holders of Baan Common Shares. See "Comparison of Rights of Shareholders of Baan and Stockholders of Aurum -- Voting Rights, Dividends."

SUMMARY OF CERTAIN PROVISIONS OF THE ARTICLES OF ASSOCIATION AND OTHER MATTERS

  General Meetings of Shareholders

     Under Netherlands law, a company must hold at least one annual general meeting, to be held not later than six months after the end of the financial year. Pursuant to the Baan Articles of Association, general meetings may also be held as often as the Baan Management Board deems necessary. In addition, under Netherlands law and the Baan Articles of Association, shareholders representing at least one-tenth of the issued share capital may be authorized by the President of the District Court with competent jurisdiction to convene a general meeting of shareholders. The Articles of Association of Baan specify the places where general meetings of shareholders may be held, all of which are located in The Netherlands. There are no laws currently in effect in The Netherlands or provisions in the Articles of Association of Baan limiting the rights of non-resident or foreign investors to hold or vote Baan Common Shares.

     On May 20, 1997, Baan held its 1997 annual general meeting of shareholders. The Baan 1997 annual general meeting of shareholders (i) approved the Annual Report of the Board of Managing Directors for the year ended December 31, 1996;
(ii) adopted the Company's Statutory Annual Accounts for the year ended December 31, 1996; (iii) approved the addition of the Company's net income for the year ended December 31, 1996 to the Company's retained earnings; (iv) amended Article 37 of the Company's Articles of Association so as to extend the list of places and municipalities where a shareholders meeting may be held; (v) (re)appointed members of the Board of Managing Directors and the Board of Supervisory Directors; (vi) ratified the amendment to the Company's 1993 Stock Option Plan to increase the number of shares authorized for issuance thereunder; (vii) renewed the power of the Board of Managing Directors to issue shares; (viii) renewed the power of the Board of Managing Directors to exclude or limit preemptive rights; and (ix) renewed the authorization of the Board of Managing Directors to have the Company acquire shares in its own capital.

  Election and Tenure of Managing Directors and Supervisory Directors; Power to Represent and Bind Baan

     Baan has a Management Board and a Supervisory Board. The Management Board is entrusted with the day-to-day management of Baan. The Supervisory Board supervises the Management Board and the general affairs and business of Baan, and advises the Management Board. The number of Managing Directors and

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

Supervisory Directors is determined from time to time by the shareholders. Vacancies which exist in the Management Board or Supervisory Board are filled by resolution of the general meeting of shareholders, generally at the first general meeting after such vacancy occurs or is created, provided that once Baan becomes subject to the "large company regime" applicable to large publicly traded Netherlands corporations, which is expected to occur in 1998, vacancies in the Supervisory Board will be filled by the Supervisory Board and members of the Management Board will be appointed by the Supervisory Board. At such time as Baan becomes subject to the large company regime under Netherlands law, it will be required to have at least three Supervisory Directors. Managing Directors and Supervisory Directors serve until the expiration of their respective terms of office or their resignation, death or removal by the general meeting of shareholders. At such time as Baan becomes subject to the large company regime, the Supervisory Board will have the power to remove Supervisory Directors and to remove Managing Directors upon completion of a hearing of the general meeting of shareholders. In addition, individual Supervisory Directors may be removed in certain circumstances by the Business Chamber of the Appellate Court of Amsterdam upon application made by Baan (as represented by its Supervisory Board), a person designated by the general meeting of shareholders, or a person designated by the Works Council. Members of Baan's Supervisory Board and Management Board will stand for re-election at each annual general meeting of shareholders, provided that once Baan has become subject to the large company regime, members of the Management Board shall be appointed by the Supervisory Board, and Baan expects that at that time it will adopt staggered three-year terms for each of the Supervisory Directors, who will thereafter be appointed by the Supervisory Board. Because Netherlands law permits perpetual terms for managing directors and because approximately 43% of Baan's outstanding Baan Common Shares are owned by Baan Investment B.V., as of March 31, 1997, Jan Baan and J.G. Paul Baan, as the managing directors of Baan Investment B.V. and directors of the Share Administration Foundation that has the power to vote all shares of Baan Investment B.V., have the effective power to change or make perpetual the terms of office of members of Baan's Management and Supervisory Boards. See "Comparison of Rights of Shareholders of Baan and Stockholders of Aurum -- Election of Directors, Filling of Vacancies."

  Adoption of Statutory Annual Accounts; Dividends

     Within five months after the close of Baan's fiscal year (except where this period is extended up to a maximum of six months by the general meeting of shareholders on account of special circumstances), the Management Board is required to submit to the general meeting of shareholders its annual report with respect to such fiscal year and Baan's statutory annual accounts for such year, accompanied by a report of an independent auditor on such statutory annual accounts. The statutory annual accounts are submitted by the Management Board to the general meeting of shareholders for adoption by the general meeting of shareholders at the annual general meeting, which must be held no later than six months after the close of Baan's fiscal year. Under the Articles of Association, the unconditional adoption of the statutory annual accounts constitutes a discharge of the Management Board and the Supervisory Board from liability for the performance of their respective duties as disclosed in such statutory annual accounts. Once Baan is subject to the large company regime, the Supervisory Board shall have the authority to adopt the statutory annual accounts and the general meeting of shareholders shall have the authority to approve such adopted statutory annual accounts.

     Under Baan's Articles of Association, the Management Board, subject to the approval of the Supervisory Board, may set aside as reserves a part or all of the annual profits of Baan. The amount reserved is not available for the distribution of dividends. At any general meeting of shareholders, the shareholders are entitled to decide upon a distribution of Baan's profits to all shareholders out of nonreserved profits insofar as permitted by law. In addition, subject to statutory provisions, the Management Board may, upon the approval of the Supervisory Board, distribute one or more interim dividends on the Baan Common Shares before the annual financial statements for any fiscal year have been adopted at a general meeting of shareholders. At the general meeting of shareholders, the general meeting of shareholders may also make available to the shareholders existing reserves which are distributable in accordance with Netherlands law upon the proposal thereto by the Management Board, which is subject to approval by the Supervisory Board. Dividends may be paid either in cash or in kind. The right of any shareholder to receive cash dividends and distributions shall be terminated if such dividends or distributions are not claimed within five years and one day following the date

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

on which they were made available. Baan's ability to declare and pay cash dividends is currently restricted under Baan's long-term debt obligations. There are no laws currently in force in The Netherlands or provisions of Baan's Articles of Association restricting payment of dividends to holders of Baan Common Shares not resident in The Netherlands. See "Comparison of Rights of Shareholders of Baan and Stockholders of Aurum -- Dividends."

  Preemptive Rights

     Under the Articles of Association, the holders of Baan Common Shares have preemptive rights with regard to any issue of shares for cash pro rata in proportion to the aggregate amount of the Baan Common Shares held by them. The holders of Baan Common Shares have no preemptive rights to subscribe for Baan Common Shares issued for non-cash consideration, including Baan Common Shares issued as consideration for an acquisition (such as the Merger), or for Baan Common Shares issued to employees of Baan or of a group company of Baan. Preemptive rights may, subject to certain conditions contained in Netherlands law and Baan's Articles of Association, be limited or excluded by the general meeting of shareholders. The Baan general meeting of shareholders has conferred to the Management Board the authority, subject to approval by the Supervisory Board, to limit or exclude preemptive rights with respect to each issuance of Baan Common Shares through April 30, 2002. Under Netherlands law, such power may be conferred for a maximum of five years and may from time to time be extended but never for a period longer than five years. See "Comparison of Rights of Shareholders of Baan and Stockholders of Aurum -- Preemptive Rights."

  Acquisition by Baan of its own Shares

     Subject to certain restrictions imposed by Netherlands law and contained in Baan's Articles of Association, the shareholders have delegated to the Management Board the authority, subject to approval of the Supervisory Board, to cause Baan to acquire its own fully-paid shares through September 30, 1998. Under Netherlands law and the Baan Articles of Association such authorization may be delegated for a maximum period of eighteen months and may from time to time be extended, but never for a period longer than eighteen months. No such authorization shall be required insofar as Baan acquires shares in its own capital for the purpose of transferring the same to employees of Baan or of a group company under a scheme applicable to such employees, provided that such shares are officially listed on an exchange. See "Comparison of Rights of Shareholders of Baan and Stockholders of Aurum -- Right of Purchase."

  Issuance of Additional Shares

     Baan's authorized but unissued shares may be issued at such time, and on such conditions, as may be authorized by the shareholders (or by another corporate body if authorized by the shareholders). The general meeting of shareholders has delegated to the Management Board the authority, upon approval of the Supervisory Board, to issue Common Shares of Baan through April 30, 2002.

                        SHARE CERTIFICATES AND TRANSFER

     The Baan Common Shares are issuable in registered form or bearer form as the holder may elect. Registered Shares may consist of either Baan Common Shares registered with Baan's transfer agent and registrar in New York, New York ("New York Registered Shares"), Morgan Guaranty Trust Company of New York (the "New York Transfer Agent") or Baan Common Shares registered at Baan's offices in Barneveld, The Netherlands (the "Barneveld Register"). New York Registered Shares may be evidenced by certificates printed in the English language and are registered in book-entry form, while Baan Common Shares registered in the Barneveld Register are registered in book-entry form. Bearer Shares are represented by certificates printed in the Dutch language with a dividend sheet attached ("CF-certificates"). CF-certificates must remain deposited with an authorized custodian and may only be transferred through the book-entry transfer systems maintained by NECIGEF (Nederlands Centraal lnstituut voor Giraal Effectenverkeer, the Netherlands Central Institute for Giro Securities), Cedel Bank, S.A. or Euroclear.

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

     The transfer of Registered Shares requires an instrument intended for such purpose and, except when Baan itself is a party to such legal act, the written acknowledgment of the transfer by Baan or, in the case of the New York Registered Shares, the New York Transfer Agent (in the name of Baan), and submission of the share certificates, if any, to Baan or (in the name of Baan) to the New York Transfer Agent.

     The Baan Common Shares are listed on the Nasdaq National Market and on the Amsterdam Stock Exchange. Only New York Registered Shares may be traded on the Nasdaq National Market and only Bearer Shares may be traded on the Amsterdam Stock Exchange.

     Bearer Shares may be converted into Registered Shares at the request of the holder and vice versa. A holder may convert Bearer Shares to New York Registered Shares by providing a written request for such exchange and surrendering the Bearer Shares at the principal office of ABN AMRO Bank N.V., Herengracht 595, 1017 CE Amsterdam, The Netherlands, the Dutch exchange agent (the "CF Agent"). The CF Agent will instruct the New York Transfer Agent to issue New York Registered Shares and to deliver the corresponding share certificates. Similarly, a holder may convert New York Registered Shares to Bearer Shares by presenting a written request for such exchange and surrendering the New York Registered Shares to the New York Transfer Agent. The New York Transfer Agent will then instruct the CF Agent in The Netherlands to issue and deliver Bearer Shares for the same number of shares. Bearer Shares and New York Registered Shares registered with the New York Transfer Agent and Registrar may upon cancellation also be exchanged into Baan Common Shares in registered form registered upon the Barneveld Register and vice versa. Share certificates for New York Registered Shares may be exchanged at the office of the New York Transfer Agent for certificates of other authorized denominations. A fee will be charged to shareholders for the exchange of New York Registered Shares for Bearer Shares or Baan Common Shares of the Barneveld Register (and for each other such conversion).

     Bearer Shares have been accepted for clearance through Cedel Bank, S.A. and Euroclear, (Common Code 5740223 and ISIN NLOOOO 336337). The Fonds Code on the Amsterdam Stock Exchange is 33633.

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

                COMPARISON OF RIGHTS OF SHAREHOLDERS OF BAAN AND
                             STOCKHOLDERS OF AURUM

     As a result of the Merger, stockholders of Aurum will become shareholders of Baan, a Netherlands company, and their rights will be governed by Netherlands law and the Articles of Association of Baan which differ in certain material respects from the Restated Certificate of Incorporation of Aurum (the "Aurum Certificate") and the Aurum by-laws (the "Aurum By-laws"). The following is a summary of certain material differences between the rights of holders of Aurum Common Stock and holders of Baan Common Shares that may affect the interests of Aurum stockholders. These differences arise from differences between the DGCL and the Netherlands Civil Code as well as from differences between the governing documents. This Summary is not, and does not purport to be, complete and does not purport to identify all differences that may, under given situations, be material to Aurum stockholders. This summary is qualified in its entirety by reference to the DGCL and the corporate laws of The Netherlands and the governing instruments of Aurum and Baan. This summary should be read in conjunction with "Description of Capital Stock of Baan."

VOTING RIGHTS

     Under the DGCL, each stockholder is entitled to one vote per share of stock, unless the certificate of incorporation provides otherwise. In addition, the certificate of incorporation may provide for cumulative voting at all elections of directors of the corporation. Either the certificate of incorporation or the by-laws may specify the number of shares and/or the amount of other securities that must be represented at a meeting in order to constitute a quorum, but in no event will a quorum consist of less than one-third of the shares entitled to vote at a meeting.

     The Aurum Bylaws provide for one vote per share of Aurum Common Stock. Under the Aurum By-laws, the presence in person, or by properly executed proxy, of holders of a majority of the outstanding shares of the stock issued and outstanding and entitled to vote at the meeting is required to constitute a quorum at stockholder meetings of Aurum. The Aurum Certificate does not provide for cumulative voting.

     Under Netherlands law, each shareholder is entitled to one vote per share, unless the articles of association of the company provide otherwise. All shareholder resolutions are taken by a majority of the votes cast, unless the law or the articles of association prescribe otherwise. The validity of shareholder decisions is not dependent on a quorum, unless the law or the articles of association stipulate otherwise. Baan will mail notices to the holders of Registered Shares at least 15 days before any general meeting of shareholders and will publish notices convening any general meeting in a national daily newspaper in The Netherlands, in the Official Amsterdam Stock Exchange Price List, and abroad in at least one daily newspaper in each country in which the Baan Common Shares have been admitted for official quotation at Baan's request. In order to attend, address the meeting and vote at a general meeting of shareholders, the holders of Registered Shares must notify Baan in writing of their intention to attend the meeting and holders of Bearer Shares must deposit their Bearer Shares at one of the banks or other institutions specified in the published notice. Shareholders and other persons entitled to attend and vote at a general meeting of shareholders may be represented by proxy with written authority.

     The Articles of Association of Baan provide for one vote per Baan Common Share. Generally, all resolutions may be adopted by a majority of the total votes cast at a general meeting of Baan shareholders, unless Netherlands law requires a qualified majority, and there are no quorum requirements. However, if less than half of the issued share capital is represented during a Baan general meeting, resolutions by such general meeting to authorize the Baan Management Board to limit or exclude the shareholders' right of pre-emption or to reduce capital, require a majority of two-thirds of the votes cast at such general meeting.

     Upon completion of the Merger, the percentage ownership of Baan by each former Aurum stockholder will be substantially less than such stockholder's current percentage ownership of Aurum. Accordingly, former Aurum stockholders will have a significantly smaller voting influence over the affairs of Baan than they currently enjoy over the affairs of Aurum.

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

AMENDMENT OF CHARTER DOCUMENTS

     Under the DGCL, amendments to a corporation's certificate of incorporation require a resolution of the board of directors, followed by a majority vote of the holders of the outstanding stock entitled to vote on such amendment and, in certain circumstances, of the majority vote of the holders of the outstanding stock of each class entitled to vote on such amendment as a class, unless a greater number or proportion is specified in the certificate of incorporation or by other provisions of the DGCL. Under the DGCL, the bylaws may be amended only by the stockholders, unless the company's certificate of incorporation also confers the power to amend the bylaws on the directors.

     The Aurum Certificate reserves the right to alter, amend, change or repeal any provision of the Aurum Certificate in the manner prescribed by the DGCL. The Aurum Board of Directors is expressly authorized to make, alter, amend, or repeal the Aurum By-laws.

     Under Netherlands law, shareholders of a Netherlands company may resolve to amend the company's articles of association, although a statement of no-objection must be obtained from the Netherlands Ministry of Justice for any such amendment.

     Under Baan's Articles of Association, the general meeting of shareholders may pass a resolution for an amendment to the Baan Articles of Association, or the dissolution of Baan, only upon a proposal of the Baan Management Board which proposal requires the approval of the Baan Supervisory Board, and it must be approved by a majority of the votes cast at the meeting.

APPRAISAL RIGHTS

     The DGCL provides for appraisal rights in connection with certain mergers and consolidations. Appraisal rights are not available for any shares of stock of the constituent corporation surviving the merger if the merger did not require for its approval the vote of the holders of the surviving corporation. In addition, unless otherwise provided in the charter, no appraisal rights are available to holders of shares of any class of stock which, as of the record date, is either: (a) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. (the "NASD") or (b) held of record by more than 2,000 holders, unless such holders are required by the terms of the merger to accept anything other than: (i) shares of stock of the surviving corporation; (ii) shares of stock of another corporation which are or will be so listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 holders; (iii) cash in lieu of fractional shares of such stock; or (iv) any combination thereof. The Aurum Certificate has no provision relating to appraisal rights.

     Netherlands law does not recognize the concept of appraisal or dissenters' rights and, accordingly, holders of shares in a Netherlands company have no appraisal rights.

PREEMPTIVE RIGHTS

     Under the DGCL, stockholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation. The Aurum Certificate does not provide for preemptive rights.

     Under Netherlands law, holders of common shares in a Netherlands company have preemptive rights with respect to newly issued common shares in proportion to the aggregate nominal value of their shareholdings (with the exception of shares to be issued to employees of the company or of a group company or, unless the articles of association provide otherwise, shares issued against payment other than in cash). Unless the articles of association state otherwise, holders of preferred shares have no preemptive rights. If the general meeting has used the authority to appoint another corporate body authorized to issue shares, that body may also be authorized to exclusively resolve to limit and to exclude the preemptive rights provided that such body was granted with such authority at the appointment. Preemptive rights in respect of newly issued common shares may be excluded by approval of the shareholders at the general meeting of shareholders. In addition, under Netherlands law preemptive rights may be limited or excluded by a resolution of the

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

management board, upon approval by the supervisory board, if the general meeting of shareholders, or the articles of association upon amendment to that effect, have conferred such power on the management board. Such power may be conferred for a maximum period of five years and may from time to time be extended, but never for a period longer than five years. At the Annual General Meeting of Shareholders of Baan, held on May 20, 1997, the shareholders of Baan renewed the power of the Baan Management Board of Directors upon approval by the Supervisory Board, to exclude or limit preemptive rights up to and including April 30, 2002. The holders of Baan Common Shares have no preemptive rights to subscribe for Baan Common Shares issued for non-cash consideration (including the Baan Common Shares issued in the Merger in exchange for the outstanding shares of Aurum Common Stock).

ACTION BY WRITTEN CONSENT OF SHAREHOLDERS

     The DGCL provides that, unless otherwise provided in a corporation's certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having no less than the minimum number of votes that would be necessary to authorize such action at a meeting, consent in writing. The Aurum By-laws provide that any action required or permitted to be taken by Aurum stockholders must be effected at a duly called annual or special meeting of the stockholders of Aurum and may not be effected by any consent in writing by such stockholders.

     Under Netherlands law, resolutions may be adopted by shareholders in writing without holding a meeting of shareholders, provided the articles of association expressly so allow and provided no Bearer Shares are issued. As Baan's Articles of Association do not contain such express provision and Baan has issued Bearer Shares, shareholders of Baan may not adopt resolutions outside a meeting of shareholders.

SHAREHOLDERS' MEETINGS

     Under the DGCL, an annual meeting of stockholders must be held for the election of directors on a date and at a time designated by or in the manner provided in the by-laws. Any other proper business may be transacted at the annual meeting. The Aurum By-laws provide that the Board shall fix the date, time and place of the meeting.

     Under Netherlands law, a company must hold at least one annual general meeting, to be held not later than six months after the end of the financial year. Pursuant to the Baan Articles of Association, general meetings may also be held as often as the Baan Management Board deems necessary. In addition, under Netherlands law and the Baan Articles of Association, shareholders representing at least one-tenth of the issued share capital may be authorized by the President of the District Court with competent jurisdiction to convene a general meeting of shareholders. The Articles of Association of Baan specify the places where general meetings of shareholders may be held, all of which are located in The Netherlands. There are no laws currently in effect in The Netherlands or provisions in the Articles of Association of Baan limiting the rights of non-resident or foreign investors to hold or vote Baan Common Shares.

ELECTION OF DIRECTORS

     Under the DGCL, the board of directors of a corporation must consist of one or more members. The number of directors must be fixed by, or in the manner provided in, the by-laws, unless the certificate of incorporation fixes the number of directors. Each director shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. The directors are elected at the annual meeting of stockholders. The directors may be divided into one, two or three classes. The Aurum By-laws provide that the number of directors shall be eight.

     Baan has a management board and a supervisory board (respectively, the "Management Board" and the "Supervisory Board"). The Management Board is entrusted with the day-to-day management of Baan. The Supervisory Board supervises the Management Board and the general affairs and business of Baan, and advises the Management Board. The number of managing directors and supervisory directors is determined from time to time by the shareholders. Vacancies which exist in the Baan Management Board or Baan Supervisory

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

Board are filled by resolution of the general meeting of shareholders, generally at the first general meeting after such vacancy occurs or is created, provided that when Baan becomes subject to the "large Netherlands company regime", which is expected to occur in 1998, vacancies in the Baan Supervisory Board will be filled by the Baan Supervisory Board and members of the Baan Management Board will be appointed by the Baan Supervisory Board. At such time as Baan becomes subject to the so-called large company regime under Netherlands law, it will be required to have at least three supervisory directors.

     Under Netherlands law, the management board of a company must consist of at least one member, members of the management board and supervisory board are appointed for an indefinite period of time, and their appointment is not staggered. However, under Netherlands law, members of the supervisory board of a company subject to the "large Netherlands company regime" are appointed for a period of four years unless the articles of association provide for a shorter period, and may be reelected. Each supervisory director is required to resign on the date of the annual general meeting of shareholders in the year in which such director attains the age of 72. A Netherlands company may provide in its articles of association that the appointment and resignation of members of the management board and the supervisory board will be staggered.

     The Articles of Association of Baan provide that the Baan Supervisory Board will consist of one or more natural persons and specify that the Baan Management Board will consist of one or more members. Under Baan's Articles of Association, the Baan general meeting of shareholders appoints the members of the Baan Management Board for a limited or unlimited period of time, and may grant managing directors the titles of "Chief Executive Officer", President and such other titles as it may deem appropriate. The Baan Supervisory Board members also are appointed by the Baan general meeting of shareholders for a period of time not exceeding 3 years.

REMOVAL OF DIRECTORS

     Under the DGCL, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (a) if the certificate of incorporation provides otherwise, in the case of a corporation whose board is classified, stockholders may effect such removal only for cause, or (b) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part.

     The Aurum By-laws provide that any one or more of the directors of Aurum may be removed at any time, with or without cause, by the vote of the holders of a majority of the voting power of all of the then-outstanding shares of stock of Aurum entitled to vote generally in the election of directors, voting as a single class. If at any time a class or series of Aurum shares is entitled to elect a director, a majority of the voting power of the outstanding shares of that class of stock of Aurum is entitled to remove such director.

     Under Netherlands law and Baan's Articles of Association, the Baan general meeting has the authority to suspend or remove members of the Baan Management Board at any time. Baan's Articles of Association provide that a member of the Baan Management Board can be suspended by the Baan Supervisory Board. Such suspension may at any time be discontinued by the general meeting of shareholders. Removal without cause is possible but may be contrary to the principles of reasonableness and fairness which are imposed under Netherlands law. Any removal without cause therefore could result in the liability of the Company for damages. However, unless the procedure by which the member of the Baan Managing Board was removed is flawed, a removal is irrevocable. Members of the Baan Supervisory Board may be suspended or removed by the general meeting of shareholders. Under Netherlands law, the supervisory board of a company subject to the "large Netherlands company regime" has the authority to remove members of the management board upon completion of a hearing of the general meeting of shareholders.

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

FILLING OF VACANCIES

     The DGCL provides that vacancies and newly-created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless (i) otherwise provided in the certificate of incorporation or by-laws of the corporation or (ii) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case any other directors elected by such class, or a sole remaining director elected by such class, shall fill such vacancy.

     Under Netherlands law and Baan's Articles of Association, a decision to appoint a new member of the Management Board must be taken by the general meeting of shareholders. However, under Netherlands law, members of the management board of a company subject to the "large Netherlands company regime" are appointed by the supervisory board, subject to prior notification of the general meeting of shareholders.

     Under Baan's Articles of Association, a decision to appoint a new member of the Supervisory Board must be taken by the general meeting of shareholders. However, under Netherlands law, members of the supervisory board of a company subject to the "large Netherlands company regime" are appointed by the supervisory board. The general meeting of shareholders is notified of an existing vacancy in the supervisory board and has the authority to make a non-binding recommendation to the supervisory board. The supervisory board is authorized to appoint a person that is not recommended by the general meeting of shareholders, unless the general meeting of shareholders formally objects to such an appointment. Upon request of a representative of the supervisory board, the Company Chamber ("Ondernemingskamer") of the Amsterdam Court of Appeals may determine that the objection of the general meeting of shareholders is not justified.

SHAREHOLDER NOMINATIONS

     The Aurum By-laws provide that stockholders may nominate individuals for election to the board of directors at a meeting of Aurum stockholders entitled to vote for the election of directors. In order to nominate an individual, a stockholder must deliver written notice to the Secretary of Aurum not less than 90 days prior to the meeting; provided, however, that in the event that less than 100 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder, to be timely, must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. The written notice must set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of such person, and (ii) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required (including without limitation such person's written consent to being named in the proxy statement as a nominee and to serving as a director, if elected) and (b) as to the stockholder giving the notice of the nomination
(i) the stockholder's name and address, (ii) a representation by the stockholder that he is a holder of record of stock of Aurum entitled to vote at such meeting and, if applicable, intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, and (iii) if applicable, a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder. If the chairman of the meeting determines that a nomination was not made in accordance with the prescribed procedures, the chairman must so declare to the meeting and the defective nomination will be disregarded.

     Baan's Articles of Association provide that when the appointment of a member of the Supervisory Board is proposed by the Supervisory Board, the proposal must state the candidate's age, profession, the number of shares he holds in Baan's share capital and the offices he holds or has held, insofar as the latter are of importance to the performance of duties as a member of the Supervisory Board. The proposal for the appointment must also list the grounds for the proposal.

DIVIDENDS

     Under the DGCL, a Delaware corporation may pay dividends out of its surplus (the excess of net assets over capital), or in case there is no surplus, out of its net profits for the fiscal year in which the dividend is

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declared and/or the preceding fiscal year (provided that the amount of the capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, without regard to their historical book value.

     Netherlands law provides that dividends may only be distributed after adoption of the Company's annual accounts by its shareholders. Moreover, dividends may be distributed only to the extent that net assets exceed the sum of the amount of issued and paid-up capital and reserves which must be maintained under the law or the articles of association. Interim dividends may be declared as provided for in the articles of association and may be distributed to the extent that net assets exceed the amount of the issued and paid-up capital plus required legal reserves. Under Netherlands law, the articles of association may prescribe that the management board and/or the supervisory board decide what portion of the profits are to be held as reserves.

     Baan's Articles of Association provide that the Baan Management Board, after receiving approval of the Baan Supervisory Board, may determine what portion of the profits are to be held as reserves. The remainder of the profits can be distributed to the shareholders, as determined by the general meeting of shareholders and subject to the following requirements: (i) dividends may be distributed only up to an amount which does not exceed the amount of the distributable part of the shareholders's equity, (ii) dividends may only be distributed after adoption of the annual accounts from which it appears that payment of the dividends is permissible, and (iii) in anticipation of final dividends, the Baan Management Board, after receiving approval by the Baan Supervisory Board, may resolve to pay an interim dividend. Upon proposal of the Baan Management Board, after receiving approval of the Baan Supervisory Board, the general meeting may resolve to make distributions to the charge of any reserve which need not be maintained by virtue of Netherlands law, and/or to make distributions not in cash but in shares in Baan.

     Under Netherlands law, the supervisory board of a company subject to the "large Netherlands company regime" adopts the annual accounts, subject to the subsequent approval or rejection by the general meeting of shareholders. If the general meeting of shareholders rejects the annual accounts, no dividends may be distributed.

RIGHTS OF PURCHASE

     Under the DGCL, a corporation may redeem or repurchase its own shares, except that a corporation cannot generally make such a purchase or redemption if it would cause impairment of its capital.

     Netherlands law and the Articles of Association of Baan provide that Baan may not subscribe for newly issued shares in its own capital. Baan may, subject to certain restrictions, purchase fully paid-up shares in its own capital, provided (i) the distributable part of the shareholders' equity is at least equal to the acquisition price, and (ii) the nominal value of the shares acquired by the Company (or its subsidiaries) does not exceed 10% of the nominal value of the then outstanding issued share capital. In addition, Baan may acquire its own fully paid-up shares provided no valuable consideration is given.

LIMITATION OF DIRECTORS' LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting a director's personal liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duty. However, the DGCL expressly provides that the liability of a director may not be eliminated or limited for (i) breaches of a director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) the unlawful purchase or redemption of stock or unlawful payment of dividends or (iv) any transaction from which the director derived an improper personal benefit. The DGCL further provides that no such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. The Aurum Certificate contains a provision eliminating director liability to the extent permitted by the DGCL.

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

     Generally, the DGCL permits a corporation to indemnify certain persons made a party to any action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. To the extent that person has been successful in any such matter, that person shall be indemnified against expenses actually and reasonably incurred by him. In the case of an action by or in the right of the corporation, no indemnification may be made in respect of any matter as to which that person was adjudged liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines that despite the adjudication of liability that person is fairly and reasonably entitled to indemnity for proper expenses. The bylaws of Aurum require Aurum to indemnify its directors, officers and employees to the maximum extent permitted by law.

     The concept of indemnification of directors of a company for liabilities arising from their actions as members of the management or supervisory boards is, in principle and with the exception of ultra vires circumstances, accepted in The Netherlands and sometimes is provided for in a company's articles of association. Although neither the laws of The Netherlands nor Baan's Articles of Association contain any provisions in this respect, Baan has contractually agreed to indemnify members of the Baan Management and Supervisory Boards and officers of Baan.

SPECIAL MEETINGS

     Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized in the certificate of incorporation or the by-laws. The DGCL does not provide stockholders with an automatic right to call special meetings of stockholders. The Aurum By-laws provide that a special meeting of stockholders may be called by (i) the board of directors, (ii) the chairman of the board of directors, (iii) the president,
(iv) the chief executive officer, or (v) one or more stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that meeting.

     Under Netherlands law, special general meetings of shareholders may be convened by the management board or the supervisory board, but the articles of association may also vest this power in other persons. In addition, one or more shareholders, who own together at least 10% -- or such lesser amount as is provided by the articles of association -- of the issued capital, can be authorized by the President of the District Court with competent jurisdiction to call a special general meeting of shareholders.

     Pursuant to Baan's Articles of Association, special general meetings of shareholders may be held whenever the Baan Management Board calls such meetings, subject to the specific requirements under Netherlands law. In addition, one or more shareholders, who own together at least 10% of the issued capital, can be authorized by the President of the District Court with competent jurisdiction to call a special general meeting of shareholders.

SHAREHOLDER VOTES ON CERTAIN REORGANIZATIONS

     Under the DGCL, the vote of a majority of the outstanding shares of capital stock entitled to vote thereon generally is necessary to approve a merger, such as the Merger, or a consolidation. The DGCL permits a corporation to include in its certificate of incorporation a provision requiring for any corporate action the vote of a larger portion of the stock or of any class or series thereof than would otherwise be required.

     Under the DGCL, no vote of the stockholders of a surviving corporation to a merger is needed, unless required by the certificate of incorporation, if (i) the agreement of merger does not amend in any respect the certificate of incorporation of the surviving corporation, (ii) the shares of stock of the surviving corporation are not changed in the merger and (iii) the number of shares of common stock of the surviving corporation into which any other shares, securities or obligations to be issued in the merger may be converted does not exceed 20% of the surviving corporation's common shares outstanding immediately prior to the effective date of the merger. In addition, stockholders may not be entitled to vote in certain mergers with other corporations that own 90% or more of the outstanding shares of each class of stock of such corporation.

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

     Baan's Articles of Association do not expressly require the approval of the general meeting of shareholders of reorganizations or mergers in which Baan would not be the surviving entity, but by virtue of the application of Netherlands statutory law, a merger or reorganization involving Baan and in which Baan would not be the surviving entity is subject to the approval of the Baan general meeting of shareholders by a majority of the votes cast at such meeting.

CERTAIN PROVISIONS RELATING TO BUSINESS COMBINATIONS

     The DGCL generally prevents a corporation from entering into certain business combinations (which includes a merger of or sale of more than 10% of the Corporation's assets) with an "interested stockholder" (defined generally to include any person or entity that is the beneficial owner of at least 15% of a corporation's outstanding voting stock or certain of its affiliates within a three year period immediately prior to the time that such stockholder became an "interested stockholder"), unless (i) the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder" is approved by the board of directors of the corporation, prior to such time as the stockholder became an "interested stockholder", (ii) the interested stockholder acquired at least 85% of the corporation's voting stock in the same transaction in which it became an "interested stockholder" or (iii) at or subsequent to such time in which the stockholder became an "interested stockholder", the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by a vote of 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

     Neither Netherlands law nor Baan's Articles of Association specifically prevent business combinations with interested shareholders. However, certain general principles of Netherlands law may restrict business combinations under certain circumstances.

RIGHTS OF INSPECTION

     Under the DGCL, any stockholder may inspect, for a purpose reasonably related to such person's interest as a stockholder, the corporation's stock ledger, a list of its stockholders and its other books and records during the corporation's usual hours for business.

     Under Netherlands law, the annual accounts of a company are submitted to the general meeting of shareholders for their adoption. Prior to such meeting of shareholders, the annual accounts of a company are available for inspection by the shareholders at the offices of the company. Under Netherlands law, the shareholders' register is available for inspection by the shareholders. The register for holders of Registered Shares traded on Nasdaq is available for inspection at the office of Baan's New York Transfer Agent. The register for holders of Registered Shares other than New York Registered Shares is available for inspection at Baan's offices in Barneveld. Pursuant to Netherlands law and to Baan's Articles of Association, the members of the Baan Supervisory Board are authorized to inspect the books and records of Baan, and they are permitted access to the buildings and premises of Baan.

SHAREHOLDER SUITS

     Under the DGCL, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself and other similarly situated stockholders where the requirements for maintaining a class action under Delaware law have been met. A person may institute and maintain such a suit only if such person was a stockholder at the time of the transaction which is the subject of the suit or his or her stock thereafter desolved upon him or her by operation of law. Additionally, under Delaware case law, the plaintiff generally must be a stockholder not only at the time of the transaction which is the subject of the suit, but also through the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile.

     Netherlands law does not provide for derivative suits or class action suits. Please note that Netherlands law provides for the possibility that legal proceedings are instituted by a group combining interested parties

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

("belangengroeperingen"). Such proceedings can not entirely be compared with derivative or class action suits.

SHAREHOLDER PROPOSALS

     The Aurum By-laws provide that stockholder proposals of business may be made at an annual meeting pursuant to the notice of meeting, by or at the direction of the board of directors or by a stockholder. To bring a proposal of business before an annual meeting, the stockholder must give notice in writing to the Secretary of Aurum not less than 90 days prior to the meeting; provided, however, that in the event that less than 100 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The written notice must contain (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address of the stockholder proposing such business, and (c) a representation that the stockholder is a holder of record of stock of Aurum entitled to vote at such meeting. The chairman of an annual meeting may refuse to acknowledge a proposal of any business not made in compliance with the foregoing procedure.

     The Baan Articles of Association have no specific provision on shareholder proposals.

CONFLICT-OF-INTEREST TRANSACTIONS

     The DGCL generally permits transactions involving a Delaware corporation and an interested director of that corporation if (a) the material facts as to his relationship or interest are disclosed and a majority of disinterested directors consents, (b) the material facts are disclosed as to his relationship or interest and a majority of shares entitled to vote thereon consents or (c) the transaction is fair to the corporation at the time it is authorized by the board of directors, a committee of the board of directors or the stockholders.

     Under Netherlands law, unless the articles of association of a company provide otherwise, the corporation will be represented by the supervisory board in case of a conflict of interest between the corporation and one or more of its management board members. The Articles of Association of Baan provide that if a member of the Baan Management Board, acting in his personal capacity, enters into an agreement with Baan or initiates litigation against Baan, Baan may be represented in that matter either by one of the other members of the Baan Management Board or by a member of the Baan Supervisory Board designated by the Baan Supervisory Board, unless the Baan general meeting designates a person for that purpose or unless the Netherlands law provides otherwise for such designation.

FINANCIAL INFORMATION AVAILABLE TO SHAREHOLDERS

     Baan and Aurum are each required to file periodic reports with the SEC containing certain financial information. Aurum files annual reports on Form 10-K which contain audited financial statements prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") and quarterly reports on Form 10-Q which contain quarterly financial statements prepared in accordance with U.S. GAAP. Baan files annual reports on Form 20-F which contain annual financial statements prepared in accordance with U.S. GAAP and periodic reports on Form 6-K which contain quarterly financial statements prepared in accordance with U.S. GAAP.

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

                                    TAXATION

     The following is a summary of certain Netherlands and U.S. federal income tax consequences relating to an investment in Baan's Common Shares. This summary does not deal with all possible tax consequences relating to an investment in Baan's Common Shares. In particular, the discussion does not address the tax consequences under state, local and other (e.g., non-U.S. or non-Netherlands) tax laws, nor does it address special circumstances that may apply to any individual investor. Accordingly, each prospective investor should consult its tax advisor regarding the tax consequences to it of an investment in the Baan Common Shares. The following discussion is based upon the analysis of the Code, the Regulations thereunder, current case law, and published rulings, both for U.S. and Netherlands purposes.

     The anticipated tax consequences are subject to change, and such change may be retroactively effective. If so, the following summary may be affected and may not be relied upon. Further, any variation or differences from the facts or representations recited herein, for any reason, might affect the following discussion, perhaps in an adverse manner, and make them inapplicable. In addition, the U.S. counsel and the Netherlands tax advisor to Baan both have undertaken no obligation to update this discussion for changes in facts or laws occurring subsequent to the date thereof.

     The summary represents solely the views of the U.S. and Netherlands tax advisors to Baan as to the interpretation of existing law and, accordingly, no assurance can be given that the tax authorities or courts in the U.S. or The Netherlands will agree with the summary hereafter.

NETHERLANDS TAXATION

     The following is a summary of Netherlands tax consequences to an owner of Baan Common Shares who is not, or is not deemed to be, a resident of The Netherlands for purposes of the relevant tax codes (a "non-resident Shareholder"). The summary does not address taxes imposed by The Netherlands and its political subdivisions, other than the dividend withholding tax, individual income tax, corporate income tax, net wealth tax, and gift and inheritance tax.

NETHERLANDS DIVIDEND WITHHOLDING TAX

     Baan does not expect to pay dividends in the foreseeable future. To the extent that dividends are distributed by Baan, such dividends would be subject under Netherlands tax law to withholding tax at a rate of 25%. Dividends include dividends in cash or in kind, constructive dividends and liquidation proceeds in excess of, for Netherlands tax purposes, recognized paid-in capital. Stock dividends are also subject to withholding tax unless distributed out of Baan's paid-in share premium as recognized for Netherlands tax purposes.

     A non-resident shareholder can be eligible for a reduction or a refund of Netherlands dividend withholding tax under a tax convention which is in effect between the country of residence of the non-resident shareholder and The Netherlands. The Netherlands has concluded such conventions with, among others, the United States and all members of the European Union except Portugal. Under most of these conventions, Netherlands dividend withholding tax is reduced to a rate of 15% or less unless the recipient shareholder has a permanent establishment in The Netherlands to which the Baan Common Shares are attributable.

     No withholding tax applies on the sale or disposition of Baan Common Shares to persons other than Baan and affiliates of Baan.

INCOME TAX AND CAPITAL GAINS

     A Shareholder will not be subject to Netherlands income tax with respect to dividends distributed by Baan on the Baan Common Shares or with respect to capital gains derived from the sale or disposal of Baan Common Shares in Baan, provided that:

          (i) such holder is neither resident nor deemed to be resident in The Netherlands;

          (ii) such holder does not have an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment or a permanent representative in The Netherlands and to

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

     which enterprise or part of an enterprise, as the case may be, the Baan Common Shares are attributable; and

          (iii) such holder does not have a substantial interest or a deemed substantial interest in the share capital of Baan or, if such holder does have such an interest, it forms part of the assets of an enterprise.

     As of January 1, 1997, a holder of Baan Common Shares will generally not have a substantial interest if he, his spouse, certain other relatives (including foster children) or certain persons sharing his household, do not hold, alone or together, whether directly or indirectly, the ownership of, or certain other rights over, shares representing five per cent or more of the total issued and outstanding capital (or the issued and outstanding capital of any class of shares) of Baan. A deemed substantial interest is present if (part
of) a substantial interest has been disposed of, or is deemed to have been disposed of, on a non-recognition basis.

NET WEALTH TAX

     A Shareholder will not be subject to Netherlands net wealth tax in respect of the Baan Common Shares provided that such Shareholder is not an individual or, if he is an individual, the conditions described in clauses (i) and (ii) of the proviso under "Income Tax and Capital Gains" are satisfied.

NETHERLANDS GIFT AND INHERITANCE TAX.

     A gift or inheritance of Baan Common Shares from a non-resident Shareholder will not be subject to Netherlands gift and inheritance tax, provided that: (i) the non-resident Shareholder does not carry on business in the Netherlands through a permanent establishment or a permanent representative to which or to whom the Baan Common Shares are attributable; (ii) the non-resident Shareholder has not been a resident of the Netherlands at any time during the ten years preceding the time of the gift or death or, in the event he or she has been a resident of the Netherlands in that period, the non-resident Shareholder is not a Netherlands citizen at the time of the gift or death; and (iii) for purposes of the tax on gifts, the non-resident Shareholder has not been a resident of the Netherlands at any time during the twelve months preceding the time of the gift.

U.S. FEDERAL INCOME TAXATION

     For purposes of this summary, a "U.S. Shareholder" is any Shareholder that is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States (or any State thereof, including the District of Columbia), or
(iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source. A "Non-U.S. Shareholder" is any Shareholder that is not a U.S. Shareholder.

TAXATION OF DIVIDENDS

     The gross amount (before reduction for withholding taxes) of a distribution with respect to the Baan Common Shares will be a dividend to a U.S. Shareholder, taxable as ordinary income, to the extent of Baan's current or accumulated earnings or profits (as determined under U.S. federal income tax principles). Distributions paid by Baan in excess of current or accumulated earnings and profits will be treated as a tax-free return of capital to the extent of the U.S. Shareholder's adjusted tax basis in his or her Baan Common Shares, and thereafter as a gain from the sale or exchange of a capital asset. These dividends are generally not eligible for the dividends-received deduction otherwise allowed to U.S. corporate shareholders on dividends from U.S. domestic corporations. The amount of any distribution paid in guilders will be equal to the U.S. dollar value of the guilders on the date of receipt, regardless of whether the U.S. Shareholder converts the payment into U.S. dollars. Gain or loss, if any, recognized by a U.S. Shareholder on the sale or disposition of guilders will be U.S. source ordinary income or loss. A U.S. Shareholder may elect annually either to deduct The Netherlands withholding tax (see "Netherlands Taxation") against its income or take the withholding taxes as a credit against its U.S. tax liability, subject to U.S. foreign tax credit limitation rules. Dividend income will be income from sources outside the United States for foreign tax credit limitation purposes. Dividend income generally will be either "passive" income or "financial services" income, depending on the particular U.S. Shareholder's circumstances.

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

     Payments of dividends on the Baan Common Shares to a Non-U.S. Shareholder generally will not be subject to U.S. federal income tax unless such income is effectively connected with the conduct by such Non-U.S. Shareholder of a trade or business in the United States.

DISPOSITIONS OF BAAN COMMON SHARES

     A U.S. Shareholder will recognize gain or loss for U.S. federal income tax purposes upon the sale or other disposition of Baan Common Shares in an amount equal to the difference between the amount realized and the U.S. Shareholder's tax basis in the Baan Common Shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the Baan Common Shares have been held (or deemed held) for more than one year.

     Gain realized by a Non-U.S. Shareholder upon the sale or other disposition of Baan Common Shares generally will not be subject to U.S. federal income tax unless (i) the gain is effectively connected with the conduct by such Non-U.S. Shareholder of a trade or business in the United States or (ii) the Shareholder is an individual who was present in the United States for at least 183 days in the taxable year for such sale, exchange or retirement and certain other conditions are met.

PASSIVE FOREIGN INVESTMENT COMPANIES

     Baan may be classified as a "passive foreign investment company" ("PFIC") for United States federal income tax purposes if certain tests are met. Baan will be a PFIC with respect to a U.S. Shareholder if for any taxable year in which the U.S. Shareholder held Baan's Shares, either (i) 75% or more of the gross income of Baan for the taxable year is passive income; or (ii) the average value during the taxable year of its passive assets (i.e., assets that produce passive income or which are held for the production of passive income) is at least 50% of the average fair market value of all of Baan's assets for such year. Passive income generally includes dividends, interest, royalties, rents (other than rents and royalties derived in the active conduct of a trade or business and not derived from a related person), annuities, and gains from assets which would produce such income other than sales of inventory. For the purpose of the PFIC tests, if a foreign corporation owns directly or indirectly at least 25% by value of the stock of another corporation, the foreign corporation is treated as owning its proportionate share of the assets of the other corporation, and as if it had received directly its proportionate share of the income of such other corporation. The effect of this special provision with respect to Baan and its direct and indirect ownership of its subsidiaries is that Baan, for purposes of the income and assets tests described above, will be treated as owning directly its proportionate share of the assets of the subsidiaries and of receiving directly its proportionate share of each of those companies' income, if any, so long as Baan owns, directly or indirectly, at least 25% by value of the particular company's stock. Active business income of Baan's subsidiaries will be treated as active business income of Baan, rather than as passive income.

     If Baan were to be classified as a PFIC, a U.S. Shareholder would be subject to various adverse U.S. tax consequences. Such adverse consequences include an interest charge on taxes deemed deferred by them on receipt of certain "excess" dividend distributions by Baan to the U.S. Shareholder and on realization of gain on disposition of any of the U.S. Shareholder's Company stock (all of which distributions and gains would be taxable as ordinary income at the highest marginal rate). However, the foregoing interest charge could be avoided if a U.S. Shareholder were to make a qualified electing fund ("QEF") election and Baan were to agree to comply with certain reporting requirements. If a QEF election were made, the U.S. Shareholder would be currently taxable on the U.S. Shareholder's pro rata share of Baan's ordinary earnings and profits and long-term capital gains for each year (at ordinary income or capital gains rates, respectively), even if no dividend distributions were received. Based on the nature of Baan's expected income and assets, management does not expect that Baan should be classified as a PFIC in the foreseeable future.

FOREIGN PERSONAL HOLDING COMPANIES

     Baan or any of its non-U.S. subsidiaries may be classified as a "foreign personal holding company" ("FPHC") if in any taxable year five or fewer individuals who are U.S. citizens or residents own (directly or constructively through certain attribution rules) more than 50% of Baan's stock (a "U.S. group") and more

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

than 60% of the gross income of Baan or the subsidiary consists of passive income for purposes of the FPHC rules. Because substantially all of Baan's income is likely to consist of dividends from subsidiaries, which generally is passive income for purposes of the FPHC rules, it is likely to meet the income test. Similarly, if more than 60% of the gross income of a non-U.S. subsidiary of Baan were to consist of dividends, interest, royalties (other than active business computer software royalties) or other types of passive income, the subsidiary would meet the FPHC income test.

     If Baan or any of its subsidiaries is or becomes an FPHC, each U.S. Shareholder of Baan (including a U.S. corporation) who held stock in Baan on the last day of the taxable year of Baan, or, if earlier, the last day of its taxable year on which a U.S. group existed with respect to Baan would be required to include in gross income as a dividend such shareholder's pro rata portion of the undistributed income of Baan or the subsidiary, even if no cash dividend were actually paid. In such case, if Baan were the FPHC, a U.S. Shareholder would be entitled to increase its tax basis in the shares of Baan by the amount of a deemed dividend from Baan. If a subsidiary of Baan were the FPHC, a U.S. Shareholder in Baan should be afforded similar relief, although the law is unclear as to the form of the relief.

     If either Jan Baan or J.G. Paul Baan were to become a U.S. citizen or resident, or marry a U.S. citizen or resident, a U.S. group might then exist based upon the shares considered owned by him (or such U.S. citizen or resident spouse). Moreover, if a member of either Jan or J.G. Paul Baan's family were to own one or more shares in Baan and become a U.S. citizen or resident, shares owned by such Baan brother could be considered owned by such family member so as to create a U.S. group. Although Baan believes that at the present time no U.S. group exists, Baan can give no assurances regarding future ownership of Company shares by members of the Baan family, or future changes in citizenship or residence of Baan family members which could result in the creation of a U.S. group and thus cause Baan to be treated as an FPHC. Moreover, Baan can give no assurance that it will have timely knowledge of the formation of a U.S. group. In this regard, Baan does not assume any obligation to make timely disclosure with respect to such status.

     If Baan becomes an FPHC, a U.S. person who acquires shares from a decedent would be denied the step-up of tax basis of such shares to fair market value or the decedent's basis.

     As noted above, certain U.S. tax consequences depend on the composition of the income of Baan and its subsidiaries. The tax law is not entirely clear as to the proper classification of all relevant types of income which Baan and its subsidiaries may realize. Accordingly, there can be no assurance that management's expectations described in the preceding section will be fulfilled.

STATE AND LOCAL TAXES

     State and local treatment may differ from federal income tax treatment. Each U.S. Shareholder should seek tax advice with respect to applicable state and local taxes.

                                 LEGAL MATTERS

     The validity of the Baan Common Shares, and certain legal matters in connection with the Merger will be passed upon for Baan by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. The validity of the Baan Common Shares offered hereby and certain matters of Netherlands laws will be passed upon for Baan by De Brauw Blackstone Westbroek, Amsterdam, The Netherlands. Certain legal matters in connection with the Merger will be passed upon for Aurum by Fenwick & West LLP, Palo Alto, California.

                                    EXPERTS

     The consolidated financial statements of Baan Company N.V. at December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, which have been incorporated by reference in the Proxy Statement/ Prospectus, have been audited by Moret Ernst & Young Accountants, independent auditors, as set forth in their report incorporated by reference herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The balance sheets of Aurum Software, Inc. as of December 31, 1996 and 1995 and the statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996, included in this prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     Representatives of Coopers & Lybrand L.L.P. will be present at the Aurum Special Meeting to answer questions of Aurum stockholders.

                              AURUM SOFTWARE, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Audited Financial Statements as of December 31, 1996 and 1995 and for each of the three years in the period ending December 31, 1996:
  Report of Independent Accountants...................................................   F-2
  Balance Sheets......................................................................   F-3
  Statements of Operations............................................................   F-4
  Statements of Stockholders' Equity (Deficit)........................................   F-5
  Statements of Cash Flows............................................................   F-6
  Notes to Audited Financial Statements...............................................   F-7
Unaudited Condensed Financial Statements as of March 31, 1997 and for the three month periods ending March 31, 1997 and 1996:
  Condensed Balance Sheets............................................................  F-16
  Condensed Statements of Operations..................................................  F-17
  Condensed Statements of Cash Flows..................................................  F-18
  Notes to Unaudited Condensed Financial Statements...................................  F-19

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
Aurum Software, Inc.
Santa Clara, California

     We have audited the accompanying balance sheets of Aurum Software, Inc. as of December 31, 1996 and 1995, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aurum Software, Inc. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

San Jose, California
January 28, 1997, except
for Note 12 as to which
the date is March 18, 1997

                              AURUM SOFTWARE, INC.

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                           1996         1995
                                                                         --------     --------
Current assets:
  Cash and cash equivalents............................................  $ 38,955     $  2,795
  Accounts receivable, net of allowance for doubtful accounts of $317
     and $340 at December 31, 1996 and 1995, respectively..............    13,329        4,702
  Prepaid expenses and other current assets............................       893          438
                                                                         --------     --------
     Total current assets..............................................    53,177        7,935
Property and equipment, net............................................     2,899        1,559
Other assets...........................................................       205          301
                                                                         --------     --------
          Total assets.................................................  $ 56,281     $  9,795
                                                                         ========     ========
                  LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED
                           STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Notes payable........................................................  $    186     $    217
  Current portion of capital lease obligations.........................       464          304
  Accounts payable.....................................................     1,303        1,191
  Accrued compensation.................................................     2,285          898
  Other accrued liabilities............................................     1,584          817
  Deferred revenue.....................................................     2,999        2,303
                                                                         --------     --------
     Total current liabilities.........................................     8,821        5,730
Notes payable, less current portion....................................        37          121
Capital lease obligations, less current portion........................       414          116
                                                                         --------     --------
          Total liabilities............................................     9,272        5,967
                                                                         --------     --------
Commitments and contingencies (Note 6)
Mandatorily redeemable convertible preferred stock, no par value:
     Authorized: 24,000,000 shares Issued and outstanding: 21,901,892
       shares in 1995..................................................                 17,356
                                                                                      --------
     (Liquidation value: $17,504 in 1995)
Stockholders' equity (deficit):
  Preferred stock; $0.001 par value:
     Authorized: 5,000,000 shares;
     Issued and Outstanding: None......................................
  Common stock; $0.001 par value in 1996 and no par value in 1995:
     Authorized: 25,000,000 shares;
     Issued and outstanding: 11,568,146 shares in 1996 and 2,526,159
       shares in 1995..................................................        12          236
     Additional paid-in capital........................................    61,561
  Notes receivable from stockholders...................................    (1,117)         (38)
  Accumulated deficit..................................................   (13,447)     (13,726)
                                                                         --------     --------
     Total stockholders' equity (deficit)..............................    47,009      (13,528)
                                                                         --------     --------
          Total liabilities, mandatorily redeemable convertible
            preferred stock and stockholders' equity (deficit).........  $ 56,281     $  9,795
                                                                         ========     ========

   The accompanying notes are an integral part of these financial statements.

                              AURUM SOFTWARE, INC.

                            STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   YEARS ENDED DECEMBER 31,
                                                                -------------------------------
                                                                 1996        1995        1994
                                                                -------     -------     -------
Revenues:
  Licenses..................................................... $16,430     $ 5,928     $ 3,356
  Services.....................................................  11,154       4,547       2,556
                                                                -------     -------      ------
          Total revenues.......................................  27,584      10,475       5,912
                                                                -------     -------      ------
Cost of revenues:
  Licenses.....................................................   1,368         979         365
  Services.....................................................   9,594       3,919       2,586
                                                                -------     -------      ------
          Total cost of revenues...............................  10,962       4,898       2,951
                                                                -------     -------      ------
Gross profit...................................................  16,622       5,577       2,961
                                                                -------     -------      ------
Operating expenses:
  Sales and marketing..........................................  11,171       6,626       3,240
  Research and development.....................................   3,707       2,286       2,246
  General and administrative...................................   1,662       1,023       1,780
                                                                -------     -------      ------
          Total operating expenses.............................  16,540       9,935       7,266
                                                                -------     -------      ------
Income (loss) from operations..................................      82      (4,358)     (4,305)
Other income, net..............................................     435          63           5
Interest expense...............................................    (213)       (157)        (88)
                                                                -------     -------      ------
          Income (loss) before provision for income taxes......     304      (4,452)     (4,388)
Provision for income taxes.....................................     (25)
                                                                -------
          Net income (loss).................................... $   279     $(4,452)    $(4,388)
                                                                =======     =======      ======
Net income (loss) per share.................................... $  0.03     $ (1.44)    $ (2.18)
                                                                =======     =======      ======
Shares used in per share calculation...........................   9,948       3,092       2,010
                                                                =======     =======      ======
Pro forma net loss per share...................................             $ (0.66)
                                                                            =======
Pro forma shares used in per share calculation.................               6,712
                                                                            =======

   The accompanying notes are an integral part of these financial statements.

                              AURUM SOFTWARE, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                               CONVERTIBLE                                                 NOTES
                             PREFERRED STOCK           COMMON STOCK        ADDITIONAL    RECEIVABLE                  STOCKHOLDERS
                          ----------------------   ---------------------    PAID-IN         FROM       ACCUMULATED      EQUITY
                            SHARES       AMOUNT      SHARES      AMOUNT     CAPITAL     STOCKHOLDERS     DEFICIT      (DEFICIT)
                          -----------   --------   ----------   --------   ----------   ------------   -----------   ------------
Balances, December 31,
  1993..................                              946,919   $    228                  $    (48)     $  (4,886)     $ (4,706)
  Issuance of common
    stock under stock
    purchase plan.......                                2,688          4                                                      4
  Issuance of common
    stock under
    incentive stock
    option plan.........                                  297
  Repurchase of common
    stock...............                             (118,766)       (37)                                                   (37)
  Payments and
    cancellation of
    notes receivable
    from stockholders...                                                                        47                           47
  Net loss..............                                                                                   (4,388)       (4,388)
                                                                                                          -------       -------
Balances, December 31,
  1994..................                              831,138        195                        (1)        (9,274)       (9,080)
  Exercise of warrants
    by preferred
    investors...........                            1,382,280          5                                                      5
  Issuance of common
    stock under
    incentive stock
    options plan for
    cash and notes
    receivable..........                              317,954         38                       (37)                           1
  Repurchase of common
    stock...............                               (5,213)        (2)                                                    (2)
  Net loss..............                                                                                   (4,452)       (4,452)
                              -------   ---------     -------    -------     -------      --------        -------       -------
Balances, December 31,
  1995..................                            2,526,159        236                       (38)       (13,726)      (13,528)
    Repurchase of common
      stock.............                              (54,738)      (118)                                                  (118)
    Issuance of common
      stock under
      incentive stock
      option plan for
      cash, notes
      receivable and
      services..........                            1,227,870      1,121                    (1,079)                          42
    Issuance of common
      stock under stock
      purchase clause...                               12,502         75                                                     75
    Reclass due to
      elimination of
      mandatory
      redemption
      provisions related
      to convertible
      preferred stock...   21,905,398   $ 18,356                                                                         18,356
    Conversion of
      convertible
      preferred stock...  (21,905,398)   (18,356)   4,958,853     18,356
    Issuance of common
      stock.............                            2,897,500     41,903                                                 41,903
    Reincorporation into
      Delaware
      corporation.......                                         (61,561)   $ 61,561
    Net income..........                                                                                      279           279
                              -------   ---------     -------    -------     -------      --------        -------      --------
Balances, December 31,
  1996..................                           11,568,146   $     12    $ 61,561      $ (1,117)     $ (13,447)     $ 47,009
                              =======   =========  ==========   ========    ========      ========      =========      ========

   The accompanying notes are an integral part of these financial statements.

                              AURUM SOFTWARE, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                 YEAR ENDED DECEMBER 31,
                                                                            ----------------------------------
                                                                              1996         1995         1994
                                                                            --------     --------     --------
Cash flows from operating activities:
  Net income (loss).......................................................  $    279     $ (4,452)    $ (4,388)
  Adjustments to reconcile net income (loss) to net cash used in operating activities:
     Depreciation and amortization........................................     1,243          589          518
     Provision for doubtful accounts......................................                    125           87
     Write-off of intangibles.............................................                    220
     Changes in operating assets and liabilities:
       Accounts receivable................................................    (8,627)      (3,453)      (1,050)
       Prepaid expenses and other current assets..........................      (451)         (10)         (52)
       Other assets.......................................................       (29)        (130)          (4)
       Accounts payable...................................................       112          692           77
       Accrued compensation and other accrued liabilities.................     2,162          795          236
       Deferred revenue...................................................       696        1,475          380
                                                                            ---------    ---------    ---------
       Net cash used in operating activities..............................    (4,615)      (4,149)      (4,196)
                                                                            ---------    ---------    ---------
Cash flows from investing activities:
  Sales of short-term investments.........................................                               2,889
  Acquisition of property and equipment...................................    (2,583)        (933)        (427)
  Decrease (increase) in restricted cash..................................       128          (44)        (104)
                                                                            ---------    ---------    ---------
       Net cash provided by (used in) investing activities................    (2,455)        (977)       2,358
                                                                            ---------    ---------    ---------
Cash flows from financing activities:
  Proceeds from borrowings under line of credit...........................     2,500                       950
  Repayments of borrowings under line of credit...........................    (2,500)        (600)        (350)
  Proceeds from issuance of mandatorily redeemable convertible preferred
     stock, net of issuance costs.........................................     1,486        5,975        2,456
  Proceeds from issuance of common stock..................................    42,005            6
  Repurchase of mandatorily redeemable convertible preferred and common
     stock................................................................      (604)          (2)
  Proceeds from repayment of notes receivable from stockholders...........                                  10
  Repayments of note payables and capital lease obligations...............    (1,641)        (431)        (224)
  Proceeds from notes payable and sales and leasebacks of property and
     equipment............................................................     1,984          456
                                                                            ---------    ---------    ---------
     Net cash provided by financing activities............................    43,230        5,404        2,842
                                                                            ---------    ---------    ---------
Net increase in cash and cash equivalents.................................    36,160          278        1,004
Cash and cash equivalents at beginning of year............................     2,795        2,517        1,513
                                                                            ---------    ---------    ---------
Cash and cash equivalents at end of year..................................  $ 38,955     $  2,795     $  2,517
                                                                            =========    =========    =========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash payments for:
     Interest.............................................................  $    212     $    157     $     88
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
  Issuance of notes receivable from stockholders in exchange for common
     stock................................................................  $  1,079     $     37
  Cancellation of note receivable from stockholder........................                            $     37
  Property and equipment acquired under capital lease obligations.........               $     58     $    394
  Property and equipment purchased included in accounts payable...........  $    434                  $     15
  Common stock issued in consideration for services performed.............  $     15                  $      4
  Issuance of mandatorily redeemable convertible preferred stock in
     exchange for technology..............................................               $     79

   The accompanying notes are an integral part of these financial statements.

                              AURUM SOFTWARE, INC.

                         NOTES TO FINANCIAL STATEMENTS

 1. BUSINESS OF THE COMPANY:

     Aurum Software, Inc. (the "Company") is a provider of enterprise-wide sales and marketing information software. The Company develops, markets and supports the Aurum Customer Enterprise suite of applications which helps automate the field sales, telemarketing, telesales and customer support functions of a business. The Company's products are based on advanced client/server and Internet/Intranet technologies and are designed to address the sales and marketing requirements of businesses ranging from medium-sized enterprises to large multinational corporations. The Company sells its products in North America primarily through its direct sales force and sells its products outside of North America primarily through key distribution organizations and, in selected countries, through direct sales personnel. In addition, the Company provides an array of services to its customers, including business consulting, requirements definition, installation, consulting, training and customer support. The Company is headquartered in Santa Clara, California, with sales offices nationwide.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Use of Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition:

     Revenues consist of license revenues and service revenues. License revenues are recognized upon execution of a license agreement and delivery of software if there are no significant post-delivery vendor obligations and if collection of the receivable is deemed probable. If significant post-delivery obligations exist or if a product is subject to customer acceptance, revenues are deferred until no significant obligations remain or acceptance has occurred. Upon recognition of license revenues, the Company accrues for the cost of warranty and insignificant vendor obligations. Revenues from services consist of fees from consulting services, including implementation and customization of licensed software, training and maintenance support. Consulting and training revenues are generally recognized as services are performed, except for revenues from certain fixed price contracts or milestone deliverables, which are recognized on a percentage-of-completion basis or upon milestone delivery. Maintenance support revenues are recognized ratably over the term of the support period, which is typically one year.

  Engineering and Support:

     Costs related to the conceptual formulation and design of software products are charged to operations as incurred. Software development costs are capitalized beginning when a product's technological feasibility has been established and ending when a product is available for general release to customers. The Company has not capitalized any software development costs since such costs have not been significant.

  Cash and Cash Equivalents:

     The Company considers all highly liquid investments with an original or remaining maturity of three months or less at the time of purchase to be cash equivalents.

                              AURUM SOFTWARE, INC.

  Fair Value of Financial Instruments:

     The carrying value of certain of the Company's financial instruments including cash and cash equivalents, accounts receivable, accounts payable and other accrued liabilities approximates fair value due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of its notes payable, capital lease obligations and borrowings under the Company's line of credit approximates fair value.

  Property and Equipment:

     Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets which is generally three years. Amortization of equipment under capital leases is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful life of the related asset.

  Stock Based Compensation:

     The Company accounts for stock based compensation using the intrinsic value method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."

  Net Income (Loss) Per Share:

     Net income (loss) per share, on a historical basis, is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Dilutive common equivalent shares consist of mandatorily redeemable convertible preferred stock and common stock issuable upon exercise of stock options (using the treasury stock method). Pursuant to the Securities and Exchange Commission Staff Accounting Bulletins, common and common equivalent shares issued at prices below the public offering price during the 12 months immediately preceding the offering date have been included in the calculation as if they were outstanding for all periods presented (using the treasury stock method and the anticipated initial public offering price). The 1995 pro forma net loss per share presentation assumes the common shares issuable upon conversion of the outstanding convertible preferred stock have been outstanding during such period.

  Income Taxes:

     The Company accounts for income taxes under the liability method. Under the liability method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company is required to adjust its deferred tax liabilities in the period when tax rates or the provisions of the income tax laws change. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

  Recent Pronouncements:

     During February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share" (SFAS 128), which specifies the computation, presentation and disclosure requirements for Earnings Per Share. SFAS 128 will become effective for the Company's 1997 fiscal year. The impact of adopting SFAS 128 on the Company's financial statements has not yet been determined.

                              AURUM SOFTWARE, INC.

 3. BUSINESS RISKS AND CREDIT CONCENTRATION

     A majority of the Company's revenues have been attributed to SalesTrak, which is typically the first of the Company's software products to be deployed with the greatest number of users and which often serves as a foundation for other applications. Any factor adversely affecting the pricing of or demand for the SalesTrak product could have a material adverse affect on the Company's business, financial condition or results of operations.

     The Company incorporates into its products certain software and other technologies licensed to it by third-party developers. In the event that products licensed from the third-party vendors should fail to address the requirements of the Company's software products, the Company would be required to find alternative software products or technologies of equal performance or functionality. The absence of or any significant delay in the replacement of that functionality could have a material adverse affect on the Company's business, financial condition, or results of operations.

     As of December 31, 1996 and 1995, the Company's cash and cash equivalents were deposited with principally three financial institutions in the form of demand deposit, commercial paper and money market accounts.

     The Company markets and sells its products to a broad geographic and demographic base of customers and generally does not require collateral. At December 31, 1996, one customer accounted for 10% of accounts receivable. At December 31, 1995, two customers accounted for 16.9% and 12.5% of accounts receivable.

 4. PROPERTY AND EQUIPMENT

     Property and equipment, consist of the following (in thousands):

                                                                      DECEMBER 31,
                                                                   -------------------
                                                                    1996        1995
                                                                   -------     -------
        Computer equipment.....................................    $ 5,242     $ 2,750
        Furniture and fixtures.................................        291         219
        Leasehold improvements.................................         51          32
                                                                   -------      ------
                                                                     5,584       3,001
        Less accumulated depreciation and amortization.........     (2,685)     (1,442)
                                                                   -------      ------
                                                                   $ 2,899     $ 1,559
                                                                   =======      ======

     At December 31, 1996 and 1995, computer equipment in the amount of $2,385,000 and $1,114,000, respectively, with $1,484,000 and $687,000, respectively, of accumulated depreciation were capitalized under equipment lease arrangements. These assets are pledged as collateral under the lease arrangements.

 5. NOTES PAYABLE, CAPITAL LEASE OBLIGATIONS AND LINE OF CREDIT:

  Notes Payable:

     The Company has outstanding a note payable with a leasing company which bears interest at 10% and expires on February 15, 1998, at which time the remaining balance is due. The note is collateralized by an irrevocable letter of credit. At December 31, 1996 and 1995, $42,000 and $75,000, respectively, were outstanding under this note.

     In addition, the Company has outstanding two notes payable which bear interest at 15% and are due on March 15, 1998 and July 16, 1997, respectively. At December 31, 1996 and 1995, $181,000 and $263,000, respectively, were outstanding under these notes.

                              AURUM SOFTWARE, INC.

     The following table summarizes the scheduled maturities of notes payable (in thousands):

                1997................................................    $205
                1998................................................      38
                                                                        ----
                                                                         243
                Less amount representing interest...................      20
                                                                        ----
                Present value of future minimum payments............     223
                Less current portion................................    (186)
                                                                        ----
                Long term portion of notes payable..................    $ 37
                                                                        ====

  Capital Lease Obligations:

     The Company leases equipment under capital lease agreements. Future minimum lease payments on these capital lease obligations are as follows (in thousands):

                1997................................................    $535
                1998................................................     363
                1999................................................      82
                                                                        ----
                Minimum lease payments..............................     980
                Less amount representing interest...................    (102)
                                                                        ----
                Present value of minimum lease payments.............     878
                Less current portion................................    (464)
                                                                        ----
                Long-term portion of capital leases.................    $414
                                                                        ====

     During fiscal year 1996 and 1995, the Company sold certain equipment at cost less accumulated depreciation of $961,000 and $132,000, respectively, and leased back such equipment. No gain or loss was recognized on the sale.

  Line of Credit:

     At December 31, 1996, the Company had a line of credit agreement with a bank which provides the Company the ability to borrow a maximum of $3.0 million. The line of credit which is collateralized by the assets of the Company matures on July 14, 1997 and requires the Company to maintain certain financial covenants, including among others, specified levels of net worth, annual profitability and financial ratios. The line of credit agreement also contains a restrictive covenant which limits the Company's ability to pay cash dividends or make stock repurchases without the bank's consent. Borrowings under the line of credit bear interest at a rate equal to one percent above the lender's prime rate. At December 31, 1996, the Company did not have any outstanding borrowings under the line of credit. In addition, the Company entered into a Loan Modification Agreement in March 1997. See Note 12 of Notes to Financial Statements.

                              AURUM SOFTWARE, INC.

 6. COMMITMENTS AND CONTINGENCIES:

     Operating Leases:

     The Company leases its facilities under noncancelable operating leases and subleases which expire in 1997, 1998 and 1999.

     Future annual minimum lease payments under the lease agreements at December 31, 1996 are as follows (in thousands):

                1997................................................    $380
                1998................................................     285
                1999................................................     202
                                                                        ----
                                                                        $867
                                                                        ====

     Rent expense for 1996, 1995 and 1994, amounted to $416,000, $237,000 and
$315,000, respectively.

     In January 1997, the Company entered into a lease agreement commencing on June 1, 1997 and terminating on February 28, 2003 for a 38,288 square foot facility. Future minimum lease payments under the lease agreement are $437,000, $1.0 million, $1.1 million, $1.1 million, $1.1 million and $1.5 million in fiscal 1997, 1998, 1999, 2000, 2001 and thereafter, respectively. The Company expects to move its principal administrative, sales, marketing and support functions to the new headquarters location in July 1997.

  Contingencies:

     The Company is engaged in certain legal and administrative proceedings incidental to its normal business activities. While it is not possible to determine the ultimate outcome of these actions at this time, management believes that any liabilities resulting from such proceedings, or claims which are pending or known to be threatened, will not have a material adverse effect on the Company's financial position or results of operations.

 7. MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK:

     In September 1996, the mandatory redemption provisions related to convertible preferred stock were eliminated. In connection with the Company's initial public offering (Note 8), all outstanding convertible preferred stock was converted into shares of common stock based on the applicable conversion rate.

 8. STOCKHOLDERS' EQUITY (DEFICIT):

  Initial Public Offering and Reincorporation:

     The Company reincorporated from California into Delaware effective in October 1996. In connection with the reincorporation, the Company's outstanding common stock was exchanged in the ratio of four shares of the California corporation common stock for one share of the Delaware corporation common stock. All references to number of shares and to per share information in the financial statements have been adjusted to reflect the exchange ratio on a retroactive basis.

     In November 1996, the Company issued 2,897,500 shares of its common stock in an initial public offering in which an additional 150,000 shares of common stock were sold by existing stockholders.

  Common Stock:

     At December 31, 1996, 207 shares of common stock issued under the Company's 1992 Restricted Stock Purchase Plan were subject to repurchase by the Company.

                              AURUM SOFTWARE, INC.

  Stock Option Plans:

     1995 STOCK OPTION PLAN

     The Board of Directors has reserved 2,777,590 shares of common stock as of December 31, 1996 under its 1995 Stock Option Plan (the "1995 Plan") for issuance to employees, consultants and directors of the Company.

     The 1995 Plan provides for grants of incentive stock options to employees (including officers and employee directors) and nonstatutory stock options to employees (including officers and employee directors) and consultants of the Company. The 1995 Plan is administered by the Board of Directors or by a committee appointed by the Board which identifies optionees and determines the terms of options granted, including the exercise price, number of shares subject to the option and the exercisability thereof.

     The terms of options granted under the 1995 Plan generally may not exceed ten years. The term of all incentive stock options granted to an optionee who, at the time of grant, owns stock representing more than 10% of the voting power of all classes of stock of the Company or a parent or subsidiary of the Company (a "Ten Percent Stockholder"), may not exceed five years, however. Generally, options granted under the 1995 Plan vest starting one year after the date of grant, with 25% of the shares subject to the option vesting at that time and an additional 1/48th of such shares vesting each month thereafter. Holders of options granted under the 1995 Plan prior to October 29, 1996 may exercise their options prior to complete vesting of shares, subject to such holder's entering a restricted stock purchase agreement granting the Company an option to repurchase, in the event of a termination of the optionee's employment or consulting relationship, any unvested shares at a price per share equal to the original exercise price per share for the option. The 1995 Plan was amended in October 1996 to eliminate the exercise of unvested options going forward. The exercise price of incentive stock options granted under the 1995 Plan must be at least equal to the fair market value of the shares on the date of grant. The exercise price of nonstatutory stock options granted under the 1995 Plan is determined by the Board of Directors. The exercise price of any incentive stock option granted to a Ten Percent Stockholder must equal at least 110% of the fair market value of the Common Stock on the date of grant. To the extent incentive stock options granted to a participant, when aggregated with all other incentive stock options granted to such participant, have an aggregate fair market value in excess of $100,000 first becoming exercisable in any calendar year, such options would be treated as nonstatutory stock options.

     1996 DIRECTOR OPTION PLAN

     In September 1996, the stockholders approved the 1996 Director Option Plan (the "Director Plan"). A total of 150,000 shares of common stock has been reserved for issuance under the Director Plan. The option grants under the Director Plan are automatic and non-discretionary, and the exercise price of the option is 100% of the fair market value of the common stock on the grant date. The Director Plan provides for the automatic grant of options to purchase 18,750 shares of common stock to each non-employee director of the Company (an "Outside Director") at the first meeting of the Board of Directors following the annual meeting of stockholders in each year beginning with the 1997 Annual Meeting of Stockholders, if on such date, such Outside Director has served on the Board of Directors for at least six months. The term of such options is ten years. Options granted to Outside Directors become exercisable at a rate of 1/48th of the shares subject to such additional options on the monthly anniversary of the date of grant, subject to the Outside Director's continuous service on the Board of Directors. The Director Plan will terminate in 2006 unless sooner terminated by the Board of Directors.

                              AURUM SOFTWARE, INC.

     Activity under the 1995 Plan is as follows:

                                                                OPTIONS OUTSTANDING
                                      SHARES       ----------------------------------------------
                                    AVAILABLE      NUMBER OF                           AGGREGATE
                                    FOR GRANT        SHARES       EXERCISE PRICE         PRICE
                                    ----------     ----------     ---------------     -----------
Shares authorized at inception of
  1995 Stock Plan.................   1,208,921
  Options granted.................  (1,242,782)     1,242,782     $0.12 - $0.32       $   166,650
  Options exercised...............                   (317,954)    $    0.12               (38,154)
  Options canceled................      97,441        (97,441)    $    0.12               (11,693)
                                    ----------     ----------                         -----------
Balances, December 31, 1995.......      63,580        827,387     $0.12 - $0.32           116,803
  Increase in shares authorized...   3,110,775
  Common stock granted............  (1,149,168)     1,149,168     $0.32 - $35.375       5,938,690
  Options exercised...............                 (1,227,871)    $0.12 - $9.00        (1,120,742)
  Options cancelled...............     161,878       (161,878)    $0.12 - $6.00          (176,364)
  Repurchased unvested shares.....       3,719
                                    ----------
Balances, December 31, 1996.......   2,190,784        586,806     $0.12 - $35.375     $ 4,758,387
                                    ==========     ==========                         ===========

     As of December 31, 1996, 50,531 outstanding options upon exercise would not be subject to the Company's right of repurchase. In addition, as of December 31, 1996, 767,810 shares exercised under the Plan are subject to repurchase.

     Had compensation cost for the 1995 Plan been determined based on the fair value at the grant date for awards in 1996 and 1995 consistent with the provisions of SFAS No. 123, the Company's net income (loss) and net income
(loss) per share for the years ended December 31, 1996 and 1995 would have been changed to the pro forma amounts indicated below:

                                                                     1996       1995
                                                                    ------     -------
        Net income (loss) -- as reported..........................  $  279     $(4,452)
                                                                    ======     =======
        Net loss -- pro forma.....................................  $  (38)    $(4,466)
                                                                    ======     =======
        Net income (loss) per share -- as reported................  $(0.03)    $ (1.44)
                                                                    ======     =======
        Net loss per share -- pro forma...........................  $(0.01)    $ (1.44)
                                                                    ======     =======

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes Option pricing model, with the following weighted average assumptions by subgroup:

                                              GROUP A        GROUP B        GROUP C
                                              -------     -------------     -------
            Risk-free interest rate.........    5.76%      5.36% - 6.36%      5.71%
            Expected life...................    2.50               2.75       3.25
            Expected dividends..............       0                  0          0
            Volatility......................       0%           0%-70.1%      70.1%

     The weighted average expected life was calculated based on the vesting period and the exercise behavior of each subgroup. Group A represents higher paid employees who exercise prior to the vesting period to take advantage of tax laws. Group B represents lower paid employees who have held their stock options, but who are expected to exercise subsequent to the initial public offering and prior to vesting years two through four. Group C represents employees who were granted options subsequent to the initial public offering. The risk-free interest rate was calculated in accordance with the grant date and expected life calculated for each

                              AURUM SOFTWARE, INC.

subgroup. Volatility was set at zero until the Company's initial filing of a registration statement at which time volatility was calculated based on the volatility of selected peers of the Company.

     The options outstanding and currently exercisable by exercise price at December 31, 1996 are as follows:

                                             OPTIONS OUTSTANDING
                              -------------------------------------------------   OPTIONS CURRENTLY EXERCISABLE
                                            WEIGHTED AVERAGE                      ------------------------------
                               NUMBER OF       REMAINING       WEIGHTED AVERAGE     NUMBER      WEIGHTED AVERAGE
      EXERCISE PRICES         OUTSTANDING   CONTRACTUAL LIFE    EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
----------------------------  -----------   ----------------   ----------------   -----------   ----------------
$ 0.12-$ 0.12...............     38,750           8.46              $ 0.12           38,015          $ 0.12
$ 0.32-$ 0.32...............     84,119           9.00              $ 0.32           84,119          $ 0.32
$ 1.20-$ 1.20...............     33,750           9.13              $ 1.20           33,750          $ 1.20
$ 6.00-$ 9.00...............    361,138           9.59              $ 6.98          361,138          $ 6.98
$15.00-$16.00...............     13,625           9.82              $15.15           13,625          $15.15
$35.38-$35.38...............     55,424           9.92              $35.38                0          $ 0.00
                               --------          -----             -------         --------         -------
$ 0.12-$35.38...............    586,806           9.44              $ 8.11          530,647          $ 5.27

     1996 EMPLOYEE STOCK PURCHASE PLAN:

     In October 1996, the stockholders approved the 1996 Employee Stock Purchase Plan (the "Purchase Plan"). A total of 300,000 shares are reserved for issuance under the Purchase Plan. The Purchase Plan permits eligible employees to purchase common stock through payroll deductions, subject to certain limitations. The price at which stock is purchased under the Purchase Plan is equal to 85% of the fair market value of the common stock on the first day of the applicable offering period or the last day of the applicable offering period, whichever is lower.

 9. EMPLOYEE BENEFIT PLAN:

     The Company has a 401(k) Profit Sharing Plan (the Plan), which covers substantially all employees. Each eligible employee may elect to contribute to the Plan, through payroll deductions up to 20% of their compensation, subject to current statutory limits. The Company, at the discretion of the Board of Directors, may make matching contributions to the Plan, but has not done so during the years ended December 31, 1996 or 1995.

10. INCOME TAXES:

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets are presented below (in thousands):

                                                                   YEAR ENDED DECEMBER
                                                                           31,
                                                                   -------------------
                                                                    1996        1995
                                                                   -------     -------
        Depreciation and accrued liabilities.....................  $ 1,172     $   323
        Capitalized research and development costs...............      487       1,718
        Net operating loss carryforward..........................    3,132       3,024
        Research and development credit carryforward.............      522         366
        Valuation allowance......................................   (5,313)     (5,431)
                                                                   --------    --------
        Net deferred tax asset...................................  $    --     $    --
                                                                   ========    ========

     The Company has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets. Management evaluates on a quarterly basis the recoverability of the

                              AURUM SOFTWARE, INC.

deferred tax assets and the level of the valuation allowance. At such time as it is determined that it is more likely than not that deferred tax assets are realizable the valuation allowance will be reduced.

     The Company's effective tax rate differs from the statutory federal income tax rate as shown in the following schedule:

                                                                   YEAR ENDED DECEMBER
                                                                           31,
                                                                  ----------------------
                                                                  1996     1995     1994
                                                                  ----     ----     ----
        Income tax (benefit) provision at statutory rate.........  34%     (34)%    (34)%
        Net operating loss not benefited.........................           34       34
        Net operating loss utilized.............................. (34)%
        Alternative minimum tax.................................. 8.2 %     --       --
                                                                  ---      ---      ---
        Effective tax rate....................................... 8.2 %     -- %     -- %
                                                                  ===      ===      ===

     As of December 31, 1996, the Company had approximately $9.9 million and $4.0 million of net operating loss carryforwards for federal and state purposes, respectively, and $270,000 and $220,000 of research and development credits for federal and state purposes, respectively. These federal and state carryforwards and research and development credits expire in the years 2007 through 2010, and 1997 through 2000, respectively. Utilization of the net operating losses and credits is subject to an annual limitation of $950,000 due to ownership change.

11. MAJOR CUSTOMERS:

     No single customer accounted for 10% or more of the Company's revenues in fiscal year 1996 and 1994. One customer accounted for 11% of revenues in fiscal 1995.

12. SUBSEQUENT EVENTS:

     In March 1997, the Company signed a share purchase agreement (the "Agreement") with Aurum Software U.K. Limited, a corporation organized under the laws of England, to acquire all the outstanding capital stock of Aurum Software U.K. Limited from such company's existing shareholders.

     Prior to entering into the Agreement, Aurum Software U.K. has acted as a distributor of the Company's software products in the United Kingdom and Europe and will continue to do so subsequent to the purchase. The purchase will be accounted for under the purchase method of accounting.

     In addition, the Company entered into a Loan Modification Agreement in March 1997 with its bank relating to its $3.0 million line of credit which, in addition to other modifications related to financial covenants and other financial reporting requirements, reduced the applicable interest rate to the bank's prime rate.

                         PART 1. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

                              AURUM SOFTWARE, INC.

                            CONDENSED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS



                                                                       MARCH 31,      DECEMBER 31,
                                                                         1997             1996
                                                                      -----------     ------------
                                                                      (UNAUDITED)
Current assets:
  Cash and cash equivalents.........................................   $  42,085        $ 38,955
  Accounts receivable, net..........................................      10,735          13,329
  Prepaid expenses and other current assets.........................       1,313             893
                                                                         -------        --------
          Total current assets......................................      54,133          53,177
Property and equipment, net.........................................       3,666           2,899
Other assets........................................................         691             205
                                                                         -------        --------
          Total assets..............................................   $  58,490        $ 56,281
                                                                         =======        ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable and capital lease obligations, current portion......   $     565        $    650
  Accounts payable and accrued compensation.........................       3,500           3,588
  Other accrued liabilities.........................................       2,593           1,584
  Deferred revenue..................................................       4,024           2,999
                                                                         -------        --------
          Total current liabilities.................................      10,682           8,821
Notes payable and capital lease obligations, less current portion...         336             451
                                                                         -------        --------
          Total liabilities.........................................      11,018           9,272
                                                                         -------        --------
Stockholders' equity:
  Preferred stock, $0.001 par value, authorized: 5,000,000 shares;
     Issued and Outstanding: None...................................
  Common stock, $0.001 par value, authorized: 25,000,000 shares;
     Issued and outstanding: 11,572,021 shares (11,568,146 shares in
     1996)..........................................................          12              12
       Additional paid-in capital...................................      61,565          61,561
  Notes receivable from stockholders................................      (1,125)         (1,117)
  Accumulated deficit...............................................     (12,980)        (13,447)
                                                                         -------        --------
          Total stockholders' equity................................      47,472          47,009
                                                                         -------        --------
          Total liabilities and stockholders' equity................   $  58,490        $ 56,281
                                                                         =======        ========

    The accompanying notes are an integral part of these condensed financial statements.

                              AURUM SOFTWARE, INC.

                       CONDENSED STATEMENTS OF OPERATIONS
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

                                                                               THREE MONTHS
                                                                              ENDED MARCH 31,
                                                                             -----------------
                                                                              1997       1996
                                                                             ------     ------
Revenues:
     Licenses..............................................................  $6,072     $2,871
     Services..............................................................   3,273      2,012
                                                                             ------     ------
          Total revenues...................................................   9,345      4,883
                                                                             ------     ------
Cost of revenues:
     Licenses..............................................................     440        407
     Services..............................................................   2,587      1,986
                                                                             ------     ------
          Total cost of revenues...........................................   3,027      2,393
                                                                             ------     ------
Gross profit...............................................................   6,318      2,490
                                                                             ------     ------
Operating expenses:
     Sales and marketing...................................................   3,568      2,201
     Research and development..............................................   1,738        626
     General and administrative............................................     778        313
                                                                             ------     ------
          Total operating expenses.........................................   6,084      3,140
                                                                             ------     ------
Income (loss) from operations..............................................     234       (650)
Other income, net..........................................................     505         12
Interest expense...........................................................     (32)       (25)
                                                                             ------     ------
          Income (loss) before provision for income taxes..................     707       (663)
Provision for income taxes.................................................     240
                                                                             ------     ------
          Net income (loss)................................................  $  467     $ (663)
                                                                             ======     ======
Net income (loss) per share................................................  $ 0.04     $(0.17)
                                                                             ======     ======
Shares used in per share calculation.......................................  11,969      3,959
                                                                             ======     ======

    The accompanying notes are an integral part of these condensed financial statements.

                              AURUM SOFTWARE, INC.

                       CONDENSED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                           THREE MONTHS ENDED
                                                                               MARCH 31,
                                                                          --------------------
                                                                           1997          1996
                                                                          -------       ------
Net cash provided by (used in) operating activities...................... $ 4,359       $ (195)
                                                                          -------       ------
Cash flows from investing activities:
  Acquisition of property and equipment..................................    (491)        (511)
  Net cash used in acquisition of Aurum U.K. and advance to Aurum U.K....    (534)
                                                                          -------       ------
          Net cash used in investing activities..........................  (1,025)        (511)
Cash flows from financing activities:
  Proceeds from issuance of mandatorily redeemable convertible preferred
     stock, net of issuance costs........................................                1,489
  Proceeds from issuance of common stock.................................                    8
  Repurchase of mandatorily redeemable convertible preferred and common
     stock...............................................................      (6)        (604)
  Repayments of notes payable and capital lease obligations..............    (198)        (160)
  Proceeds from notes payable and sales and leasebacks of property and
     equipment...........................................................                  609
                                                                          -------       ------
          Net cash provided by (used in) financing activities............    (204)       1,342
                                                                          -------       ------
Net increase in cash and cash equivalents................................   3,130          636
Cash and cash equivalents, beginning.....................................  38,955        2,795
                                                                          -------       ------
Cash and cash equivalents, ending........................................ $42,085       $3,431
                                                                          =======       ======
Supplemental disclosure of noncash investing and financing activities:
  Property and equipment purchased included in accounts payable.......... $  (684)
                                                                          =======

    The accompanying notes are an integral part of these condensed financial statements.

                              AURUM SOFTWARE, INC.

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

     The accompanying unaudited financial statements have been prepared on substantially the same basis as the audited financial statements and in the opinion of management include all adjustments, consisting only of normal recurring adjustments, necessary for their fair presentation. The interim results presented are not necessarily indicative of results for any subsequent quarter or for the year ending December 31, 1997.

     For information regarding the Company's significant accounting policies and other financial and operating information, see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Form 10-K.

2.  ACQUISITION

     In March 1997, the Company signed a share purchase agreement (the "Agreement") with Aurum Software U.K. Limited, a corporation organized under the laws of England ("Aurum U.K."), to acquire all the outstanding share capital of Aurum U.K. from such company's existing shareholders.

     Prior to entering into the Agreement, Aurum U.K. had acted as a distributor of the Company's software products in the United Kingdom and Europe and will continue to do so subsequent to the purchase. At March 31, 1997, $534,000, which consisted of the purchase price paid for the shares of Aurum U.K. (less $16,000 retained by the Company to be paid to the prior majority shareholder of Aurum U.K. in 90 days, subject to certain contingencies), and an advance to Aurum U.K., was recorded in Other Assets. The purchase will be accounted for under the purchase method of accounting and did not have a material effect on the Company's operations.

3. LINE OF CREDIT

     In March 1997, the Company entered into a Loan Modification with its bank relating to its $3.0 million line of credit which, in addition to other modifications related to financial covenants and other financial reporting requirements, reduced the applicable interest rate to the bank's prime rate. At March 31, 1997, the Company did not have any outstanding borrowings under the line of credit.

4. SUBSEQUENT EVENT

     On May 13, 1997, the Company entered an Agreement and Plan of Merger pursuant to which it agreed to be acquired by Baan Company N.V. ("Baan") in a stock-for-stock exchange with the Company's stockholders. Under the terms of such agreement, the Company's stockholders will receive 0.3559322034 Baan Common Shares for each outstanding share of the Company's Common Stock. The applicable exchange ratio is subject to adjustment based on the average closing sale price of Baan Common Shares during the 10 trading days prior to the effectiveness of the merger. Subject to regulatory approval and approval by the Company's stockholders, the merger is expected to close in the third quarter of 1997.

                              AURUM SOFTWARE, INC.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                      BALANCE
                                    BEGINNING OF     CHARGES TO                                  BALANCE END
                                       PERIOD         EXPENSES      DEDUCTIONS     OTHER (1)      OF PERIOD
                                    ------------     ----------     ----------     ---------     -----------
Year ended December 31, 1996            $340            $              $ 53          $  30          $ 317
  Allowance for doubtful
  accounts......................
Year ended December 31, 1995            $319            $125           $104          $              $ 340
  Allowance for doubtful
  accounts......................
Year ended December 31, 1994
Allowance for doubtful                  $250            $ 87           $ 18          $              $ 319
  accounts......................

---------------

(1) Represents collection of accounts previously written off

                  INDEPENDENT ACCOUNTANTS' REPORT ON SCHEDULE

     Our report on the financial statements of Aurum Software, Inc. is included on page F-2 of this Form F-4. In connection with our audits of such financial statements, we have also audited the related financial statement schedule listed in the index on page iv of this Form F-4.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

                                          COOPERS & LYBRAND L.L.P.

San Jose, California
January 28, 1997

                                                                      APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION

                                       BY
                                      AND
                                     AMONG

                               BAAN COMPANY N.V.

                     GREEN SOFTWARE ACQUISITION CORPORATION

                                      AND

                              AURUM SOFTWARE, INC.

                            DATED AS OF MAY 13, 1997

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
ARTICLE I THE MERGER...................................................................   A-5
  1.1     The Merger...................................................................   A-5
  1.2     Effective Time; Closing......................................................   A-5
  1.3     Effect of the Merger.........................................................   A-6
  1.4     Certificate of Incorporation; Bylaws.........................................   A-6
  1.5     Directors and Officers.......................................................   A-6
  1.6     Effect on Capital Stock......................................................   A-6
  1.7     Unvested Aurum Common Stock..................................................   A-7
  1.8     Surrender of Certificates....................................................   A-7
  1.9     No Further Ownership Rights in Aurum Common Stock............................   A-9
  1.10    Lost, Stolen or Destroyed Certificates.......................................   A-9
  1.11    Tax and Accounting Consequences..............................................   A-9
  1.12    Taking of Necessary Action; Further Action...................................   A-9
ARTICLE II REPRESENTATIONS AND WARRANTIES OF AURUM.....................................   A-9
  2.1     Organization of Aurum........................................................   A-9
  2.2     Aurum Capital Structure......................................................  A-10
  2.3     Obligations With Respect to Capital Stock....................................  A-10
  2.4     Authority....................................................................  A-11
  2.5     SEC Filings; Aurum Financial Statements......................................  A-12
  2.6     Absence of Certain Changes or Events.........................................  A-12
  2.7     Tax..........................................................................  A-13
  2.8     Title to Properties; Absence of Liens and Encumbrances.......................  A-13
  2.9     Intellectual Property........................................................  A-13
  2.10    Compliance; Permits; Restrictions............................................  A-14
  2.11    Litigation...................................................................  A-15
  2.12    Brokers' and Finders' Fees...................................................  A-15
  2.13    Employee Benefit Plans.......................................................  A-15
  2.14    Employees; Labor Matters.....................................................  A-16
  2.15    Environmental Matters........................................................  A-16
  2.16    Agreements, Contracts and Commitments........................................  A-16
  2.17    Pooling of Interests.........................................................  A-17
  2.18    Statements; Proxy Statement/Prospectus.......................................  A-17
  2.19    Board Approval...............................................................  A-18
  2.20    Fairness Opinion.............................................................  A-18
  2.21    Section 203 of the Delaware General Corporation Law Not Applicable...........  A-18

ARTICLE III REPRESENTATIONS AND WARRANTIES OF BAAN AND MERGER SUB......................  A-18
  3.1     Organization of Baan and Merger Sub..........................................  A-18
  3.2     Baan and Merger Sub Capital Structure........................................  A-18
  3.3     Authority....................................................................  A-19
  3.4     SEC Filings; Baan Financial Statements.......................................  A-19
  3.5     Absence of Certain Changes or Events.........................................  A-20
  3.6     Statements; Proxy Statement/Prospectus.......................................  A-20

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME.........................................  A-20
  4.1     Conduct of Business by Aurum and Baan........................................  A-20

                                                                                         PAGE
                                                                                         ----
  4.2     Certain Actions by Aurum.....................................................  A-20
  4.3     Baan Acquisitions............................................................  A-22
  4.4     No HSR Violation.............................................................  A-22

ARTICLE V ADDITIONAL AGREEMENTS........................................................  A-22
  5.1     Proxy Statement/Prospectus; Registration Statement; Other Filings; Board
          Recommendations..............................................................  A-22
  5.2     Meeting of Stockholders......................................................  A-23
  5.3     Confidentiality; Access to Information.......................................  A-23
  5.4     No Solicitation..............................................................  A-23
  5.5     Public Disclosure............................................................  A-24
  5.6     Legal Requirements...........................................................  A-25
  5.7     Third Party Consents.........................................................  A-25
  5.8     Notification of Certain Matters..............................................  A-25
  5.9     Best Efforts and Further Assurances..........................................  A-25
  5.10    Stock Options and Employee Stock Purchase Plan...............................  A-25
  5.11    Form S-8.....................................................................  A-26
  5.12    Indemnification..............................................................  A-26
  5.13    NMS and Amsterdam Exchanges Listing..........................................  A-27
  5.14    Aurum Affiliate Agreement....................................................  A-27
  5.15    Regulatory Filings; Reasonable Efforts.......................................  A-27
  5.16    Tax-Free Reorganization......................................................  A-27
  5.17    Aurum Rights Plan............................................................  A-27
  5.18    Comfort Letter...............................................................  A-27
  5.19    Employee Benefit Schedules...................................................  A-27
  5.20    Employee Matters.............................................................  A-28

ARTICLE VI CONDITIONS TO THE MERGER....................................................  A-28
  6.1     Conditions to Obligations of Each Party to Effect the Merger.................  A-28
  6.2     Additional Conditions to Obligations of Aurum................................  A-29
  6.3     Additional Conditions to the Obligations of Baan and Merger Sub..............  A-29

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER..........................................  A-30
  7.1     Termination..................................................................  A-30
  7.2     Notice of Termination; Effect of Termination.................................  A-31
  7.3     Fees and Expenses............................................................  A-31
  7.4     Amendment....................................................................  A-31
  7.5     Extension; Waiver............................................................  A-31

ARTICLE VIII GENERAL PROVISIONS........................................................  A-32
  8.1     Non-Survival of Representations and Warranties...............................  A-32
  8.2     Notices......................................................................  A-32
  8.3     Interpretation; Knowledge....................................................  A-33
  8.4     Counterparts.................................................................  A-33
  8.5     Entire Agreement; Third Party Beneficiaries..................................  A-33
  8.6     Severability.................................................................  A-33
  8.7     Other Remedies; Specific Performance.........................................  A-33
  8.8     Governing Law................................................................  A-34
  8.9     Rules of Construction........................................................  A-34
  8.10    Assignment...................................................................  A-34
  8.11    WAIVER OF JURY TRIAL.........................................................  A-35

                               INDEX OF EXHIBITS

Exhibit A       Form of Aurum Software Voting Agreement
Exhibit B       Form of Aurum Software Stock Option Agreement
Exhibit C       Form of Aurum Software Affiliate Agreement
Exhibit D-1     Form of Employment Agreement
Exhibit D-2     Form of Non-Competition Agreement

                      AGREEMENT AND PLAN OF REORGANIZATION

     This AGREEMENT AND PLAN OF REORGANIZATION (the "AGREEMENT") is made and entered into as of May 13, 1997, among Baan Company, N.V. a corporation organized under the laws of The Netherlands ("BAAN"), Green Software Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Baan ("MERGER SUB"), and Aurum Software, Inc., a Delaware corporation ("AURUM").

                                    RECITALS

     A. Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.2 below), Baan and Aurum intend to enter into a business combination transaction.

     B. The Board of Directors of Aurum has unanimously (i) determined that the Merger (as defined in Section 1.1) is consistent with and in furtherance of the long-term business strategy of Aurum and fair to, and in the best interests of, Aurum and its stockholders, (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) determined to recommend that the stockholders of Aurum adopt and approve this Agreement and approve the Merger.

     C. Concurrently with the execution of this Agreement, and as a condition and inducement to Baan's willingness to enter into this Agreement, certain affiliates of Aurum specified on Schedule I to the form of Voting Agreement attached hereto as Exhibit A shall enter into Voting Agreements in substantially such form (the "AURUM VOTING AGREEMENTS").

     D. Concurrently with the execution of this Agreement, and as a condition and inducement to Baan's willingness to enter into this Agreement, Aurum shall execute and deliver a Stock Option Agreement in favor of Baan in substantially the form attached hereto as Exhibit B (the "AURUM STOCK OPTION AGREEMENT"). The Board of Directors of Aurum has approved the Aurum Stock Option Agreement.

     E. Concurrently with the execution of this Agreement, and as a condition and inducement to Baan's willingness to enter into this Agreement, certain officers of Aurum shall execute and deliver Employment and NonCompetition Agreements in favor of Aurum following the Merger.

     F. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE").

     G. It is also intended by the parties hereto that the Merger shall qualify for accounting treatment as a pooling of interests.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law ("Delaware Law"), Merger Sub shall be merged with and into Aurum (the "MERGER"), the separate corporate existence of Merger Sub shall cease and Aurum shall continue as the surviving corporation. Aurum as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

     1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the "CERTIFICATE OF MERGER") (the time of such filing (or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger) being the "EFFECTIVE TIME") as soon as practicable on or after the Closing Date (as herein defined). Unless the context otherwise requires, the term "AGREEMENT" as used herein refers collectively to this Agreement and Plan of Reorganization and the Certificate of Merger. The closing of the Merger (the "CLOSING") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Aurum and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Aurum and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4  Certificate of Incorporation; Bylaws.

        (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation of the Surviving Corporation; provided, however, that at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be the name of Aurum prior to the Merger.

        (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

     1.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Aurum immediately prior to the Effective Time, until their respective successors are duly appointed.

     1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Aurum or the holders of any of the following securities:

        (a) Transfer of Aurum Common Stock. (i) Each share of Common Stock, $.001 par value, of Aurum (the "AURUM COMMON STOCK") issued and outstanding immediately prior to the Effective Time, (other than any shares of Aurum Common Stock to be transferred to Baan pursuant to Section 1.6(b)) will be automatically assigned and transferred to Baan at the Effective Time without any further action required on the part of Aurum or the individual shareholders of Aurum or Baan, and in exchange therefor the holders of such shares of Aurum Common Stock will be entitled to receive (subject to Sections 1.6(e) and (f)) a number of Baan Common Shares (the "BAAN COMMON SHARES") equal to the Exchange Ratio (as defined herein) upon surrender of the certificate representing such share of Aurum Common Stock in the manner provided in Section 1.8. The "EXCHANGE RATIO" is equal to a fraction the numerator of which is $21.00 (appropriately adjusted for any Aurum Recapitalization, as defined herein) and the denominator of which is $59.00 (appropriately adjusted for any Baan Recapitalization, as defined herein), subject to adjustment as provided in paragraphs (ii), (iii) and
(iv) below. Notwithstanding any failure of any holder of Aurum Common Stock to surrender the certificate representing such shares for exchange in the manner provided in Section 1.8, immediately following the Effective Time Aurum shall be entitled to effect a transfer to Baan, on the books, records and stock ledger of Aurum, of all shares of Common Stock of Aurum issued and outstanding immediately prior to the Effective Time, and in connection therewith to cancel on such books, records and ledger all certificates theretofore representing such shares and to issue a new certificate or certificates therefor in the name of and to Baan.

        (ii) Notwithstanding the foregoing, if the average closing price per share of the Baan Common Shares on the Nasdaq National Market over the ten consecutive trading days ending on the trading day immediately preceding the Closing Date (the "BAAN STOCK VALUE") is less than $50.00 and more than $40.00 per share (in each case, as appropriately adjusted for any Baan Recapitalization) the Exchange Ratio shall be equal to the product of (i) a fraction, the numerator of which is $21.00 (appropriately adjusted for any Aurum Recapitalization) and the denominator of which is $59.00 (appropriately adjusted for any Baan Recapitaliza-

tion) and (ii) a fraction, the numerator of which is $50.00 (appropriately adjusted for any Baan Recapitalization) and the denominator of which shall be the Baan Stock Value.

        (iii) Further notwithstanding the foregoing, if the Baan Stock Value (calculated with reference to the scheduled Closing Date) is $40.00 or less per share (appropriately adjusted for any Baan Recapitalization), the Exchange Ratio shall be equal to 0.4449152542 (appropriately adjusted for any Aurum Recapitalization or Baan Recapitalization).

        (iv) A "AURUM RECAPITALIZATION" shall mean any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Aurum Common Stock), reorganization, recapitalization or other like change with respect to Aurum Common Stock occurring after the date hereof and prior to the Effective Time. A "BAAN RECAPITALIZATION" shall mean any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Baan Common Shares), reorganization, recapitalization or other like change with respect to Baan Common Shares occurring after the date hereof and prior to the Effective Time.

        (b) Transfer of Baan-Owned Stock. Each share of Aurum Common Stock held by Aurum or owned by Merger Sub, Baan or any direct or indirect wholly owned subsidiary of Aurum or of Baan immediately prior to the Effective Time shall be transferred to Baan.

        (c) Stock Options. At the Effective Time, all options to purchase Aurum Common Stock then outstanding under Aurum's 1995 Stock Option Plan, and 1996 Director Stock Option Plan (collectively, the "AURUM STOCK OPTION PLANS") shall be assumed by Baan in accordance with Section 5.10 hereof or at Baan's discretion otherwise substituted in a manner consistent with applicable laws. At the Effective Time, in accordance with the terms of Aurum's Employee Stock Purchase Plan (the "AURUM EMPLOYEE STOCK PURCHASE PLAN"), all rights to purchase shares of Aurum Common Stock under the Aurum Employee Stock Purchase Plan shall be treated as set forth in Section 18 of the Aurum Employee Stock Purchase Plan.

        (d) Capital Stock of Merger Sub. Pursuant to the Merger, each share of Common Stock, $0.001, of Merger Sub (the "MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

        (e) Fractional Shares. No fraction of a share of Baan Common Shares will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Aurum Common Stock who would otherwise be entitled to a fraction of a share of Baan Common Shares (after aggregating all fractional shares of Baan Common Shares to be received by such holder) shall receive from Baan an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of one share of Baan Common Shares for the five (5) most recent days that Baan Common Shares has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market.

     1.7 Unvested Aurum Common Stock. To the extent that shares of Aurum Common Stock issued prior to the Merger are subject to vesting arrangements under which shares that are unvested as of a date of termination of employment would be subject to repurchase by Aurum, Baan shall issue Baan Common Shares, which upon issuance, will be subject to equivalent contractual vesting and repurchase provisions on the same schedules and subject to the same terms, shares to be repurchased and the repurchase price thereof shall be adjusted as provided in
Section 1.6(c).

     1.8  Surrender of Certificates.

        (a) Exchange Agent. Prior to the Effective Time, Baan shall select a bank or trust company in New York with assets of not less than $500 million to act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

        (b) Baan to Provide Common Stock. Promptly after the Effective Time, Baan shall make available to the Exchange Agent for the benefit of the Aurum shareholders the aggregate number of Baan Common Shares issuable pursuant to
Section 1.6 in exchange for outstanding shares of Aurum Common Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to
Section 1.6(f) and any dividends or distributions to which holders of shares of Aurum Common Stock may be entitled pursuant to Section 1.8(d).

        (c) Exchange Procedures. Promptly after the Effective Time, Baan shall cause the Exchange Agent to mail to each holder of record (as of the Effective
Time) of a certificate or certificates (the "Certificates"), which immediately prior to the Effective Time represented outstanding shares of Aurum Common Stock which, pursuant to the Merger, were exchanged for Baan Common Shares pursuant to
Section 1.6, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.8(d), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Baan may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Baan Common Shares, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to
Section 1.8(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Baan, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Baan Common Shares, payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.8(d), and the Certificates so surrendered shall forthwith be transferred to Baan. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Aurum Common Stock, will be deemed from and after the Effective Time, for all corporate purposes to represent solely (i) the right to receive upon the surrender thereof the number of full shares of Baan Common Shares for which such shares of Aurum Common Stock shall have been so exchanged and (ii) the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.8(d).

        (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Baan Common Shares with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificate with respect to the shares of Baan Common Shares represented thereby until the holder of record of such Certificate shall surrender such Certificate pursuant to Section 1.8(c). Subject to applicable law, following surrender of any such Certificate, the Exchange Agent shall deliver to the record holder thereof, without interest, a certificate representing whole shares of Baan Common Shares issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(f) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to each whole share of Baan Common Shares represented by such Certificate.

        (e) Transfers of Ownership. If Certificates for shares of Baan Common Shares are to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Baan or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates for shares of Baan Common Shares in any name other than that of the registered holder of the Certificate so surrendered, or established to the satisfaction of Baan or any agent designated by it that such tax has been paid or is not payable.

        (f) No Liability. Notwithstanding anything to the contrary in this
Section 1.8, neither the Exchange Agent, Baan, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Baan Common Shares or Aurum Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.9 No Further Ownership Rights in Aurum Common Stock. All shares of Baan Common Shares to be issued pursuant to the Merger in exchange of shares of Aurum Common Stock in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(f) and 1.8(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Aurum Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Aurum Common Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be transferred to Baan.

     1.10 Lost, Stolen or Destroyed Certificates. In the event any certificate evidencing shares of Aurum Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, such shares of Baan Common Shares, cash for fractional shares, if any, as may be required pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.8(d); provided, however, that Baan may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Baan, Aurum or the Exchange Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

     1.11  Tax and Accounting Consequences.

        (a) It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

        (b) It is intended by the parties hereto that the Merger shall qualify for accounting treatment as a pooling of interests.

     1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Aurum and Merger Sub, the officers and directors of Aurum and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF AURUM

     Aurum represents and warrants to Baan and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter (referencing specific representations) supplied by Aurum to Baan dated as of the date hereof and certified by a duly authorized officer of Aurum (the "AURUM SCHEDULES"), as follows:

     2.1  Organization of Aurum.

        (a) Aurum and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect (as defined below) on Aurum.

        (b) Aurum has delivered to Baan a true and complete list of all of Aurum's subsidiaries, indicating the jurisdiction of incorporation of each subsidiary and Aurum's equity interest therein. All of the outstanding shares of capital stock of each subsidiary of Aurum is owned by Aurum, and no third party has any option, warrant or other right to acquire any shares of capital stock of any such subsidiary.

        (c) Aurum has delivered or made available to Baan a true and correct copy of the Certificate of Incorporation and Bylaws of Aurum and similar governing instruments of each of its subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither Aurum nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

        (d) When used in connection with Aurum, the term "MATERIAL ADVERSE EFFECT" means, for purposes of this Agreement, any change, event or effect that is or reasonably likely could be materially adverse to the current or continuing business, assets (including intangible assets), financial condition or results of operations of Aurum and its subsidiaries taken as a whole; provided, however, that, from and after the date of the public announcement of this Agreement, the cancellation, termination or nonrenewal of arrangements with Aurum by suppliers, distributors or customers of Aurum or the loss of key employees (other than those key employees who have entered into signed employment agreements with Baan as of the date of this Agreement or pursuant to Section 6.3(d)), or the termination of negotiations or delays in ordering by prospective customers of Aurum, and in each such case the resultant financial effects shall not be taken into account in determining whether there shall have occurred a "Material Adverse Effect" on or with respect to Aurum and its subsidiaries taken as a whole to the extent (but only to the extent) such supplier, distributor, customer, prospective customer or employee circumstances may reasonably be attributed to the adverse reaction by suppliers, distributors, customers or employees to the transactions contemplated by this Agreement (including the adverse or potentially adverse impact on suppliers, distributors, customers, prospective customers or employees that may result from uncertainties that may be perceived as a result of such transactions).

     2.2 Aurum Capital Structure. The authorized capital stock of Aurum consists of 25,000,000 shares of Common Stock, $.001 par value, of which there were approximately 11,665,801 shares issued and outstanding as of May 12, 1997 and 5,000,000 shares of Preferred Stock, $.001 par value, of which no shares are issued or outstanding. All outstanding shares of Aurum Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Aurum or any agreement or document to which Aurum is a party or by which it is bound. All outstanding shares of Aurum Common Stock were issued in compliance with all applicable federal and state securities laws, except any noncompliance which would not have a Material Adverse Effect on Aurum. As of April 30, 1997, Aurum had reserved an aggregate of 1,432,821 shares of Aurum Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to the Aurum Stock Option Plans. Aurum will update the Aurum Schedules to reflect outstanding shares and options as of the Effective Time. As of April 30, 1997, there were options outstanding to purchase an aggregate of 1,314,663 shares of Common Stock, issued to employees, consultants and non-employee directors pursuant to the Aurum Stock Option Plans. Since April 30, 1997, all option grants have been made consistent with past practices and in accordance with the Aurum Stock Option Plan and Aurum's option grant guidelines. Aurum will update the Aurum Schedules to reflect outstanding shares and options as of the Effective Time. All shares of Aurum Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. The Aurum Schedules list as of April 30, 1997, the name of the holder of such option, the exercise price of such option, the number of shares as to which such option will have vested at such date, the vesting schedule for such option and whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, and indicate the extent of acceleration, if any. As of April 30, 1997, there were 136 participants in the Aurum 1996 Employee Stock Purchase Plan.

     2.3  Obligations With Respect to Capital Stock. Except as set forth in
Section 2.2, there are no equity securities, partnership interests or similar ownership interests of any class of Aurum, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities Aurum owns, directly or indirectly through one or more subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any subsidiary of Aurum, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 2.2, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Aurum or any of its subsidiaries is a party or by which it is bound

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obligating Aurum or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock, partnership interests or similar ownership interests of Aurum or any of its subsidiaries or obligating Aurum or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. There are no registration rights and, to the knowledge of Aurum, with the exception of the Aurum Voting Agreements to be entered into hereunder, there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of Aurum or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries. Stockholders of Aurum are not entitled to dissenters rights under applicable state law.

     2.4  Authority.

        (a) Aurum has all requisite corporate power and authority to enter into this Agreement and the Aurum Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and the execution and delivery of the Aurum Stock Option Agreement and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate action on the part of Aurum, subject only to the approval and adoption of this Agreement and the approval of the Merger by Aurum's stockholders and the filing and recordation of the Certificate of Merger pursuant to Delaware Law. A vote of the holders of at least a majority of the outstanding shares of the Aurum Common Stock is necessary and sufficient for Aurum's stockholders to approve and adopt this Agreement and approve the Merger. This Agreement and the Aurum Stock Option Agreement have been duly executed and delivered by Aurum and, assuming the due authorization, execution and delivery by Baan and, if applicable, Merger Sub, constitute valid and binding obligations of Aurum, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement and the Aurum Stock Option Agreement by Aurum do not, and the performance of this Agreement and the Aurum Stock Option Agreement by Aurum will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Aurum or the equivalent organizational documents of any of its subsidiaries, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by Aurum's stockholders as contemplated by Section 5.2 and compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Aurum or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Aurum's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Aurum or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Aurum or any of its subsidiaries is a party or by which Aurum or any of its subsidiaries or its or any of their respective properties are bound or affected, except with respect to clause (iii) for any such conflicts, violations, defaults or other occurrences that would not have a Material Adverse Effect on Aurum. The Aurum Schedules list all material consents, waivers and approvals under any of Aurum's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

        (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("GOVERNMENTAL ENTITY"), is required by or with respect to Aurum in connection with the execution and delivery of this Agreement and the Aurum Stock Option Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Aurum is qualified to do business, (ii) the filing of the Proxy Statement (as defined in Section 2.19) with the Securities and Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and any clearance thereof by the SEC, (iii) such consents, approvals, orders, authorizations,

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        registrations, declarations and filings as may be required under applicable federal, foreign state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Aurum or Baan or have a material adverse effect on the ability of the parties to consummate the Merger.

     2.5  SEC Filings; Aurum Financial Statements.

        (a) Aurum has filed all forms, reports and documents required to be filed with the SEC since October 28, 1996 and has made available to Baan such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Aurum may file subsequent to the date hereof) are referred to herein as the "AURUM SEC REPORTS." As of their respective dates, or in the case of registrations statements, as of their effective dates, the Aurum SEC Reports (i) were prepared in accordance with and complied with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Aurum SEC Reports and (ii) did not at the time they were filed or, in the case of registrations statements, become effective (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Aurum's subsidiaries is required to file any forms, reports or other documents with the SEC.

        (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Aurum SEC Reports (the "AURUM FINANCIALS"), including any Aurum SEC Report filed after the date hereof until the Closing, (x) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (z) fairly presented the consolidated financial position of Aurum and its subsidiaries as at the respective dates thereof and the consolidated results of Aurum's operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The balance sheet of Aurum contained in Aurum SEC Reports as of December 31, 1996 is hereinafter referred to as the "AURUM BALANCE SHEET." Neither Aurum nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Aurum and its subsidiaries taken as a whole, except liabilities (i) provided for in the Aurum Balance Sheet or the Aurum Financials and the footnotes thereto, or (ii) incurred since the date of the Aurum Balance Sheet in the ordinary course of business consistent with past practices and in an aggregate amount not in excess of $5,000,000.

        (c) Aurum has heretofore furnished to Baan a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Aurum with the SEC pursuant to the Securities Act or the Exchange Act.

     2.6 Absence of Certain Changes or Events. Since the date of the Aurum Balance Sheet, Aurum has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any Material Adverse Effect to Aurum; (ii) any acquisition, sale or transfer of any material asset of Aurum or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any material change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Aurum or any material revaluation by Aurum of any of its or any of its subsidiaries' assets, except as required by concurrent changes in GAAP; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Aurum, or any direct or indirect redemption, purchase or other acquisition by Aurum of any of its shares of capital stock, except for the repurchase at cost of unvested shares held by Aurum employees on the termination of their employment; (v) any material

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

contract entered into by Aurum or any of its subsidiaries, other than in the ordinary course of business and as provided to Baan, or any material amendment or termination of, or default under, any material contract to which Aurum or any of its subsidiaries is a party or by which it is bound which would result in a Material Adverse Effect on Aurum; or (vi) any negotiation or agreement by Aurum or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (v) (other than negotiations with Baan and its representatives regarding the transactions contemplated by this Agreement).

     2.7  Taxes.

        Aurum and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax (as defined below) purposes of which Aurum or any of its subsidiaries is or has been a member, has timely filed all Returns (as defined below) required to be filed by it (other than those that are not, individually or in the aggregate, material), has paid all Taxes shown thereon to be due and has provided adequate accruals in all material respects in accordance with GAAP in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. In addition, (i) no material claim for unpaid Taxes has become a lien against the property of Aurum or any of its subsidiaries or is being asserted against Aurum or any of its subsidiaries,
(ii) no audit of any Tax Return of Aurum or any of its subsidiaries is being conducted by a Tax authority (A) as of the date of this Agreement and (B) which, as of the Closing Date, has had and could reasonably be expected to have a Material Adverse Effect on Aurum and its subsidiaries, (iii) no extension of the statute of limitations on the assessment of any Taxes has been granted by Aurum or any of its subsidiaries and is currently in effect (A) as of the date of this Agreement and (B) which, as of the Closing Date, has had and could reasonably be expected to have a Material Adverse Effect on Aurum and its subsidiaries and
(iv) there is no agreement, contract or arrangement to which Aurum or any of its subsidiaries is a party that may result in the payment of any amount that would not be deductible pursuant to Sections 280G, 162 or 404 of the Code. As used herein, "TAXES" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "RETURN" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

     2.8  Title to Properties; Absence of Liens and Encumbrances.

        (a) The Aurum Schedules list the real property owned by Aurum. The Aurum Schedules list each real property lease with annual lease payments of $100,000 or more to which Aurum is a party and each amendment thereto. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a claim in an amount greater than $100,000.

        (b) Aurum has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any liens, pledges, charges, claims, security interests or other encumbrances of any sort ("LIENS"), except as reflected in the Aurum Financials, the Aurum SEC Reports or in the Aurum Schedules and except for liens for taxes not yet due and payable or liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materials men and the like and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

     2.9  Intellectual Property.

        (a) Aurum (including, for all purposes under this Section 2.9, all of Aurum's subsidiaries) owns, or has a valid and perpetual license under, all patents, trademarks, trade names, service marks, copyrights, any applications for all of the foregoing, trade secrets and know-how that are required for the conduct of business

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

        of Aurum (including, without limitation, the development, production and marketing of Aurum's products) as currently conducted (the "AURUM IP RIGHTS"), with sufficient rights for the conduct of Aurum's business as currently conducted.

        (b) Schedule 2.9(b) of the Aurum Schedules sets forth a complete list of all patents, registered copyrights, registered trademarks, trade names and service marks and any applications for all of the foregoing, included in Aurum IP Rights, and specifies, where applicable, the jurisdictions in which each such Aurum IP Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. Schedule 2.9(b) of Aurum Schedules sets forth the list of all material licenses, sublicenses and other agreements to which Aurum is a party (with subsidiaries clearly identified) and pursuant to which Aurum or any other person is licensed or otherwise has rights under any Aurum IP Right (excluding object code licenses granted by Aurum to end-users in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same ("END-USER LICENSES") and excluding standard licenses granted to Aurum by software vendors covering software which is broadly distributed by such licensors). The execution and delivery of this Agreement by Aurum, and the consummation of the transactions contemplated hereby, will neither cause Aurum to be in material violation or default under any such license, sublicense or other agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement. Except as set forth in Schedule 2.9(a) or 2.9(b) of the Aurum Schedules, Aurum (i) is the sole and exclusive owner of, with all right, title and interest in and to (free and clear of any liens or encumbrances), Aurum IP Rights, or (ii) is a licensee under or otherwise possesses legally enforceable rights under the Aurum IP Rights under valid and binding agreements listed in Schedule 2.9(b) of the Aurum Schedules or excluded therefrom as permitted by this Section 2.9.

        (c) No claims against Aurum, or to Aurum's knowledge, its licensors or licensees with respect to Aurum IP Rights have been asserted or are, to Aurum's knowledge, threatened by any person, nor to Aurum's knowledge, are there any valid grounds for any claims, (i) to the effect that the manufacture, sale, use, offer for sale, importation, reproduction, distribution or preparation of derivative works of any of the products of Aurum infringes on any copyright, patent issued at least 60 days prior to the date hereof, trademark, service mark, trade secret or other proprietary right, (ii) against the manufacture, sale, use, offer for sale, importation, reproduction, distribution or preparation of derivative works by Aurum of any computer software programs and applications and tangible or intangible proprietary information or material used in Aurum's business as currently conducted or as currently proposed to be conducted by Aurum, or (iii) challenging the ownership by Aurum, or the validity or effectiveness of any, of Aurum IP Rights. To Aurum's knowledge, there is no material unauthorized use, infringement or misappropriation under any Aurum IP Rights by any third party, including any employee or former employee of Aurum. To the knowledge of Aurum, no Aurum IP Right or product of Aurum is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by or to Aurum. It is Aurum's policy to have each employee, consultant or contractor of Aurum execute a proprietary information and confidentiality agreement substantially in the form of Aurum's standard forms of such agreement, and substantially all of Aurum's employees, consultants and contractors have executed such an agreement. All computer software included in Aurum's products (i) has been either created by employees of Aurum within the scope of their employment or otherwise on a work-for-hire basis or by consultants or contractors who have created such software themselves and have assigned all right, title and interest they have in such software to Aurum or
(ii) is licensed to Aurum pursuant to valid and binding agreements.

        (d) Aurum has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Aurum IP Rights and the intellectual property rights of third parties entrusted to them.

     2.10  Compliance; Permits; Restrictions.

        (a) Except as disclosed in the Aurum SEC Reports filed prior to the date hereof, neither Aurum nor any of its subsidiaries is, in any material respect, in conflict with, or in default or violation of (i) to the knowledge of Aurum, any law, rule, regulation, order, judgment or decree applicable to Aurum or any of its

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        subsidiaries or by which Aurum or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Aurum or any of its subsidiaries is a party or by which Aurum or any of its subsidiaries or its or any of their respective properties is bound or affected. Except as disclosed in the Aurum SEC Reports filed prior to the date hereof, to the knowledge of Aurum, no investigation or review by any Governmental Entity is pending or threatened against Aurum or any of its subsidiaries, nor has any Governmental Entity indicated an intention to conduct the same, which investigation or review is reasonably likely to have a Material Adverse Effect on Aurum. There is no material agreement, judgment, injunction, order or decree binding upon Aurum or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Aurum or any of its subsidiaries, any acquisition of material property by Aurum or any of its subsidiaries or the conduct of business by Aurum as currently conducted.

        (b) Aurum and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to the operation of the business of Aurum (collectively, the "AURUM PERMITS"). Aurum and its subsidiaries are in compliance in all material respects with the terms of the Aurum Permits.

     2.11 Litigation. Except as disclosed in the Aurum SEC Reports filed prior to the date hereof, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Aurum or any of its subsidiaries has received any notice of assertion nor, to Aurum's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Aurum or any of its subsidiaries which is reasonably likely to have a Material Adverse Effect on Aurum. Aurum is not aware of any basis for any action, suit, proceeding, claim, arbitration or proceeding of the type described in the preceding sentence, and Aurum has no knowledge of any unasserted claim, the assertion of which is likely, and which, if asserted, will seek damages, an injunction or other legal, equitable, monetary or nonmonetary relief, which claim individually or collectively with other such unasserted claims if granted would have a Material Adverse Effect on Aurum. To Aurum's knowledge, no Governmental Entity has at any time challenged or questioned in writing the legal right of Aurum to develop, offer or sell any of its products in the present manner or style thereof.

     2.12 Brokers' and Finders' Fees. Except for fees payable to Cowen & Company pursuant to an engagement letter dated May 6, 1997, a copy of which has been provided to Baan, Aurum has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     2.13  Employee Benefit Plans.

        (a) With respect to each material employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA) maintained or contributed to by Aurum or any trade or business which is under common control with Aurum within the meaning of Section 414 of the Code (the "AURUM EMPLOYEE PLANS"), Aurum has made available or will make available by May 31, 1997 to Baan a true and complete copy of, to the extent applicable, (i) such Aurum Employee Plan, (ii) the most recent annual report (Form 5500), (iii) each trust agreement related to such Aurum Employee Plan, (iv) the most recent summary plan description for each Aurum Employee Plan for which such a description is required, (v) the most recent actuarial report relating to any Aurum Employee Plan subject to Title IV of ERISA and (vi) the most recent IRS determination letter issued with respect to any Aurum Employee Plan.

        (b) Each Aurum Employee Plan which is intended to be qualified under
Section 401(a) of the Code has received a favorable determination from the IRS covering the provisions of the Tax Reform Act of 1986 stating that such Aurum Employee Plan is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such plan. Each Aurum Employee Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law. Neither Aurum nor any ERISA Affiliate of Aurum has incurred or is reasonably expected to incur any material liability under Title IV of ERISA in connection with any Aurum Employee Plan.

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     2.14  Employees; Labor Matters. Between January 1, 1996 and the date of this Agreement, to Aurum's knowledge, no employee of Aurum (i) has violated any employment contract, patent disclosure agreement or non competition agreement between such employee and any former employer of such employee due to such employee being employed by Aurum and disclosing to Aurum trade secrets or proprietary information of such employer or (ii) has given notice to Aurum, nor is Aurum otherwise aware that any employee intends to terminate his or her employment with Aurum except for terminations of a nature and number that are consistent with Aurum's prior experience. To Aurum's knowledge, there are no activities or proceedings of any labor union to organize any employees of Aurum or any of its subsidiaries and there are no strikes, or material slowdowns, work stoppages or lockouts, or threats thereof by or with respect to any employees of Aurum or any of its subsidiaries. Aurum is not, and has never been, a party to any collective bargaining agreement. Aurum and its subsidiaries are, and since January 1, 1996, Aurum and its subsidiaries have been in compliance in all material respects with all applicable laws regarding employment practices, terms and conditions of employment, and wages and hours (including, without limitation, ERISA, WARN or any similar state or local law).

     2.15  Environmental Matters.

        (a) Hazardous Material. Except as would not reasonably be likely to result in a material liability to Aurum, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, (a "HAZARDOUS MATERIAL"), but excluding office and janitorial supplies, are present, as a result of the actions of Aurum or any of its subsidiaries or, to Aurum's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Aurum or any of its subsidiaries has at any time owned, operated, occupied or leased.

        (b) Hazardous Materials Activities. Except as would not reasonably be likely to result in a material liability to Aurum, neither Aurum nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has Aurum or any of its subsidiaries disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

        (c) Permits. Aurum and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "AURUM ENVIRONMENTAL PERMITS") necessary for the conduct of Aurum's and its subsidiaries' Hazardous Material Activities and other businesses of Aurum and its subsidiaries as such activities and businesses are currently being conducted.

        (d) Environmental Liabilities. No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Aurum's knowledge, threatened concerning any Aurum Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Aurum or any of its subsidiaries. Aurum is not aware of any fact or circumstance which could involve Aurum or any of its subsidiaries in any material environmental litigation or impose upon Aurum any material environmental liability.

     2.16 Agreements, Contracts and Commitments. Except as set forth in the Aurum Schedules, neither Aurum nor any of its subsidiaries is a party to or is bound by:

        (a) any employment or consulting agreement, contract or commitment with any officer or director level employee or member of Aurum's Board of Directors, other than those that are terminable by Aurum or

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        any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit Aurum's or any of its subsidiaries' ability to terminate employees at will;

        (b) any agreement or plan, including without limitation any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

        (c) any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between Aurum or any of its subsidiaries and any of its officers or directors;

        (d) any agreement, contract or commitment containing any covenant limiting the freedom of Aurum or any of its subsidiaries to engage in any line of business or compete with any person or granting any exclusive distribution rights;

        (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

        (f) any material joint marketing or development agreement;

        (g) any agreement, contract or commitment currently in force to provide or receive source code for any product, service or technology; or

        (h) any agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Aurum product, service or technology except as a distributor in the normal course of business.

     Neither Aurum nor any of its subsidiaries, nor to Aurum's knowledge any other party to a Aurum Contract (as defined below), has breached, violated or defaulted under, or received notice that it has breached violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Aurum or any of its subsidiaries is a party or by which it is bound of the type described in clauses (a) through (h) above (any such agreement, contract or commitment, a "AURUM CONTRACT") in such a manner as would permit any other party to cancel or terminate any such Aurum Contract, or would permit any other party to seek damages, which would be reasonably likely to cause a Material Adverse Effect on Aurum.

     2.17 Pooling of Interests. To the knowledge of Aurum, based on consultation with its independent accountants, neither Aurum nor any of its directors, officers, affiliates or stockholders has taken any action which would preclude Baan's ability to account for the Merger as a pooling of interests.

     2.18 Statements; Proxy Statement/Prospectus. The information supplied by Aurum for inclusion in the Registration Statement (as defined in Section 3.4(b)) shall not at the time the Registration Statement becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not, in light of the circumstances under which they were made, misleading. The information supplied by Aurum for inclusion in the proxy statement/prospectus to be sent to the stockholders of Aurum in connection with the meeting of Aurum's stockholders to consider the approval and adoption of this Agreement and the approval of the Merger (the "AURUM STOCKHOLDERS' MEETING") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "PROXY STATEMENT") shall not, on the date the Proxy Statement is first mailed to Aurum's stockholders, at the time of the Aurum Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Aurum Stockholders' Meeting which has

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become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to Aurum or any of its affiliates, officers or directors should be discovered by Aurum which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Aurum shall promptly inform Baan. Notwithstanding the foregoing, Aurum makes no representation or warranty with respect to any information supplied by Baan or Merger Sub which is contained in any of the foregoing documents.

     2.19 Board Approval. The Board of Directors of Aurum has, as of the date of this Agreement, unanimously determined (i) that the Merger is fair to, and in the best interests of Aurum and its stockholders, and (ii) to recommend that the stockholders of Aurum approve and adopt this Agreement and approve the Merger.

     2.20 Fairness Opinion. Aurum's Board of Directors has received a written opinion from Cowen & Company dated as of the date of the Agreement, to the effect that as of such date, the Exchange Ratio is fair to Aurum's stockholders from a financial point of view and has delivered to Baan a copy of such opinion.

     2.21  Section 203 of the Delaware General Corporation Law Not
Applicable. The Board of Directors of Aurum has taken all actions so that the restrictions contained in Section 203 of the Delaware General Corporation Law applicable to a "business combination" (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement or the Stock Option Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement or the Stock Option Agreement.

                                  ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF BAAN AND MERGER SUB

     Baan and Merger Sub represent and warrant to Aurum, subject to the exceptions specifically disclosed in writing in the disclosure letter (indicating the relevant Section of this Agreement) supplied by Baan to Aurum dated as of the date hereof and certified by a duly authorized officer of Baan (the "BAAN SCHEDULES"), as follows:

     3.1  Organization of Baan and Merger Sub.

        (a) Each of Baan and Merger Sub is a corporation duly organized, validly existing and in good standing, or its equivalent if any, under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect (as defined below) on Baan.

        (b) Baan has delivered or made available to Aurum a true and correct copy of the constitutive documents of Baan and Merger Sub, each as amended to date, and each such instrument is in full force and effect. Baan is not in violation of any of the provisions of its constitutive documents.

        (c) When used in connection with Baan, the term "MATERIAL ADVERSE EFFECT" means, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of Baan and its subsidiaries taken as a whole.

     3.2  Baan and Merger Sub Capital Structure.

        (a) The authorized capital stock of Baan consists of 350,000,000 Common Shares, of which approximately 90,885,678 shares were issued and outstanding as of March 31, 1997. The authorized capital stock of Merger Sub consists of 100 shares of Common Stock, $.01 par value, all of which, as of the date hereof, are issued and outstanding and are held by Baan. Merger Sub was formed on May 7, 1997, for the purpose of consummating a merger and has no material assets or liabilities except as necessary for such

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

purpose. All outstanding Baan Common Shares are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive or other statutory right of shareholders.

        (b) The shares of Baan Common Shares to be issued pursuant to the Merger, when issued in accordance with the terms and provisions of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any preemptive or other statutory right of shareholders and will be issued in compliance with applicable U.S. federal and state and Netherlands securities laws.

     3.3  Authority.

        (a) Each of Baan and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Baan and Merger Sub, subject only to the filing and recordation of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by each of Baan and Merger Sub and, assuming the due authorization, execution and delivery by Aurum, constitutes the valid and binding obligation of Baan and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by each of Baan and Merger Sub does not, and the performance of this Agreement by each of Baan and Merger Sub will not, (i) conflict with or violate the Articles of Association of Baan or the Certificate of Incorporation or Bylaws of Merger Sub, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Baan or Merger Sub or by which any of their respective properties is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Baan's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Baan or Merger Sub pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Baan or Merger Sub is a party or by which Baan or Merger Sub or any of their respective properties are bound or affected.

        (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Baan or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of a Form F-4 Registration Statement (the "REGISTRATION STATEMENT") with the SEC in accordance with the Securities Act and the declaration of effectiveness of such Registration Statement by the SEC, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the HSR Act and the securities or antitrust laws of any foreign country (including, for the avoidance of doubt, the rules and regulations of the Amsterdam Exchanges N.V.), and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Baan or Aurum or have a material adverse effect on the ability of the parties to consummate the Merger.

     3.4  SEC Filings; Baan Financial Statements.

        (a) Baan has filed all forms, reports and documents required to be filed with the SEC since January 1, 1996, and has made available to Aurum such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Baan may file subsequent to the date hereof) are referred to herein as the "BAAN SEC REPORTS." As of their respective dates, the Baan SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Baan SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Baan' subsidiaries is required to file any forms, reports or other documents with the SEC.

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

        (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in Baan SEC Reports (the "BAAN FINANCIALS"), including any Baan SEC Reports filed after the date hereof until the Closing, (x) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (z) fairly presented the consolidated financial position of Baan and its subsidiaries as at the respective dates thereof and the consolidated results of Baan' operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The balance sheet of Baan contained in Baan SEC Reports as of March 31, 1997 is hereinafter referred to as the "BAAN BALANCE SHEET."

     3.5 Absence of Certain Changes or Events. Since the date of the Baan Balance Sheet through the date of this Agreement, there has not been any Material Adverse Effect on Baan.

     3.6 Statements; Proxy Statement/Prospectus. The information supplied by Baan for inclusion in the Registration Statement shall not at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Baan for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to Aurum's stockholders, at the time of the Aurum Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Aurum Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time, any event relating to Baan or any of its affiliates, officers or directors should be discovered by Baan which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Baan shall promptly inform Aurum. Notwithstanding the foregoing, Baan makes no representation or warranty with respect to any information supplied by Aurum which is contained in any of the foregoing documents.

                                   ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 Conduct of Business by Aurum and Baan. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Aurum (which for the purposes of this Article 4 shall include Aurum and each of its subsidiaries) and Baan agree, except (i) as otherwise contemplated by this Agreement, or (ii) to the extent that the other party shall otherwise consent in writing, to carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. Baan agrees to cause its material subsidiaries to act in accordance with the foregoing provisions.

     4.2 Certain Actions by Aurum. In addition notwithstanding Section 4.1 above, without the prior consent of Baan, Aurum shall not do any of the following, nor shall Aurum permit its subsidiaries to do any of the following:

        (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans;

        (b) Grant any severance or termination pay to any officer or employee except payments in amounts consistent with policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to Baan, or adopt any new severance plan;

        (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Aurum IP Rights (other than in the ordinary course of business and in the best interests of Aurum), or enter into grants of future patent rights, other than licenses in the ordinary course of business and consistent with past practice;

        (d) Declare or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

        (e) Repurchase or otherwise acquire, directly or indirectly, any shares of capital stock, or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to repurchase any such shares, warrants, options or convertible securities, except for the repurchase at cost of unvested shares held by Aurum employees on the termination of their employment;

        (f) Issue, deliver, sell, authorize or propose the issuance, delivery or sale of, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance of (i) shares of Aurum Common Stock pursuant to the exercise of stock options therefor outstanding as of the date of this Agreement or granted pursuant to clause (iv), (ii) shares of Aurum Common Stock issuable to participants in the Aurum Employee Stock Purchase Plan, consistent with past practice, and the terms thereof, (iii) shares of the Aurum Common Stock issuable pursuant to the Aurum Stock Option Agreement, and (iv) options to purchase Aurum Common Stock granted at fair market value, consistent with past practices and in accordance with the Aurum Stock Option Plans and Aurum's option grant guidelines;

        (g) Cause, permit or propose any amendments to any charter document or Bylaw (or similar governing instruments of any subsidiaries);

        (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Aurum or enter into any material joint ventures, strategic partnerships or alliances;

        (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Aurum, except in the ordinary course of business consistent with past practice;

        (j) Incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of Aurum or guarantee any debt securities of others;

        (k) Adopt or amend any employee benefit or employee stock purchase or employee option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee other than in the ordinary course of business consistent with past practice, or increase the salaries or wage rates of its officers or employees other than in the ordinary course of business, consistent with past practice;

        (l) Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any such payment, discharge or satisfaction in the ordinary course of business;

        (m) Make any grant of exclusive rights to any third party;

        (n) Enter into any material partnership arrangements, joint development agreements or strategic alliances, agreements to create standards or agreements with "STANDARDS" bodies;

        (o) Take any action that would be reasonably likely to interfere with Baan's ability to account for the Merger as a pooling of interests whether or not otherwise permitted by the provisions of this Article IV; or

        (p) Agree in writing or otherwise to take any of the actions described in Article 4 (a) through (o) above.

For purposes of the provisions of this Section 4.2, the prior consent of Baan shall be deemed to have been received if, prior to the taking of any of the foregoing actions, such action shall have been discussed with Amal Johnson, Baan's Executive Vice President, and she shall have received such additional information as she may have reasonably requested and, after such discussion and receipt of any such additional information, she shall have not objected to the taking of the proposed action.

     4.3 Baan Acquisitions. During the period from the date of this Agreement and until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Baan shall not acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, any direct competitor of Aurum in the United States if such acquisition would have a reasonable likelihood of preventing or materially delaying the consummation of the transactions contemplated hereby or would result in a Material Adverse Effect on Aurum or Baan.

     4.4 No HSR Violation. During the period from the date of this Agreement and until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, neither party is required to take any action pursuant to
Article IV that would cause a violation of HSR.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1 Proxy Statement/Prospectus; Registration Statement; Other Filings; Board Recommendations.

        (a) As promptly as practicable after the execution of this Agreement, Aurum and Baan will prepare and file with the SEC the Proxy Statement, and Baan will prepare and file with the SEC the Registration Statement in which the Proxy Statement will be included as a prospectus. Each of Aurum and Baan will respond to any comments of the SEC, will use its respective reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and will cause the Proxy Statement to be mailed to the Aurum stockholders at the earliest practicable time. As promptly as practicable after the date of this Agreement, Aurum and Baan will prepare and file any other filings required under the Exchange Act, the Securities Act or any other U.S. federal, U.S. State or non-U.S. laws relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). Each of Aurum and Baan will notify the other promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any Other Filing. The Proxy Statement, the Registration Statement and the Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filing, Aurum or Baan, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Aurum, such amendment or supplement.

        (b) Subject to the provisions of Section 5.4(b), the Proxy Statement will include the recommendation of the Board of Directors of Aurum in favor of adoption and approval of this Agreement and approval of the Merger (except that the Board of Directors of Aurum may withdraw, modify or refrain from making such recommendation to the extent that the Board determines, in good faith, after consultation with outside legal counsel, that compliance with the Board's fiduciary duties under applicable law would require it to do so).

     5.2 Meeting of Stockholders. Promptly after the date hereof, Aurum will take all action necessary in accordance with the Delaware General Corporation Law and its Certificate of Incorporation and Bylaws to convene the Aurum Stockholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon this Agreement and the Merger. Subject to the provisions of Section 5.4(b), Aurum will use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the National Association of Securities Dealers, Inc. or Delaware Law to obtain such approvals.

     5.3  Confidentiality; Access to Information.

        (a) The parties acknowledge that Aurum and Baan have previously executed a Confidential Disclosure Agreement, dated as of May 8, 1997 (the
"CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

        (b) Access to Information. Each of Aurum and Baan will afford the other party and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of such party during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of such party, as the other party may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     5.4  No Solicitation.

        (a) Subject to the provisions of Section 5.4(b), from and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms, Aurum and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, (i) solicit or knowingly encourage submission of, any Acquisition Proposal (as defined below) by any person, entity or group (other than Baan and its affiliates, agents and representatives), or (ii) participate in any discussions or negotiations with, or disclose any non-public information concerning Aurum or any of its subsidiaries to, or afford any access to the properties, books or records of Aurum or any of its subsidiaries to, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than Baan and its affiliates, agents and representatives), in connection with any Acquisition Proposal with respect to Aurum. For the purposes of this Agreement, an "ACQUISITION PROPOSAL" means any proposal or offer relating to (i) any merger, consolidation, sale or license of substantial assets or similar transactions involving Aurum or any of its subsidiaries (other than sales or licenses of assets or inventory in the ordinary course of business or as permitted under the terms of this Agreement),
(ii) sale by Aurum of any shares of capital stock of Aurum (including without limitation by way of a tender offer or an exchange offer) except as may be permitted pursuant to Article 4, (iii) the acquisition by any person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, 10% or more of the then outstanding shares of capital stock of Aurum (except for acquisitions for passive investment purposes of not more than 15% of the then outstanding shares of capital stock of Aurum only in circumstances where the

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

        person or group qualifies for and files a Schedule 13G with respect thereto and does not become obligated to file a Schedule 13D); or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. Aurum will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Aurum will (i) notify Baan as promptly as practicable if it receives any proposal or written inquiry or written request for information in connection with an Acquisition Proposal or potential Acquisition Proposal and (ii) as promptly as practicable notify Baan of the significant terms and conditions of any such Acquisition Proposal. In addition, subject to the other provisions of this Section 5.4, from and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to its terms, Aurum and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than Baan); provided, however, that nothing herein shall prohibit Aurum's Board of Directors from taking and disclosing to Aurum's stockholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

        (b) Notwithstanding the provisions of paragraph (a) above, prior to the Effective Time, Aurum may, to the extent the Board of Directors of Aurum determines, in good faith, after consultation with outside legal counsel, that the Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements of paragraph (c), below, furnish information to any person, entity or group after such person, entity or group has delivered to Aurum in writing, an unsolicited bona fide Acquisition Proposal which the Board of Directors of Aurum in its good faith reasonable judgment determines, after consultation with its independent legal and financial advisors, would result in a transaction more favorable than the Merger to the stockholders of Aurum (a "AURUM ALTERNATIVE PROPOSAL"). In addition, notwithstanding the provisions of paragraph (a) above, in connection with a possible Acquisition Proposal, Aurum may refer any third party to this Section 5.4 or make a copy of this Section 5.4 available to a third party. In the event Aurum receives a Aurum Alternative Proposal, nothing contained in this Agreement (but subject to the terms hereof) will prevent the Board of Directors of Aurum from recommending such Aurum Alternative Proposal to its Stockholders, if the Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law; in such case, the Board of Directors of Aurum may withdraw, modify or refrain from making its recommendation set forth in Section 5.1(b), and, to the extent it does so, Aurum may refrain from soliciting proxies to secure the vote of its stockholders as may be required by Section 5.2; provided, however, that Aurum shall (i) provide at least forty-eight (48) hours prior notice of any Aurum Board meeting at which it is reasonably expected to contemplate a Alternative Proposal and (ii) not recommend to its stockholders a Aurum Alternative Proposal for a period of not less than 5 business days after Baan's receipt of a copy of such Aurum Alternative Proposal (or a description of the significant terms and conditions thereof, if not in writing); and provided further, that nothing contained in this Section shall limit Aurum's obligation to hold and convene the Aurum Stockholders' Meeting (regardless of whether the recommendation of the Board of Directors of Aurum shall have been withdrawn, modified or not yet made) or to provide the Aurum stockholders with material information relating to such meeting.

        (c) Notwithstanding anything to the contrary in this Section 5.4, Aurum will not provide any non-public information to a third party unless: (i) Aurum provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the Confidentiality Agreement; (ii) such non-public information has been previously delivered to Baan and (iii) Aurum advises Baan in writing of such disclosure, including the party to whom disclosed.

     5.5 Public Disclosure. Baan and Aurum will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national

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

securities exchange or association or the rules and regulations of the Amsterdam Exchanges N.V. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

     5.6 Legal Requirements. Each of Baan, Merger Sub and Aurum will take all reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required in connection with approvals by or filings with any Governmental Entity, and prompt resolution of any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such filings with or investigations by any Governmental Entity, and any other such requirements imposed upon any of them or their respective subsidiaries in connection with the consummation of the transactions contemplated by this Agreement. Baan will use all reasonable efforts to take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of Baan Common Shares pursuant hereto. Aurum will use its commercially reasonable efforts to assist Baan as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Baan Common Shares pursuant hereto.

     5.7 Third Party Consents. As soon as practicable following the date hereof, Baan and Aurum will each use its commercially reasonable efforts to obtain all material consents, waivers and approvals under any of its or its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

     5.8 Notification of Certain Matters. Baan and Merger Sub will give prompt notice to Aurum, and Aurum will give prompt notice to Baan, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty contained in this Agreement and made by it to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time such that the conditions set forth in Section 6.2(a) or 6.3(a), as the case may be, would not be satisfied as a result thereof or (b) any material failure of Baan and Merger Sub or Aurum, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     5.9 Best Efforts and Further Assurances. Subject to the respective rights and obligations of Baan and Aurum under this Agreement, each of the parties to this Agreement will use its reasonable best efforts to effectuate the Merger and the other transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement; provided that neither Baan nor Aurum nor any subsidiary or affiliate thereof will be required to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock. Subject to the foregoing, each party hereto, at the reasonable request of another party hereto, will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

     5.10  Stock Options and Employee Stock Purchase Plan.

        (a) At the Effective Time, each outstanding option to purchase shares of Aurum Common Stock (each a "AURUM STOCK OPTION") under the Aurum Stock Option Plans, whether or not exercisable, will be assumed or substituted in a manner consistent with applicable laws by Baan. Each Aurum Stock Option so assumed or substituted in a manner consistent with the applicable laws by Baan under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Aurum Stock Option Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights), except that (i) each Aurum Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Baan Common Shares equal to the product of the number of shares of Aurum Common Stock that were issuable upon exercise of such Aurum Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded to the nearest whole number of Baan Common Shares and (ii) the per share exercise price for the Baan Common Shares issuable upon exercise of

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

        such assumed Aurum Stock Option will be equal to the quotient determined by dividing the exercise price per share of Aurum Common Stock at which such Aurum Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. As soon as reasonably practicable, after the Effective Time, Baan will issue to each holder of an outstanding Aurum Stock Option a notice describing the foregoing assumption of such Aurum Stock Option by Baan.

        (b) It is intended that Aurum Stock Options assumed by Baan shall qualify following the Effective Time as incentive stock options as defined in
Section 422 of the Code to the extent Aurum Stock Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this
Section 5.10 shall be applied consistent with such intent.

        (c) Baan will reserve a sufficient number of Baan Common Shares for issuance under Section 5.10(a) and under Section 1.6(c) hereof.

        (d) Subject to the foregoing provisions requiring Baan to assume each outstanding Aurum Stock Option, it is understood and agreed that Baan shall not be required to assume any Stock Option Plan if impracticable or legally impossible for Baan to do so under the laws of the Netherlands.

     5.11 Form S-8. Baan agrees to file a registration statement on Form S-8 for the Baan Common Shares issuable with respect to assumed Aurum Stock Options promptly after the Closing Date and no later than five days after the Closing Date.

     5.12  Indemnification.

        (a) From and after the Effective Time, Baan shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of Aurum pursuant to any indemnification agreements between Aurum and its directors and officers existing prior to the date hereof whether or not such persons continue in their position with the Surviving Corporation following the Effective Time. The Certificate of Incorporation and By-laws of the Surviving Corporation will contain provisions providing for indemnification and the limitation of liability which are substantially equivalent to those set forth in Aurum's Certificate of Incorporation and By-laws, which provisions will not be amended, repealed or otherwise modified from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Aurum, unless such modification is required by law.

        (b) After the Effective Time, the Surviving Corporation will to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director or officer of Aurum or any Aurum subsidiary (collectively, the "INDEMNIFIED PARTIES") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal administrative or investigative, to the extent arising out of or pertaining to any action or omission in his or her capacity as a director or officer of Aurum or any Aurum subsidiary arising out of or pertaining to the transactions contemplated by this Agreement for a period of six years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (a) any counsel retained for the defense of the Indemnified Parties for any period after the Effective Time will be reasonably satisfactory to the Indemnified Parties, (b) after the Effective Time, the Surviving Corporation will pay the reasonable fees and expenses of such counsel promptly after statements therefor are received, and (c) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation will not be liable for any settlement effected without its written consent (which consent will not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims will continue until the disposition of any and all such claims. The Indemnified Parties as a group may be defended by only one law firm (in addition to local counsel) with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

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

        (c) Baan will or will cause the Surviving Corporation to maintain in effect directors' and officers' liability insurance covering those persons who are currently covered by Aurum's directors' and officers' liability insurance policy, to the extent and in such amounts that Baan provides such coverage to its directors and officers.

        (d) The Surviving Corporation shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 5.12.

        (e) This Section 5.12 will survive any termination of this Agreement and the consummation of the Merger at the Effective Time, is intended to benefit Aurum, the Surviving Corporation and the indemnified parties, and will be binding on all successors and assigns of the Surviving Corporation.

     5.13 NMS and Amsterdam Exchanges Listing. Baan agrees to authorize for listing on the Nasdaq National Market and the Official Market of the Amsterdam Exchanges N.V. the Baan Common Shares issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

     5.14 Aurum Affiliate Agreement. Set forth on the Aurum Schedules is a list of those persons who may be deemed to be, in Aurum's reasonable judgment, affiliates of Aurum within the meaning of Rule 145 promulgated under the Securities Act (each a "AURUM AFFILIATE"). Aurum will provide Baan with such information and documents as Baan reasonably requests for purposes of reviewing such list. Aurum will use its reasonable best efforts to deliver or cause to be delivered to Baan, as promptly as practicable on or following the date hereof, from each Aurum Affiliate an executed affiliate agreement in substantially the form attached hereto as Exhibit C (the "AURUM AFFILIATE AGREEMENT"), each of which will be in full force and effect as of the Effective Time. Baan will be entitled to place appropriate legends on the certificates evidencing any Baan Common Shares to be received by a Aurum Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Baan Common Shares, consistent with the terms of the Aurum Affiliate Agreement.

     5.15 Regulatory Filings; Reasonable Efforts. As soon as may be reasonably practicable, Aurum and Baan each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. Aurum and Baan each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate.

     5.16 Tax-Free Reorganization. No party shall take any action either prior to or after the Effective Time that could reasonably be expected to cause the merger to fail to qualify as a "reorganization" under Section 368(a) of the Code.

     5.17 Aurum Rights Plan. Prior to the Effective Time, without the prior written consent of Baan, Aurum shall not adopt a shareholders rights plan.

     5.18 Comfort Letter. Coopers & Lybrand L.L.P., certified public accountants to Aurum, shall provide a letter reasonably acceptable to Baan, relating to their review of the financial statements relating to Aurum contained in or incorporated by reference in the Registration Statement.

     5.19  Employee Benefit Schedules.

        (a) On or before May 31, 1997, Aurum will provide to Baan, for inclusion in the Aurum Schedules, an accurate and complete list of each Aurum Employee Plan (as defined in Section 2.13) and any other plan, program, policy, practice, contract, or agreement in effect as of the date of this Agreement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, written or otherwise, funded or unfunded

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

and whether or not legally binding, which is being maintained or contributed to by Aurum or any ERISA Affiliate (or which has been maintained or contributed to and under which Aurum has, as of the date of this Agreement, material obligations under) for the benefit of any current, former, or retired employee, officer, or director of Aurum or any ERISA Affiliate.

        (b) On or before May 31, 1997, Aurum will provide to Baan, for inclusion in the Aurum Schedules, (i) correct and complete copies of all documents embodying each Aurum Employee Plan including all amendments thereto; (ii) the most recent annual actuarial valuations, if any, prepared for each Aurum Employee Plan; (iii) the three most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Aurum Employee Plan or related trust; (iv) if the Aurum Employee Plan is funded, the most recent annual and periodic accounting of Aurum Employee Plan assets; (v) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Aurum Employee Plan; (vi) all IRS determination letters and rulings issued to Aurum relating to Aurum Employee Plans; (vii) all material agreements and contracts relating to each Aurum Employee Plan, including but not limited to, administration service agreements, group annuity contracts and group insurance contracts; (viii) all material communications from Aurum to any Employees relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events with respect to any Aurum Employee Plan which would result in any material liability to Aurum; and (ix) all registration statements and the most recent prospectuses prepared in connection with each Aurum Employee Plan.

     5.20 Employee Matters. Prior to the Effective Time, Baan and Aurum shall mutually agree upon an integration plan relating to the Merger which shall include, among other things, provisions relating to compensation, other equity incentive and severance for employees of Aurum. The Surviving Corporation will not substitute any employee's health, life or disability insurance coverage without first obtaining a waiver by the substitute carrier of any preexisting condition that such employee may have (but only to the extent that such condition was not a preexisting condition under the previous health care, life or disability coverage, as applicable).

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

        (a) Aurum Stockholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of Aurum.

        (b) Registration Statement Effective; Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC.

        (c) No Order; HSR Act. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early.

        (d) Tax Opinions. Baan and Aurum shall each have received written opinions from their respective counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Fenwick & West LLP, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been

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

withdrawn; provided, however, that if the counsel to either Baan or Aurum does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to make reasonable representations as requested by such counsel for the purpose of rendering such opinions.

        (e) NMS Listing. The Baan Common Shares issuable to stockholders of Aurum pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance.

     6.2 Additional Conditions to Obligations of Aurum. The obligation of Aurum to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Aurum:

        (a) Representations and Warranties. The representations and warranties of Baan and Merger Sub contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement. In addition, the representations and warranties of Baan and Merger Sub contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except in such cases (other than the representation in Section 3.2) where the failure to be so true and correct would not have a Material Adverse Effect on Baan. Aurum shall have received a certificate with respect to the foregoing signed on behalf of Baan by an authorized officer of Baan;

        (b) Agreements and Covenants. Baan and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and Aurum shall have received a certificate to such effect signed on behalf of Baan by an authorized officer of Baan; and

        (c) Material Adverse Effect. No Material Adverse Effect with respect to Baan shall have occurred since the date of this Agreement.

     6.3 Additional Conditions to the Obligations of Baan and Merger Sub. The obligations of Baan and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by
Baan:

        (a) Representations and Warranties. The representations and warranties of Aurum contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement. The representations and warranties of Aurum hereunder shall be deemed not to be true and correct in all material respects on the date of this Agreement only if the aggregate amount of losses or damages reasonably related to, arising out of or expected to arise out of any breach of such representations and warranties are reasonably expected to exceed $5,000,000 (it being understood that any losses or damages as a result of the adverse or potentially adverse impact of the transactions contemplated hereby on the relationship between Aurum and Beologics, or any uncertainties created with Beologics as a result of the transactions contemplated hereby, including without limitation any resultant writeoffs, shall not be measured against such $5,000,000 threshold). In addition, the representations and warranties of Aurum contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except in such cases (other than the representations in Sections 2.2, 2.3 and 2.20) where the failure to be so true and correct would not have a Material Adverse Effect on Aurum. Baan shall have received a certificate with respect to the foregoing signed on behalf of Aurum by the Chief Executive Officer and the Chief Financial Officer of Aurum;

        (b) Agreements and Covenants. Aurum shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or

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

        prior to the Effective Time, and the Baan shall have received a certificate to such effect signed on behalf of Aurum by the President and the Chief Financial Officer of Aurum; and (c) Material Adverse Effect. No Material Adverse Effect with respect to Aurum shall have occurred since the date of this Agreement.

        (d) Employment and Noncompetition Agreements. Employment and Noncompetition Agreements substantially in the forms attached hereto as Exhibit D-1 and D-2 shall have been entered into by the individuals set forth on Exhibit I thereto and such agreements shall be in full force and effect.

        (e) Opinion of Accountants. Each of Baan and Aurum shall have received letters from each of Moret Ernst & Young and Coopers & Lybrand L.L.P., each dated within two (2) business days prior to the Effective Time, regarding those firms' concurrence with Baan's managements' and Aurum's managements' conclusions as to the appropriateness of pooling of interest accounting for the Merger under Accounting Principles Board Opinion No. 16, if the Merger is consummated in accordance with this Agreement.

        (f) Consents. Aurum shall have obtained all material consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby under the agreements, contracts, licenses or leases set forth on Schedule 6.3(f).

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of the Merger by the stockholders of Aurum:

        (a) by mutual written consent duly authorized by the Boards of Directors of Baan and Aurum;

        (b) by either Aurum or Baan if the Merger shall not have been consummated by October 14, 1997 for any reason; provided, however, that (i) if the failure of the Merger to occur prior to such date shall have resulted solely from the failure to obtain any necessary governmental approval, clearance or consent (including termination or waiver of all HSR waiting periods and clearance of the Registration Statement by the SEC) such date for termination shall be automatically extended to the date upon which such governmental approval, clearance or consent is obtained (but not beyond December 13, 1997) and (ii) the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

        (c) by either Aurum or Baan if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (an "ORDER"), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable;

        (d) by either Aurum or Baan if the required approval of the stockholders of Aurum contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Aurum stockholders duly convened therefor or at any adjournment thereof (provided that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Aurum where the failure to obtain Aurum stockholder approval shall have been caused by the action or failure to act of Aurum in breach of this Agreement);

        (e) by Baan, if the Board of Directors of Aurum accepts or recommends a Aurum Alternative Proposal to the stockholders of Aurum, or if the Board of Directors of Aurum shall have withheld, withdrawn or modified in a manner adverse to Baan its recommendation in favor of adoption and approval of this Agreement and approval of the Merger;

        (f) by Aurum, upon a breach of any representation, warranty, covenant or agreement on the part of Baan set forth in this Agreement, or if any representation or warranty of Baan shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Baan's representations and warranties or breach by Baan is curable by Baan through the exercise of its commercially reasonable efforts, then Aurum may only terminate this Agreement under this
Section 7.1(f) if the breach is not cured within ten (10) days following the date of written notice from Aurum of such breach, provided that Baan continues to exercise such commercially reasonable efforts to cure such breach; or

        (g) by Baan, upon a breach of any representation, warranty, covenant or agreement on the part of Aurum set forth in this Agreement, or if any representation or warranty of Aurum shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Aurum's representations and warranties or breach by Aurum is curable by Aurum through the exercise of its commercially reasonable efforts, then Baan may only terminate this Agreement under this Section 7.1(g) if the breach is not cured within ten (10) days the date of written notice from Baan of such breach, provided that Aurum continues to exercise such commercially reasonable efforts to cure such breach.

     7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 7.3 and Article 8 (miscellaneous), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement or the Stock Option Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms. A party seeking to terminate this Agreement based on a Material Adverse Effect on the other party shall have the burden of proof to demonstrate all elements of the Material Adverse Effect, on the terms set forth herein, shall have occurred.

     7.3  Fees and Expenses.

        (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Baan and Aurum shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing of the Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

        (b) Aurum Payments. In the event that this Agreement is terminated pursuant to either Section 7.1(d), 7.1(e) or 7.1(g), Aurum shall immediately pay to Baan (by wire transfer or cashier's check) the sum of $2,500,000; provided that such payment shall not be due if (i) in the case of termination under
Section 7.1(d), the failure to obtain the required stockholder approval is primarily the result of a Material Adverse Effect on Baan or (ii) in the case of termination under Section 7.1(e), Aurum accepts or recommends a Aurum Alternative Proposal, or the Board of Directors of Aurum withholds, withdraws or modifies its recommendation in favor of adoption and approval of this Agreement and approval of the Merger, primarily as a result of a Material Adverse Effect on Baan.

     7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

     7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

     8.1 Non-Survival of Representations and Warranties. The representations and warranties of Aurum, Baan and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

     8.2 Notices. All notices and other communications hereunder shall be in writing, shall be effective when received, and shall in any event be deemed to have been received (i) when delivered, if delivered personally or by commercial delivery service, (ii) five (5) business days after deposit with U.S. Mail, if mailed by registered or certified mail (return receipt requested), (iii) one (1) business day after the business day of deposit in the United States with Federal Express or similar overnight courier, for next day delivery (or, two (2) business days after such deposit if deposited for second business day delivery), if delivered by such means, or (iv) one (1) business day after delivery by facsimile transmission with copy by U.S. Mail, if sent via facsimile plus mail copy (with acknowledgment of complete transmission), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) Baan Company N.V.
          Zonneoordlaan 17
          P.O. Box 250
          6710 BG Ede
          THE NETHERLANDS
          Attention: General Counsel and Secretary of the Board
          Telephone No.: 31-318-696606
          Facsimile No.: 31-318-651751

          with a copy to:

          Amal Johnson
          Baan U.S.A. Inc.
          4600 Bohannon Drive
          Suite 105
          Menlo Park, CA 94025

          and a copy to:

          Wilson Sonsini Goodrich & Rosati, P.C.
          650 Page Mill Road
          Palo Alto, California 94304-1050
          Attention: Mark Bertelsen, Esq.
                    Howard Zeprun, Esq.
          Telephone No.: (415) 493-9300
          Telecopy No.: (415) 493-6811

        (a) if to Aurum to:

          Aurum Software, Inc.
          3385 Scott Boulevard
          Santa Clara, California 95054-3115
          Attention: Mary E. Coleman
          Telephone No.: (408) 986-8100
          Telecopy No.: (408) 654-3400
            with a copy to:

            Fenwick & West LLP
          Two Palo Alto Square
          Palo Alto, CA 94305
          Attention: Jacqueline Daunt, Esq.
          Telephone No.: (415) 494-0600
          Telecopy No.: (415) 494-1417

     8.3  Interpretation; Knowledge.

        (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "INCLUDE," "INCLUDES" and "INCLUDING" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

        (b) As it relates to Aurum, the term "KNOWLEDGE" means, with respect to any matter in question, that any of the Chief Executive Officer, Chief Financial Officer, Controller or Chief Technology Officer, as have actual knowledge of such matter; and (b) as it relates to Baan, the term "KNOWLEDGE" means, with respect to any matter in question that any of the Chief Executive Officer, Chief Financial Officer, General Counsel, Staff Counsel, Executive Vice President or any manager who in the ordinary course of his duties, have knowledge of a specific matter.

     8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     8.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including Aurum Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Sections 1.6(c), 5.10, 5.11, 5.12 and 5.13.

     8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof; provided that issues involving the corporate governance of any of the parties hereto shall be governed by their respective jurisdictions of incorporation. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any state or federal court within the Northern District of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, other than issues involving the corporate governance of any of the parties hereto, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

     8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     8.11 WAIVER OF JURY TRIAL. EACH OF BAAN, AURUM AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF BAAN, AURUM OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                                     *****

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                          BAAN COMPANY N.V.

                                          By: /s/ AMAL M. JOHNSON
                                            ------------------------------------
                                            Name: Amal M. Johnson
                                            Title: Executive Vice President,
                                                   Baan Affiliates and Marketing

                                          GREEN SOFTWARE ACQUISITION
                                          CORPORATION

                                          By: /s/ SUSANNE HEREFORD
                                            ------------------------------------
                                            Name: Susanne Hereford
                                            Title: Secretary

                                          AURUM SOFTWARE, INC.

                                          By: /s/ MARY COLEMAN
                                            ------------------------------------
                                            Name: Mary Coleman
                                            Title: President and Chief Executive
                                              Officer

                       **** REORGANIZATION AGREEMENT ****

                                                                      APPENDIX B

                                     (LOGO)

May 12, 1997

Board of Directors
Aurum Software, Inc.
3385 Scott Blvd.
Santa Clara, CA 95054

Ladies and Gentlemen:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of the outstanding shares of Common Stock, $0.001 par value, of Aurum Software, Inc. (the "Company"), of the terms of the Transaction (as hereinafter defined) with Baan Company N.V. ("Baan"). For the purposes of this opinion, the "Transaction" means the transaction described below pursuant the Reorganization Agreement among the Company and Baan dated May 12, 1997 (the "Agreement").

     As more specifically set forth in the Agreement, and subject to certain terms and conditions thereof, the Company has agreed to be acquired through a Reorganization of the Company with and into Baan (the "Reorganization"). In the
Reorganization:

     (i) each then outstanding share of Aurum Common Stock, together with its related common stock purchase right, will be converted into 0.3559 shares of common stock, NLG.02 par value, of Baan ("Baan Common Stock");

     (ii) if the per share stock price of Baan falls between $50.00 to and including $40.00 the exchange ratio will adjust to effect a per share value of Aurum of $17.80;

     (iii) if the stock price of Baan falls below $40.00 then the exchange ratio will remain fixed at 0.4449.

     Consummation of the Reorganization on the foregoing terms will be subject to the approval of the holders of shares of Company Common Stock.

     In the ordinary course of its services, Cowen & Company ("Cowen") is regularly engaged in the valuation and pricing of businesses and their securities and in advising corporate securities issuers on related matters.

     In arriving at our opinion, Cowen has, among other things:

      (1) reviewed Aurum's financial statements for the fiscal years ended December 31, 1995 and December 31, 1996, the financial statements for the three month periods ended March 31, 1996 and March 31, 1997 and certain publicly available filings with the Securities and Exchange Commission;

      (2) reviewed Baan's financial statements for the fiscal years ended December 31, 1995 and December 31, 1996, the financial statements for the three month periods ended March 31, 1996 and March 31, 1997 and certain publicly available filings with the Securities and Exchange Commission;

      (3) reviewed a summary of the terms of the draft Agreement;

      (4) held meetings and discussions with management and senior personnel of the Company to discuss the business, operations, historical financial results and future prospects of Aurum, and the combined company;

      (5) conducted a conference call with senior management of Baan to discuss the financial prospects of Baan;

      (6) reviewed First Call consensus earnings per share estimates of financial institutions for Aurum and Baan; reviewed Cowen financial projections of Aurum and Baan, including, among other things, sales, net income, cash flow, and other data that we deemed relevant;

      (7) analyzed the potential pro forma financial effects of the transaction contemplated by the Agreement;

      (8) reviewed the valuation of Aurum and Baan in comparison to other similar publicly traded companies;

      (9) compared the acquisition contemplated by the Agreement with the recent acquisitions of other software companies, including a comparison of the premiums paid in the acquisition contemplated by the Agreement with the premiums paid in those similar transactions;

     (10) reviewed the premiums implied by the Agreement in comparison with premiums paid in other recent acquisitions of public software companies;

     (11) analyzed the financial projections of Aurum for the cash flows generated by Aurum on a stand-alone basis to determine the present value of the discounted cash flows;

     (12) reviewed the historical prices and trading activity of the stock of Aurum from October 29, 1996 to the date hereof and compared those trading histories with those of other companies which we deemed relevant;

     (13) reviewed the historical trading ratios of Aurum and Baan stock and compared it to the exchange ratios implied by the Agreement;

     (14) conducted such other studies, analysis, inquiries and investigations as we deemed appropriate.

     Cowen was not requested to, and did not, solicit third party indications of interest in acquiring all or substantially all of the stock or assets of the Company.

     On May 9th 1997, the closing price of the common stock of the Company in the last transaction reported by NASDAQ was $16.50 per share.

     In rendering our opinion, we relied upon the Company's management with respect to the accuracy and completeness of the financial and other information furnished to us as described above. With respect to all legal matters relating to the Company, Baan and the Transaction, we have relied on the advice of legal counsel to the Company. We have not assumed any responsibility for independent verification of such information, including financial information, nor have we made an independent evaluation or appraisal of any of the properties or assets of the Company.

     We have acted as financial advisor to the Board of Directors of the Company in connection with the transaction contemplated by the Agreement and will receive a fee for our services. In the past, Cowen and its affiliates have provided financial advisory and financing services for the Company and have received fees for the rendering of these services. In addition, in the ordinary course of its business, Cowen trades the debt and equity securities of the Company for its own account and for the accounts of its customers, and, accordingly, it may at any time hold a long or short position in such securities.

     On the basis of our review and analysis, as described above, it is our opinion as investment bankers that, as of the date hereof, the financial terms of the Transaction are fair, from a financial point of view, to the stockholders of the Company.

Very truly yours,

Cowen & Company

                                                                      APPENDIX C

                             STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT dated as of May 13, 1997 (the "AGREEMENT") is entered into by and between Aurum Software, Inc., a Delaware corporation ("TARGET"), and Baan Company N.V., a corporation incorporated in the Netherlands ("ACQUIROR"). Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed thereto in the Merger Agreement (as defined below).

                                    RECITALS

     WHEREAS, concurrently with the execution and delivery of this Agreement, Target, Acquiror and Green Software Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Acquiror ("Sub"), are entering into an Agreement and Plan of Reorganization (the "MERGER AGREEMENT"), which provides that, among other things, upon the terms and subject to the conditions thereof, Target, Acquiror and Sub will enter into a business combination transaction (the "MERGER"); and

     WHEREAS, as a condition to Acquiror's willingness to enter into the Merger Agreement, Acquiror has requested that Target agree, and Target has so agreed, to grant to Acquiror an option to acquire shares of Target's Common Stock, $0.001 par value, upon the terms and subject to the conditions set forth herein;

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Grant of Option

     Target hereby grants to Acquiror an irrevocable option (the "OPTION") to acquire up to a number of shares of the Common Stock, $0.001 par value, of Target ("TARGET SHARES") equal to 19.9% of the issued and outstanding shares as of the first date, if any, upon which an Exercise Event (as defined in Section 2(a) below) shall occur (the "OPTION SHARES"), in the manner set forth below (i) by paying cash at a price of $21.00 per share (the "EXERCISE PRICE") and/or, at Acquiror's election, (ii) by exchanging therefor shares of the Common Stock,
0.01 par value, of Acquiror ("ACQUIROR SHARES") at a rate (the "EXERCISE RATIO"), for each Option Share, of a number of Acquiror Shares equal to the Exercise Price divided by the average closing sale prices during the previous 30 trading days of Acquiror Shares on the Nasdaq National Market immediately preceding the date of the Closing (as defined below) of the particular Option exercise.

2. Exercise of Option; Maximum Proceeds

     (a) For all purposes of this Agreement, an "EXERCISE EVENT" shall have occurred upon the occurrence of both: (i) the individuals or entities entering into Voting Agreements and providing the related proxies on the date hereof having ceased to own, in the aggregate, at least a majority of the capital stock of the Target or (ii) any of such Voting Agreements or the related proxies having been declared invalid or unenforceable and (x) the earlier of the consummation of, or the record date, if any, for a meeting of Target's stockholders with regard to an Acquisition Proposal with respect to Target with any party other than Acquiror (or an affiliate of Acquiror) if the Board of Directors of Target shall have withheld, withdrawn, or modified in a manner adverse to Acquiror its recommendation in favor of adoption and approval of the Merger Agreement and approval of the Merger (and at that time there shall not have occurred a Material Adverse Effect on Acquiror) after receipt of and in connection with an Acquisition Proposal with respect to Target, (y) the commencement of a tender or exchange offer for 20% or more of any class of Target's capital stock (and/or during any time which such a tender or exchange offer remains open or has been consummated), or (z) pursuant to a Termination under Section 7.1(e) or (g) of the Merger Agreement.

     (b) Acquiror may deliver to Target a written notice (an "EXERCISE NOTICE") specifying that it wishes to exercise and close a purchase of Option Shares at any time within 30 days following the occurrence of an Exercise Event, specifying the total number of Option Shares it wishes to acquire. Each closing of a purchase of Option Shares (a "Closing") shall occur on the date and at a time designated by the Acquiror in an Exercise Notice delivered at least five
(5) business days prior to the date of such Closing, which Closing shall be held at the offices of counsel to Acquiror upon the occurrence of an Exercise Event prior to the termination of the Option as may be designated by Acquiror in writing. In the event that no Exercise Event shall occur prior to termination of the Option, such Exercise Notice shall be void and of no further force and effect.

     (c) The Option shall terminate upon the earlier of (i) the Effective Time and (ii) 12 months following the termination of the Merger Agreement pursuant to
Article VII thereof if an Exercise Event shall have occurred on or prior to the date of such termination, and (iii) the date on which the Merger Agreement is terminated pursuant to Article VII thereof if no Exercise Event shall have occurred on or prior to such date; provided, however,that if the Option is exercisable but cannot be exercised by reason of any applicable government order or because the waiting period related to the issuance of the Option Shares under the HSR Act shall not have expired or been terminated, then the Option shall not terminate until the tenth business day after such impediment to exercise shall have been removed or shall have become final and not subject to appeal. Notwithstanding the foregoing, the Option may not be exercised if (i) Acquiror shall have breached in any material respect any of its covenants or agreements contained in the Merger Agreement or (ii) the representations and warranties of Acquiror contained in the Merger Agreement shall not have been true and correct in all material respects on and as of the date when made.

3. Conditions to Closing

     The obligation of Target to issue Option Shares to Acquiror hereunder is subject to the conditions that (a) any waiting period under the HSR Act applicable to the issuance of the Option Shares hereunder shall have expired or been terminated; (b) all material consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Federal, state or local administrative agency or commission or other Federal state or local governmental authority or instrumentality, if any, required in connection with the issuance of the Option Shares hereunder shall have been obtained or made, as the case may be; and (c) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect. It is understood and agreed that at any time during which Acquiror shall be entitled to deliver to Target an Exercise Notice, the parties will use their respective best efforts to satisfy all conditions to Closing, so that a Closing may take place as promptly as practicable, and in any event, upon the occurrence of an Exercise Event.

4. Closing

     At any Closing, (a) Target shall deliver to Acquiror a single certificate in definitive form representing the number of Target Shares designated by Acquiror in its Exercise Notice, such certificate to be registered in the name of Acquiror and to bear the legend set forth in Section 10 hereof, against delivery of (b) payment by Acquiror to Target of the aggregate purchase price for the Target Shares so designated and being purchased by delivery of (i) a certified check or bank check and/or, at Acquiror's election, (ii) a single certificate in definitive form representing the number of Acquiror Shares being issued by Acquiror in consideration therefor (based on the Exercise Ratio), such certificate to be registered in the name of Target and to bear the legend set forth in Section 10 hereof.

5. Representations and Warranties of Target

     Target represents and warrants to Acquiror that (a) Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (b) the execution and delivery of this Agreement by Target and consummation by Target of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target and no other corporate proceedings on the part of Target are necessary to authorize this Agreement or any of the transactions contemplated hereby; (c) this Agreement has been duly executed and delivered by Target and constitutes a legal, valid and binding obligation of Target and, assuming this Agreement constitutes a legal, valid and binding obligation of Acquiror, is enforceable against Target in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity; (d) except for any filings required under the HSR Act, Target has taken all necessary corporate and other action to authorize and reserve for issuance and to permit it to issue upon exercise of the Option, and at all times from the date hereof until the termination of the Option will have reserved for issuance, a sufficient number of unissued Target Shares for Acquiror to exercise the Option in full and will take all necessary corporate or other action to authorize and reserve for issuance all additional Target Shares or other securities which may be issuable pursuant to Section 9(a) upon exercise of the Option, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable; (e) upon delivery of the Target Shares and any other securities to Acquiror upon exercise of the Option, Acquiror will acquire such Target Shares or other securities free and clear of all material claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, excluding those imposed by Acquiror; (f) the execution and delivery of this Agreement by Target do not, and the performance of this Agreement by Target will not, (i) violate the Certificate of Incorporation or Bylaws of Target, (ii) conflict with or violate any order applicable to Target or any of its subsidiaries or by which they or any of their property is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any property or assets of Target or any of its subsidiaries pursuant to, any contract or agreement to which Target or any of its subsidiaries is a party or by which Target or any of its subsidiaries or any of their property is bound or affected, except, in the case of clauses (ii) and
(iii) above, for violations, conflicts, breaches, defaults, rights of termination, amendment, acceleration or cancellation, liens or encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on Target; and (g) the execution and delivery of this Agreement by Target does not, and the performance of this Agreement by Target will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity except pursuant to the HSR Act.

6. Representations and Warranties of Acquiror

     Acquiror represents and warrants to Target that (a) Acquiror is a corporation duly incorporated, validly existing and in good standing under the laws of The Netherlands and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (b) the execution and delivery of this Agreement by Acquiror and the consummation by Acquiror of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and no other corporate proceedings on the part of Acquiror are necessary to authorize this Agreement or any of the transactions contemplated hereby; (c) this Agreement has been duly executed and delivered by Acquiror and constitutes a legal, valid and binding obligation of Acquiror and, assuming this Agreement constitutes a legal, valid and binding obligation of Target, is enforceable against Acquiror in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity; and (d) except for any filings required under the HSR Act, Acquiror has taken (or will in a timely manner take) all necessary corporate and other action in connection with any exercise of the Option; (e) upon delivery of Acquiror Shares to Target in consideration of any acquisition of Target Shares pursuant hereto, Target will acquire such Acquiror Shares free and clear of all material claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, excluding those imposed by Target; (f) the execution and delivery of this Agreement by Acquiror do not, and the performance of this Agreement by Acquiror will not, (i) violate the Articles of Association of Acquiror, (ii) conflict with or violate any order applicable to Acquiror or any of its subsidiaries or by which they or any of their property is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Acquiror or any of its subsidiaries pursuant to, any contract or agreement to which

Acquiror or any of its subsidiaries is a party or by which Acquiror or any of its subsidiaries or any of their property is bound or affected, except, in the case of clauses (ii) and (iii) above, for violations, conflicts, breaches, defaults, rights of termination, amendment, acceleration or cancellation, liens or encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror; (g) the execution and delivery of this Agreement by Acquiror does not, and the performance of this Agreement by Acquiror will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except pursuant to the HSR Act; and (h) any Target Shares acquired upon exercise of the Option will not be acquired by Acquiror with a view to the public distribution thereof and Acquiror will not sell or otherwise dispose of such shares in violation of applicable law or this Agreement.

7. Certain Rights

     (a) Acquiror Put. If Acquiror shall have exercised the Option, Acquiror may thereafter deliver to Target a written notice (a "PUT NOTICE"), at any time during which Acquiror may exercise the Option, specifying that it wishes to sell (as specified in such Put Notice) all or a portion of the Option Shares acquired as a result of such exercise at the price, and in the form, set forth in paragraph (b) below. At any time after delivery of a Put Notice, unless such Put Notice is withdrawn by Acquiror, the closing of the Put (the "PUT CLOSING") shall take place at the principal offices of Target on the date specified in the Put Notice (which shall be at least 5 days after the date of such Put Notice).

     (b) Payment and Redelivery of Cash or Acquiror Shares. At the Put Closing,
(i) Acquiror shall surrender to Target the certificates evidencing the Option Shares to be purchased by Target at such Put Closing and (ii) Target shall deliver to Acquiror a proportionate amount of the aggregate consideration paid by Acquiror in connection with any exercise of the Option. In addition, the consideration to be paid by Target to Acquiror at any Put Closing shall be in the form that is proportionate to the form previously paid by Acquiror to Target. By way of example only, if (x) one third of the aggregate Option Shares shall have been acquired for cash and two-thirds shall have been acquired for Acquiror Shares, then (y) the consideration to be paid by Target to Acquiror at such Put Closing shall consist of one-third cash and two-thirds Acquiror Shares. Any cash payment required to be made by Target to Acquiror shall be paid a certified check or bank check. In connection with any Acquiror Shares returned to Acquiror at a Put Closing, Target shall represent and warrant that such shares are then free and clear of all claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, other than those imposed by Acquiror.

     (c) Effect of Certain Actions. The amount of Option Shares and Acquiror Shares delivered or required to be delivered hereunder shall reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Acquiror Common Shares or Target Common Stock), reorganization, recapitalization or other like change with respect to Acquiror Common Shares or Target Common Stock occurring after the date of Closing and prior to the date of the Put Closing.

     (d) Restrictions on Transfer. Until the termination of the Option, Target shall not sell, transfer or otherwise dispose of any Acquiror Shares acquired by it pursuant to this Agreement.

8. Registration Rights

     (a) Following the termination of the Merger Agreement, Acquiror may by written notice (a "REGISTRATION NOTICE") to Target request Target to register under the Securities Act, in accordance with Target's existing Amended and Restated Registration Rights Agreement, dated August 22, 1995 (the "REGISTRATION RIGHTS AGREEMENT"), all or any part of the shares acquired by Acquiror pursuant to this Agreement (the "REGISTRABLE SECURITIES") in order to permit the sale or other disposition of such shares pursuant to a bona fide firm commitment underwritten public offering in which the Acquiror and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable; provided, however, that any such Registration Notice must relate to a number of shares equal to at least 2% of the outstanding shares of Common Stock of the Target on a fully diluted basis and that any rights to require registration hereunder shall terminate with respect to any shares that may be sold pursuant to Rule 144(k) under the Securities Act.

     (b) The registration rights set forth in this Section 8 are subject to the condition that Acquiror shall provide Target with such information with respect to Acquiror's Registrable Securities, the plan for distribution thereof, and such other information with respect to such Acquiror, in the reasonable judgment of counsel for Target, is necessary to enable Acquiror to include in a registration statement all material facts required to be disclosed with respect to a registration thereunder.

     (c) A registration effected under this Section 8 shall be effected at Target's expense, except for underwriting discounts and commissions and the fees and expenses of counsel to Acquiror, and Target shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings and as such underwriters may reasonably require. In connection with any registration, Target shall agree to enter into an underwriting agreement reasonably acceptable to each such party, in form and substance customary for transactions of this type with the underwriters participating in such offering.

(d) Indemnification

     (i) Target will indemnify Acquiror, each of its directors and officers and each person who controls Acquiror within the meaning of Section 15 of the Securities Act, and each underwriter of Target's securities, with respect to any registration, qualification or compliance which has been effected pursuant to this Agreement, in accordance with the terms and conditions of Target's existing Registration Rights Agreement and Acquiror will indemnify Target in accordance with the terms and conditions of Target's existing Registration Rights Agreement; provided, however that such terms and conditions may not be modified, altered, or amended without Acquiror's consent.

9. Adjustment Upon Changes in Capitalization; Rights Plans

     (a) In the event of any change in the Target Shares by reason of stock dividends, stock splits, reverse stock splits, mergers (other than the Merger), recapitalizations, combinations, exchanges of shares and the like, the type and number of shares or securities subject to the Option, the Exercise Ratio and the Exercise Price shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Acquiror shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Acquiror would have received in respect of the Target Shares if the Option had been exercised immediately prior to such event or the record date therefor, as applicable.

     (b) At any time during which the Option is exercisable, and at any time after the Option is exercised (in whole or in part, if at all), Target shall not adopt a stockholders rights plan (a so-called "poison pill") that contains provisions for the distribution of rights thereunder as a result of Acquiror being the beneficial owner of shares of the first party by virtue of the Option being exercisable or having been exercised (or as a result of such other party beneficially owning shares issuable in respect of any Option Shares). It is understood, however, that following termination (if any) of the Merger Agreement, a party may adopt a stockholders rights plan, that contains provisions for the distribution of rights thereunder as a result of the other party being the beneficial owner of shares of the first party in addition to those that may be beneficially owned by virtue of the Option being exercisable or having been exercised (or as a result of such other party beneficially owning shares issuable in respect of any Option Shares).

10. Restrictive Legends

     Each certificate representing Option Shares issued to Acquiror hereunder, and each certificate representing Acquiror Shares delivered to Target at a Closing, shall include a legend in substantially the following form:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION

     AGREEMENT DATED AS OF MAY 13, 1997, A COPY OF WHICH MAY BE OBTAINED FROM ACQUIROR.

11. Listing and HSR Filing

     Target, upon the request of Acquiror, shall promptly file an application to list the Target Shares to be acquired upon exercise of the Option for quotation on the Nasdaq National Market and shall use its best efforts to obtain approval of such listing as soon as practicable. Promptly after the date hereof, each of the parties hereto shall promptly file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice all required premerger notification and report forms and other documents and exhibits required to be filed under the HSR Act to permit the acquisition of the Target Shares subject to the Option at the earliest possible date.

12. Binding Effect

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Any shares sold by a party in compliance with the provisions of
Section 8 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement and any transferee of such shares shall not be entitled to the rights of such party. Certificates representing shares sold in a registered public offering pursuant to Section 8 shall not be required to bear the legend set forth in Section 10.

13. Specific Performance

     The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

14. Entire Agreement

     This Agreement and the Merger Agreement (including the appendices thereto) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

15. Further Assurances

     Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

16. Validity

     The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any Governmental Entity of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith and shall execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision.

17. Notices

     All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

     (a) if to Target, to:

        Aurum Software, Inc.
        3385 Scott Boulevard
        Santa Clara, California 95054
        Attn: President and Chief Executive Officer

        with a copy to:

        Fenwick & West LLP
        Two Palo Alto Square, Suite 700
        Palo Alto, California 94306
        Attn: Jacqueline Daunt, Esq.

     (b) if to Acquiror, to:

        Baan Company N.V.
        Baron van Nagellstraat 89
        3771 LK Barneveld
        P. O. Box 143
        3770 AC Barneveld
        The Netherlands
        Attn: President and Chief Executive Officer

        with a copy to each of:

        Amal Johnson
        Managing Director
        Baan USA Inc.
        4600 Bohannon Drive #105
        Menlo Park, CA 94025

        Wilson Sonsini Goodrich & Rosati, P.C.
        650 Page Mill Road
        Palo Alto, California 94304-1050
        Attn: Mark A. Bertelsen, Esq.
            Howard S. Zeprun, Esq.

18. Governing Law

     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State.

19. Counterparts

     This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which, taken together, shall constitute one and the same instrument.

20. Expenses

     Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

21. Amendments; Waiver

     This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

22. Assignment

     Neither of the parties hereto may sell, transfer, assign or otherwise dispose of any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that the rights and obligations hereunder shall inure to the benefit of and be binding upon any successor of a party hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                          ACQUIROR:
                                          BAAN COMPANY N.V.

                                          By: /s/  Amal M. Johnson

                                            Name: Amal M. Johnson

                                            Title: Executive Vice President

                                          TARGET:
                                          AURUM SOFTWARE, INC.

                                          By: /s/  Mary E. Coleman

                                            Name: Mary E. Coleman

                                            Title: President and Chief Executive
                                              Officer

                          ***STOCK OPTION AGREEMENT***
                          (Target option to Acquiror)

                                                                    Exhibit 99.1



REVOCABLE PROXY

                              AURUM SOFTWARE, INC.

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

                         SPECIAL MEETING OF STOCKHOLDERS

        The undersigned stockholder of Aurum Software, Inc., a Delaware corporation ("Aurum"), hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement/Prospectus, each dated July 28, 1997, and hereby appoints Ms. Mary Coleman and Mr. Christopher Dier, and each of them, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders of Aurum to be held August 26, 1997 at 9:00 a.m., local time, at Aurum's principal executive offices at 2350 Mission College Boulevard, Suite 1300, Santa Clara, California 95054 and at any adjournments or postponements thereof, and to vote shares of the Aurum common stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth on the reverse side hereof:

        PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENVELOPE PROVIDED.

                               (SEE REVERSE SIDE)

        THE AURUM BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 1 TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF REORGANIZATION, DATED AS OF MAY 13, 1997 (THE "MERGER AGREEMENT"), BY AND AMONG AURUM, BAAN COMPANY N.V., A NETHERLANDS COMPANY ("BAAN"), AND GREEN SOFTWARE ACQUISITION CORPORATION, A NEWLY-FORMED WHOLLY-OWNED SUBSIDIARY OF BAAN UNDER THE LAWS OF DELAWARE ("MERGER SUB"), AND THE TRANSACTIONS CONTEMPLATED THEREUNDER, INCLUDING A MERGER PURSUANT TO WHICH MERGER SUB WOULD BE MERGED WITH AND INTO AURUM, WITH AURUM BEING THE SURVIVING CORPORATION (THE "MERGER") AND AURUM THEREBY BECOMING A WHOLLY-OWNED SUBSIDIARY OF BAAN.

1. To approve and adopt the Merger Agreement and the transactions contemplated thereunder, including the Merger.

                       FOR      AGAINST        ABSTAIN
                       [ ]        [ ]             [ ]

2. Upon such other business as may properly come before the Aurum Special Meeting or any adjournments or postponements thereof, as determined by a majority of Aurum's Board of Directors.

        THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR THE PROPOSAL LISTED, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OF THE MEETING (INCLUDING, WITHOUT LIMITATION, FOR PURPOSES OF SOLICITING ADDITIONAL VOTES TO APPROVE THE MERGER AGREEMENT AND THE MERGER).

        The undersigned stockholder may revoke this proxy at any time before it is voted by filing with the Secretary of Aurum either an instrument revoking the proxy or a duly executed proxy bearing a later date, or by attending the Aurum Special Meeting and voting in person.

       PLEASE DATE AND SIGN EXACTLY AS NAME APPEARS ON SHARE CERTIFICATES.


                                        ________________________________________
                                            Signature(s) of Stockholder or
                                                Authorized Representative

                                        Date:___________________________________


                                        Each executor, administrator, trustee,
                                        guardian, attorney-in-fact and other
                                        fiduciary should sign and indicate his
                                        or her full title. When shares have been issued in the name of two or more persons, all should sign. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.